                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Spacetec IMC Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                  Labtec Common Stock

       -------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                                 28,824,310 shares(a)

       -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                     96,081.03(b)

       -------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                     96,081.03(b)

       -------------------------------------------------------------------------

     (5)  Total fee paid:              $20.00(c)

       -------------------------------------------------------------------------

           (a) Based on 25,011,310 shares of Labtec common stock and options to purchase 3,813,000 shares of Labtec common stock outstanding on November 12, 1998.

           (b) Calculated pursuant to Exchange Act Rules 0-11(c)(i) and 0-11(a)(4), based upon one-third of the par value of the shares of Labtec common stock to be acquired.

           (c) Pursuant to Exchange Act Rules 14a-6(i)(4) and 0-11, the filing fee represents 1/50th of one percent of the value of the securities to be acquired by Spacetec IMC Corporation in the proposed transaction.

[X]  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

       -------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

     (3)  Filing Party:

       -------------------------------------------------------------------------

     (4)  Date Filed:

       -------------------------------------------------------------------------

                            SPACETEC IMC CORPORATION
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 17, 1999

TO THE STOCKHOLDERS OF SPACETEC IMC CORPORATION:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Spacetec IMC Corporation, a Massachusetts corporation ("Spacetec"), will be held at 9:00 a.m., Boston time, on February 17, 1999, at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, 20th Floor, Boston, Massachusetts, 02110, to consider and vote upon the following proposals:

          1. The issuance of approximately 14,363,954 shares of Spacetec common stock and such additional shares as may be required to be issued in connection with the potential valuation or sale of the Spacetec industrial business, in each case as pursuant to the Agreement and Plan of Merger dated as of October 21, 1998, as amended and restated on November 13, 1998, among Labtec Inc., a Delaware corporation, Spacetec and SIMC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Spacetec. The Merger Agreement provides for, among other things, the assumption of all outstanding options to purchase Labtec common stock and the merger of Labtec with and into SIMC Acquisition Corporation, with Labtec being the surviving corporation and a wholly-owned subsidiary of Spacetec.

          2. An amendment to the Amended and Restated Articles of Organization of Spacetec (i) to increase the number of authorized shares of Spacetec common stock from 20,000,000 to 25,000,000, $.01 par value per share and
     (ii) to change the corporate name of Spacetec to "Labtec Inc." ("New Labtec"), both subject to and upon completion of the merger.

          3. To elect twelve directors, four to each of Class I, II and III to serve terms of one, two and three years, respectively, subject to and upon completion of the merger.

          4. An amendment to the Amended and Restated Articles of Organization of Spacetec to authorize a reverse stock split whereby one share of New Labtec common stock will be issued in exchange for each three shares of outstanding common stock of New Labtec, subject to and immediately following the completion of the merger.

          5. To authorize Spacetec to adjourn the special meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of the special meeting.

          6. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on January 8, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Spacetec special meeting. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          GEORGE REA
                                          Acting Chief Executive Officer
Lowell, Massachusetts
January 22, 1999

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                [SPACETEC LOGO]

                                  SPACETEC IMC
                                  CORPORATION

                                                                January 22, 1999

     As most of you are aware, Spacetec IMC Corporation has entered into an agreement to merge with Labtec Inc. At a special meeting, you will be asked to vote on a number of matters, including the issuance of shares of Spacetec common stock to the Labtec stockholders in the merger, changing the corporate name of Spacetec to "Labtec Inc." ("New Labtec") and a reverse stock split.

     If you approve the issuance of shares of Spacetec common stock to the Labtec stockholders and the merger is completed, the ownership of current Spacetec stockholders will change from ownership of 100% of Spacetec to ownership of approximately 33% of New Labtec. Also, if the merger is completed, the directors of New Labtec nominated by Labtec may decide at any time at or prior to December 31, 1999 to proceed with a valuation or sale of the Spacetec industrial business. If such valuation or sale results in a valuation or proceeds of less than $6,000,000, additional shares of New Labtec will be issued to the current Labtec stockholders and the percentage ownership of current Spacetec stockholders in New Labtec will be reduced to as low as 21%. If the merger is completed and you approve the reverse stock split, you will receive one share of New Labtec common stock for each three shares of Spacetec common stock you hold. Spacetec and Labtec anticipate that, as a result of the one-for-three reverse stock split, the market value of a share of New Labtec common stock will increase approximately 200%, however there can be no assurance that the market value will increase by this amount, if at all. If the merger is completed and you do not approve the reverse stock split, you will receive one share of New Labtec common stock for each share of Spacetec common stock you hold. SPACETEC IS CURRENTLY TRADED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "SIMC".

     We have enclosed a Proxy Statement discussing the merger. We encourage you to read this document carefully. Your participation at the special meeting is especially important because the items to be voted on are very important to Spacetec and you. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the envelope we have provided. If you decide to attend the special meeting, you may vote your shares in person whether or not you have mailed us a proxy.

     THE SPACETEC BOARD OF DIRECTORS BELIEVES THE MERGER IS IN THE BEST INTERESTS OF SPACETEC AND YOU AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS.

                                          GEORGE REA
                                          Acting Chief Executive Officer

                            ------------------------
   PROXY STATEMENT DATED JANUARY 22, 1999 AND FIRST MAILED TO STOCKHOLDERS ON
                               JANUARY 22, 1999.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS

SUMMARY.....................................................     4
RISK FACTORS................................................    13
INTRODUCTION................................................    21
SPACETEC IMC CORPORATION SPECIAL MEETING....................    21
  Date, Time and Place of Spacetec Special Meeting..........    21
  Purpose...................................................    21
  Recommendations of Spacetec Board of Directors............    21
  Record Date and Outstanding Shares........................    21
  Vote Required.............................................    22
  Proxies...................................................    22
  Solicitation of Proxies; Expenses.........................    23
  Appraisal Rights..........................................    23
  Labtec Board and Stockholder Approvals....................    23
PROPOSAL 1 APPROVAL OF THE ISSUANCE OF SPACETEC COMMON
  STOCK.....................................................    24
  Joint Reasons for the Merger..............................    24
  Spacetec's Reasons for the Merger.........................    24
  Labtec's Reasons for the Merger...........................    25
  Background of the Merger..................................    25
  Opinion of Advest, Financial Advisor to Spacetec..........    28
  Certain Federal Income Tax Considerations of the Merger...    31
  Accounting Treatment......................................    37
TERMS OF THE MERGER.........................................    38
  Completion of the Merger..................................    38
  Exchange of Stock Certificates............................    38
  The Note..................................................    38
  Contingent Shares.........................................    39
  Stock Ownership Following the Merger......................    40
  Corporate Structure Following the Merger..................    40
  Conduct of Spacetec's and Labtec's Business Prior to the
     Merger.................................................    40
  No Solicitation...........................................    42
  Termination Fees..........................................    42
  Conditions to the Merger..................................    43
  Voting Agreement and Irrevocable Proxy....................    44
  Interest of Certain Persons in the Merger.................    45
  Contribution of Assets....................................    46
  Corporate Structure After the Transactions are
     Completed..............................................    46
  Government and Regulatory Approvals.......................    46
  Federal Securities Law Consequences.......................    47
  Accountants...............................................    47

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................    48
UNAUDITED PRO FORMA COMBINED BALANCE SHEET..................    49
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS........    51
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................    53
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF SPACETEC
  STOCKHOLDERS..............................................    55
  Proposal 2 Amendment to Articles to increase number of
     authorized shares of Spacetec common stock and to
     change the corporate name..............................    55
  Proposal 3 Election of Directors..........................    55
  Proposal 4 Amendment to Articles to provide for the
     1-for-3 reserve stock split............................    57
  Proposal 5 Authorization to adjourn special meeting.......    58
SPACETEC....................................................    59
  SPACETEC BUSINESS.........................................    59
  SPACETEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS....................    69
  SPACETEC CERTAIN TRANSACTIONS.............................    78
  SPACETEC MANAGEMENT AND EXECUTIVE COMPENSATION PRIOR TO
     THE MERGER.............................................    80
  OPTION GRANTS IN LAST FISCAL YEAR.........................    83
  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
     FISCAL YEAR-END OPTION/SAR VALUES......................    84
TEN YEAR OPTION REPRICING...................................    85
SPACETEC STOCK INFORMATION..................................    86
LABTEC......................................................    90
  LABTEC BUSINESS...........................................    90
  LABTEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS....................    95
  LABTEC CERTAIN TRANSACTIONS...............................    99
  SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT OF LABTEC...................................   101
  COMPENSATION AND OTHER INFORMATION........................   103
  OPTION GRANTS IN LAST FISCAL YEAR.........................   104
  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
     FISCAL YEAR-END OPTION/SAR VALUES......................   105
DESCRIPTION OF CAPITAL STOCK................................   106
COMPARISON OF CAPITAL STOCK.................................   110
EXPERTS.....................................................   115
STOCKHOLDER PROPOSALS.......................................   115
INDEX TO FINANCIAL STATEMENTS...............................   F-1
REPORT OF ERNST & YOUNG LLP.................................   F-2
REPORT OF PRICEWATERHOUSECOOPERS LLP........................  F-20

ANNEX A  --   Agreement and Plan of Merger dated as of October 21, 1998, as amended and restated on November 13, 1998, among Labtec
              Inc., SIMC Acquisition Corporation and Spacetec IMC
              Corporation.................................................   A-1
ANNEX B  --   Opinion of Advest, Inc. ....................................   B-1
ANNEX C  --   Form of Unsecured Subordinated Promissory Note..............   C-1
ANNEX D  --   Form of Voting Agreement and Irrevocable Proxy..............   D-1
ANNEX E  --   Text of Amendments to Restated Articles of Organization, as
              amended, of Spacetec IMC Corporation........................   E-1

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                          QUESTIONS AND ANSWERS ABOUT
                           THE SPACETEC/LABTEC MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: Spacetec and Labtec believe that the combined customer relationships, management, personnel and technical and manufacturing expertise of Spacetec and Labtec will be better able to capitalize on growth opportunities in the personal computer industry.

   The merger means that you will have a stake in a leading developer and marketer of high-technology, multimedia input/output peripheral products to the PC industry.

Q: PLEASE EXPLAIN THE EXCHANGE RATIO.

A: Holders of shares of Labtec common stock that are outstanding at the time of the merger will receive for each share of Labtec stock (1) .55430739 shares of Spacetec common stock; (2) a pro-rata share of all principal and interest payments made under a six-year, 10% interest promissory note to be issued by Spacetec in the principal amount of $1,065,000; and (3) a pro-rata share of additional shares, if any, of New Labtec common stock issuable in connection with a potential valuation or sale of the Spacetec industrial business. An example of the effect of any adjustment in the number of shares issuable to Labtec stockholders in connection with the potential valuation or sale of the industrial business appears on page 3.

   In addition, each outstanding option to purchase a share of Labtec common stock will be assumed by Spacetec and adjusted so that an option to purchase a share of Labtec common stock will be converted into a right to purchase .55430739 shares of Spacetec common stock. The exercise price of each option will also be adjusted to reflect the exchange ratio of the option.

   We will not issue fractional shares. Labtec stockholders who would otherwise be entitled to receive a fractional share will instead receive cash based on the market value of the fractional share at the closing of the merger.

   The shares of Spacetec common stock will then be reissued in the name of New Labtec in connection with the reverse stock split.

Q: WHY DID THE SPACETEC BOARD AGREE TO THE LABTEC STOCKHOLDERS CONTROLLING AS
   MUCH AS 79% OF NEW LABTEC WITH SPACETEC STOCKHOLDERS HOLDING AS LITTLE AS 21% OF NEW LABTEC?

A: Spacetec and Labtec engaged in extensive negotiations regarding the shares to be issued to Labtec stockholders in connection with the merger. Labtec's initial interest in Spacetec was related to the consumer side of the Spacetec business, a market that Labtec understands very well. Based on the relative size of revenues, operating income and growth prospects and after completion of due diligence, Spacetec and Labtec agreed on a post-merger ownership of approximately 67% by Labtec stockholders and 33% by Spacetec stockholders. With respect to the industrial side of the business, Labtec has less experience than Spacetec. In addition, the recent financial results of the industrial business made a valuation more difficult to agree upon. Spacetec agreed to the potential issuance of additional shares to the Labtec stockholders and, as a result, Labtec stockholders' ownership of New Labtec may increase to as much as 79% while Spacetec stockholders ownership of New Labtec may decrease to as low as 21%. The issuance of any shares will depend on the valuation or sale of the industrial business over the next year. This arrangement is intended to provide time for Labtec to gain a better understanding of the industrial business and measures to be implemented to strengthen the industrial business prior to any potential valuation or sale.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER AND STOCK SPLIT TO ME?

A: In connection with the merger, holders of Spacetec common stock should not recognize any gain or loss for United States federal income tax purposes.

   In connection with the 1-for-3 reverse stock split, holders of New Labtec will receive cash in lieu of fractional shares and may recognize gain or loss as a result of such payment.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: If the merger is approved by Spacetec stockholders, we anticipate that the completion of the merger will occur on or about February 17, 1999, following satisfaction of all closing conditions.

Q: WHEN WILL I RECEIVE MY NEW STOCK CERTIFICATE REPRESENTING MY SHARES OF NEW
   LABTEC COMMON STOCK ASSUMING THE MERGER IS COMPLETED?

A: If the merger is completed, American Stock Transfer, transfer agent for New
   Labtec, will forward a letter to New Labtec stockholders with instructions to be used in surrendering stock certificates in exchange for new stock certificates on or about February 24, 1999. If the reverse stock split is approved, the instructions will indicate that one share of New Labtec will be received for every three shares of Spacetec common stock.

   In each case, the new stock certificates issued to stockholders of both Spacetec and Labtec will be issued in the name of "Labtec Inc."

Q: WILL THE SHARES OF SPACETEC REMAIN PUBLICLY TRADED AFTER THE MERGER WITH
   LABTEC AND THE REVERSE STOCK SPLIT?

A: Yes. New Labtec may not meet the listing requirements of Nasdaq. In such event, management will take the necessary steps to ensure that New Labtec common stock trades on a public market.

Q: WHAT WILL THE STRUCTURE BE AFTER THE MERGER AND THE CONTRIBUTION OF THE
   SPACETEC LIABILITIES AND ASSETS TO THE NEWLY-FORMED WHOLLY-OWNED SUBSIDIARY?

A: Spacetec will be renamed Labtec Inc. and will be a publicly traded company organized under the laws of the Commonwealth of Massachusetts. New Labtec will remain the parent corporation to the existing Spacetec subsidiaries and, in addition, it will have two wholly-owned subsidiaries organized under the laws of the State of Delaware. Labtec Corporation will be the current Labtec business and Spacetec Corporation will be the current Spacetec business.

Q: IF I AM NOT GOING TO ATTEND THE SPACETEC SPECIAL MEETING IN PERSON, SHOULD I
   RETURN MY PROXY CARD?

A: Yes. After carefully reading and considering the information contained in this Proxy Statement, please fill out and sign your proxy card. Then, return it to Spacetec in the enclosed return envelope as soon as possible, so that your shares may be voted at the Spacetec special meeting.

Q: WHAT WILL HAPPEN IF THERE IS AN ADJUSTMENT IN THE NUMBER OF SHARES ISSUABLE
   TO LABTEC STOCKHOLDERS BECAUSE OF THE VALUE OF THE SPACETEC INDUSTRIAL BUSINESS?

A: If the Spacetec industrial business is valued at less than $6.0 million, the Labtec stockholders will own a greater percentage of New Labtec. For every $1.0 million that the Spacetec industrial business is valued at less than $6.0 million, additional shares of New Labtec common stock will be issued such that, the percentage ownership of holders of Labtec common stock at the time of the merger will be increased in the aggregate by 2.7555% for each $1.0 million shortfall. Any adjustment will be prorated for all amounts less than $1.0 million. The aggregate percentage ownership of the current Spacetec stockholders will decrease by the same percentage because of the issuance of additional shares. Under no circumstance, however, will the percentage ownership of Spacetec stockholders at the time of the merger be less than 21%. Set forth below is an example of an equity adjustment as a result of a valuation of the Spacetec industrial business at less than $6.0 million.

   For example, if the Spacetec industrial business was valued at $5,500,000, the equity adjustment would result in an aggregate of 300,161 additional shares of New Labtec common stock being issued to holders of Labtec stock outstanding at the time of the merger, as indicated in the table below:

                                    LABTEC STOCKHOLDERS      SPACETEC STOCKHOLDERS
                                   ----------------------    ----------------------
                                                  % OF                      % OF           TOTAL
                                   SHARES(1)    OWNERSHIP    SHARES(1)    OWNERSHIP      SHARES(1)
                                   ---------    ---------    ---------    ---------      ---------
Pre-Adjustment...................  4,621,318      66.94%     2,282,331      33.06%       6,903,649
Adjustment.......................    300,161(3)    1.38(2)          --      (1.38)(2)      300,161(3)
                                   ---------      -----      ---------      -----        ---------
Post-Adjustment..................  4,921,479      68.32%     2,282,331      31.68%       7,203,810
                                   =========      =====      =========      =====        =========

---------------
(1) Shares reflect the issuance of one share of New Labtec common stock for three shares of Spacetec common stock pursuant to the reverse stock split.

(2) (Dollar shortfall) x (.000002755) = % Equity Adjustment.

(3) Labtec Adjustment Shares = (((Total Pre-Adjustment Shares X Post-Adjustment Labtec % ownership) -- Pre-Adjustment Labtec Shares)/Post-Adjustment Spacetec % ownership).

                       WHO CAN HELP ANSWER YOUR QUESTIONS
           If you would like additional copies of the Proxy Statement or if you have more questions about the merger you should contact:

                                  MEG QUINLAN
                            Spacetec IMC Corporation
                                The Boott Mills
                            100 Foot of John Street
                             Lowell, MA 01852-1126
                          Phone Number: (978) 275-6100

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.

THE COMPANIES

Spacetec IMC Corporation (see pages 59-89)
The Boott Mills
100 Foot of John Street
Lowell, Massachusetts 01852-1126
(978) 275-6100

     Spacetec IMC Corporation is a leading developer and marketer of controllers and the related software that enable a user to manipulate three-dimensional graphical images in real-time as if the user were moving actual objects or moving through actual scenes in the real world. Spacetec products are used by electronic design engineers, architectural engineers, industrial designers, film, video and broadcast television animators, graphic artists, and game developers.

Labtec Inc. (see pages 90-105)
1499 SE Tech Center Drive
Suite 350
Vancouver, WA 98683
(360) 896-2000

     Labtec Inc. is a leading developer and marketer of high-technology, multimedia input/output peripheral products for the personal computer industry. Labtec offers a broad array of proprietary products, including computer speakers, subwoofers, PC voice access microphones, headphones and accessories.

OUR REASONS FOR THE MERGER (SEE PAGES 24-25)

     The Spacetec Board believes the merger will enhance long-term stockholder value as a result of the following:

     - Enhanced sales of Spacetec's products through Labtec's established worldwide retail, master distributor and OEM relationships.

     - Permit more effective management of Spacetec's business due to Labtec's more established infrastructure.

     - Create greater interest among research analysts and investors due to the larger size of the combined company.

     - Reduce overall business risk through product diversity and greater critical mass.

RECOMMENDATION OF THE SPACETEC BOARD (SEE PAGE 21)

     The Spacetec Board believes that the merger is fair and each of the Proposals is in your best interest and unanimously recommends that you vote FOR each of Proposals 1, 2, 3, 4 and 5.

FAIRNESS OPINION OF ADVEST (SEE PAGES 28-31)

     In deciding to approve the merger, your Board considered the opinion of Advest, financial advisor to your Board, that the issuance of the merger consideration was fair to the Spacetec stockholders from a financial point of view even if additional shares of Spacetec common stock were issued in connection with a potential valuation or sale of the industrial business as contemplated by the Merger Agreement. This opinion is subject to the qualifications and limitations referred to in the opinion. The opinion of Advest is attached as Annex B to this Proxy Statement.

APPRAISAL RIGHTS (SEE PAGE 23)

     No Spacetec stockholder is entitled to an appraisal of the value of his shares in connection with the merger of Spacetec and Labtec.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 31-36)

     Holders of Spacetec common stock should not recognize any gain or loss for United States federal income tax purposes in connection with the merger.

THE NOTE (SEE PAGES 38, 106-107)

     At the closing of the merger, Spacetec will issue a six-year promissory note in the principal amount of $1,065,000. The Note will:

     - be payable to a collection agent for the benefit of each holder of Labtec common stock outstanding at the time of the merger;

     - be unsecured;

     - be subordinated to all institutional indebtedness of Spacetec;

     - accrue interest at a rate of 10% per year, to be paid quarterly in cash or, under certain circumstances, through the issuance of additional promissory notes;

     - be paid in full at the end of the six-year term of the Note; and

     - be prepayable, in whole or in part, without penalty, at any time at Spacetec's option.

     The Note contains certain events of default, including but not limited to a change of control of New Labtec, the disposition of any assets of New Labtec not in the ordinary course of business or the sale of securities of New Labtec, in each case pursuant to which New Labtec would receive at least $10.0 million, any default in payment of any amount due under the Note which continues for 10 days and the commencement of any proceeding under bankruptcy or insolvency laws. If an event of default occurs, all amounts due under the Note may be accelerated.

CONTINGENT SHARES (SEE PAGES 39-40)

     At the time of the execution of the Merger Agreement, the directors of Spacetec believed that if sold to a third party, the value of the Spacetec industrial business approximated $6,000,000. This valuation assumed the existence of a ten-year license agreement which provides for the payment of an 8% royalty based on net sales. In the Merger Agreement, Spacetec and Labtec agreed to value the Spacetec industrial business no later than December 31, 1999 and, if required, the number of shares of New Labtec common stock issued upon the completion of the merger in exchange for each share of Labtec stock will be adjusted through the issuance of additional shares of New Labtec common stock for any valuation of the industrial business below $6,000,000. This adjustment will result in the aggregate outstanding percentage ownership of outstanding New Labtec common stock of holders of Labtec common stock outstanding at the time of the Merger being increased. The increase will be 2.7555% for every $1.0 million that the value of the Spacetec industrial business, plus the consolidated net income or minus the consolidated net loss of Spacetec, excluding Labtec and its subsidiaries, for the period October 1, 1998 through the date of completion of the sale of the industrial business or the final determination of the value of the industrial business, is less than $6,000,000. Under no circumstances will the percentage ownership of holders of Labtec common stock outstanding, as adjusted, be greater than 79% of the total outstanding New Labtec common stock.

ACCOUNTING TREATMENT (SEE PAGES 37, 48-54)

     Since Labtec shareholders will own approximately 67% of Spacetec and will control the Spacetec Board upon completion of the merger, the transaction will be accounted for as a purchase of Spacetec by Labtec in a "reverse acquisition," which requires the excess of the purchase price over the historical book value of the assets and liabilities of Spacetec be recorded as goodwill, which must subsequently be written off against earnings. As a result of the merger, approximately $5.8 million will be booked as goodwill, resulting in an approximate $1.9 million charge against earnings over each of the next three years.

TERMINATION OF THE MERGER AGREEMENT AND TERMINATION FEES (SEE PAGES 42-43)

     Under certain circumstances, including your failure to approve the merger, we must pay to Labtec $300,000 plus all out-of-pocket fees and expenses incurred by Labtec in connection with the merger plus, if a third-party acquires all or part of Spacetec or if Spacetec agrees to such an acquisition within 12 months following the termination of the Merger Agreement, we must pay Labtec an amount equal to 5% of the amount by which the consideration in connection with such acquisition exceeds the value of all outstanding shares of Spacetec common stock on October 20, 1998, which was $1.375 per share.

     In addition, the Merger Agreement may be terminated by any one of Spacetec, SIMC Acquisition or Labtec, without any termination fee, under various circumstances, including (a) a court or other governmental authority prohibits or adversely affects the merger; (b) the merger is not completed by March 31, 1999; or (c) any other party materially breaches or materially fails to comply with any of its covenants, representations or warranties, but only if the breach is not curable through the reasonable efforts of the breaching party.

CONDITIONS OF THE MERGER (SEE PAGES 43-44)

     The completion of the merger depends upon meeting a number of conditions, including, among others, (a): that no litigation, inquiry or other request for information by any governmental authority or third-party has been instituted which (i) questions the validity or legality of the merger or (ii) could reasonably be expected to have a material adverse effect on Spacetec or Labtec;
(b) the execution and delivery of the Note; (c) there being no material adverse change in the business, assets, financial condition or results of operations of either Spacetec or Labtec; and (d) the representations and warranties of each party in the Merger Agreement being true and correct in all material aspects;

INTERESTS OF CERTAIN PERSONS IN THE MERGER
(SEE PAGE 45)
     In considering our recommendation to approve the issuance of shares to the Labtec stockholders, you should be aware that members of your Board and the executive officers of Spacetec hold options to purchase 89,100 shares of Spacetec common stock that automatically accelerated upon the mailing of this Proxy Statement and options to purchase 81,000 shares of Spacetec common stock that accelerate upon completion of the merger. In addition, J. Grant Jagelman, Dennis Gain, George Rea and Pat Sullivan have been designated by Spacetec for election as directors of New Labtec.

STOCK OWNERSHIP FOLLOWING THE MERGER (SEE PAGE 40)

     Upon the closing of the merger, approximately 13,863,954 shares of Spacetec common stock will be issued to Labtec stockholders. In addition, Spacetec will assume options exercisable for up to approximately 2,113,574 additional shares of Spacetec common stock. Upon the closing of the merger, we anticipate that the former holders of Labtec common stock will hold approximately 67% of New Labtec's total issued and outstanding shares. Of these shares, Sun Multimedia Partners, L.P. will own approximately 10,727,478 shares, or approximately 51.8% of the outstanding shares of Spacetec.

RECORD DATE AND VOTE REQUIRED (SEE PAGES 21-22, 44-45)

     Under Massachusetts law and the Spacetec Articles:

     - a majority of the votes cast at the special meeting must approve Proposals 1 and 5;

     - a majority of the outstanding shares of Spacetec must approve Proposals 2 and 4; and

     - the four nominees for directors in each class of directors receiving the highest number of votes cast at the special meeting for nominees of each class shall be elected in connection with Proposal 3.

     Dennis Gain, J. Grant Jagelman and certain of their affiliates who own approximately 20% of the outstanding shares of Spacetec, have each executed a Voting Agreement and Irrevocable Proxy in the form of Annex D whereby each has agreed to vote such shares in favor of each of the Proposals.

BOARD OF DIRECTORS AND MANAGEMENT OF SPACETEC FOLLOWING THE MERGER (SEE PAGE 46)

     Upon the closing of the merger, the Board of Directors of New Labtec will consist of twelve directors, each of whom will be elected at the special meeting. Four of the directors you are being asked to vote for at the special meeting, George Rea, Pat Sullivan, Dennis Gain and J. Grant Jagelman, have been designated by Spacetec and eight of the directors you are being asked to vote for at the special meeting, Marc J. Leder, Rodger R. Krouse, Bradley A. Krouse, Marc Wolpow, Geoffrey Rehnert, Joseph Pretlow, Robert G. Wick and Caroline Merison have been designated by Labtec.

     Following the completion of the merger, the principal executive officers of New Labtec will be as follows: Robert G. Wick will serve as President, Marc J. Leder will serve as Co-Chairman, Senior Vice President and Chief Financial Officer and Rodger R. Krouse will serve as Co-Chairman.

       SELECTED HISTORICAL AND SELECTED PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     We are providing the following summary financial information to aid you in your analysis of the financial aspects of the merger. The financial information relating to Spacetec was derived from our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC and should be read in conjunction with that information. The financial information relating to Labtec was derived from their historical financial statements (and related notes) and should be read in conjunction with such financial statements. See the historical financial statements of Labtec starting on page F-20. The historical financial statements for the full years were audited; those for interim periods were not audited. The unaudited financial information reflects all adjustments (consisting only of normal recurring accruals) which are considered necessary to fairly state the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year, and historical results are not necessarily indicative of future results.

               SPACETEC SELECTED HISTORICAL FINANCIAL INFORMATION

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                SIX MONTHS ENDED
                                                          FISCAL YEAR ENDED MARCH 31,             SEPTEMBER 30,
                                                   ------------------------------------------   -----------------
                                                    1994     1995     1996     1997     1998     1997      1998
                                                   ------   ------   ------   ------   ------   -------   -------
STATEMENTS OF OPERATIONS DATA:
Revenues.........................................  $3,198   $5,536   $8,132   $9,075   $8,884   $3,899    $3,324
Income (loss) from operations....................     467      686      705   (4,948)  (3,838)  (1,868)   (2,467)
Net income (loss)................................     327      526      628   (3,722)  (3,270)  (1,587)   (2,252)
Basic:
Net income (loss) per share......................  $ 0.27   $ 0.42   $ 0.19   $(0.51)  $(0.45)  $(0.22)   $(0.33)
Weighted average shares outstanding..............   1,200    1,262    3,232    7,283    7,195    7,214     6,880
Diluted:
Net income (loss) per share......................  $ 0.08   $ 0.10   $ 0.10   $(0.51)  $(0.45)  $(0.22)   $(0.33)
Weighted average shares outstanding..............   3,984    5,526    6,412    7,283    7,195    7,214     6,880

                                                                                                    AS OF
                                                              AS OF MARCH 31,                   SEPTEMBER 30,
                                               ---------------------------------------------   ----------------
                                                1994     1995     1996      1997      1998      1997      1998
                                               ------   ------   -------   -------   -------   -------   ------
BALANCE SHEET DATA:
Working capital..............................  $2,357   $2,142   $17,503   $13,622   $10,480   $11,834   $7,706
Total assets.................................   3,342    4,507    21,108    16,602    12,999    14,230    9,792
Long term liabilities, less current
  portion....................................      99      220       320        --        --        --       --
Total shareholders' equity...................  $2,667   $3,339   $19,301   $15,260   $11,489    13,330   $8,516

                LABTEC SELECTED HISTORICAL FINANCIAL INFORMATION

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    PREDECESSOR                                   LABTEC
                             --------------------------   -------------------------------------------------------
                               FISCAL
                             YEAR ENDED   APRIL 1, 1994   JUNE 24, 1994         FISCAL YEAR ENDED MARCH 31,
                             MARCH 31,     TO JUNE 24,    TO MARCH 31,    ---------------------------------------
                              1994 (1)      1994 (1)          1995           1996          1997          1998
                             ----------   -------------   -------------   -----------   -----------   -----------
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS
  DATA:
Revenues...................  $   38,454    $   11,297      $    38,711    $    43,664   $    59,779   $    57,820
Net income (loss)..........  $    3,876    $    1,274      $    (1,612)   $    (2,578)  $       601   $    (2,277)
Net income (loss) per
  share....................  $79,590.51    $26,154.39      $     (0.12)   $     (0.19)  $      0.03   $     (0.12)
Shares used in per share
  computation..............        48.7          48.7       13,486,819     13,510,209    20,144,940    19,156,928

                                                           AS OF MARCH 31,
                                         ---------------------------------------------------
                                         1994(1)     1995       1996       1997       1998
                                         -------    -------    -------    -------    -------
HISTORICAL CONSOLIDATED BALANCE SHEET
  DATA:
Working capital........................  $ 6,775    $ 3,380    $ 2,997    $ 3,407    $19,544
Total assets...........................   14,224     27,309     30,034     34,528     36,202
Long-term obligations and redeemable
  warrants, less current portion of
  long-term debt.......................       --      8,175      6,598      2,216     31,361(2)
Total stockholders' equity (deficit)...  $ 6,958    $ 6,066    $ 6,027    $ 6,666    $(3,798)(2)

---------------
(1) Labtec underwent a 100% change in ownership effective June 24, 1994 and the financial statements for all periods after this date reflect a new basis of accounting.

(2) Reflects the recapitalization of Labtec effective October 7, 1997. Refer to historical financial statements of Labtec included elsewhere in this Proxy Statement.

    UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF SPACETEC AND LABTEC

     Presented below is unaudited pro forma consolidated financial information that is intended to give you a better picture of what our businesses might have looked like had they always been combined. The companies would have performed differently had they been combined, and you should not rely on the pro forma information as being indicative of the historical results that would have been achieved or the future results that we will experience after the merger. The shares used as well as the per share amounts shown below give effect to the 1-for-3 reverse stock split immediately following the completion of the merger. The information below does not reflect cost savings that are expected as a result of the merger or the charges that may be incurred as a result of the merger.

     SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    SIX MONTHS
                                                              FISCAL YEAR ENDED        ENDED
                                                                  MARCH 31,        SEPTEMBER 30,
                                                                    1998               1998
                                                              -----------------    -------------
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF
  OPERATIONS DATA:
Revenues....................................................     $   66,704         $   31,512
Loss from operations........................................     $   (4,264)        $   (4,539)
Net loss before extraordinary items.........................     $   (7,000)        $   (5,343)
Net loss per share before extraordinary items (1)...........     $    (1.18)        $    (0.80)
Shares used in per share computation (1)....................      5,937,895          6,720,111

                                                                      AS OF
                                                                  SEPTEMBER 30,
                                                                       1998
                                                                ------------------
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Working capital.............................................         $19,309
Total assets................................................         $44,235
Long-term liabilities.......................................         $26,569
Stockholders' equity........................................         $ 6,128

---------------
(1) Reflects the contemplated 1-for-3 reverse stock split to be voted on pursuant to this Proxy Statement.

                           COMPARATIVE PER SHARE DATA

     The table below summarizes the net loss per share information of Spacetec and Labtec. In addition, we have summarized the net loss per share of the combined company on an unaudited pro forma basis assuming that the merger and the migratory merger had been completed. This information should be read along with the selected historical financial information summarized above, the annual audited financial statements of Spacetec and Labtec, the unaudited pro forma combined condensed financial information and the separate historical financial statements of Spacetec and Labtec and notes thereto, included elsewhere in this Proxy Statement. The pro forma information is presented for illustrative purposes only and does not necessarily indicate what the operating results or financial position of the combined company would have been if the merger had been completed at the beginning of the indicated periods.

                                                                                    SIX MONTHS
                                                              FISCAL YEAR ENDED        ENDED
                                                                  MARCH 31,        SEPTEMBER 30,
                                                                    1998               1998
                                                              -----------------    -------------
HISTORICAL -- SPACETEC:
Net loss per share..........................................       $(0.45)            $(0.33)
Book value per share(1).....................................       $ 1.61             $ 1.24

HISTORICAL -- LABTEC:
Net loss per share before extraordinary loss................       $(0.09)            $(0.09)
Book value per share(1).....................................       $(0.15)            $(0.20)

PRO FORMA COMBINED NET LOSS PER SHARE(2):
Per Spacetec share..........................................       $(1.18)            $(0.80)
Equivalent per Labtec share(3)..............................       $(0.65)            $(0.44)

                                                                                AS OF
                                                                            SEPTEMBER 30,
                                                                                1998
                                                                            -------------
PRO FORMA COMBINED BOOK VALUE PER SHARE(2)(4):
Per Spacetec share..........................................                  $   0.91
Equivalent per Labtec share(3)..............................                  $   0.50

------------------------
(1) The historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock, on an as if converted basis, outstanding at the end of each period.

(2) New Labtec estimates that it will incur direct transaction costs of approximately $2 million associated with the merger, a portion of which will be capitalized as costs of the purchase and amortized over three-years and a portion of which will be charged to operations upon completion of the merger. In addition, it is expected that after the merger, New Labtec will incur additional significant charges to operations of up to $1 million in the six months ended March 31, 1999, to reflect costs associated with integrating the two companies. The pro forma combined net loss per Spacetec share is calculated after considering a 1-for-3 reverse stock split immediately following the completion of the merger. The pro forma combined book value per share data gives effect to the estimated capitalized direct transaction costs, but does not include the estimated transaction costs which will be charged to operations or any additional charges relating to integrating the two companies, as if such costs had been incurred as of the respective balance sheet date. The costs and charges which will be charged to operations are not included in the pro forma combined net loss per share data. See "Unaudited Pro Forma Combined Condensed Financial Information" and accompanying notes thereto.

(3) The Labtec equivalent pro forma combined per share amounts are determined by multiplying the Spacetec combined pro forma per share amounts by the exchange ratio of .55430739.

(4) The pro forma combined book value per Spacetec share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period, after considering a 1-for-3 reverse stock split immediately following the completion of the merger.

                                  RISK FACTORS

     This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those set forth in the risk factors set forth below. Reference is made to the particular discussions set forth under "Spacetec's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Labtec's Management's Discussion and Analysis of Financial Condition and Results of Operations". In connection with forward-looking statements which appear in these disclosures, stockholders should carefully review the factors set forth below.

     RISKS RELATING TO INABILITY TO LIST NEW LABTEC STOCK ON NASDAQ. As a result of the merger, it is likely that New Labtec will not meet either the initial listing requirements or the maintenance requirements of the Nasdaq National Market or the Nasdaq SmallCap Market. In that event, unless the National Market agrees to waive these requirements for a period of time, it is likely that the New Labtec common stock will not be listed on the Nasdaq National Market or the Nasdaq SmallCap Market following the merger. In the event that New Labtec is not traded on either the National Market or the SmallCap Market, management will take the steps necessary so that New Labtec may trade on a regional exchange or on the OTC Bulletin Board. In either case, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's Common Stock. This lack of liquidity may cause New Labtec to have difficulty raising capital.

     IMMEDIATE DILUTION. The issuance of the shares of Spacetec common stock to Labtec stockholders will result in immediate and substantial dilution to the Spacetec stockholders because, as a result of the merger, the ownership of Spacetec stockholders will initially decrease from 100% of Spacetec to approximately 33% of New Labtec. Dilution refers to a decrease in the percentage ownership interest of a company that a share of stock represents.

     EFFECT OF THE POTENTIAL VALUATION OR SALE OF THE INDUSTRIAL BUSINESS. In connection with the potential valuation or sale of Spacetec's industrial business, additional shares of New Labtec common stock may be issued to holders of Labtec stock at the time of the merger, resulting in dilution to the Spacetec stockholders, such that ownership by the Spacetec stockholders could be reduced to as low as 21% of New Labtec. Additional shares will be issued if the sale price or valuation of the industrial business is less than $6,000,000. The $6,000,000 valuation assumes the existence of a ten-year license agreement with an 8% royalty. Spacetec may be unable to procure a license agreement on such terms as part of a sale. If Spacetec fails to obtain such a license agreement in connection with a sale, the value of its industrial business would be less than the actual purchase price obtained and, as a result, Labtec's stockholders would receive a greater ownership percentage of New Labtec. Likewise, absent a sale, a valuation would assume the existence of the license agreement on the terms discussed above and therefore have the effect of decreasing the valuation of the industrial business. See "Terms of the Merger -- Contingent Shares."

     DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS WILL OWN 64% OF NEW
LABTEC. Following the completion of the merger, the directors, executive officers and principal stockholders of New Labtec will beneficially own approximately 64.27% of its outstanding common stock. These stockholders could determine the outcome of actions by New Labtec that require stockholder approval. For example, these stockholders could elect all the directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and prevent changes in control or management. The interests of these stockholders could, at times, conflict with the interests of other stockholders of New Labtec. See "Stock Ownership Following the Merger."

     SUN MULTIMEDIA PARTNERS WILL OWN 52% OF NEW LABTEC. Sun Multimedia Partners, L.P. will own approximately 51.8% of the outstanding stock of New Labtec and could, on its own, determine the outcome of actions by New Labtec that require stockholder approval, including the election of directors. The interests of Sun Multimedia Partners, L.P. could, at times, conflict with the interests of other stockholders of New Labtec. See "Stock Ownership Following the Merger."

     ACCELERATION OF THE NOTE. The Note contains provisions which provide that if certain events happen, at the option of the collection agent, all outstanding principal and accrued interest accelerates and becomes immediately due and payable. These events include a change of control of New Labtec and the sale or disposition of any assets of New Labtec not in the ordinary course of business or the sale of securities of New Labtec, in each case pursuant to which New Labtec would receive net cash proceeds of at least $10,000,000. A change of control occurs if any person or group other than Sun Multimedia Partners, L.P. (an affiliate of Sun Capital Partners, Inc.), Bain Capital, Inc. and their respective affiliates and their affiliates become a beneficial owner of more than 25% of New Labtec, the members of New Labtec's Board of Directors who are nominated by Sun Multimedia Partners, L.P. or Bain Capital, Inc. represent less than a majority of all members of the New Labtec Board of Directors or the stockholders of New Labtec approve a merger or consolidation of New Labtec after which the stockholders of New Labtec immediately prior to such merger represent less than 75% of New Labtec or the surviving entity immediately after such merger. Sun Multimedia Partners, L.P. will own 52% of New Labtec immediately following the merger and therefore will be able to sell 25% or more of the shares of New Labtec or approve a merger or consolidation as described above without the approval of other stockholders. These actions will cause the acceleration of all amounts due under the Note. In addition, immediately following the merger, Sun Multimedia Partners, L.P. will own sufficient shares of New Labtec to elect the entire Board of Directors. There can be no assurance that Sun Multimedia Partners, L.P. will retain ownership of the New Labtec shares and therefore continue to control the election of the Board of Directors of New Labtec.

     NONCOMPLETION OF THE MERGER. The completion of the merger depends upon the approval of the proposals being voted on at the Spacetec special meeting. Failure to obtain such approval could result in termination by Labtec of the Merger Agreement. If the Merger Agreement is terminated, Spacetec will have to make changes in operations and seek financing.

     INTENSE COMPETITION IN THE MARKETS FOR NEW LABTEC'S PRODUCTS. The computer products industry is intensely competitive and rapidly changing. To compete effectively, we must:

     - develop new products that our customers want to buy;

     - introduce new enhancements to our existing products;

     - price our products at appropriate and competitive levels;

     - provide strong marketing support to promote our products; and

     - maintain or increase the shelf space retailers allocate to our products.

     The competitors of New Labtec vary by product. In the PC speaker business, New Labtec competitors include Altec Lansing Corporation, Creative Technology, Ltd. and Microsoft Corporation, which has recently entered this market. In the PC voice access market, New Labtec's competitors include Andrea Electronics Corporation and Telex Communications, Inc. In the 3D graphical applications market, New Labtec's competitor is Logitech International SA. Within each market, many of these competitors offer similar products to New Labtec and target the same customers as New Labtec. Further, many of these competitors are substantially larger and have significantly greater financial, technical and marketing resources. If we are unable to compete effectively, New Labtec could lose its share of the market, see an increase in our expenses or be forced to reduce the price of our products. Any of these developments could have a material adverse effect on our future financial condition.

     POTENTIAL LOSS OF CUSTOMERS BY NEW LABTEC. The customers of Spacetec and Labtec may not continue their current and historical buying patterns without regard to the merger. Certain customers may defer purchasing decisions as they evaluate the proposed merger, New Labtec's future product strategy and current and anticipated product offerings of competitors. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers through various incentives. Customers may ultimately decide to purchase competitors' products in lieu of New Labtec's products. Spacetec and Labtec have each historically depended upon a limited number of customers for a significant portion of its business and Ingram Micro, a master distributor of computer and other products, would have represented 12% of New Labtec's pro forma revenues in the year ended March 31, 1998 if the merger had occurred prior to that time. While no one customer is crucial to New Labtec, decisions by a relatively small number of customers to defer their purchasing decisions or to purchase products elsewhere could have a material adverse effect on the business, results of operations and financial condition of New Labtec.

     RAPID TECHNOLOGICAL CHANGE IN PERSONAL COMPUTER PRODUCTS. Rapid product development and technological advances are characteristic of the personal computer products industry. New Labtec will be subject to a number of technology risks, including the following:

     - obsolescence of existing products;

     - identification of new product opportunities; and

     - timely completion of the development process and product introductions.

     The success of New Labtec will depend on its ability to identify new trends in customer preferences, develop the new technology required to satisfy those preferences and incorporate the new technology into its products in a timely and cost-effective manner. There can be no assurance that New Labtec will succeed in developing products which incorporate technological advances or address customer preferences on a timely basis, if at all. Furthermore, even if New Labtec is able to develop and market products that incorporate technological advances, there can be no assurance that such products will gain customer acceptance.

     RELIANCE ON THIRD-PARTY DISTRIBUTION CHANNELS. New Labtec expects to increase its product sales through third-party distribution channels, including original equipment manufacturers, value added resellers, system integrators and distributors. These third-party distributors incorporate the products of Spacetec and Labtec into their product offerings which are then sold to the end user. These third-party distributors are not controlled by either Spacetec or Labtec and may choose not to include the Spacetec and Labtec components in their products. Further, the end users may not purchase the products of the third-party distributors. Any reduction in the use of the products of Spacetec and Labtec in the products of third-party distributors or in the use of the products of the third-party distributors would impede the ability of New Labtec to meet its business objectives.

     DEPENDENCE ON PC SPEAKER BUSINESS. The success of New Labtec is to a large extent dependent on the success of its PC speaker business, which comprised 74% and 61% of Labtec's revenues in the years ended March 31, 1997 and March 31, 1998, respectively. Labtec sold 2,013,000 units of PC Speakers in the year ended March 31, 1997, up from 1,800,000 units in the year ended March 31, 1996. In the year ended March 31, 1998, Labtec sold 1,646,000 units, as compared to 2,013,000 units in the year ended

March 31, 1997. To a large extent, the decrease in sales during the year ended March 31, 1998 was attributable to Labtec's loss of AST Research, its then largest OEM customer, which represented 22% of its sales during the year ended March 31, 1997. Labtec's loss of this customer resulted from AST's acquisition by Samsung, one of Labtec's competitors, who required that AST purchase speakers from them and resulted from AST's change in the focus of its business from the consumer to the commercial personal computer market (in which speakers generally are not purchased).

     DEPENDENCE ON RELATIONSHIPS WITH INDEPENDENT SOFTWARE VENDORS FOR 3D APPLICATIONS. Sales of Spacetec's products are dependent upon independent software vendors, which incorporate Spacetec's enabling software into their 3D products/applications. These 3D product/applications are then sold to end users. The incorporation of Spacetec's products can be time-consuming and expensive. These vendors are not required to incorporate Spacetec's enabling software into their products/applications. Sales of Spacetec's hardware products can lag from 6 to 18 months behind the actual incorporation of Spacetec's enabling software into the vendor's product/application. Any delay in the product development of a vendor or a decision by the vendor to incorporate the enabling software of a competitor of Spacetec into its products/applications would impede New Labtec's ability to meet its business objectives.

     DEPENDENCE ON CONTRACT MANUFACTURERS, INCLUDING OVERSEAS
MANUFACTURERS. Spacetec and Labtec rely on, and New Labtec will continue to rely on, outside vendors, including vendors located in Hong Kong, Taiwan and the People's Republic of China, to manufacture our products. Some of the risks associated with third-party manufacturers include:

     - potential inability to obtain an adequate supply of required products;

     - reduced control over the price and time of delivery;

     - reduced control over the reliability and quality of finished products;

     - limited financial and other resources of such manufacturers; and

     - fluctuations in currency exchange rates.

     In addition, the use of a foreign manufacturer, in a country with an emerging commercial base, will subject New Labtec to additional risks, including:

     - unexpected changes in regulatory requirements and tariffs;

     - difficulties in communications; and

     - more limited protection of products and intellectual property rights than in the United States.

     Any inability to obtain timely deliveries of products in acceptable quantities and quality or any other disruption which would cause New Labtec to seek alternative sources of manufacturing or to manufacture its products itself could delay New Labtec's ability to ship its products. Any delay in shipment of products could adversely affect the relationship of New Labtec with its customers and distributors and could have a material adverse effect on results of operations.

     RISKS ASSOCIATED WITH INTERNATIONAL SALES. New Labtec will have operations outside the United States and its international sales are subject to a variety of risks, including:

     - difficulties in establishing and managing international distribution channels;

     - difficulties in servicing and supporting products sold outside the United States;

     - difficulties in translating products and related material into foreign languages;

     - difficulties in collecting accounts receivables, staffing and managing personnel and enforcing intellectual property rights;

     - fluctuations in the value of foreign currencies and currency exchange rates, changes in import/export duties and quotas;

     - introduction of tariff or non-tariff barriers;

     - economic or political changes in international markets; and

     - rising tax rates and taxes imposed on international operations that cannot be credited against New Labtec's United States tax liability.

     Any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on New Labtec's business, financial condition and results of operations. Any of these factors could have a material adverse effect on New Labtec's future international sales and, consequently, on New Labtec's business, financial condition and results of operations.

     NEED TO INTEGRATE KEY AND RETAIN EMPLOYEES. The success of New Labtec is dependent on the retention and integration of the key management, sales, marketing, engineering and other technical employees of Spacetec and Labtec. Competition for qualified personnel in the industries in which Spacetec and Labtec compete is very intense, and competitors may use aggressive tactics to recruit key employees of Spacetec and Labtec during the period leading up to the merger and during the integration phase following the merger which could result in the loss of key employees.

     UNCERTAINTIES RELATING TO INTEGRATION OF OPERATIONS. Labtec and Spacetec believe that the merger will result in long-term strategic benefits. However, the realization of these benefits will depend on whether management can integrate the operations of Spacetec and Labtec in an efficient and effective manner. Among other things, New Labtec must integrate the respective companies' products, technologies, management information systems, distribution channels and key personnel. Furthermore, New Labtec must coordinate the sales, marketing and research and development efforts of Spacetec and Labtec. The difficulties of integrating Spacetec and Labtec may be increased by the need to coordinate organizations with distinct cultures and widely dispersed operations. Spacetec and a majority of its employees are located in Massachusetts while Labtec and a majority of its employees are located in Washington State. The effective integration of the various operations will depend on the ability of New Labtec to attract and retain key management, sales, marketing and research and development personnel. The integration of operations following the merger will require significant attention of management and thus may distract attention from the day-to-day operations of New Labtec.

     FAILURE TO ACHIEVE BENEFICIAL SYNERGIES. Spacetec and Labtec management have entered into the Merger Agreement with the expectation that the merger will result in beneficial synergies. See "Proposal 1 Approval of the Issuance of Spacetec Common Stock." Achieving these anticipated synergies will depend on a number of factors including, without limitation, the successful integration of Spacetec's and Labtec's operations and general and industry-specific economic factors. In particular, since Spacetec's retail marketing efforts have been less successful than expected, New Labtec intends to utilize Labtec's established distribution channels to bolster sales of Spacetec's products. Even if Spacetec and Labtec are able to integrate their distribution channels and other operations, and economic conditions remain stable, the anticipated synergies still may not be achieved.

     FLUCTUATIONS IN RESULTS OF OPERATIONS. Spacetec's and Labtec's operating results have varied significantly and New Labtec's operating results may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are not in the control of either Spacetec, Labtec or New Labtec. Factors that may affect quarterly and annual results include:

     - market acceptance of Spacetec and Labtec products,

     - timing and cancellation of customer orders;

     - delays or problems in the introduction or performance of either Spacetec's or Labtec's technology;

     - cost of product upgrades;

     - the introduction of new products by us or competitors;

     - increases in reserves or inadequate reserves for product obsolescence, excess inventory, warranty, and seasonal fluctuations of retail sales; and

     - general economic factors.

     SUBSTANTIAL TRANSACTION AND INTEGRATION EXPENSES. Spacetec and Labtec estimate that New Labtec will incur approximately $2 million of costs associated with the merger, a portion of which will be capitalized as costs of the purchase and amortized over three years and a portion of which will be charged to operations upon the completion of the merger. In addition, New Labtec expects to incur additional significant charges to operations of up to $1.0 million in the six months ended March 31, 1999, to reflect costs associated with integrating the two companies.

     FUTURE CAPITAL NEEDS. New Labtec may need additional financing in the future for a number of uses, including:

     - expanding research and development programs;

     - expanding the marketing and sales organization;

     - continued investment in tools, dies and molds for new products; and

     - servicing and repaying its existing debt.

     New Labtec may not be able to find additional financing on acceptable terms.

     LEVERAGE OF NEW LABTEC. New Labtec will have approximately $38.1 million in liabilities, with approximately $26.6 million of such liabilities representing long-term debt. This indebtedness may limit New Labtec's ability to obtain additional financing. Its ability to make scheduled payments on or to refinance its obligations will be dependent on its financial and operating performance, which is in turn subject to prevailing industry and economic conditions and to financial, business and other factors beyond its control. In the event New Labtec is unable to meet its obligations with respect to its existing debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance, however, that New Labtec would be able to effect any such refinancing or obtain any such additional financing.

     DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The success of New Labtec will depend in part, on defending its patents, obtaining patent protection in the future, preserving its trade secrets and trademarks and operating without infringing upon patents and proprietary rights held by others, both in the

United States and internationally. New Labtec will be subject to a number of risks related to intellectual property rights, including the following:

     - patents may not be issued from any of the applications that Spacetec or Labtec have filed or that New Labtec may file in the future;

     - claims allowed in any patent application may not be sufficient to protect New Labtec's technology or technology that New Labtec licenses;

     - New Labtec's licenses, patents, trademarks and tradenames may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to New Labtec;

     - The laws of various foreign countries may not protect New Labtec's intellectual property rights to the same extent as the laws of the United States;

     - Spacetec's and Labtec's methods for preserving trade secrets, such as confidentiality agreements with employees, consultants and others, may not effectively prevent disclosure of such information, and third parties could independently develop substantially equivalent technology;

     - Spacetec and Labtec have been involved in patent litigation in the past and New Labtec could be involved, as both plaintiff and defendant, in expensive and time-consuming patent and other intellectual property litigation in the future; and

     - An adverse determination in such litigation could subject New Labtec to substantial liability, require it to seek licenses from third parties on unfavorable terms or prevent it from manufacturing or selling certain of its products.

     ANTI-TAKEOVER PROVISIONS. Certain provisions of New Labtec's Articles of Organization and By-laws may have the effect of delaying, deterring or preventing a future takeover or change in control of New Labtec. Such provisions also may render the removal of directors and management more difficult. These provisions of New Labtec's Restated Articles of Organization and By-laws also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of New Labtec (including unsolicited takeover attempts), even though such a transaction may offer New Labtec's stockholders the opportunity to sell their stock at a price above the prevailing market price. New Labtec's By-laws places certain restrictions on who may call a special meeting of stockholders. In addition, New Labtec's board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders of New Labtec. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, may have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of New Labtec. In addition, New Labtec's Restated Articles of Organization provide that the board of directors will be divided into three classes of directors serving staggered three-year terms and all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The classification provision and the prohibition on stockholder action by written consent could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of New Labtec.

     RISKS ASSOCIATED WITH YEAR 2000. The Year 2000 issue is the result of date-sensitive devices, systems and computer programs that were deployed using two digits rather than four to define the applicable year.

Any such technologies may recognize a year containing "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

     Spacetec and Labtec have completed their assessment of their information systems which support business applications and have completed or are in the process of modifying or replacing the applicable systems or applications which are date sensitive. Labtec is in the process of assessing the research and development, administration and facility management systems which is expected to be substantially completed by December 31, 1998. Both Spacetec and Labtec are in the process of assessing the readiness of their key suppliers and business partners to be Year 2000 compliant. We expect that the completion of these efforts will be substantially completed during the first quarter of calendar 1999.

     Neither Spacetec nor Labtec has a formal contingency plan in place at this time. A formal contingency plan, if necessary, will be developed during the first six months of calendar year 1999, after completion of our assessment of the Year 2000 issue.

     All costs associated with modifying software for Year 2000 compliance will be expensed as incurred. Such costs do not include normal system upgrades and replacements, as the systems being replaced will be close to their scheduled replacement dates. To date, costs have not been material and are not expected to be in the future. However, if the required modifications are not made or are not completed in a timely manner, there may be a material adverse effect on the results of operations of New Labtec. In addition, the failure of a significant supplier to become Year 2000 compliant may have a material adverse effect on the results of operations of New Labtec.

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Spacetec special meeting. This Proxy Statement is also furnished by Spacetec to Labtec stockholders in connection with the issuance of:
(i) shares of Spacetec common stock; (ii) a note in the principal amount of $1,065,000, and (iii) the right to receive additional shares of common stock of New Labtec in connection with the merger.

     The information concerning Spacetec has been furnished by Spacetec and the information set forth herein concerning Labtec has been furnished by Labtec.

                    SPACETEC IMC CORPORATION SPECIAL MEETING

DATE, TIME AND PLACE OF SPACETEC SPECIAL MEETING

     The Spacetec Special meeting will be held at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, 20th Floor, Boston, Massachusetts, 02110, on February 17, 1999 at 9:00 a.m.

PURPOSE

     The purpose of the Spacetec special meeting is to vote on the following Proposals to:

     Proposal 1  approve the issuance of shares of Spacetec common stock and New
                 Labtec common stock to the stockholders of Labtec pursuant to the merger;

     Proposal 2  approve an amendment to the Spacetec Articles to increase the authorized shares of Spacetec common stock from 20,000,000 to 25,000,000 shares and to change the corporate name of Spacetec to "Labtec Inc.", both subject to and upon completion of the merger;

     Proposal 3  elect twelve directors, four to each of Class I, II and III, to serve for one, two and three years, respectively, subject to and upon completion of the merger;

     Proposal 4  approve an amendment to the Articles to provide for a reverse stock split whereby one share of New Labtec common stock will be issued in exchange for each three shares of outstanding common stock of Spacetec, subject to and immediately following the completion of the merger; and

     Proposal 5  authorize Spacetec to adjourn the special meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of the special meeting.

RECOMMENDATIONS OF SPACETEC BOARD OF DIRECTORS

     The Spacetec Board has unanimously approved the Merger Agreement and the merger and has determined that the merger is fair and in the best interests of Spacetec and you. After careful consideration, your Board unanimously recommends a vote in favor of Proposals 1, 2, 3, 4 and 5.

RECORD DATE AND OUTSTANDING SHARES

     Only Spacetec stockholders of record at the close of business on January 8, 1999 are entitled to notice of and to vote at the Spacetec special meeting. As of the record date, there were 376 stockholders of record holding an aggregate of 6,846,993 shares of Spacetec common stock. On or about January 22, 1999, a notice of the special meeting of Spacetec was mailed to all stockholders of record as of the record date.

VOTE REQUIRED

     Under Massachusetts law and the Spacetec Articles, the following vote is required to approve each proposal:


----------------------------------------------------------------------------
 PROPOSAL                               VOTE REQUIRED TO APPROVE
----------------------------------------------------------------------------
 1 and 5                                affirmative vote of a majority of
                                        the votes cast (in person or by
                                        proxy) at the special meeting
----------------------------------------------------------------------------
 2 and 4                                affirmative vote of the holders of a
                                        majority of the Spacetec common
                                        stock outstanding as of the Spacetec
                                        record date
----------------------------------------------------------------------------
 3                                      the four nominees in each class of
                                        directors receiving the highest
                                        number of affirmative votes cast
                                        will be elected
----------------------------------------------------------------------------

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Spacetec common stock entitled to vote at the Spacetec special meeting shall constitute a quorum. Each stockholder of record of Spacetec on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of Spacetec at the Spacetec Special meeting. The effect of an abstention or broker non-vote in connection with Proposals 1 and 5 is to lower the number of votes required to approve each such proposal. The effect of an abstention or broker non-vote in connection with Proposals 2 and 4 is the same as that of a vote against each proposal.

     Dennis Gain, J. Grant Jagelman and certain of their affiliates have each executed a Voting Agreement and Irrevocable Proxy, in the form attached hereto as Annex D, with Labtec whereby they have agreed to vote an aggregate of 1,370,331 shares of Spacetec common stock, representing approximately 20% of the votes entitled to vote at the Spacetec special meeting, in favor of the issuance of shares of Spacetec common stock and the other Proposals indicated above and against approval of any proposal made in opposition or competition with the completion of the merger. In addition, Dennis Gain and J. Grant Jagelman hold options exercisable as of the record date to purchase an aggregate of 109,000 shares of Spacetec common stock which, if exercised prior to the Spacetec record date, would approximate 21.4% (including the 1,370,331 shares indicated above) of the votes entitled to vote at the Spacetec meeting and will be voted as described above.

PROXIES

     Dennis Gain and George Rea, each named as proxies in the proxy are directors of Spacetec. All shares of Spacetec common stock that are entitled to vote and are represented at the Spacetec special meeting either in person or properly executed proxies received prior to or at the Spacetec special meeting and not duly and timely revoked will be voted at the Spacetec special meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, these proxies will be voted for the applicable proposal.

     To the knowledge of your Board, there are no other matters to be presented at the special meeting. If any other matters are properly presented for consideration at the Spacetec special meeting (or any adjournments or postponements thereof) including, among other things, consideration of a motion to adjourn or postpone the Spacetec special meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), Dennis Gain and George Rea will have the discretion to vote on such matters in accordance with their best judgment.

     Any proxy may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (1) filing with the Assistant Clerk of Spacetec at or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Assistant Clerk of Spacetec before the taking of the vote at the special meeting; or (3) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Spacetec IMC Corporation at The Boott Mills, 100 Foot of John Street, Lowell, Massachusetts 01852-1126, Attention: Assistant Clerk, or hand-delivered to the Assistant Clerk of Spacetec, in each case at or before the taking of the vote at the Spacetec special meeting.

SOLICITATION OF PROXIES; EXPENSES

     The cost of the solicitation of Spacetec stockholders will be borne by Spacetec. In addition, Spacetec may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain Spacetec directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. No person will receive additional compensation in connection with any solicitation other than for reasonable out-of-pocket expenses. Spacetec has retained MacKenzie Partners, Inc., an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $7,500, plus reimbursement of reasonable expenses.

APPRAISAL RIGHTS

     Holders of Spacetec common stock are not entitled to appraisal rights under Massachusetts law in connection with the merger and issuance of shares to Labtec stockholders.

LABTEC BOARD AND STOCKHOLDER APPROVALS

     The Labtec Board unanimously approved the Merger Agreement on October 19, 1998 and recommended it to the Labtec stockholders for approval and adoption. The Labtec stockholders approved and adopted the Merger Agreement by unanimous written consent on October 19, 1998.

PROPOSAL 1  APPROVAL OF THE ISSUANCE OF SPACETEC COMMON STOCK

     THE FOLLOWING DISCUSSION SUMMARIZES THE TERMS OF THE PROPOSED MERGER. DETAILED TERMS OF AND CONDITIONS TO THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, ATTACHED TO THIS PROXY STATEMENT AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE. STATEMENTS MADE IN THIS PROXY STATEMENT WITH RESPECT TO THE TERMS OF THE MERGER ARE QUALIFIED IN THEIR RESPECTIVE ENTIRETIES BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE MERGER AGREEMENT AND THE OTHER ANNEXES HERETO, EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE. THIS PROXY STATEMENT CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE RISK FACTORS SET FORTH BELOW. REFERENCE IS MADE TO THE PARTICULAR DISCUSSIONS SET FORTH UNDER SPACETEC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND LABTEC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IN CONNECTION WITH FORWARD LOOKING STATEMENTS WHICH APPEAR IN THESE DISCLOSURES, STOCKHOLDERS SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH IN THIS PROXY STATEMENT UNDER "RISK FACTORS."

JOINT REASONS FOR THE MERGER

     Each of the Spacetec and Labtec Boards has identified potential mutual benefits of the merger that they believe will contribute to the success of New Labtec. These potential benefits include principally the following:

     - The combination of the technology, research and development and proprietary products of Spacetec and the sales and marketing, distribution and research and development expertise of Labtec will result in a company with a broad array of high-technology, multimedia input/output peripheral products for the personal computer industry. Overall business risk will be reduced through product diversity and greater critical mass.

     - The management expertise of New Labtec will be able to capitalize on the research and development strengths and marketing expertise of the combined company.

     - A public company the size of New Labtec with an estimated $70 million in revenue may be a more attractive investment than Spacetec and may more likely be followed by analysts and investors.

     - New Labtec's ability to raise capital in the private and public markets will be enhanced.

SPACETEC'S REASONS FOR THE MERGER

     In addition to the anticipated joint benefits described above, we believe that the following are additional reasons the merger will be beneficial to Spacetec and you:

     - The merger will enhance the potential realization of Spacetec's strategic objective to market its 3D "6 degrees of freedom" technology and products to the PC market, including PC games and desktop applications, market opportunities which Spacetec believes promise future growth.

     - Merging with Labtec will enable Spacetec to capitalize on the sales and marketing and distribution expertise of Labtec and thereby increase the visibility and accessibility of Spacetec's products.

     - Spacetec products will be able to take advantage of the access to retailers' shelf space that Labtec has enjoyed through its PC speakers and PC voice access products.

     - Spacetec will be able to take advantage of the management expertise at Labtec and their record of developing and marketing high-technology, input/output peripheral products to the PC industry.

     - The merger will immediately provide Spacetec with increased research and development, sales and marketing, manufacturing and distribution capabilities without the cost of investing in these areas on its own, resulting in a continual drag on our earnings.

     - The revenue of New Labtec will be approximately nine times the revenue of Spacetec alone, thus decreasing Spacetec's dependence and vulnerability to the product purchase decision of any one customer.

LABTEC'S REASONS FOR THE MERGER

     In addition to the anticipated joint benefits described above, the Labtec Board believes the merger with Spacetec should be beneficial to Labtec and the stockholders of Labtec for the following reasons:

     - It will enable Labtec to leverage its infrastructure and worldwide customer relationships by offering additional proprietary high-technology, multimedia, input/output peripheral products for the personal computer.

     - Spacetec's research and development staff will enable Labtec to accelerate its product development activities.

     - The merger will provide Labtec with immediate access to additional financial resources to accelerate its growth, as well as access to the public markets for further capital if needed.

     - The merger will also result in a public stock that can be used as currency to facilitate additional acquisitions as Labtec continues to pursue its strategic plan of offering a growing assortment of high-technology, multimedia, input/output peripheral products based on proprietary technology through multiple channels of distribution.

BACKGROUND OF THE MERGER

     In an unsolicited letter dated January 29, 1998 to Mr. Gain, then Chairman, President and Chief Executive Officer of Spacetec, Paul L. Schaye, Vice President of ValuFinder Group, Inc., a New York firm that identifies and facilitates the introduction of potential acquisition and/or merger parties, raised the possibility of an acquisition or other similar arrangement of Spacetec. After discussing the contents of the letter with other Spacetec Board members, Mr. Gain spoke with Mr. Schaye in the beginning of March, during which Mr. Schaye indicated that he was representing Sun Capital Partners, Inc., an affiliate of Sun Multimedia Partners, L.P., the majority stockholder of Labtec, and briefly described Sun Capital and Labtec. Mr. Gain and Mr. Schaye agreed that Spacetec and Labtec would exchange confidential basic financial information and product literature and would explore the possibilities of a strategic relationship.

     In March, 1998, Mr. Gain and Marc Leder, a managing director of Sun Capital, discussed the materials that had been exchanged, the business of Spacetec and Labtec, and possible synergies and benefits of a merger of Spacetec and Labtec.

     On April 3, 1998, Mr. Gain advised Mr. Jagelman, Mr. Rea and Mr. Sullivan, all directors of Spacetec, of his discussion with Mr. Leder. At a regularly scheduled Spacetec Board meeting on April 6, 1998, Mr. Gain related his discussions with Mr. Schaye and Mr. Leder to the Spacetec Board. After much discussion, the Board requested that Mr. Gain and Mr. Rea meet with Mr. Leder and other business advisors, to discuss a potential combination of Spacetec and Labtec.

     On April 9, 1998, Messrs. Gain and Rea met with Mr. Leder and Rodger R. Krouse, also a managing director of Sun Capital, to discuss the business of Spacetec and Labtec and the synergies and benefits of a combination of or strategic relationship between Spacetec and Labtec. The parties agreed that a merger of the two companies appeared to have benefits for both companies and the stockholders of each. The parties also agreed that, subject to the approval of the Spacetec Board, meetings between the two companies would be arranged to pursue discussions regarding a strategic relationship.

     On May 4, 1998, at a regularly scheduled meeting, the Spacetec Board authorized Messrs. Gain, Jagelman, Rea and Sullivan to proceed with further discussions. Shortly thereafter, Mr. Gain discussed the possibility of a merger of Spacetec and Labtec with Rex Green of Advest, Inc., a market-maker in the Spacetec common stock and other business advisors.

     Over the next several weeks, Spacetec and Labtec began to explore the possibility of a merger of the two companies. On May 6 and 7, 1998, Messrs. Gain, Jagelman, Rea, Sullivan, Green and Raymond Boelig, Spacetec's then president and Chief Operating Officer, visited the corporate offices of Labtec in Vancouver, Washington at which the management of Labtec made a series of presentations regarding Labtec and Mr. Boelig made a presentation regarding Spacetec. Representatives of NationsBank Montgomery Securities and Furman Selz were also present.

     On June 9, 1998 Messrs. Gain and Sullivan met with Messrs. Leder and Krouse to discuss the financial structure of a merger of Spacetec and Labtec. At a telephonic meeting of the Spacetec Board on June 19, 1998, Messrs. Gain, Jagelman, Rea and Sullivan reviewed the status of the discussions with Labtec, including the structure, with the Spacetec Board. The Spacetec Board authorized Messrs. Gain, Jagelman, Rea, and Sullivan to proceed with further discussions and an in-depth analysis of the Labtec business. At a special meeting of the Spacetec Board via teleconference on June 25, 1998, the Spacetec Board reaffirmed its decision to proceed with discussions with Labtec.

     Discussions between Spacetec and Labtec continued through July 10, 1998, at which time Spacetec reported to Sun Capital that its industrial business would record a loss of approximately $1.0 million in the quarter ended June 30, 1998. Sun Capital expressed its concern with the continuing losses of the industrial business and decided to delay consideration of a merger of Spacetec and Labtec. All discussions between Spacetec and Labtec were suspended.

     At or near the time that discussions between Spacetec and Labtec terminated, a third-party contacted Mr. Gain regarding its interest in expanding its business. At a regularly scheduled meeting of the Spacetec Board on July 16, 1998, Mr. Gain related his conversation to the Spacetec Board. The Spacetec Board directed Messrs. Gain, Jagelman, Rea, and Sullivan to pursue discussions with the third party regarding the sale of the industrial business only and to initiate contact with Mr. Leder regarding the possibility of a merger of Spacetec (excluding the industrial business) and Labtec. Mr. Leder expressed an interest in pursuing a merger of Spacetec and Labtec in connection with a prior sale by Spacetec of its industrial business. Over the next several weeks, Spacetec continued discussions with the third party regarding the sale of its industrial business.

     On or about August 28, 1998, Mr. Rea, a director of Spacetec and then recently-named Acting Chief Executive Officer of Spacetec, retained the services of Advest to act as Spacetec's financial advisor in connection with a potential merger with Labtec and other business advisors to assist Spacetec in its due diligence review of Labtec.

     On September 2, 1998, at a regularly scheduled meeting of the Spacetec Board, Messrs. Jagelman and Sullivan reviewed the status of the negotiations with the third party and Labtec. In addition, the Spacetec Board discussed the status of the due diligence review of Labtec.

     Over the next several weeks, Spacetec, its financial advisor and Labtec continued to have more extended discussions regarding their businesses. In September 1998, Labtec provided Spacetec with a draft of the Merger Agreement and over the next several weeks discussions between counsel to Spacetec and counsel to Labtec regarding the proposed structure and other principal terms of the Merger Agreement occurred.

     On September 18, 1998, Spacetec reviewed the preliminary results of their due diligence review with their business advisors. In addition, Mr. Rea informed Mr. Leder that the projected cash and receivables of Spacetec for the quarter ending September 30, 1998 would be approximately $1.0 million less than originally projected. As a result, further discussions occurred between Spacetec and Labtec.

     At a regularly scheduled meeting of the Spacetec Board on September 25, 1998, the Spacetec Board discussed the status of negotiations and due diligence review. In addition, the Spacetec Board discussed the terms of the Merger Agreement and Plan of Merger, including the structure of the merger, the termination rights relating to the Merger Agreement, and the conditions upon which any termination fee would be payable.

     On October 9, 1998, all discussions with the third party regarding the sale of the industrial business were terminated. On October 12 and 13, Spacetec had preliminary discussions with the broker who represented the third-party about possible interest of another third-party, but no further discussions occurred and, as discussed below, discussions with Labtec resumed on October 15, 1998. Other than the discussions with the third-party or the preliminary discussions with the broker previously discussed, since discussion with Labtec began, Spacetec did not contact or receive any expressions of interest from other potential purchasers or receive any alternative transactions to review.

     Over the course of discussions beginning in July 1998, each of Spacetec, with the advice of Advest and legal counsel, and Labtec had conducted financial and due diligence of the other and of similar companies in an effort to agree on valuation. Prior to the termination of discussions on October 9, 1998, the parties were in the range of a 1/3 Spacetec, 2/3 Labtec ownership ratio, but had not yet agreed on a final exchange ratio. In an effort to bridge the difference in valuation, the parties discussed the possibility of a note to Labtec stockholders for the difference in valuation, providing a fixed return to the Labtec stockholders, but keeping long-term capital appreciation potential for Spacetec stockholders.

     On October 15, 1998, Mr. Leder spoke with Mr. Sullivan and expressed an interest in proceeding with a merger of Spacetec, including the industrial business, and Labtec. On October 17, 1998, Mr. Leder faxed Mr. Sullivan proposed financial terms of the merger, including the issuance of the contingent shares in connection with the potential valuation or sale of Spacetec's industrial business with no minimum floor for ownership by Spacetec stockholders. Mr. Sullivan delivered this proposal to Messrs. Gain, Jagelman, Rea, Green and Lloyd, a director of Spacetec. Mr. Sullivan also delivered the proposal to John Hession, a partner at Testa, Hurwitz & Thibeault, LLP, counsel to Spacetec. On October 17 and October 18, Mr. Sullivan discussed the terms of the proposal with various Spacetec Board members, Mr. Green and Mr. Hession. On October 18, 1998, at a special meeting of the Spacetec Board via teleconference which included Mr. Hession, the Spacetec Board discussed the valuation of the industrial business, the proposed issuance of the contingent shares, the conditions under which the Merger Agreement could be terminated, and conditions upon which any termination fee would be payable and the amount of the fee. The Spacetec Board authorized Mr. Sullivan to continue discussions with Mr. Leder regarding these issues.

     Negotiations regarding the valuation of the industrial business, the issuance of contingent shares, a minimum floor for ownership by Spacetec stockholders following the issuance of such shares and the conditions of termination of the Merger Agreement continued on October 19, 1998. During a special telephonic meeting of the Spacetec Board on that date which included Messrs. Hession and Green, Mr. Sullivan related the status of his discussions with Mr. Leder.

     Negotiations regarding the valuation of the industrial business, the issuance of the contingent shares and the valuation of the industrial business continued through the evening of October 20, 1998.

     On the morning of October 21, 1998, at a special telephonic meeting of the Spacetec Board which included Mr. Hession and Mr. Green, Mr. Sullivan reported the status of his discussions with Mr. Leder. Mr. Hession reviewed the fiduciary duties of the Spacetec Board in considering the merger and the proposed definitive terms of the Merger Agreement, which had been delivered to all Spacetec Board members. In addition, Advest made a presentation to the Spacetec Board regarding its detailed financial analysis and pro forma and other information with respect to the companies and delivered its written and oral opinion to the effect that, as of October 20, 1998, the merger and the Merger Agreement were fair to Spacetec stockholders. The Spacetec Board authorized Mr. Rea to clarify certain points regarding the valuation of the industrial business with Mr. Leder. The Spacetec Board approved the Merger Agreement, subject to Mr. Rea's satisfaction regarding the valuation of the industrial business. Mr. Rea spoke with Mr. Leder and received satisfactory clarification regarding the valuation of the industrial business, after which, Spacetec and Labtec executed the Merger Agreement. In addition, Mr. Gain, Mr. Jagelman and certain of their affiliates each executed a Voting Agreement and Irrevocable Proxy.

     In the weeks following the execution of the Agreement, Labtec discussed the proposed merger and the terms of the Merger Agreement with Bankers Trust Company, its secured creditor. Under a credit agreement among Labtec, various lending institutions, and Bankers Trust Company, as agent, the merger required the consent of Bankers Trust. Following these discussions with Bankers Trust and discussions with financial advisors, Spacetec and Labtec agreed to amend and restate the Agreement and Plan of Merger to provide that, among other things, the assets of Spacetec would be contributed to a newly-formed, wholly organized subsidiary immediately after the completion of the merger and that all holders of Labtec common stock on the date of the completion of the merger would receive a pro-rata portion of the Note and shares of Spacetec common stock, if any, issued pursuant to a valuation or sale of the industrial business. The Amended and Restated Agreement and Plan of Merger was executed by both parties on November 13, 1998.

OPINION OF ADVEST, FINANCIAL ADVISOR TO SPACETEC

     Spacetec retained Advest to deliver a financial opinion letter in connection with the merger. Advest was selected by Spacetec's board to provide an opinion based on Advest's qualifications, expertise and reputation, as well as Advest's investment banking relationship and familiarity with Spacetec.

     At the meeting of Spacetec's Board on October 21, 1998, Advest rendered its opinion both in written form and orally, that, as of October 20, 1998, based upon and subject to the various considerations set forth in the Advest opinion, should the stockholders of Spacetec receive at least the minimum percentage (21%) of the outstanding shares of New Labtec, such consideration would be fair, from a financial point of view, to the Spacetec stockholders.

     The full text of the written Advest opinion dated October 20, 1998, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Advest in rendering the Advest opinion, is attached as Annex B to this Proxy Statement. Spacetec stockholders are urged to read the Advest opinion carefully and in its entirety. Advest was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Spacetec or the effect of any other business combination in which Spacetec might engage. The Advest opinion addresses only the fairness of the financial terms from a financial point of view to the Spacetec stockholders as of the date of the Advest opinion, and does not constitute a recommendation to any stockholder of Spacetec as to how such stockholder should vote at the Spacetec stockholder meeting. The summary of the Advest opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In connection with this opinion, Advest, among other matters, reviewed and analyzed publicly available information as of the date of this letter, including, but not limited to: (1) annual and quarterly reports on SEC Form 10-K and 10-Q of Spacetec for the three years ended March 31, 1998 and interim period ended June 30, 1998, as well as audited annual and unaudited interim financial statements of Labtec for the same time periods; (2) business and financial information regarding companies similar to New Labtec, including the pricing of these comparable companies' publicly traded securities; (3) the pricing and financial terms of business combinations recently effected involving companies similar to New Labtec; and (4) such other publicly available information, financial studies, analyses, investigations and market data as deemed relevant. In addition, Advest also reviewed, analyzed and discussed other information furnished by Spacetec and Labtec and their advisors, including: (1) the draft Agreement and Plan of Merger dated October 20, 1998; (2) certain internal and pro-forma financial statements, projections and other unaudited financial and operating data concerning Spacetec and Labtec; and (3) presentation and marketing materials from Spacetec and Labtec.

     Advest's opinion states that it is subject to the following contingent and limiting conditions: (1) information, estimates, and opinions supporting Advest's opinion were obtained from sources which Advest did not verify; (2) Spacetec and Labtec and their respective representatives have warranted to Advest that the information supplied to Advest was complete, accurate and not misleading to the best of their knowledge and that this opinion will be used only in compliance with all applicable laws and regulations; (3) Advest's opinion applies to this situation only, and may not be used out of the context presented therein; (4) Advest did not prepare or obtain any independent valuation or appraisal of any of the assets of Spacetec or Labtec, nor did Advest conduct a complete physical inspection of properties and facilities of Spacetec or Labtec; and (5) Advest's opinion is necessarily based upon conditions as they existed and could be evaluated as of the date of the opinion letter.

     The following is a summary of the analysis performed by Advest in preparation of the Advest opinion dated October 20, 1998, and reviewed with the Spacetec Board at a meeting held on October 21, 1998.

Certain Key Assumptions

     In arriving at the opinion that the financial terms of the merger were fair, from a financial point of view, Advest considered both quantitative and qualitative factors. As part of this consideration, Advest compared the estimated per share value of New Labtec's common stock, under several scenarios based on specific terms of the merger, to the price per share of Spacetec common stock as of the close of the stock markets on October 19, 1998, or $1.50 per share. Since the merger clearly contemplates the valuation and potential sale of the industrial business, it was necessary for Advest to assess the value of New Labtec without the industrial business. Advest therefore analyzed the value of New Labtec based on a sale of the industrial business for $6 million cash plus a future royalty stream, as well as a worst case scenario of divesting the industrial business for no proceeds, no future royalty stream and the resulting increases in combined company stock issued to Labtec shareholders as set forth in the Merger Agreement.

Comparison to Similar Public Companies

     Advest compared certain financial information of Spacetec and Labtec to financial information of certain companies involved in developing and manufacturing PC peripheral devices, specifically audio input and output, as well as gaming devices. Advest identified nine companies that are sufficiently similar to New Labtec to serve as a base for determining a reasonable value. The companies considered were:

Andrea Electronics Corporation, Cybex Computer Products Corporation, Creative Technology, Ltd., Koss Corporation, Logitech International SA, Recoton Corporation, Voice Control Systems, Inc., Aureal Semiconductor, Inc. and Thrustmaster, Inc. A comparison of such financial information included, but was not limited to, market capitalization, stock price as a multiple of earnings per share, total enterprise value ("TEV," calculated as market value of equity plus total debt less cash and cash equivalents) as a multiple of latest twelve month revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"), latest twelve month operating margin, and estimated earnings per share growth rates. Based on these analyses, Advest determined that the appropriate multiples of TEV/Sales and TEV/EBITDA to apply to the pro-forma last twelve month results of New Labtec were 1.5 and 13.0, respectively. After applying these multiples, adjustments were applied to the results in order to derive an estimated price per share of the common stock of New Labtec. This analysis was provided to the Spacetec Board and was one of the many factors considered by Advest in rendering its opinion. No conclusions can be independently drawn from such analysis.

Recent Transactions Involving Similar Companies

     Advest examined the pricing and financial terms of recent mergers and acquisitions of PC peripheral product companies. The purchase price of these transactions was used to determine the targets' TEV as a multiple of their latest twelve month revenues and EBITDA, which in turn were applied to New Labtec's pro-forma latest twelve month revenues and EBITDA in order to determine an assessment of value per share of New Labtec. After analyzing the comparable target companies' business descriptions, relative latest twelve month revenues and operating margins, among other things, selected transaction multiples were 1.5x latest twelve month sales, 24.0x latest twelve month EBITDA. Since these are multiples derived from transactions where the acquirer acquired control of the target companies, Advest adjusted these multiples downward to account for inherent control premiums included in the purchase prices of these selected transactions. Resultant selected multiples applied to New Labtec pro-forma latest twelve month revenues and EBITDA were 1.25 and 18.5, respectively. After applying these multiples, adjustments were applied to the results in order to derive an estimated price per share of the common stock of New Labtec. This analysis was provided to the Spacetec Board and was one of the many factors considered by Advest in rendering its opinion. No conclusions can be independently drawn from such analysis.

Discounting Expected Future Cash Flows

     Advest analyzed projected net operating profit after taxes ("NOPAT") for New Labtec based on projected future sales and earnings provided by Spacetec's and Labtec's respective managements. From NOPAT, Advest constructed future free cash flows by adding back depreciation and amortization, while subtracting necessary capital expenditures and investments in non-cash working capital. Estimated free cash flows were discounted using a discount rate that reflects the weighted average cost of capital for New Labtec. Finally, Advest estimated a residual value of cash flows that are projected to occur after the discrete projection period by assuming free cash flow growth into perpetuity at a normal rate just above inflation. Adding the net present value of the discrete period cash flows to the net present value of the projected residual cash flows results in an estimate of TEV. Adjustments are made to TEV in order to derive an estimate of New Labtec common stock value per share. This analysis was provided to the Spacetec Board and was one of the many factors considered by Advest in rendering its opinion. No conclusions can be independently drawn from such analysis.

     In connection with the review of the merger by the Spacetec Board, Advest performed a variety of financial and comparative analyses for purposes of its opinion. While the foregoing summary describes all material analyses and factors reviewed by Advest with the Spacetec Board, it does not present a complete description of the presentations by Advest to the Spacetec Board or the analyses performed by Advest in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Advest believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the process underlying the Advest opinion. In addition, Advest may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be Advest's view of the actual value of Spacetec, Labtec, or New Labtec. In performing its analyses, Advest made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Spacetec or Labtec. The analyses performed by Advest are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the price at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Advest's analysis of the fairness of the financial terms of the merger, taken as a whole from a financial point of view, to Spacetec and were provided to the Spacetec Board in connection with the delivery of the Advest opinion.

     Advest is a nationally recognized regional investment banking and advisory firm. Advest, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Advest's trading and brokerage activities, Advest or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in debt or equity of Spacetec.

     Pursuant to a letter of agreement between Spacetec and Advest dated August 28, 1998, Spacetec has agreed to pay Advest a customary fee in connection with the rendering of the Advest opinion, payable upon delivery of the Advest opinion. Spacetec has agreed to indemnify Advest against certain liabilities, including certain liabilities under federal securities laws.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

     THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OF SPACETEC COMMON STOCK AND LABTEC COMMON STOCK. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion summarizes certain United States federal income tax considerations relevant to the merger that are applicable to Spacetec, Labtec and to holders of Labtec common stock holding Labtec common stock as a capital asset. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "IRS Code"), existing Treasury Regulations issued under the IRS Code and current administrative rulings and court decisions, all of which are subject to change. Any such changes, which may or may not be retroactive, could alter the tax consequences as described herein. In addition, the federal income tax laws relating to the treatment and reporting of transactions involving contingent future consideration are complex and uncertain. Accordingly, there can be no assurance that the Internal Revenue Service or the courts will not attempt to apply the tax law in a manner different from that discussed below.

     Holders of Spacetec common stock should not recognize any gain or loss for United States federal income tax purposes as a result of the merger.

     Holders of Labtec common stock should be aware that this discussion does not deal with all United States federal income tax considerations that may be relevant to a particular stockholder in light of their specific circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the IRS Code, who are foreign persons or entities or who are financial institutions or insurance companies. Furthermore, this discussion does not address the tax consequences to stockholders who do not hold their shares of Labtec common stock as capital assets, who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, who hold shares of Labtec common stock as part of an integrated investment (including a "straddle") comprised of shares of Labtec common stock and one or more other positions, or who may hold shares of Labtec common stock subject to the constructive sale provisions of Section 1259 of the IRS Code. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of Labtec common stock are acquired or shares of Spacetec common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Labtec common stock, including the assumption by Spacetec of outstanding options, warrants and subscriptions to acquire Labtec common stock. The discussion assumes that Labtec is not (i) a "collapsible corporation" within the meaning of Section 341 of the IRS Code or (ii) a "qualified small business" within the meaning of Section 1202 of the IRS Code.

Taxation Generally

     The parties to the merger intend that the merger will be treated as a reorganization under Section 368(a) of the IRS Code and have agreed to use their best efforts to insure that the merger is in fact treated as a reorganization. However, it is not a condition to Labtec's or Spacetec's obligations to close the merger that the merger be treated as a reorganization. If the merger is treated as a reorganization, the merger should generally result in the following federal income tax consequences:

Amount of Gain

     Pursuant to the merger, each holder of Labtec common stock at the time of the merger will receive, in exchange for shares of Labtec common stock, shares of Spacetec common stock, a portion of the Note and a right to receive a portion of the contingent shares. In addition, each holder of Labtec common stock will receive cash in lieu of fractional shares. Each holder of Labtec common stock will recognize gain, if any, pursuant to the merger (not including for this purpose cash received in lieu of fractional shares of Spacetec common stock) limited to an amount equal to the lesser of the fair market value of the portion of the Note received or the gain realized (as calculated below) by such stockholder as a result of the merger. As discussed more fully below, interest paid and original issue discount, if any, accrued on the Note and a portion of the contingent shares received, if any, will be taxed as interest at ordinary income tax rates.

     The amount of gain realized by a holder of Labtec common stock as a result of the merger will be equal to the sum of the fair market value (in United States dollars) of shares of Spacetec common stock (including contingent shares) and the amount of the Note received (excluding any cash received in lieu of a fractional share of Spacetec common stock) received by such stockholder less such stockholder's adjusted tax basis in the Labtec common stock exchanged therefor. No stockholder will be entitled to recognize any loss as a result of the merger. Any recognized gain will be treated as capital gain unless the receipt of the portion of the Note has the effect of the distribution of a dividend, in which case the gain would be treated as a dividend to the extent of the stockholder's ratable share of current and accumulated earnings and profits after giving effect to the merger.

Character of Gain

     Under current law, net capital gain (the excess of net long-term capital gain over short-term capital loss) recognized by individuals, estates and trusts is taxed at a maximum federal tax rate of 20%. Capital gain will be long-term capital gain if such gain is attributable to dispositions of capital assets held for more than one year as of the date of the disposition. Short-term capital gains (i.e., gains on dispositions of capital assets held for not more than one year) of individuals, estates and trusts are taxed at ordinary income tax rates, currently at a maximum tax rate of 39.6%. Capital gains of corporations are taxed at the federal income tax rates applicable to corporate ordinary income, currently a maximum of 35%. Ordinary dividend income, by contrast, is generally taxable to individuals at a maximum tax rate of 39.6% and to corporations at a maximum federal tax rate of 35%. Each of the foregoing tax rates is subject to change, and any such change could be applied retroactively to include the transactions consummated pursuant to the merger. Holders of Labtec common stock that are corporations should be aware that dividends may be eligible for a dividends received deduction and may be subject to the rules for extraordinary dividends set forth in the IRS Code. These rules are not addressed in this summary.

     Characterization of the gain recognized in the merger as capital gain or as ordinary dividend income depends upon whether and to what extent that exchange reduces a stockholder's deemed percentage stock ownership of Spacetec. For purposes of that determination, a holder of Labtec common stock will be treated as if he or she first exchanged all of his or her shares of Labtec common stock solely for Spacetec common stock and then Spacetec immediately redeemed (the "deemed redemption") a portion of such Spacetec common stock in exchange for the portion of the Note the stockholder actually received. The gain recognized in that exchange will be treated as capital gain if the deemed redemption is (a) "not essentially equivalent to a dividend" or (b) "substantially disproportionate" with respect to the stockholder.

     Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder of Labtec common stock will depend upon the stockholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the stockholder's deemed percentage stock ownership of Spacetec. In general, that determination requires a comparison of (a) the percentage of the outstanding common stock of Spacetec the stockholder is deemed actually and constructively to have owned immediately before the deemed redemption and (b) the percentage of the outstanding common stock of Spacetec actually and constructively owned by the stockholder immediately after the deemed redemption. The deemed redemption will be "substantially disproportionate" with respect to a stockholder if the percentage described in (b) above is less than 80 percent of the percentage described in
(a) above and certain other conditions are satisfied.

     In applying the foregoing tests, under certain attribution rules, a stockholder is deemed to own stock owned (and, in some cases, constructively owned) by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the stockholder or such other persons.

     If neither the "substantially disproportionate" test nor the "not essentially equivalent to a dividend" test is satisfied with respect to a holder of Labtec common stock, some or all of the gain recognized by such stockholder would likely be treated as ordinary dividend income. Each holder of Labtec common stock should consult his or her tax advisor concerning the application of the tests described above and the character of any gain realized by the holder of Labtec common stock as a result of the merger. Each holder of Labtec common stock should be aware that changes in the fair market value of shares of Spacetec common stock before the completion of the merger may affect the application of these tests. Until any such adjustments and fair market values are determined, the outcome of the application of these rules to a holder of Labtec common stock may be unknown.

Tax Basis

     A holder of Labtec common stock will have an aggregate tax basis in the shares of Spacetec common stock received (including the maximum number of contingent shares that may be received by such holder of Labtec common stock and including any fractional shares of Spacetec common stock treated as received) pursuant to the merger equal to the tax basis immediately prior to the completion of the merger of such holder in the Labtec common stock exchanged therefor, increased by the amount of any gain recognized (including any recognized gain treated as ordinary dividend income, but excluding gain with respect to any fractional share of Spacetec common stock) pursuant to the merger and decreased by the portion of the Note received.

Holding Period

     The holding period of shares of Spacetec common stock received (or treated as received with respect to fractional shares) by a holder of Labtec common stock will include the holding period of such holder in the Labtec common stock exchanged therefor except with respect to contingent shares received that are treated as interest as described below.

Cash Received in Lieu of Fractional Shares

     No fractional shares of Spacetec common stock will be issued pursuant to the merger. A holder of Labtec common stock who, pursuant to the merger, receives cash in lieu of a fractional share of Spacetec common stock will be treated as having actually received such fractional share of Spacetec common stock pursuant to the merger and as then having received such cash in a redemption of such fractional share. Under Section 302 of the IRS Code, provided that such deemed redemption is "substantially disproportionate" or is "not essentially equivalent to a dividend" with respect to such stockholder, after giving effect to the applicable constructive ownership rules, the holder of Labtec common stock will recognize capital gain or loss on such deemed redemption equal to the difference between the amount of cash received and the holder's adjusted tax basis in the fractional share of Spacetec common stock (determined as described above) rather than ordinary dividend income. Such capital gain or loss would be long-term capital gain or loss if the holding period (determined as described above) for the fractional share of Spacetec common stock deemed received and then redeemed is more than one year.

Receipt of Contingent Shares

     Any contingent shares received by a holder of Labtec common stock will be bifurcated into an interest component and a principal component under the imputed interest rules. The fair market value of contingent shares that are treated as payments of principal under these rules will be determined by discounting the payment back from the payment date to the completion of the merger using a rate prescribed by the IRS Code. The remainder of the fair market value of the contingent shares should be treated as interest. No gain or loss should generally be recognized by holders of Labtec common stock upon receipt of contingent shares that are treated as principal payments. The fair market value of contingent shares treated as interest should be includable in the taxable income of the holders of Labtec common stock as ordinary income in accordance with their respective methods of accounting upon receipt of the contingent shares.

     When, if at all, a holder of Labtec common stock receives contingent shares, such holder will redetermine the adjusted tax basis of the shares of Spacetec common stock received in the merger. It is not clear how the holder's adjusted tax basis will be apportioned between shares of Spacetec common stock originally issued in the merger and the contingent shares. Further, the aggregate amount of any contingent shares treated as ordinary interest income as described above will also be added to, and apportioned among, the contingent shares received. Holders of Labtec common stock should be aware that if they choose to dispose of contingent shares in order to obtain proceeds to satisfy tax payment obligations arising on the receipt of interest income, they will recognize additional gain or loss on that disposition.

     The holding period for any contingent shares will generally consist of two periods for each contingent share. That portion of each contingent share representing interest will generally have a holding period that begins on the date that the contingent shares are received. The non-interest component of the contingent shares should have a holding period that includes the holding period of the holder's shares of Labtec common stock surrendered in the merger.

Note

     If the portion of the Note treated as principal received by a holder pursuant to the merger is not treated as the receipt of a dividend under the rules described above, the holder may be eligible to report his or her recognized gain under the installment method if the stockholder can demonstrate that the Note will not be readily tradeable in an established securities market. If a holder is eligible to report his or her recognized gain under the installation method and does not elect out, then, a portion of the principal of each Note payment should generally be taxable as gain in the year of receipt. The amount of gain will be calculated by multiplying the principal amount of any Note payment received in the year by a "gross profit ratio" which is the ratio that the gross profit realized on the merger bears to the merger consideration. Holders are urged to contact their tax advisors as to the application of the installment method and the dividend equivalence of the Note payment. In particular, holders should note that the installment method is subject to several limitations including, in certain cases, an interest charge on tax liability deferred under the installment method. Holders should also note that, under the original issue discount provisions of the IRS Code, certain payments made with respect to the Note, including amounts designated as interest, should be taxable as ordinary income at the time and in the manner provided by the original discount provisions.

     Under certain circumstances, interest will not be paid currently on the Note but will be paid in the form of promissory notes. Under the "original issue discount" rules, a holder, upon receipt of a promissory note, will generally be required (subject to a de minimis exception) to recognize ordinary interest income in the form of original issue discount, even though the holder will not receive a corresponding cash payment. Any accrued original issue discount will increase the holder's basis in the Note. A holder will not recognize additional income upon receiving an actual cash payment corresponding to any previously accrued original issue discount.

Tax Attributes

     Spacetec and Labtec have substantial accumulated net operating loss ("NOL"), tax credit and capital loss carryovers ("Tax Carryovers") which are available to reduce federal income tax liabilities in future taxable years. These carryovers were accumulated in years which have not yet been reviewed by the Internal Revenue Service, and there is no assurance that the Internal Revenue Service will not successfully contend upon audit that these carryovers should be reduced. In addition, Sections 382 and 383 of the IRS Code impose limitations on the use of Tax Carryovers following an "ownership change" as defined in Section 382 of the IRS Code.

     Where there has been an ownership change, an annual limitation is imposed on the amount of taxable income in subsequent years which can be offset by Tax Carryovers accumulated prior to the ownership change. Any portion of the annual limitation not offset in one year is added to the annual limitation for the next year. The annual limitation is generally an amount equal to the value of the corporation immediately prior to the ownership change multiplied by an interest rate factor in effect for the month in which the ownership change occurred. For this purpose, the value of the corporation generally means the value of the stock of the corporation reduced by certain capital contributions and nonbusiness assets. The reduction for capital contributions is limited to those contributions made as part of a plan a principal purpose of which is to increase the annual limitation under IRS Code Section 382 following a change of ownership. However, the IRS Code creates a presumption that, except to the extent provided in regulations, any capital contribution received within two years prior to the ownership change was received pursuant to such a plan. The value of the corporation must also be reduced by the fair market value of any nonbusiness assets if the loss corporation has substantial nonbusiness assets immediately after the ownership change. Regulations have not been issued with respect to the reduction for capital contributions, the definition of nonbusiness assets or other aspects of this rule.

     Spacetec will likely undergo an ownership change at the time of the merger and Labtec may also undergo an ownership change. Because the impact of an ownership change on the ability of a corporation to utilize Tax Carryovers involves inherently factual questions, some of which cannot be currently known (including the future profitability of Spacetec and/or Labtec), the extent to which the ownership change occurring as a result of the merger will materially affect the ability of Spacetec and/or Labtec to utilize their NOLs cannot be predicted with any certainty.

     Moreover, the merger will likely be treated as a "reverse acquisition" within the meaning of the "consolidated return" rules. As a result, the ability of Spacetec and Labtec as a consolidated group to utilize the Tax Carryovers may further be limited by the "separate return limitation year" rules.

No Ruling

     The parties will not request a ruling from the Internal Revenue Service in connection with the merger. A successful Internal Revenue Service challenge to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in Holders recognizing taxable gain or loss with respect to each share of Labtec common stock surrendered equal to the difference between the Holder's basis in such share and the fair market value as of the completion of the merger of the Spacetec common stock, Note, cash in lieu of fractional shares and any contingent shares received in exchange therefor. Original issue discount on the Note and interest imputed in connection with the receipt of the contingent shares will be taxable as ordinary income. In such event, a Holder's aggregate tax basis and holding period for the Spacetec common stock and contingent shares would be determined under rules that differ materially from the rules discussed above.

Backup Withholding

     Certain of the payments due to the holders of Labtec common stock under the Merger Agreement may be subject to "backup withholding" at the rate of 31% for federal income tax purposes unless certain requirements are satisfied. In order to avoid backup withholding, a holder of Labtec common stock must complete Form W-8 (if the holder is a nonresident alien individual or foreign entity) or Form W-9 (if the holder is a United States resident or domestic entity).

Statements Affixed to Tax Returns

     Holders will be required to attach a statement to their tax returns for the year the merger is completed that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder's tax basis in the Labtec common stock and a description of the Spacetec common stock, the Note, cash in lieu of fractional shares of Spacetec common stock and contingent shares, if any, received.

ACCOUNTING TREATMENT

     Upon completion of the merger, Labtec stockholders will own approximately 67% of Spacetec and will control the Spacetec Board. Consequently, the transaction will be accounted for as a purchase of Spacetec by Labtec in a "reverse acquisition". See "Unaudited Pro Forma Combined Balance Sheet" as of September 30, 1998 and "Unaudited Pro Forma Combined Statements of Operations" for the year ended March 31, 1998 and six month period ended September 30, 1998 for the impact of purchase accounting applied to the transaction.

                              TERMS OF THE MERGER

COMPLETION OF THE MERGER

     The merger will be completed upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. It is anticipated that the merger will become effective on or about February 17, 1999.

EXCHANGE OF STOCK CERTIFICATES

     Upon the completion of the merger, SIMC Acquisition will merge with and into Labtec (with Labtec as the surviving corporation) and Spacetec will own all of the capital stock of Labtec. As a result of the merger, the holder of each share of Labtec common stock outstanding at the time of the merger will receive
(1) .55430739 shares of Spacetec common stock; (2) a pro-rata portion of principal and interest payments made under the Note; and (3) a pro-rata portion of any additional shares, if any, of Spacetec common stock issuable in connection with a potential valuation or sale of the Spacetec industrial business. In addition, each outstanding option to purchase a share of Labtec common stock will be assumed by Spacetec and adjusted so that an option to purchase a share of Labtec common stock will be converted into a right to purchase .55430739 shares of Spacetec common stock. The exercise price of each option will also be adjusted to reflect the exchange ratio of the option.

     No fractional shares of Spacetec common stock will be issued. In lieu of fractional shares, each holder of Labtec common stock will receive cash (rounded to the nearest whole cent) equal to the average market value of Spacetec common stock for the five most recent days that Spacetec has traded ending on the trading day immediately prior to the completion of the merger.

     After the completion of the merger and the reverse stock split, American Stock Transfer will deliver to each Labtec stockholder a letter of transmittal including instructions to be used in surrendering Labtec common stock certificates. Certificates should not be surrendered by the holders of Labtec common stock until such holders receive the letter of transmittal from American Stock Transfer.

     As soon as practicable following the merger, Spacetec will file a registration statement on Form S-8 under the Securities Act covering the shares of common stock issuable upon exercise of the Labtec options.

THE NOTE

     At the closing of the merger, Spacetec will issue to a collection agent, for the benefit of each holder of Labtec common stock outstanding at the time of the merger, a six-year promissory note in the principal amount of $1,065,000. Spacetec stockholders are encouraged to read the form of Note in its entirety. The Note will:

     - be unsecured;

     - be subordinated to all institutional indebtedness of Spacetec;

     - accrue interest at a rate of 10% per year, to be paid quarterly in cash or, under certain circumstances, through the issuance of additional promissory notes;

     - be paid in full at the end of the six-year term of the Note;

     - be prepayable, in whole or in part, without premium or penalty at any time at Spacetec's option; and

     - be payable to the collection agent who shall be responsible for distributing to each holder of Labtec stock outstanding at the time of the merger his or her pro-rata share of the payments.

     The Note contains certain events of default, including but not limited to a change of control of New Labtec, the disposition of any assets of New Labtec not in the ordinary course of business or the sale of securities of New Labtec, in each case pursuant to which New Labtec would receive at least $10.0 million, any default in payment of any amount due under the Note which continues for 10 days and the commencement of any proceeding under bankruptcy or insolvency laws. If an event of default occurs, all amounts due under the Note may be accelerated.

CONTINGENT SHARES

     At the time of the execution of the Merger Agreement, the directors of Spacetec believed that if sold to a third-party, the value of the Spacetec industrial business approximated $6,000,000. This valuation assumes the existence of a ten-year license agreement which provided for the payment of an 8% royalty to Spacetec based on net sales. Under the Merger Agreement, Spacetec and Labtec agreed to value the industrial business no later than December 31, 1999. Based on this valuation, if required, the number of shares of Spacetec common stock issued upon the completion of the merger in exchange for each share of Labtec stock then outstanding will be adjusted through the issuance of additional shares of New Labtec common stock. Depending on the valuation of the industrial business, the percentage ownership of outstanding New Labtec common stock of holders of Labtec common stock at the time of the merger will be increased by 2.7555% for every $1.0 million that the value of the Spacetec industrial business, plus the consolidated net income or minus the consolidated net loss of Spacetec, excluding Labtec and its subsidiaries, for the period October 1, 1998 through the date of consummation of the sale of the industrial business or the final determination of the value of the industrial business, is less than $6,000,000. Under no circumstances will the percentage ownership of holders of Labtec stock at the time of the merger be greater than 79% of the total outstanding Spacetec common stock.

     In the event that the eight directors nominated by Labtec to become directors of New Labtec determine not to proceed with a valuation on or prior to February 28, 1999, no additional shares of Spacetec common stock will be issued. However, if the directors nominated by Labtec decide to proceed to value the industrial business, the four directors nominated by Spacetec to become directors of New Labtec will hire an investment bank to value the industrial business. The investment bank will have 30 days to value the industrial business. If the directors nominated by Labtec accept the valuation determined by the investment bank, the value will be the basis of the equity adjustment set forth above. If the directors nominated by Labtec do not accept the valuation determined by the investment bank, the directors nominated by Labtec and the directors nominated by Spacetec will negotiate in good faith to determine the value of the industrial business. In the event that the parties are able to agree as to the approximate value of the industrial business within 10 days, then such value will be the basis of the equity adjustment, if any. In the event that the directors are unable to agree on the value within ten days of the valuation by the investment bank, the directors nominated by Labtec will decide whether to sell the industrial business. If the directors nominated by Labtec decide not to sell the industrial business at this time, no additional shares of Spacetec common stock will be issued.

     If the directors nominated by Labtec decide to sell the industrial business, the investment bank that performed the valuation shall be engaged to sell the industrial business. If the industrial business is sold, the value of the industrial business as determined by the sale shall be the basis of the equity adjustment as set forth above. If the investment bank is unable to sell the industrial business by December 31, 1999, the directors nominated by Labtec will engage a second investment bank to value the industrial business and the valuation determined by this investment bank will be the basis of the equity adjustment, if any.

     Any valuation of the industrial business, other than as determined under the Merger Agreement through a sale, shall consist of the expected net sale proceeds to be received in connection with an arms'-length sale of the industrial business, after deduction of all anticipated reasonable transaction expenses. The value of any actual sale of the industrial business will consist of the net sale proceeds received in connection with such sale, after deduction of all transaction expenses incurred. In addition, the value shall be adjusted by an amount equal to the consolidated net income or net loss of New Labtec from October 1, 1998 through the date of consummation of the sale of the industrial business or the final valuation determination after taxes at an estimated 38% combined rate, but excluding any interest expense.

     Any valuation shall also assume the existence of, a 10-year license agreement that provides for the payment to New Labtec of an 8% royalty, based upon net sales generated by the industrial business, whether or not such a license is included as part of the sale of the industrial business and regardless of whether the terms of any actual license differ from these terms. As a result, in the event that the sale of the industrial business either does not include any license or includes a license upon terms, taken as a whole, having less value to New Labtec than the assumed terms, the valuation shall be reduced by the amount by which the value of the actual license, if any, is less than the value of the assumed terms. In the event that the sale of the industrial business includes a license upon terms, taken as a whole, having greater value to New Labtec than the assumed terms, the valuation shall be increased by the amount by which the value of the actual license is greater than the value of the assumed terms. Similarly, any valuation of the industrial business shall represent the amount that a third-party purchaser would be willing to pay for the industrial business, assuming that such purchaser had also entered into a license with New Labtec upon the assumed terms.

STOCK OWNERSHIP FOLLOWING THE MERGER

     Upon the completion of the merger, approximately 13,863,954 shares of Spacetec common stock, representing approximately 67% of the total issued and outstanding shares of Spacetec, will be issued to Labtec stockholders. Approximately 13,630,442 or 64.27% of the outstanding shares of Spacetec common stock following the merger, will be owned by directors, executive officers and 5% stockholders, with Sun Multimedia Partners, L.P. owning approximately 10,727,475 shares, or approximately 51.8% of the outstanding shares of Spacetec. In addition, Spacetec will reserve approximately 2,113,574 shares of Spacetec common stock in connection with the assumption of options granted by Labtec.

     Of the approximately 1,126,125 shares of Spacetec common stock subject to outstanding options, 446,800 shares accelerate upon the mailing of this proxy and, assuming the merger is completed, an additional 392,115 shares would become exercisable as a result of completion of the merger.

CORPORATE STRUCTURE FOLLOWING THE MERGER

     Once the merger is completed, SIMC Acquisition will cease to exist as a corporation, and Labtec will become a wholly-owned subsidiary of Spacetec and will be renamed Labtec Corporation. Its headquarters will be at 1499 SE Tech Center Drive, Suite 350, Vancouver, Washington 98683. Spacetec will continue as a public company.

CONDUCT OF SPACETEC'S AND LABTEC'S BUSINESS PRIOR TO THE MERGER

     Under the Merger Agreement, each of Spacetec and Labtec have agreed, on behalf of itself and its subsidiaries, that during the period from October 21, 1998 and continuing until the earlier of the termination of the Merger Agreement or the completion of the merger, except as consented to in writing or specifically agreed to in the Merger Agreement, to conduct its business only in the ordinary course and substantially in the same manner as it has operated its business. Until completion of the merger, each party has also agreed to preserve its business organization, to continue its operations at the present levels, to keep available the services of the present employees and agents, to preserve the goodwill of customers, suppliers and others with which it has business relations, to promptly pay all taxes when due, to maintain all insurance policies in full force and effect, to make all filings with the appropriate governmental agencies and to comply with all applicable laws, each consistent with past practice and good business standards. In addition, except as consented to in writing or specifically agreed to in the Merger Agreement, each of Spacetec and Labtec has agreed that it shall not do any of the following nor permit its subsidiaries to do any of the following:

     - anything which is represented and warranted in the Merger Agreement not to be true;

     - change its corporate charter, bylaws or other constituent documents;

     - change its authorized, issued or outstanding capital stock or enter into, issue, grant or create any subscriptions, options, rights, warrants, calls, commitments or agreements relating to its authorized, issued or outstanding capital stock, other than the issuances of shares of stock pursuant to the exercise of outstanding stock options and warrants;

     - declare, set aside, pay or make any dividend or other distribution or payment on or in respect of shares of its capital stock or, directly or indirectly, redeem, retire, purchase or otherwise acquire any of its capital stock;

     - dissolve, liquidate, adopt a plan of liquidation or merge, or consolidate with any other corporation or acquire all or substantially all of the business or assets of, or acquire ownership of any capital stock, bonds or other securities of, or any proprietary interest in, any person, or acquire control of the management or policies of any person, or initiate or engage in any negotiations relating to any foregoing;

     - change the accounting methods and practices followed or change the depreciation, amortization or inventory valuation policies, rates or methods used or adopted prior to the Merger Agreement;

     - sell, lease, abandon, assign, transfer, license or otherwise dispose of
       (i) any real property or intellectual property right (or pending application for any patent, trademark, service mark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset or (ii) any machinery, equipment or other operating property, or initiate or engage in any negotiations relating to any of the foregoing or solicit any offers in connection therewith;

     - incur or become subject to, or agree to incur or become subject to, any liability or obligations, except current liabilities incurred in the ordinary course of business and obligations under contracts entered into in the ordinary course of business (none of which, individually or in the aggregate, will be material to it, taken as a whole);

     - default under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time or both, would constitute a default under, any contract, agreement, lease, license, commitment, instrument or obligation to which it or its properties or businesses are bound, which default or breach (i) either individually or in the aggregate with all such other defaults and breaches, results in, or is reasonably likely to result in, any material adverse change in its condition (financial or otherwise), properties, assets, liabilities, earnings, business or prospects, taken as a whole, and (ii) shall not have been cured within 30 days after it has given notice to the other of such breach or default, and the event giving rise thereto; or

     - do any act or thing, or suffer any act or thing to be done or to exist, which would result in (i) an inaccuracy in any representation or breach of any warranty of it under the Merger Agreement if such representation or warranty were deemed to be restated and made again at the time of doing or suffering such act or thing or at the completion of the Merger, or (ii) any failure by it to duly perform or observe any term, provision, covenant, agreement or condition set forth or provided for in the Merger Agreement.

NO SOLICITATION

     Under the terms of the Merger Agreement, until the earlier of the completion of the merger or termination of the Merger Agreement, Spacetec has agreed, on behalf of itself and its subsidiaries, that, it will not, and will use its best efforts to cause its directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than a party thereto or its affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of such entity or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets (other than sales of assets and inventory in the ordinary course of business) or any division of, or any equity interest in, such entity or any subsidiary, or similar transaction other than the merger.

Exception to No Solicitation.

     The Spacetec Board may furnish information to, or engage in discussions or negotiations with, any person in response to an unsolicited bona fide written acquisition proposal or recommend an unsolicited bona fide written acquisition proposal to you, if and only to the extent that:

     - the Board concludes in good faith (after consultation with its financial advisors) that the acquisition proposal is superior to you from a financial point of view, and is more favorable generally to you (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal, and the conditions to and prospects for completion of such proposal) than the merger of Spacetec and Labtec;

     - the Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would result in a breach of its fiduciary duties to you under applicable law;

     - prior to furnishing information to, or entering into discussions or negotiations with, any third-party, Spacetec provides prompt written notice to Labtec indicating that it is furnishing information to, or entering into discussions or negotiations with, the third-party and identifying the nature and material terms of the proposal; and

     - prior to providing any information or data to any third-party in connection with an acquisition proposal, the Spacetec Board receives an executed confidentiality agreement with provisions no less favorable than those contained in the confidentiality agreement with Labtec.

TERMINATION FEES

     The Merger Agreement may be terminated by Spacetec, SIMC Acquisition or Labtec if the Spacetec Board recommends a proposal of a third-party that it has determined to be more favorable to its stockholders from a financial point of view, than the merger of Spacetec and Labtec. In addition, the Merger Agreement may be terminated by Labtec upon:

     - a material breach or failure to materially comply with any representation, warranty or covenant by any stockholder who executed a Voting Agreement;

     - the withdrawal or modification (or an announcement to so do) in any adverse manner by the Spacetec Board of its recommendation to approve the Merger Agreement and the merger;

     - the recommendation of an alternative acquisition proposal by the Spacetec Board;

     - the commencement or filing of a registration statement relating to a tender offer or exchange offer for 20% or more of the outstanding shares of Spacetec common stock or a subsidiary of Spacetec and the Spacetec Board either takes no position or fails to recommend against the acceptance of such tender or exchange offer by a Spacetec stockholder; or

     - the continuation for a period in excess of 60 days of discussions or negotiations with any third-party regarding an acquisition proposal.

     In the event that the Merger Agreement is terminated for any of the above reasons, Spacetec must pay to Labtec $300,000 plus all out-of-pocket fees and expenses incurred by Labtec in connection with the merger. Additionally, in the event that Spacetec completes or enters into an agreement regarding an acquisition proposal with a third-party within 12 months following the termination of the Merger Agreement or the payment of the $300,000 termination fee, Spacetec must pay Labtec an amount equal to 5% of the amount by which the total value of all consideration to be received by Spacetec, its subsidiaries or any Spacetec stockholders in connection with the third-party acquisition proposal exceeds the total value of all outstanding shares of Spacetec Common Stock (including the value of any other classes of Spacetec stock then outstanding) on the date immediately prior to the date of the Merger Agreement (based upon $1.375 per share).

     Finally, the Merger Agreement may be terminated by Spacetec, SIMC Acquisition and Labtec, without any termination fee upon:

     - the mutual consent of the parties;

     - the issuance of an order or other action of a court or other governmental body that could prohibit or adversely affect the merger;

     - the failure to complete the merger on or prior to March 31, 1999; or

     - any material breach of any covenant, representation or warranty, but only by the non-breaching party and only if the breach is not curable through the reasonable efforts of the breaching party.

CONDITIONS TO THE MERGER

     The obligations of each of Spacetec and Labtec to complete the merger are subject the satisfaction of several conditions including:

     - all corporate and other proceedings required to carry out the transactions contemplated by the Merger Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to counsel to the other and such other instruments and documents as counsel to the other parties shall have reasonably requested;

     - all representations and warranties of the other party under the Merger Agreement shall have been true and correct in all material respects at and as of the completion of the merger, and the other party shall have performed and complied in all material respects with every agreement and condition required by the Merger Agreement to be performed or complied with by it prior to or at the completion of the merger;

     - all statutory and other legal requirements for the valid completion of the merger have been fulfilled;

     - all consents, approvals and agreements of other parties or governmental authorities which are necessary to the effective completion of the merger or to avoid a default under an instrument or document to which any party to the agreement is a party or by which it may be bound shall have been obtained;

     - no litigation, action, investigation, inquiry or request for information by any administrative agency or governmental body and no legal or administrative proceeding shall have been instituted which (1) questions the validity or legality of the Merger Agreement or the merger or seeks to restrict, limit, prohibit or enjoin or to obtain substantial damages as a result of the merger, or (2) may have a material adverse affect on the financial condition, business or prospects of the other parties and its subsidiaries, taken as a whole; and

     - there shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities, earnings, business or prospects of Spacetec and Labtec and their respective subsidiaries, taken as a whole, since October 21, 1998. None of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a material adverse change: (1) a change in the market price or trading volume of Spacetec common stock; (2) conditions affecting the industrial, corporate or consumer desktop computer workstation industries as a whole or the U.S. economy as a whole; and (3) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the announcement of the Merger Agreement and merger, to the extent so attributable.

     In addition, the obligation of Labtec is subject to the following additional conditions:

     - the registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC, and no proceeding shall have been initiated or threatened in writing by the SEC for the purpose of seeking or obtaining such a stop order; and

     - the approval of Proposals 1-4 as set forth in this Proxy Statement.

VOTING AGREEMENT AND IRREVOCABLE PROXY

     Dennis Gain, J. Grant Jagelman and certain of their affiliates have each executed a Voting Agreement and Irrevocable Proxy, in the form attached hereto as Annex D, with Labtec whereby they have agreed to vote an aggregate of 1,370,331 shares of Spacetec common stock, representing approximately 20% of the votes entitled to vote at the Spacetec special meeting, in favor of:

     - the approval of the Merger Agreement and the merger and any action in furtherance thereof;

     - against any action or agreement that would result in any breach of any representation, warranty, covenant or agreement of Spacetec of any of its subsidiaries that would or could reasonably be expected to materially reduce the benefits to Labtec of the merger, except as approved by Labtec;

     - against any third-party acquisition proposal, except as approved by Labtec; and

     - against any amendment to the charter or by-laws of Spacetec, except as approved by Labtec.

     In addition, each of the above Spacetec stockholders has granted an irrevocable proxy to Labtec to vote the shares of Spacetec common stock owned by him or her in the manner indicated above. Each Voting Agreement will terminate upon the earlier of the completion of the merger or, at the election of either Labtec or such stockholder, upon termination of the Merger Agreement. Spacetec has also agreed to use its best efforts to have certain other affiliates holding an aggregate of 381,664 shares to execute a Voting Agreement.

     In the event the Merger Agreement is terminated and any stockholder executing a Voting Agreement sells or otherwise disposes of shares of Spacetec common stock pursuant to an acquisition proposal and Spacetec is obligated to pay Labtec an additional termination fee (1) within 90 days following the termination of the Merger Agreement or (2) thereafter to any third-party with which Spacetec had any discussions concerning a possible acquisition proposal prior to the termination of the Merger Agreement, such stockholder must also pay Labtec a fee. If the consideration to be received by such stockholder from an alternative acquisition proposal is in excess of $8.00 per share, the stockholder must pay Labtec 50% of the per share consideration it receives in excess of $8.00. If the consideration to be received by such stockholder is less than $8.00 per share, the stockholder must pay Labtec an amount equal to the third-party purchase price and/or other consideration per share received by the stockholder in excess of $1.375, not to exceed $2.00 per share. No amount shall be paid by the stockholder to Labtec in connection with any transaction in which Spacetec is merged with another corporation and the stockholder is forced to sell or otherwise dispose of such shares. Spacetec did not pay any additional consideration to any stockholder in connection with the execution and delivery of the Voting Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Options

     Options to purchase 89,100 shares of Spacetec common stock granted to directors and executive officers accelerated upon the mailing of this proxy and notice of the Spacetec special meeting and options to purchase an additional 81,000 shares of Spacetec common stock will accelerate upon the completion of the merger. In addition, J. Grant Jagelman, Dennis Gain, George Rea and Pat Sullivan have each been designated by Spacetec for election as directors of New Labtec.

Consulting Agreement

     Effective October 20, 1998, Spacetec entered into a consulting agreement with a management consulting firm affiliated with Sun Capital, to assist in reviewing and reorganizing the Spacetec operations. The agreement provides for payment of $30,000 per month and may be terminated upon ten days notice by either party. In addition, the agreement contains non-disclosure clause provisions, assignment of inventions, a twelve-month non-compete with certain competitors and a twelve-month non-solicitation of employees.

Indemnification

     The Certificate of Incorporation of New Labtec contains certain provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Certificate of Incorporation of New Labtec also contains provisions indemnifying its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     In addition, Spacetec has executed an Indemnification Agreement with each of Dennis Gain, J. Grant Jagelman and certain of their affiliates pursuant to which Spacetec would indemnify such person in connection with claims arising from or related to such person's obligations under the Voting Agreement and Irrevocable Proxy, except where indemnification is unlawful or prohibited.

CONTRIBUTION OF ASSETS

     Immediately following the completion of the merger, all of the assets, except cash and cash equivalents, all shares of capital stock of subsidiaries and all rights under the Merger Agreement, the Note and all other instruments executed in connection with the merger and all of the liabilities of the current Spacetec business prior to the completion of the merger will be contributed to Spacetec Corporation, a wholly-owned subsidiary of New Labtec.

CORPORATE STRUCTURE AFTER THE TRANSACTIONS ARE COMPLETED

     After the amendments to Spacetec's Articles to increase the number of shares authorized and to change the corporate name and the completion of the merger, Spacetec IMC Corporation will be renamed "Labtec Inc." and will be incorporated under the laws of the Commonwealth of Massachusetts. Immediately after the completion of the merger, the non-cash assets and liabilities of the current Spacetec business will be contributed to Spacetec Corporation, and the reverse stock split shall be effected. New Labtec will have two wholly-owned subsidiaries that are also incorporated under the laws of Delaware. One subsidiary will be Labtec Corporation, the successor to Labtec in the merger, and the other will be Spacetec Corporation, the subsidiary that received assets and liabilities from Spacetec IMC Corporation immediately after the merger.

     The directors of New Labtec, assuming the individuals designated by Labtec and Spacetec are elected, will be:

     - J. Grant Jagelman, Caroline Merison, Joseph Pretlow and Robert G. Wick as Class I directors;

     - Dennis T. Gain, Geoffrey Rehnert, Patrick J. Sullivan and Marc Wolpow as Class II directors; and

     - Rodger R. Krouse, Marc J. Leder, George R. Rea and Bradley A. Krouse as Class III directors.

     The executive officers of New Labtec upon completion of the merger will be:

Robert G. Wick                          President
Marc J. Leder                           Co-Chairman, Senior Vice President,
                                        Finance and Chief Financial Officer
Rodger R. Krouse                        Co-Chairman

GOVERNMENTAL AND REGULATORY APPROVALS

     Spacetec and Labtec are not required to file any information with the Federal Trade Commission or the Antitrust Division of the Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger and the transactions contemplated by the Merger Agreement. Spacetec and Labtec are not aware of any governmental or regulatory approvals required for consummation of the merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of the various states.

FEDERAL SECURITIES LAW CONSEQUENCES

     Shares of New Labtec common stock received by Labtec stockholders in the merger will not be registered under the Securities Act and may not be sold unless the are registered or unless an exemption from registration, such as the exemption provided by Rule 144 promulgated under the Securities Act, is available. In general, under Rule 144 as currently in effect, a Labtec stockholder (or Labtec stockholders whose shares are aggregated) who receives shares of New Labtec common stock in the merger and who, thereafter, beneficially owns such shares for at least one year, will then be entitled to sell within any three-month period a number of such shares that does not exceed the greater of one percent of the outstanding shares of New Labtec common stock or the average weekly trading volume in the New Labtec common stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about New Labtec. A Labtec stockholder (or Labtec stockholders whose shares are aggregated) who receives shares of New Labtec common stock in the merger and who, thereafter, is not an affiliate of New Labtec for at least 90 days prior to a proposed transaction and who beneficially owns such shares for at least two years will then be entitled to sell such shares under Rule 144 without regard to the limitations described above. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, a party and may include certain officers and directors of Labtec and New Labtec, as well as principal stockholders of Labtec and New Labtec.

ACCOUNTANTS

     The firm of Ernst & Young LLP, independent auditors and accountants of Spacetec, have been invited to attend the Spacetec special meeting and will have an opportunity to make a statement and respond to appropriate questions.

     The firm of PricewaterhouseCoopers LLP, independent accountants and auditors of Labtec, have been invited to attend the Spacetec special meeting and will have an opportunity to make a statement and respond to appropriate questions.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE
OF           SHARES OF SPACETEC COMMON STOCK TO HOLDERS OF LABTEC COMMON STOCK.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

                               SEPTEMBER 30, 1998

     The following Unaudited Pro Forma Combined Condensed Financial Information gives pro forma effect to the merger by application of the pro forma adjustments described in the accompanying notes. The merger will be accounted for by Labtec as a "reverse acquisition" of Spacetec under the "purchase" method of accounting. APB 16 requires the purchase price to be allocated to the acquired assets and liabilities of Spacetec on the basis of their fair values as of the date of acquisition. The Unaudited Pro Forma Combined Balance Sheet as of September 30, 1998 gives effect to the merger as if it occurred on September 30, 1998. The Unaudited Pro Forma Combined Statements of Operations for the six months ended September 30, 1998 and for the fiscal year ended March 31, 1998 give effect to the merger as if it occurred at the beginning of the periods presented, and include adjustments directly attributable to the merger and expected to have a continuing impact on New Labtec. The pro forma adjustments do not reflect an extraordinary charge of approximately $500,000 that Labtec will take associated with a pro-rata write-down of capitalized loan fees upon a partial paydown of its term loan with excess Labtec and Spacetec cash upon consummation of the merger, nor direct transaction costs to be incurred and expensed by Spacetec of approximately $500,000.

     The Unaudited Pro Forma Combined Condensed Financial Information and related notes are provided for informational purposes only. The Unaudited Pro Forma Combined Condensed Financial Information presented is not necessarily indicative of the consolidated financial position or results of operations of New Labtec as they may be in the future or as they might have been had the merger been effected on the assumed dates. The Unaudited Pro Forma Combined Condensed Financial Information should be read in conjunction with the historical financial statements of Labtec and Spacetec, and the related notes thereto, which are included elsewhere in this Proxy Statement.

                                   NEW LABTEC

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998

                                                          PRO FORMA ADJUSTMENTS
                         HISTORICAL     HISTORICAL    ------------------------------     PRO FORMA
                          SPACETEC        LABTEC          DR.                CR.          COMBINED
                         -----------   ------------   -----------        -----------    ------------
ASSETS
Cash...................  $   666,164   $  2,560,866                      $ 1,443,043(6) $  1,783,987
Securities available
  for sale.............    5,556,957                                       5,556,957(6)           --
Accounts receivable....    2,037,151     15,448,246                                       17,485,397
Interest and other
  receivables..........        3,547          9,093                                           12,640
Inventory..............      535,446      9,903,074                                       10,438,520
Prepaids and other
  assets...............      182,769                                                         182,769
Current deferred income
  taxes................           --        944,091                                          944,091
                         -----------   ------------                                     ------------
     Current assets....    8,982,034     28,865,370                                       30,847,404
Furniture and
  equipment, net.......      638,410      2,007,178                                        2,645,588
Noncurrent deferred
  income taxes.........                   1,666,345                                        1,666,345
Goodwill and other
  intangible assets....      142,434        883,760   $ 1,500,000(3)                       6,813,672
                                                        4,287,478(2)
Noncompete agreement...                     180,900                                          180,900
Capitalized loan
  fees.................                   2,435,115                          499,527(7)    1,935,588
Investment in
  subsidiary...........                                12,803,877(1)      12,803,877(2)
Other assets (net).....       29,192        115,952                                          145,144
                         -----------   ------------                                     ------------
Total assets...........  $ 9,792,070   $ 36,154,620                                     $ 44,234,641
                         ===========   ============                                     ============

                                   NEW LABTEC

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1998

                                                             PRO FORMA ADJUSTMENTS
                            HISTORICAL     HISTORICAL    ------------------------------     PRO FORMA
                             SPACETEC        LABTEC          DR.                CR.          COMBINED
                            -----------   ------------   -----------        -----------    ------------
LIABILITIES AND
  SHAREHOLDER'S EQUITY
  (DEFICIT)
Current portion of LT
  debt....................  $             $  1,000,000     1,000,000(6)                    $         --
Accounts payable..........      332,802      6,711,952                        1,500,000(3)    8,544,754
Income taxes payable......                      28,445                                           28,445
Accrued payroll, bonuses,
  & benefits..............      658,805        418,905                                        1,077,710
Accrued interest..........                     157,152                                          157,152
Other accrued expenses....      284,064      1,446,016                                        1,730,080
                            -----------   ------------                                     ------------
    Current liabilities...    1,275,671      9,762,470                                       11,538,141
Long-term debt............                  31,503,586     6,000,000(6)                      25,503,586
Merger notes payable......                                                    1,065,000(5)    1,065,000
                            -----------   ------------                                     ------------
    Total liabilities.....    1,275,671     41,266,056                                       38,106,727
                            -----------   ------------                                     ------------
Common stock..............       68,409        262,285        68,409(2)          22,823(1)       69,036
                                                             216,072(4)
Additional paid-in-
  capital.................   16,006,225      7,052,279    16,006,225(2)         216,072(4)   19,854,304
                                                             195,101(8)      12,781,054(1)
Treasury stock............                    (195,101)                         195,101(8)           --
Stock subscription
  receivable..............                    (188,617)                                        (188,617)
Deferred compensation.....      (50,221)       (16,608)                          50,221(2)      (16,608)
Unrealized gain on
  available for sale
  securities..............        3,496                        3,496(2)                              --
Cumulative translation of
  adjustment..............       44,419                       44,419(2)                              --
Accumulated deficit.......   (7,555,929)   (12,025,674)      499,527(7)       7,555,929(2)  (13,590,201)
                                                           1,065,000(5)
                            -----------   ------------                                     ------------
    Total equity
       (deficit)..........    8,516,399     (5,111,436)                                       6,127,914
                            -----------   ------------   -----------        -----------    ------------
Total Liabilities and
  Equity..................  $ 9,792,070   $ 36,154,620   $43,689,604        $43,689,604    $ 44,234,641
                            ===========   ============   ===========        ===========    ============

                                   NEW LABTEC

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998

                                                                  PRO FORMA
                                                                 ADJUSTMENTS
                             HISTORICAL     HISTORICAL     -----------------------     PRO FORMA
                              SPACETEC        LABTEC           DR.          CR.        COMBINED
                             -----------    -----------    -----------    --------    -----------
Net sales..................  $ 3,323,582    $28,188,763                               $31,512,345
Cost of sales..............      952,780     18,389,274                                19,342,054
                             -----------    -----------    ----------     --------    -----------
Gross profit...............    2,370,802      9,799,489                                12,170,291
                             -----------    -----------    ----------     --------    -----------
Operating Expenses:
  Selling and marketing....    2,037,976      5,407,676                                 7,445,652
  General, administrative
     and R&D...............    2,525,378      3,750,986                                 6,276,364
  Depreciation and
     amortization..........      274,412        683,538                                   957,950
  Amortization of
     goodwill..............           --        883,762       964,580(9)                1,848,342
  Amortization of
     noncompete
     agreement.............           --        180,900                                   180,900
                             -----------    -----------    ----------     --------    -----------
                               4,837,766     10,906,862       964,580                  16,709,208
                             -----------    -----------    ----------     --------    -----------
Income (loss) from
  operations...............   (2,466,964)    (1,107,373)      964,580                  (4,538,917)
Other expenses (income):
  Net interest expense
     (income)..............     (214,556)     1,799,807        53,250(10)  287,700(11)   1,528,394
                                                              214,556(6)    36,963(7)
  Other expense (income)...           --        (15,631)                                  (15,631)
                             -----------    -----------    ----------     --------    -----------
Income (loss) before income
  taxes and extraordinary
  loss.....................   (2,252,408)    (2,891,549)    1,232,386      324,663     (6,051,680)
Provision for (benefit
  from) income taxes.......                    (722,887)       14,214(12)                (708,673)
                             -----------    -----------    ----------     --------    -----------
Income (loss) before
  extraordinary loss.......  $(2,252,408)   $(2,168,662)   $1,246,600     $324,663    $(5,343,007)
                             ===========    ===========    ==========     ========    ===========
Net loss per share.........  $     (0.33)   $     (0.09)                              $     (0.80)(13)
                             ===========    ===========                               ===========
Weighted average number of
  shares outstanding.......    6,841,467     23,953,293                                 6,720,111(13)
                             ===========    ===========                               ===========

                                   NEW LABTEC

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED MARCH 31, 1998

                                                                    PRO FORMA ADJUSTMENTS
                                     HISTORICAL     HISTORICAL     -----------------------      PRO FORMA
                                      SPACETEC        LABTEC          DR.           CR.         COMBINED
                                     -----------    -----------    ----------     --------     -----------
Net sales..........................  $ 8,883,669    $57,820,303                                $66,703,972
Cost of sales......................    2,855,047     38,163,280                                 41,018,327
                                     -----------    -----------                                -----------
Gross profit.......................    6,028,622     19,657,023                                 25,685,645
                                     -----------    -----------                                -----------
Operating expenses:
  Selling and marketing............    4,359,099      9,903,762                                 14,262,861
  General, administrative and
     R&D...........................    5,029,964      5,176,876                                 10,206,840
  Depreciation and amortization....      477,687        943,449                                  1,421,136
  Amortization of goodwill.........           --      1,767,524     1,929,159(9)                 3,696,683
  Amortization of noncompete
     agreement.....................           --        361,800                                    361,800
                                     -----------    -----------    ----------                  -----------
                                       9,866,750     18,153,411     1,929,159                   29,949,320
                                     -----------    -----------    ----------                  -----------
Income (loss) from operations......   (3,838,128)     1,503,612     1,929,159                   (4,263,675)
Other expense (income):
  Interest expense (income), net...     (568,127)     3,253,795       106,500(10)  575,400(11)   2,739,231
                                                                      568,127(6)    45,664(7)
  Other expense                               --          1,956                                      1,956
                                     -----------    -----------    ----------     --------     -----------
Income (loss) before income taxes
  and extraordinary loss...........   (3,270,001)    (1,752,139)    2,603,786      621,064      (7,004,862)
Provision for (benefit from) income
  taxes............................           --         13,555                     18,211(12)      (4,656)
                                     -----------    -----------    ----------     --------     -----------
(Loss) income before extraordinary
  loss.............................  $(3,270,001)   $(1,765,694)   $2,603,786     $639,275     $(7,000,206)
                                     ===========    ===========    ==========     ========     ===========
Net loss per share before
  extraordinary items (basic and
  diluted).........................  $     (0.45)   $     (0.09)                               $     (1.18)(13)
                                     ===========    ===========                                ===========
Weighted average number of shares
  outstanding......................    7,195,000     19,156,928                                  5,937,895(13)
                                     ===========    ===========                                ===========

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

 1. Represents the investment of Labtec in Spacetec equal to the fair value of Spacetec calculated as 6,846,993 shares of Spacetec common stock outstanding at October 21, 1998 at an average price of $1.87 per share. After giving effect to the 1-for-3 reverse stock split, pro forma Spacetec shares amount to 2,282,331. New Labtec's common stock has a par value of $0.01, accordingly, the investment is recorded as common stock of $22,823 and $12,781,054 of additional paid in capital.

 2. Represents the excess of the purchase price of $12,803,877 over the $8,516,399 historical book value of Spacetec's net assets as of September 30, 1998, and represents the elimination of Labtec's initial investment in Spacetec against Spacetec's historical net book value.

 3. Represents an estimate of the capitalizable transaction costs to be incurred in connection with the merger.

 4. Represents the recapitalization of Labtec common stock to reflect "reverse acquisition" accounting. The recapitalized number of shares is calculated by multiplying the exchange ratio of 0.55430739 by the 25,011,310 shares of Labtec common stock outstanding on the effective date of the merger, adding the existing Spacetec shares outstanding of 6,846,993, and dividing the total number of post-merger Spacetec shares of 20,710,947 by 3 (to reflect the 1-for-3 reverse stock split), and then multiplying the result of 6,903,649 shares by $0.01 par value. This new par value of $69,036 results in an adjustment to the historical common stock balance of $216,072.

 5. Represents merger note payable to the Labtec shareholders by New Labtec. Interest accrues and is payable quarterly at an annual interest rate of 10% and principal is due in full six years from date of issuance.

 6. Represents the cash estimated to be used to pay off existing long-term debt of Labtec. This results in a pro forma reduction of Spacetec's interest income of $568,127 and $214,556, respectively, for the fiscal year ended March 31, 1998 and for the six months ended September 30, 1998.

 7. Represents the pro-rata write-down of capitalized debt issuance costs by Labtec (to be classified as an extraordinary loss) related to the portion of Labtec's existing long-term debt paid off early as discussed in 6. above. The lower balance results in pro forma adjustments to interest expense of $45,664 and $36,963, respectively, for the fiscal year ended March 31, 1998 and for the six months ended September 30, 1998.

 8. Represents the cancellation of Labtec's treasury stock. All shares of Labtec common stock held in treasury immediately prior to the merger will be cancelled and cease to exist pursuant to the terms of the Merger Agreement.

 9. Represents the amortization of the preliminary allocation of excess purchase price to goodwill and other intangible assets created by the purchase of Spacetec as if the purchase occurred at the beginning of the period presented. The goodwill and other intangible assets are being amortized over an estimated average life of three years.

10. Represents interest expense at 10% incurred on the merger note payable as if the purchase occurred at the beginning of the period presented.

11. Represents decrease in Labtec's interest expense related to the debt estimated to be paid off upon completion of the merger. The debt to be paid off accrues interest at the Libor rate (currently 5.22%) plus 3.00%.

12. Represents the tax effect of the increase and decrease in interest expense as described in 6, 7, 10, and 11 above. The federal statutory rate of 34% is used for the fiscal year ended March 31, 1998. Labtec's anticipated effective tax rate of 25% for the fiscal year ended March 31, 1999 is used for the six month period ended September 30, 1998. Note that the goodwill and intangibles amortization generated by the merger is not deductible, thus no tax effect is considered.

13. Gives effect to the 1-for-3 reverse stock split to be voted on pursuant to this Proxy Statement.

                  ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE
                            OF SPACETEC STOCKHOLDERS

PROPOSAL 2 AMENDMENT TO ARTICLES TO INCREASE NUMBER OF AUTHORIZED SHARES OF SPACETEC COMMON STOCK AND TO CHANGE THE CORPORATE NAME

     Spacetec's Articles provide that the number of authorized shares of common stock, par value $.01 per share, is 20,000,000 shares. To fulfill its obligations to Labtec stockholders and option holders under the Merger Agreement and to provide a sufficient number of authorized shares for corporate purposes in the future, the Spacetec Board would like to increase the number of authorized shares to 25,000,000. On November 12, 1998, the Spacetec Board resolved to recommend to the Spacetec stockholders that the Spacetec Articles be amended to increase the number of authorized shares of Spacetec common stock from 20,000,000 to 25,000,000 shares and to change the corporate name to "Labtec Inc.", both subject to and upon completion of the merger. The full text of the proposed amendments to the Articles is included in Annex E attached to this Proxy Statement.

     As of January 8, 1999, there were approximately 6,846,993 shares of Spacetec common stock issued and outstanding. In addition, approximately 817,221 shares have been reserved for issuance under the Spacetec stock option plans and stock purchase plan. Upon completion of the merger, we will issue or reserve for issuance approximately 13,863,954 shares of Spacetec common stock to holders of Labtec common stock. We have also agreed to assume all outstanding options to purchase Labtec common stock, which will require Spacetec to reserve approximately 2,113,574 shares. Assuming you approve Proposal 4 regarding the 1-for-3 reverse stock split, approximately 7.8 million shares of Spacetec common stock will be outstanding or reserved for issuance. An increase in the authorized but unissued shares of Spacetec common stock to 25,000,000 shares will provide a sufficient number of authorized but unissued shares of common stock to satisfy our obligations under the Merger Agreement and shares for other corporate purposes. These other purposes may include, without limitation: entering into acquisitions, joint venture and collaborative research and development arrangements with other companies in which Spacetec common stock or the right to acquire Spacetec common stock is a part of the consideration; raising capital through the sale of Spacetec common stock; attracting and retaining valuable employees by the issuance of additional stock options; and other transactions involving the use of Spacetec common stock. Spacetec has no present commitments, agreements or undertakings to issue any additional shares for any such other purpose.

     The affirmative vote of the holders of a majority of the Spacetec common stock issued and outstanding on the record date will be required to approve the amendment to the Articles.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE ARTICLES TO INCREASE THE AUTHORIZED SHARES OF SPACETEC COMMON STOCK FROM 20,000,000 SHARES TO 25,000,000 SHARES, SUBJECT TO AND UPON COMPLETION OF THE MERGER.

PROPOSAL 3  ELECTION OF DIRECTORS

     On October 21, 1998, the Spacetec Board was increased to twelve members, subject to the completion of the merger. The Spacetec Articles provide that the Spacetec Board is divided into three classes, consisting of four directors in each class. At the special meeting, an aggregate of twelve directors will be elected to hold office with four such directors being elected as (i) Class I directors for a one year-term, (ii) Class II directors for a two-year term and
(iii) Class III directors for a three-year term, each until their successors are duly elected and qualified. The following table indicates each individual

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

designated by Spacetec and Labtec to serve as directors of Spacetec following the merger and of the New Labtec following the migratory merger in the Class indicated:

                                 NAME                               AGE    DESIGNATED BY
                                 ----                               ---    -------------
CLASS I DIRECTORS                J. Grant Jagelman..............    56       Spacetec
                                 Caroline Merison...............    43         Labtec
                                 Joseph Pretlow.................    31         Labtec
                                 Robert G. Wick.................    36         Labtec
CLASS II DIRECTORS               Dennis Gain....................    55       Spacetec
                                 Geoffrey Rehnert...............    41         Labtec
                                 Patrick J. Sullivan............    43       Spacetec
                                 Marc Wolpow....................    40         Labtec
CLASS III DIRECTORS              Rodger R. Krouse...............    37         Labtec
                                 Marc J. Leder..................    37         Labtec
                                 George R. Rea..................    60       Spacetec
                                 Bradley A. Krouse..............    33         Labtec

---------------

     J. Grant Jagelman has been a director of Spacetec since its incorporation in April 1991. Mr. Jagelman was the Chairman of Spatial Systems Ltd. ("SSL"), an Australian public company, from 1986 to July 1997 when SSL was merged into Spacetec.

     Caroline Merison has been a director and founding member of Equinox Investment Partners ("EIP") since 1996. Prior to forming EIP, Ms. Merison spent 15 years in London and New York with Kleinwort Benson Limited, a British Merchant Bank. Ms. Merison is a director of Rapid Design Service, Inc. and Gateway HomeCare, Inc.

     Joseph Pretlow joined Bain Capital in 1992 and has been a principal since 1996. Prior to joining Bain Capital, Mr. Pretlow spent two years at Lehman Brothers in investment banking where he specialized in mergers and acquisitions and corporate finance transactions for retail companies. Previously, he worked as a consultant at Sibson & Company. Mr. Pretlow is a director of Artisan Entertainment and Bentley's luggage.

     Robert G. Wick joined Labtec on January 5, 1999 as its President. Mr. Wick will become President of New Labtec after the merger. Prior to joining Labtec, Mr. Wick spent four years as Vice President of Finance and Logistics at Weiser Lock, a division of Masco Corporation. From 1991 to 1994, Mr. Wick served as Controller of Weiser Lock.

     Dennis T. Gain was the founder of Spacetec and has been a director of Spacetec since its incorporation in April 1991. In addition, Mr. Gain was Chairman of the Board and served as President and Chief Executive Officer of Spacetec from its incorporation in April 1991 until February 1998. Mr. Gain has served as Chairman and Chief Executive Officer of 3D Open Motion, L.L.C. since June 1995.

     Geoffrey Rehnert helped to found Bain Capital at its inception in 1984, and has been a General Partner and a Managing Director since 1986. Mr. Rehnert is a director of Artisan Entertainment, Inc., ICON Health & Fitness, Inc., FTD Holdings, Inc., First Communications, Inc., Midwest of Cannon Falls, Nutraceutical Corp., Miltex, Inc., General Sportcraft, Ltd., and Kollmorgen Corporation.

     Patrick J. Sullivan has been a director of Spacetec since February 1997. Mr. Sullivan has extensive consumer electronics and computer industry experience. Mr. Sullivan has served as Vice President of the Merchandising Group of Digital Equipment Corporation, a computer manufacturer, since 1993.

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

     Marc Wolpow has been a Managing Director at Bain Capital, Inc. since 1993 and of Sankaty Advisors, Inc. (an affiliate of Bain Capital, Inc. since 1997). He is a director of American Pad & Paper Corp., Miltex Holdings, Inc., PSI, Inc., Physicians Quality Care, Inc., and PiRod Holdings, Inc.

     Rodger R. Krouse has been a Managing Director of Sun Capital Partners, Inc. since May 1995, prior to which he was employed by Lehman Brothers, Inc. since 1984, most recently as a Senior Vice President. Mr. Krouse is a director of Labtec Inc., Nailite International, Inc. and The Atlas Companies, Inc. Following the completion of the merger, Mr. Krouse will serve as Co-Chairman of New Labtec.

     Marc J. Leder has been a Managing Director of Sun Capital Partners, Inc. since May 1995, prior to which he was employed by Lehman Brothers, Inc. since 1989, most recently as a Senior Vice President. Mr. Leder is a director of Labtec Inc., Nailite International, Inc. and The Atlas Companies, Inc. Following the completion of the merger, Mr. Leder will serve as Co-Chairman, Senior Vice President, Finance and Chief Financial Officer of New Labtec.

     George R. Rea has been the Acting Chief Executive Officer of Spacetec since July 1998 and a director of Spacetec since September 1997. Mr. Rea has been a consultant and investor since 1994. Prior to this, Mr. Rea was Executive Vice President of Conner Peripherals Inc. from 1992 until his retirement in 1994. In addition, Mr. Rea is a director of Imaging Technologies International LLC.

     Bradley A. Krouse has been an attorney at Klehr, Harrison, Harvey, Branzburg & Ellers LLP since 1995, and a partner since 1997. Mr. Krouse is the brother of Rodger Krouse.

     The members of the Audit Committee and Compensation Committee will be determined at the first meeting of the New Labtec Board.

     The four nominees in each class of directors receiving the highest number of affirmative votes cast will be elected.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH PERSON NAMED ABOVE TO THE DESIGNATED CLASS OF DIRECTOR, SUBJECT TO AND UPON COMPLETION OF THE MERGER.

PROPOSAL 4  AMENDMENT TO ARTICLES TO PROVIDE FOR THE 1-FOR-3 REVERSE STOCK SPLIT

General

     The Spacetec Board believes that it is in the best interests of Spacetec and you to effect a reverse stock split whereby one share of New Labtec common stock will be issued for each three shares of New Labtec common stock. This reverse stock split will occur after the merger and after the filing of the amendment with the Secretary of State in the Commonwealth of Massachusetts. The Spacetec Board believes that a decrease in the number of outstanding shares of common stock may cause the price to increase. An increase in the price may increase the interest of analysts and investors in New Labtec common stock. For these reasons the Spacetec Board believes that a decrease in the number of outstanding shares of stock will improve the liquidity of the New Labtec common stock.

     Assuming you approve the 1-for-3 reverse stock split, one share of New Labtec common stock will be issued for each three shares of New Labtec common stock outstanding after the merger. No fractional shares of New Labtec common stock will be issued. In lieu of fractional shares, each holder of New Labtec common stock will receive cash (rounded to the nearest whole cent) equal to the average market value of Spacetec common stock for the five most recent days that Spacetec, or New Labtec, as the case may be, has traded ending on the trading day immediately prior to the date on which the amendment to the Articles effecting the reverse stock split is filed with the Secretary of State in the Commonwealth of Massachusetts.

     While the Spacetec Board believes that the 1-for-3 reverse stock split may result in a higher price for New Labtec common stock, the market price cannot be accurately predicted. In addition, there can be no assurance that the desired results as stated above will be achieved. Finally, the 1-for-3 reverse stock split may have the effect of creating odd lots of stock (i.e., lots of fewer than 100 shares) for some stockholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with their sale.

     As soon as practicable after the amendment to the Articles effecting the reverse stock split is filed, American Stock Transfer will deliver to each New Labtec stockholder a letter of transmittal including instructions to be used in surrendering Spacetec and Labtec common stock certificates.

Federal Income Tax Consequences of the Reverse Split

     No gain or loss should be recognized by a stockholder of New Labtec upon such stockholder's exchange of shares pursuant to the reverse stock split (except to the extent of any cash received in lieu of a fractional share). Cash payments in lieu of a fractional share of New Labtec should be treated as if the fractional share were issued to the stockholder and then redeemed by New Labtec for cash. A New Labtec stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share (determined as provided below). Such gain or loss will be capital gain or loss if the payment of cash in lieu of the fractional share is a mere mechanical rounding off of fractions and not separately bargained for consideration, and the payment is "not essentially equivalent to a dividend" with respect to the stockholder under the federal income tax law. For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in New Labtec, taking into account the constructive ownership rules and redemptions of fractional shares from all the stockholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.

     The aggregate tax basis of the New Labtec shares received in the reverse stock split (including any fractional shares deemed to have been received) will be the same as the stockholder's aggregate tax basis in the shares exchanged therefor. The stockholder's holding period for the new shares received in the reverse stock split will include the period during which the stockholder held the old shares surrendered in the reverse stock split.

     The affirmative vote of the holders of a majority of Spacetec common stock issued and outstanding on the record date will be required to approve the amendment to the Articles to provide for the 1-for-3 reverse stock split.

     YOUR BOARD UNANIMOUSLY APPROVED THE ONE-FOR-THREE REVERSE STOCK SPLIT AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ONE-FOR-THREE REVERSE STOCK SPLIT.

PROPOSAL 5 AUTHORIZATION TO ADJOURN SPECIAL MEETING.

     The Spacetec Board believes it is in the best interest of the Spacetec stockholders that the special meeting be adjourned in the event that the number of proxies sufficient to approve any of the proposal has not been received by the date of the special meeting. Postponing the meeting would provide the Spacetec Board with additional time to solicit and receive proxies.

     YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AUTHORIZATION OF SPACETEC TO ADJOURN THE SPECIAL MEETING.

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

                                    SPACETEC

                               SPACETEC BUSINESS

     Spacetec IMC Corporation is a leading developer and marketer of controllers and the related software that enable a user to manipulate three dimensional graphical images in real-time. Unlike traditional hardware controllers such as keyboards, gamepads, mice, trackballs and joysticks, Spacetec's products enable the user to manipulate images as if the user were moving actual objects or moving through actual scenes in the real world. Spacetec's products are used in the mechanical CAD market, the consumer market and the emerging desktop market as typified by the Internet.

     3D graphical capability, once found only in UNIX workstations and gaming consoles, is now widely available and used by electronic design engineers, architectural engineers, industrial designers, film, video and broadcast television animators, graphic artists, and game developers. With both Microsoft and Intel promoting 3D graphical interfaces, the use of 3D graphical capability will become increasingly available.

EFFECTS OF THE TRANSACTIONS

     After the completion of the merger, Spacetec IMC Corporation will be renamed "Labtec Inc." (New Labtec). New Labtec will contribute all of the assets, except cash and cash equivalents, and all of the liabilities of the current Spacetec business to a wholly-owned subsidiary. New Labtec will then have two wholly-owned subsidiaries that are incorporated under the laws of Delaware. One subsidiary will be Labtec Corporation, the successor to Labtec in the merger, and the other will be Spacetec Corporation, the subsidiary that received assets and liabilities from Spacetec IMC Corporation.

SPACETEC STRATEGY

     Spacetec views itself as a leading provider of 3D enabling products and software technology to the market. With 3D increasingly prevalent in personal computing and other consumer electronics systems, Spacetec is positioned to become an important player in the emerging 3D environment. To achieve this, Spacetec's strategies are:

GROW ITS PREMIER POSITION IN THE NT/UNIX MARKET:

     Workstations -- To build on its market position by leveraging relationships with a growing list of high-end system applications, Spacetec now offers an "open" software development kit (SDK) to the development community for integration into their applications, thus enabling the 3D input controller. With access to the source code, the developer takes control of the implementation and adds value wherever possible by going "native."

     In addition to enabling the applications with sophisticated SDK offerings, Spacetec has initiated a new direction in input controller development, beginning with ergonomics. Using an input device is a physical and repetitive event. Major end users are cognizant of the health and well being of their employees, and are requesting quantitative and qualitative data on the impact of usage as it relates to "Repetitive Stress Injury". Spacetec has responded by engaging a leading specialist in this field, has actively measured employees at key customer sites, and has remitted the data to a leading design house. The outcome of this advanced work is expected to be the Spaceball 4000, slated for release in the latter half of fiscal year 1999. By working with industry specialists, key OEMs and large end users, Spacetec has further strengthened its position in the workstation market.

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

PENETRATE MASS MARKETS:

     Consumer -- Spacetec intends to maintain its position of supplying 3D input controller technology to this market segment by building additional relationships with key market players. In fiscal year 1998, to heighten awareness of 3D input controllers, strategic relationships were pursued and most recently a marketing relationship with Acclaim Entertainment for a software bundle was initiated. In a related area, Spacetec began shipment of components to ASCII Entertainment for use in its "Sphere 360", a controller for the Sony PlayStation. Spacetec hopes to leverage its success with ASCII Entertainment to deliver other products for the game console market. Spacetec looks to further enhance its award-winning SpaceOrb 360 and offer a Universal Serial Bus ("USB") and Human Interface Device ("HID") in the second half of the fiscal year. Concurrently, Spacetec is working closely with Microsoft in the area of DirectInput to simplify the support of 3D devices by application developers, and to define a separate class of 3D controllers within Windows. The goal is to make input controllers truly plug-and-play.

     Desktop -- Desktop PC's remain the traditional domain of the mouse (2D) today and into the foreseeable future as there has been little progress at the OS level to standardize on a graphics modeling or rendering engine. Nonetheless, the desktop represents the single largest business opportunity for 3D interactive computing, and is ripe for application development that brings real 3D to the desktop. The competing forces of OpenGL (Silicon Graphics Inc.) and Direct3D (Microsoft) are anticipated to create a standard that targets the development community. Microsoft is committed to evolving the 3D-user interface into a standard GUI in future releases of Windows. As the PC is 3D ready, it is anticipated that a standard will emerge. As both Intel and Microsoft are concentrating on this segment, the expectation of ensuing applications is high. Until that time, the Internet and gaming are the most viable 3D environments on the desktop.

     In anticipation of this evolution, Spacetec has committed itself to furthering the use and deployment of 3D input controllers on the desktop. Spacetec will take a similar approach to defining the product offering in desktop as in the workstation segment, commencing with ergonomics, and on to customer input, and industrial design. Product functionality takes into consideration that the desktop is mostly 2D, and that evolution to 3D cannot preclude either form. Spacetec anticipates increased demand from the mass market on the desktop as it evolves its 3D input controllers and related software.

PRODUCTS

HARDWARE PRODUCTS

     Spacetec's hardware products include two classes of motion controllers:

     Consumer Products -- Spacetec entered the consumer electronics market at Christmas 1996 with the introduction of the SpaceOrb 360, a serial 3D game controller. The SpaceOrb 360 is compatible with many of today's popular 3D games, including Forsaken, Quake, Descent, DOOM, MDK, Redneck Rampage, Duke Nukem 3D, and all Windows 95 games. The SpaceOrb 360 is expected to be redesigned and relaunched to support USB, HID and DirectInput and be separately recognized as a separate device class within Windows. This will result in "plug-and-play" status, and broader acceptance in this market segment.

     Industrial Products -- Spacetec has two product lines for the Industrial Market. The Spaceball 2003 is aimed at the higher-performance applications and the Spaceball 3003 at the lower end. The Spaceball 3003 "FLX" mid-range 3D controller is primarily targeted at the emerging 3D animation and multimedia markets, and for the rapidly growing NT Mechanical-CAD market. The Spaceball 3003 "FLX" series provides an improved PowerSensor ball that moves with a displacement for easier use and improved

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

motion control, delivering three powerful advantages: less force for model movement, improved ergonomics, and a reduced learning curve for new users. The Spaceball 3003 "FLX" is sold by a number of OEM's including, Hewlett Packard, Compaq, and IBM Corporation, together with a number of value-added resellers and distributors. The Spaceball 2003 "FLX" featuring fully programmable capability with tactile buttons, is targeted at a more rigorous environment using UNIX-based workstations and high-end NT-based PCs. The Spaceball 2003 "FLX" has become a standard input controller for industrial as well as digital content creation applications. Using these products, designers and engineers can pan, zoom and rotate 3D models as smoothly and easily as if they were holding them in their hands. Spacetec believes that the ability to manipulate 3D models faster with more accuracy can result in significant increases in productivity. With end use customers that include many of the large Fortune 1000 manufacturing companies, such as General Motors, General Electric, General Dynamics, Chrysler, Eastman Kodak, Daimler Benz, Honda Motors, McDonnell Douglas, and Motorola, the Spaceball 2003 "FLX" is the largest selling and most widely used product in this market. The Spaceball 2003 "FLX" is sold by a number of OEMs, including Hewlett-Packard and IBM Corporation, and a number of value-added resellers and distributors.

SOFTWARE PRODUCTS

     As part of its hardware sales, Spacetec offers (without charge to its hardware customers) software products which enable and enhance the performance of its 3D controllers. These software products include:

     SpaceWare 7.4 -- This recently released version of the driver for the Spaceball 2003 "FLX" and Spaceball 3003 "FLX" features a robust programmable user interface that allows the user to customize settings to the particular environment and thus increase productivity. SpaceWare 7.4 provides for custom selection of user defined operands including: creation of groups of functions, modifying sensitivity of settings, programmable button selections and on-line assistance.

     SpaceWare AniMotion -- Software developers that create applications for games, motion pictures or videos, animators, and other creative applications have a growing need to create more sophisticated, life-like 3D animation in a timely manner. To put an advanced, intuitive 3D interactive motion control capability in the hands of animators, Spacetec has created SpaceWare AniMotion, an advanced 3D interactive motion control solution for use with 3D Studio MAX, the industry leader in animation software. By incorporating SpaceWare AniMotion with the Spaceball 3003 "FLX", animators can dynamically move objects, cameras or lights, to create sophisticated 3D animations faster and more effectively.

     SpaceWare 8.1 -- SpaceWare 8.1 driver source code is targeted for delivery to application developers like AutoCAD for their integration, and is designed to be the primary interface to high-end graphic technologies such as Accel View which is embedded within Autodesk's 3D Mechanical Desktop. The SpaceWare 8.1 release is designed and developed to interface with any graphic technology deployed by application developers, and to provide added value to those developers. SpaceWare 8.1, which is anticipated to be released in the latter half of fiscal 1999, will provide support for Spacetec's 3D input controllers in a seamless fashion.

     Spacetec's plans to develop and commence shipments of new hardware and software products are forward-looking statements. The timing and completion of such plans depends on numerous factors, including the continued technical development of such products; the successful transition of the prototype products to volume production; and the successful development of sufficient market demand for such products. There can be no assurance that any new product introduction will occur as planned, or that such introduction will prove to be of financial benefit to Spacetec. Delays and difficulties associated with new product introductions have had material adverse effects on Spacetec's business, operating results and

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

financial condition. Spacetec's products represent new technology to the marketplace, and there continues to be substantial risks that the marketplace may not accept Spacetec's products.

     Market acceptance of Spacetec's products depends to a certain extent upon the ability of Spacetec to demonstrate the advantages of its products over other types of products. There can be no assurance that either existing or new competitors will not develop products that are superior to Spacetec's products or may achieve greater market acceptance or that Spacetec will be able to identify, develop, manufacture, market or support new products and services that will respond to evolving customer requirements and maintain market acceptance. Failure by Spacetec to anticipate or respond adequately to technological developments and customer requirements or any significant delays in product development or introductions could result in a material loss of market share or revenues. In addition, new products, when released by Spacetec, may contain unexpected errors or "bugs" that, despite testing by Spacetec, are discovered only after a product has been installed and used by customers. Although Spacetec has not experienced material adverse effects from any such errors to date, there can be no assurance that errors will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could materially adversely affect Spacetec's competitive position and operating results. There can be no assurance that announcements of competing new product offerings by others will not cause customers to defer purchasing Spacetec's products or to not purchase them at all.

MARKETS

     Spacetec's marketing focus is divided into two broad business sectors, the Industrial Sector Business and the Consumer Sector Business. The Industrial Sector Business is comprised of the industrial and Professional Digital Media (multimedia) market, together with other emerging market areas supported on UNIX and Windows NT workstation and Windows 95 PC platforms. The Consumer Sector Business includes both 3D games and entertainment applications.

THE INDUSTRIAL SECTOR BUSINESS

The Industrial Market

     Although this market segment generally consists of all CAD applications including electronic design and architectural engineering and construction ("A/E/C"), Spacetec focuses on the mechanical design, manufacturing, and analysis segments where 3D technology is well accepted and has shown continued growth.

     In this market segment, the combination of increased hardware performance and advancements in 3D technologies is accelerating the use and adoption of solids modeling and 3D design tools. The release of several new Windows NT based applications in this field is also contributing to opening the market potential. The aerospace, automotive and major manufacturing industries have adopted real-time interactive 3D graphics as a standard technology approach providing an expanding on-going core business for Spacetec.

     Spacetec serves this market with its Spaceball 2003 and 3003 and SpaceWareinterface software customized to the leading industrial applications, including Parametric Technology Corporation's Pro/Engineer, IBM/Dassault Systems' CATIA, EDS's Unigraphics, SDRC's I-DEAS Master Series, SolidWorks' SolidWorks 97, Computervision's CADDS5, Matra Datavision's Euclid3 and Strim100, Hewlett-Packard's CoCreate, and Baystate Technologies CADKEY 97.

     Major industrial end users of Spacetec's products include BMW, Chrysler, Eastman Kodak, Ford, General Dynamics, General Electric, General Motors, Jaguar, John Deere, Lockheed-Martin, McDonnell

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

Douglas, Motorola, Pratt & Whitney Aircraft, Rockwell, Saab, Siemens, 3M, Toyota, TRW, and Whirlpool.

The Professional Digital Media (Multimedia) Market

     The Professional Digital Media market spans a broad spectrum of market segments where end users create 3D digital content. This market includes game developers, film, video and broadcast television animators, industrial designers, architectural designers, and 3D graphic and promotional artists.

     SpaceWare AniMotion for 3D Studio MAX was Spacetec's initial entry into this market. An enhanced SDK is expected to be developed to offer similar but more powerful capability to other popular 3D modeling and rendering applications to further encourage advanced levels of 3D interactive motion control.

     Workstations supporting NT and UNIX dominate the mechanical CAD and digital content creation markets with NT now outstripping UNIX by a greater than 2:1 ratio and expected to increase. The anticipated growth rate of over 18% over the next few years provides for a significant market opportunity. The combination of new seats and a large installed base together with its expanding list of OEM partners make this an attractive market for Spacetec.

THE CONSUMER SECTOR BUSINESS

PC-Based Games

     Spacetec believes that the introduction of several very successful 3D game titles such as Quake and Descent and more recently, Acclaim's Forsaken, will increase the demand for enhanced 3D interactive motion control in the PC game marketplace. Spacetec began shipping its serial version of the SpaceOrb 360 game controller into the retail channel in September 1996 with some initial success. It marked the first entry into this dynamic and highly competitive market segment. In fiscal 1998, Spacetec decided to reposition the SpaceOrb 360 as an OEM technology and to develop some strategic bundling opportunities to build awareness for the product/technology. It succeeded in doing so with both Packard Bell/ NEC and Acclaim Entertainment. Spacetec also decided to focus internally on enhancing the software support for the future, as there would be significant changes slated for the PC game controller market. New controllers need to be USB based and HID compliant, and have 3D class support within DirectInput. At that time PC game controllers such as the planned re-release of the SpaceOrb 360 would have true "plug & play" capability.

Console Games and Entertainment

     Spacetec entered into an exclusive licensing strategic development, manufacturing and marketing agreement with ASCII Entertainment in 1996 to bring its Real-Life 3D controller technology to the Sony PlayStation. Together with ASCII Entertainment, Spacetec has been previewing the product known as the "Sphere 360", and anticipates game support when released later this year. This controller is designed to address consumer demand for enhanced 3D interactive motion control for the latest 3D games released for the console marketplace. Mirroring the PC market, target titles for console systems include the Action, Adventure/Role Play Games and Simulation segment, which are becoming the majority of titles on this platform.

     Discussions are also continuing with other leading vendors serving the console game market to bring the 3D-controller technology to other console system platforms such as Nintendo and SEGA. There can

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

be no assurance that such discussions will result in Spacetec entering into a definitive agreement with any such companies or that any such agreement entered into will prove to be of financial benefit to Spacetec.

Desktop

     Windows 95/98 and NT proliferate the corporate and consumer desktop markets. Microsoft is making a decided push into the 3D market with support from chip manufacturers, including Intel. In March, Microsoft announced that beyond NT 5.0, both Windows and NT would have a 3D User Interface. Practical applications will follow, requiring devices to navigate these new horizons.

SALES AND MARKETING

     Spacetec focuses on four primary channels: OEM, Independent Software Vendors ("IEV's"), Value-Added Resellers ("VARS"), and Corporate Accounts in the "Fortune 1,000" category with a heavy emphasis on the automotive and aerospace industries.

     OEM -- Spacetec sells to leading manufacturers of Unix and Windows NT-based workstations and PC's, which incorporate our 3D controllers into systems offered to end users. In some cases, these 3D controllers are sold as a bundle with the system; in others as an add-on option. Current OEM customers include IBM, Hewlett-Packard, Compaq and Intergraph. Spacetec directs its sales efforts to increasing the number of OEM customers and increasing the usage of 3D controllers in each OEM system.

     ISV -- Spacetec works with ISVs to incorporate its software to enable and enhance the 3D motion control capabilities of its controllers. Spacetec believes ISV support is important to ongoing sales and marketing efforts.

     Value Added Resellers -- VARs supply a total solution to end-use customers. Spacetec develops this channel both domestically in North America and in Europe where Spacetec has made a determined effort to expand its scope of operations. The combined opportunity of Europe rivals that of North America.

     Corporate Accounts -- Spacetec markets to corporate accounts to build awareness and demand for 3D controllers, allowing the OEMs and VARs to fulfill the demand.

     Distribution -- Spacetec has recently renewed a two-year distribution and market development arrangement with Sumisho Electronic Devices Corporation, a wholly owned subsidiary of Sumitomo Corporation, for the development of all its business in Japan. The Japanese market showed growth and resilience during a difficult period and represented approximately 9% of Spacetec's business in fiscal year 1998. Recently, Spacetec has signed a distribution agreement with Avnet Computer, Inc., a large international distributor, to market and sell Spacetec industrial products to VARs in North America.

     Spacetec also offers turnkey product for private labeling or core components to the OEM for their own manufacturing processes. Spacetec will also license technology and component manufacturing rights to primary manufacturers of system hardware platforms and peripheral accessories. These include PC and console game systems manufacturers or third-party providers.

RESEARCH AND DEVELOPMENT

     Spacetec's research and development efforts consist of enhancing the features and performance of its core 3D control technologies and applying these enhancements to existing products and the development of new products. Spacetec's research and development functions are divided into hardware development and software development groups.

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     Spacetec's software developments efforts are designed to enhance the value of the hardware offerings by improving functionality within the input controller, at the driver level and within the ISV application. Each is a key area that requires dedicated software efforts.

     Spacetec's hardware development efforts are designed to enhance the performance, functionality, build-in features and ease-of-use characteristics of Spacetec's 3D technologies, while reducing the cost of manufacturing of key components. These enhancements are designed to allow the production of such components that allow scale-ability, especially reduction in size, enhanced reliability and broadening the use, all at progressively lower costs of manufacturing.

     Spacetec has directed its engineering efforts on developing a new controller which is intended to enhance the ergonomic features on its 3D controllers. Management anticipates that these product features will be completed during 1999. This group is also involved in the design and development of a range of new controller products, including the introduction of a USB solution, for various market segments and strategic partners and it is anticipated that requirements in this area will increase.

     During the years ended March 31, 1998, 1997, and 1996, Spacetec expended $3,483,000, $2,916,000 and $1,684,000, respectively, on its research and development efforts.

PATENTS AND PROPRIETARY RIGHTS

     Spacetec relies on a combination of patents, copyrights, trade secrets, trademark laws, confidentiality procedures and license arrangements to establish and protect its proprietary technology.

     Spacetec has received eleven patents in the United States, Canada, Australia, Japan, and certain European countries covering its core technology relating to the PowerSensor. Spacetec further has one issued United States patent and three pending United States patent applications, as well as five pending international patent applications, covering input sensing technology not yet incorporated into Spacetec's products.

     No assurances can be given that patents issued to Spacetec will not be infringed upon or designed around by others or that others will not obtain patents that Spacetec would need to license or design around. Although Spacetec believes that its products and other proprietary rights do not infringe the proprietary rights of third parties, there can be no assurance that other third parties will not assert infringement claims against Spacetec or that such claims will not be successful. If Spacetec is found to be infringing third-party patents, there can be no assurance that licenses that might be required for Spacetec's products would be available on reasonable terms, if at all.

     Spacetec's SpaceWare software is protected by copyright laws, which offer only limited protection for Spacetec's software. However, because the software development industry is characterized by rapid technological change, Spacetec believes that factors such as the technical know-how in the interactive 3D motion control field, and the technological and creative skills of its personnel are more important to establishing and maintaining a technology leadership position than the various legal protections available for its software.

     In addition to the protection afforded by patent registrations and copyright laws, generally employees of Spacetec and consultants to Spacetec have executed a proprietary information agreement designed to protect the trade secrets of Spacetec, inventions created in the course of employment with Spacetec and other proprietary information of Spacetec. Additionally, certain senior officers and technical personnel are required to sign non-competition agreements prohibiting such persons from competing with Spacetec for a period of 1 year following their departure from Spacetec.

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

MANUFACTURING

     Spacetec contracts its hardware manufacturing requirements to outside sources and expects to continue to do so in the future. Spacetec's production engineering and manufacturing staff are responsible for establishing and managing all manufacturing procedures and processes, and for procurement, production planning, quality assurance and quality control of all of Spacetec's products.

     Spacetec currently uses several United States contractors and an overseas contractor in China, for its primary manufacturing requirements. Final functional testing, calibration and quality control, as well as final packing and shipping for its industrial products, are performed by Spacetec but will shift to the source of manufacturing in fiscal year 1999. Generally, standard parts and components are used in the manufacturing of Spacetec's products with supplies sourced from multiple vendors. To date, Spacetec has been able to obtain adequate supplies of all components in a timely manner from existing sources

COMPETITION

     The markets for computer hardware and software are highly competitive and are characterized by continual change and technological improvement. In the input hardware field, Spacetec's products currently compete with traditional 1D and 2D input devices, such as the dial box, keyboard, gamepad, mouse, trackball and joysticks and some pure 3D input devices. On the software side there is a broad range of 3D enabling technologies, but few are closely aligned with six-degrees-of-freedom ("6DOF") input hardware devices. This provides a desirable area of focus for Spacetec.

     There are currently several alternative input device technologies available that provide various degrees of interactive 3D control capabilities. These devices range from the traditional 1D dial box, the keyboard, a gamepad or a 2D mouse. Other products like a trackball and joystick may provide some interactive 3D-motion control with 1, 2 or at most 3 degrees of freedom at a time. Some specialized 3D devices are available, including head positioning trackers but are minimally deployed. Motion control with the 1D and 2D devices tends to require a great deal of finger or hand dexterity and is somewhat robotic in nature. The specialized 3D devices are either difficult to use or have a difficult software interface. In comparison, Spacetec believes its 6DOF input device technology, once learned, allows life-like intuitive 3D-motion control.

     LogiCad 3D, a subsidiary of Logitech, Inc., represents the principal competition in the development and marketing of 3D input controllers with 6DOF. Space Control successfully markets a product known as the Space Mouse/Space Mouse Plus. In addition, Space Control has a relationship with Logitech for private labeling under the Logitech logo and sells as the Magellan. The Logitech relationship poses a significant challenge as they are a presence at OEMs, and within the consumer arena. Spacetec believes that it has a number of inherent advantages over Space Control, including full ownership of Spacetec's technology and therefore the absence of license fees, a direct worldwide presence and strong OEM relations with key partners, as well as a dedicated software development organization that works to supply the best technology while supporting key ISVs.

     Spacetec currently competes principally on the basis of product performance, the breadth of product compatibility with existing 3D applications, the speed with which software is developed for new 3D applications, Spacetec's reputation, relationships with distributors and quality of professional services. To the extent that Spacetec aims to broaden its penetration of consumer sector business, Spacetec anticipates that it will compete on the basis of price in addition to these other factors.

     While Spacetec believes it compares favorably with any competition from a performance and functionality basis, and also through the value that it provides through its superior technology, there can be

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no assurance that Spacetec will be able to compete successfully against current and future competitors or that competitive pressures faced by Spacetec will not materially adversely affect its business and results of operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

     Spacetec's total sales to Electronic Data Systems and subsidiaries represented 21% and 17% of Spacetec's revenues for the years ended March 31, 1998 and 1997, respectively. Sales to IBM Corporation totaled 13% and 8% for the 1998 and 1997 fiscal years, respectively and sales to Hewlett Packard totaled 6% and 15% for the 1998 and 1997 fiscal years, respectively. The loss of these customers could have a material adverse effect on Spacetec's business, financial position and results of operations.

EMPLOYEES

     Following a significant reduction effected on November 6, 1998, Spacetec had 22 full-time employees, of whom 9 were engaged in research and development, 5 in sales and marketing, 5 in administration and finance and 3 in manufacturing control. Spacetec's employees are not covered by a collective bargaining agreement. Spacetec has never experienced employment-related work stoppages and believes that it has satisfactory employee relations.

PROPERTIES

     Spacetec's corporate offices are located in an approximately 33,300 square foot facility in Lowell, Massachusetts. Spacetec occupies the Lowell facility under a sublease which terminates on July 3, 2000, subject to two successive one year renewal terms at the option of Spacetec. Spacetec believes that its existing facilities, together with additional office space available to it pursuant to an option under its Lowell lease, are sufficient to meet its requirements for the near term.

LEGAL PROCEEDINGS

     As of September 30, 1998, Spacetec is not party to any legal proceedings and is not aware of any material threatened litigation.

WHERE TO FIND ADDITIONAL INFORMATION

     Spacetec files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Spacetec files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Spacetec filings with the SEC are also available to public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov." Since Spacetec's common stock trades on the Nasdaq National Market, you may also read its Registration Statement and any report, statements or other information at the Nasdaq offices at 1735 K Street N.W., Washington, D.C. 20006.

     You should rely only on the information provided in this Proxy Statement. Spacetec has authorized no one to provide you with different information. Spacetec is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this Proxy

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

Statement is accurate as of any date other than the date on the front of the document.

SPACETEC TRADEMARKS

     Spacetec's registered trademarks include the following: 3D-I, a registered trademark in Brazil and France; DLD, a registered trademark of the United States; PANCEA, a registered trademark of the United States; POWERSENSOR, a registered trademark in Benelux, Canada, France, Japan and the United Kingdom; REALLIFE 3D, a registered trademark of Japan, South Korea and the United States; SEIZE THE POWER, a registered trademark of the United States; SPACEBALL, a registered trademark in Australia, Benelux, Brazil, Canada, China, France, Germany, Hong Kong, Italy, Japan, Malaysia, Mexico, Singapore, South Korea, Taiwan, the United Kingdom and the United States; SPACECONTROLLER, a registered trademark of Benelux, France, Germany, Italy, and the United Kingdom and the United States; SPACEMATES, a registered trademark of Benelux, France, Germany and Italy; SPACENAVIGATOR, a registered trademark of Benelux, France, Germany, Italy and the United Kingdom; SPACEORB, a registered trademark of Hong Kong, Japan and Mexico; SPACEPLAYER, a registered trademark of Benelux, Brazil, France, Germany, Hong Kong, Italy, Malaysia, Mexico, Singapore, South Korea, Taiwan and the United Kingdom; SPACEWARE, a registered trademark of Australia, Benelux, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Mexico, South Korea, Taiwan and the United States; SPACEWARE 3D-I, a registered trademark of Japan; THE BIG PICTURE, a registered trademark of the United States; and WINSPEED, a registered trademark of Benelux, Canada, France, Germany, Italy and the United Kingdom. This Proxy Statement also includes trademarks and tradenames of companies other than Spacetec and Labtec. All other trademarks and tradenames referred to in this Proxy Statement are the property of their respective owners.

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

                SPACETEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE DISCUSSION IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONTAINS TREND ANALYSIS AND OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH ELSEWHERE HEREIN, INCLUDING "RISK FACTORS."

Overview

     Spacetec was incorporated in April 1991 to develop and market advanced 3D graphical hardware and the related enabling software to the industrial workstation market. Historically, Spacetec generated revenues from sales of bundled hardware and software. These sales depended on ISV's incorporating Spacetec's enabling software into a specific application and lagged six to eighteen months behind the completion of the incorporation. In fiscal 1995, Spacetec launched its first product aimed at the industrial personal computer market. In early fiscal 1996, Spacetec began marketing its first stand-alone software product for the personal computer CAD market and commenced limited test-marketing of its first PC game product. Late in fiscal 1996, Spacetec began marketing the ergonomically improved version of the consumer product to the OEM market. In the third quarter of fiscal 1997, Spacetec commenced shipment to the consumer market.

     For reasons of manufacturing and volume efficiencies, Spacetec contracts all of its hardware manufacturing to outside sources. Primary manufacturing of its products had previously been through multiple domestic contract manufacturers, with final functional testing and quality control performed by Spacetec. Late in fiscal 1996, Spacetec began directing its manufacturing to an offshore contract manufacturer to further reduce the cost of goods. Currently, the majority of Spacetec products are produced by the offshore contract manufacturer.

     Research and development comprises both hardware and software activities. Hardware development has focused on creating products utilizing Spacetec's core hardware technology, but designed for specific end-use markets, and engineering these components to reduce manufacturing costs. This has resulted in products for the workstation, PC and consumer markets, and significant cost reductions in the core technology. In fiscal 1996, Spacetec began sampling its proprietary low-cost Eclipse-1 ASIC chip for use in its own proprietary controllers. The Eclipse-1 ASIC chip has successfully been incorporated into both consumer and industrial products.

     The primary activity in software development has been to create specialized 3D motion control software and software tools to enable Spacetec's products to be integrated into specific application software. Spacetec offers an "open" software development kit (SDK) to the development community for integration into their applications. Integration of the SDK enables Spacetec's 3D input controllers to work with specific software. With access to the source code, the developer can take control of the implementation and add value wherever possible by going "native." Software development activities have increased as the number of 3D applications into which Spacetec's software has been integrated has increased, and upon entering the professional PC multimedia animation market and consumer multimedia "entertainment" market with 3D interactive software programs.

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

RESULTS OF OPERATIONS

SIX MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     For the six-month period ended September 30, 1998, revenues decreased 14.8% to $3,323,000 from $3,899,000 for the six months ended September 30, 1997 ("prior six-month period"). The decrease in revenues is mainly attributable to a decrease in orders from the automotive sector as a result of a General Motors strike and a short-term delay in the start of the ASCII release of the Sphere 360 controller for the Sony Play Station.

     Mechanical CAD ("M-CAD") and multimedia sales for the current six-month period decreased 23.5% to $2.6 million from $3.4 million in the prior six-month period.

     During the current six-month period ended September 30, 1998, more emphasis was placed on the industrial business as evidenced by orders received from accounts such as Carrier, Chrysler, Ingersol Rand and Sony. Spacetec seeks to achieve a balance between various business units consisting of OEMs, corporate accounts and resellers. In the coming quarters, Spacetec expects to continue discussions with potential partners to assist in capitalizing on its technology. However, there is no assurance that such relationships, if established, will be able to generate substantial revenue.

Gross Profit:

     Spacetec's gross profit is arrived at after the costs of materials, manufacturing overhead, royalties, and amortization of capitalized software are subtracted from revenues. Gross profit decreased 13.8% to $2,370,000 in the current six-month period from $2,750,000 in the prior six-month period, and represented 71.3% of current period revenues versus 70.5% of revenues for the prior six-month period.

     As Spacetec continues to shift its sales mix from direct to OEM and general distribution channels for its industrial and consumer products, it is expected that the gross profit percentage experienced by Spacetec may decline. Spacetec's expectations regarding the decline in gross profit percentage is a forward-looking statement. There can be no assurance that such decreases in gross profit will not be greater than anticipated.

Selling and Marketing Expenses:

     Selling and marketing expenses, which include personnel costs, advertising and marketing costs, sales commissions and trade show expenses, decreased 1.7% to $2,038,000 in the current six-month period ended September 30, 1998 from $2,073,000 in the comparable period of the prior year, and represented 61.3% of current six-month period revenues, up from 53.2% of revenues in the comparable period of the prior year. Spacetec has taken action to further reduce these selling and marketing expenses to restore profitability. These actions included a reduction in both direct and indirect selling and marketing staff as well as a decline in general selling and marketing expenses. Spacetec anticipates that efficiencies may ensue in this area as a result of a proposed merger with Labtec.

Research and Development Expenses:

     Research and development expenses, which consist primarily of personnel and equipment costs required to conduct Spacetec's software and hardware development and engineering efforts, decreased 18.9% to $1,407,000 in the current six-month period, versus $1,735,000 in the comparable period of the prior year. These expenses represent 42.3% of current six-month period revenues and 44.5% of revenues in the comparable period of the prior year. The decrease in those expenses reflect the spin-off of the Open Motion technology, and the related staff reduction and decreased expenditures in hardware design. Further

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

reductions in expenses in this area are anticipated in November as further reductions in the workforce are undertaken.

General and Administrative Expenses:

     General and administrative expenses, which include the costs of Spacetec's finance, human resources and administrative functions, increased 71.9% to $1,392,000 in the current six-month period versus $810,000 in the comparable period of the prior year. These expenses represented 41.9% of current period revenues compared with 20.8% of prior period revenues.

     The increase in expenses in the current six-month period is mainly the result of the following one-time expenses totalling approximately $470,000 related to: accounting, legal, and administration fees related to the Open Motion spin-off and the Labtec merger as well as other legal and administrative expenses incurred in pursuing various strategic relationships during the period; consulting fees related to the installation and implementation of a new enterprise accounting system; and severance costs associated with the former Chief Executive Officer, Ray Boelig, and other employees terminated during the six-month period ended September 30, 1998.

     In addition, Spacetec incurred consulting fees for George Rea, Acting Chief Executive Officer, and consulting fees for the Acting Controller.

     The proposed merger with Labtec is expected to result in the discontinuance of some of these significant, non-recurring expenses. In addition, Spacetec anticipates a reduction of up to 25% of general and administrative expenses associated with the planned reduction in facilities costs, consolidation of several remote sales offices, and the lowered administrative costs associated with a reduced workforce.

Provision for Income Taxes:

     As Spacetec has recognized losses in the current fiscal year, it has not recorded a provision for income taxes. The benefit attributable to carryback of losses to prior years was fully utilized during the fiscal year ended March 31, 1997. Spacetec has unutilized federal net operating loss carryforwards of approximately $4,300,000.

Year 2000 Compliance:

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000 or Y2K" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with the Year 2000 issue.

     Spacetec in its ordinary course of business tests and evaluates its own products. Since Spacetec's products do not use any date-related processing in the hardware or driver software, the products are Y2K compliant, meaning that the use or occurrence of dates on or after January 1, 2000 and the occurrence of leap years will not materially affect the performance of Spacetec's products. As Spacetec's products are intended to be used in conjunction with other hardware and applications through third-party suppliers, there can be no assurances that users of Spacetec's products will not experience Y2K problems as a result of the integration of Spacetec's products with non-compliant Y2K products of such third-party suppliers. In addition, in certain circumstances, Spacetec has warranted that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of Spacetec's products with respect to its

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

lack of any date-related processing the hardware or driver software. If any of these customers experience Y2K problems, such customers could assert claims for damages against Spacetec.

     Spacetec is in the process for forming a Y2K committee that will review the Y2K status of Spacetec's software and systems used in its internal business processes. It also will include obtaining appropriate assurances of compliance from the manufacturers of these products or, in the event that such assurances cannot be obtained, will provide for modification or replacement of all non-compliant products. Management has verified that its accounting software is Year 2000 compliant.

     Spacetec is in the process of contacting its critical suppliers and major customers to determine whether the products obtained by it from such vendors or sold by the customer to third parties are Y2K compliant. Its suppliers and customers are under no contractual obligation to provide such information to it. Spacetec intends to continue its efforts to monitor the Y2K compliance of Spacetec suppliers and major customers.

     Based on the information available to date, Spacetec believes it will be able to complete it Y2K compliance review and make necessary modifications prior to the end of 1999. Spacetec is prioritizing its efforts to focus on any Y2K discrepancies found that would impact its operations. Nevertheless, particularly to the extent that Spacetec is relying on the products of other vendors to resolve Y2K issues, there can be no assurances that Spacetec will not experience delays in implementing such changes. If key systems, or a significant number of systems were to fail as a result of Y2K problems, or Spacetec were to experience delay implementing Y2K compliant software products, Spacetec could incur substantial costs and disruption of its business, which could potentially have a material effect on Spacetec's business and results of operations. In addition, as Spacetec purchases many critical components from single or sole source suppliers, failure of any such vendor to adequately address issues related to the Y2K problem may have a material adverse effect on Spacetec's business, financial conditions and results of operations.

     To date Spacetec has not required a complete and separate budget for investigating and remedying issues related to Y2K compliance, whether involving its own products or the software or systems used in its internal operations. The costs of the Y2K initiatives is not expected to be material to Spacetec's results of operations or financial position. Additionally, Spacetec has currently not developed a contingency plan related to Y2K. There can be no assurances that Spacetec's resources spent on investigating and remedying Y2K compliance issues, or the lack of a contingency plan related to Y2K, will not have a material adverse effect on Spacetec's business, financial condition and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     As of September 30, 1998 Spacetec had cash and cash equivalents and securities available for sale of $6,223,000 and working capital of $7,707,000 versus $9,026,000 and $10,480,000, respectively, at March 31, 1998.

     Operating activities of Spacetec absorbed $1,924,000 of cash in the current year as compared to $501,000 in the prior year. The use of funds in the current year was primarily due to the net loss of $2,252,000. A decrease in accounts payable and accrued expenses from $1,498,000 at March 31, 1998, to $1,276,000 on September 30, 1998, used $223,000 in cash. Inventory levels decreased in the current year from $687,000 at March 31, 1998 to $536,000 at September 30, 1998.

     Net cash provided to Spacetec in the current year from investing activities totaled $2,819,000 versus $959,000 in the prior year. The primary reason for the increase was the sale of securities to fund stock repurchases and operating expenses. Additionally, expenditures for furniture and equipment were reduced ($158,000 in the current year versus $263,000 in the prior year.)

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

     Financing activities used $777,000 of net cash in the current year, primarily as a result of Spacetec repurchasing $700,000 worth of its stock as part of the Open Motion spin-off, and an additional $150,000 worth of common stock in a periodic, open market purchase program. The amount paid for the repurchase of stock was partially offset by the proceeds from the exercise of employee stock options.

     Spacetec believes that its existing cash and investment securities together with future anticipated funds from operations, will satisfy its projected working capital and other cash requirements through the end of its fiscal year ending March 31, 1999. Spacetec anticipates that additional funds will be required to continue software and hardware development, as well as to develop the sales and marketing infrastructure, distribution channels and market awareness of Spacetec's products. Spacetec believes the level of financial resources available to it is an important competitive factor in its industry and may seek additional capital prior to the end of that period.

     Spacetec's capital requirements will depend on many factors, including the rate at which Spacetec can develop its products, the market acceptance of such products, and the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace. Changes in technology or growth in revenues beyond currently established capabilities will also require further investment. To the extent that Spacetec's current financial resources are insufficient to fund Spacetec's operating requirements, it may be necessary for Spacetec to seek additional funding through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, Spacetec's business would be materially adversely affected, and, as a result, Spacetec may be required to curtail its operations significantly. There can be no assurance that Spacetec's cash flow from operations will be adequate to fund its long-term working capital requirements, or that it will be able if necessary, to obtain equity financing on favorable terms (if at all).

FISCAL YEAR ENDED MARCH 31, 1998 AND 1997

     Revenues. Spacetec's revenues consist of sales of industrial and consumer products, and license fees. Revenues decreased 2.1% to $8,884,000 for the fiscal year ended March 31, 1998 ("1998 Fiscal Year") from $9,075,000 for the fiscal year ended March 31, 1997 ("1997 Fiscal Year"). The decrease in revenues is attributable to a reduction in the sales of Spacetec's SpaceOrb 360 RealLife 3D ("SpaceOrb 360") game controller into the consumer retail channel.

     During the 1998 Fiscal Year, management refocused the sales force on the industrial business and increased sales in this market by 24.2% to $8,056,000 for the 1998 Fiscal Year from $6,485,000 in the 1997 Fiscal Year. Sales to the industrial market for the 1997 Fiscal Year were negatively impacted by the launch of the Spaceball 3003 ("3003"), a new lower priced input device for workstation based 3D CAD applications, which essentially replaced the higher priced Spaceball 2003 ("2003"). Spacetec had anticipated that unit sales would increase sufficiently to offset the decrease in price. However, these expectations were not realized as Spacetec was unable to encourage additional bundling of the 3003 by its OEMs as rapidly as anticipated.

     Other revenues, which include consumer sales and licensing arrangements decreased 68.0% in the 1998 Fiscal Year to $828,000 from $2,590,000 in the 1997 Fiscal Year. Licensing arrangements decreased in the 1998 Fiscal Year primarily from Spacetec discontinuing its 2D graphics acceleration software business. Consumer retail sales of the SpaceOrb 360 also declined in the 1998 Fiscal Year. While the SpaceOrb 360 has enjoyed widespread acceptance in the early-adopter, hard core gamer market, sales to the mass market have lagged due to delays in customer acceptance of the product and inadequate channel sales. Spacetec has been unable to clearly differentiate its product from other lower priced computer control devices. As a result, management has shifted its sales focus from direct retail channels to establishing Original Equipment Manufacturer ("OEM") and strategic alliance partnerships in the consumer business.

     As part of its corporate strategy, management expects to continue to emphasize the industrial business and pursue additional strategic alliance partnerships and OEM relationships. However, there is no assurance that forging additional relationships will be able to generate substantial revenue, if at all.

     Two customers represented 21.3% and 13.4% of Spacetec's revenues for the 1998 Fiscal Year as compared with two customers representing 17.0% and 14.8% of sales for the 1997 Fiscal Year.

     Revenue generated through Spacetec's foreign subsidiaries totaled $631,000 and represented 7.1% of total revenues for the 1998 Fiscal Year. These sales are denominated in the local currency of the country in which the subsidiary is located. Although denominated in foreign currency, exchange rate fluctuations have not been material.

     Gross Profit. Spacetec's gross profit is arrived at after the costs of materials, manufacturing overhead, royalties and amortization of capitalized software are subtracted from revenues. Gross profit increased 30.0% to $6,029,000 for the 1998 Fiscal Year from $4,639,000 for the 1997 Fiscal Year and represented 67.9% and 51.1% of revenues, respectively. The increase in gross profit as a percentage of revenues reflects the proportionately higher margins available from the industrial market, which has been the area of principal focus by Spacetec during the 1998 Fiscal Year. Gross profit in both the 1998 Fiscal Year and 1997 Fiscal Year was negatively impacted by write-downs of inventory and capitalized software of $470,000 and $929,000, respectively, related to the consumer market. During the 1998 Fiscal Year, Spacetec recognized charges of $340,000 for the write-down of inventory and $130,000 for the write-down of capitalized software and in the 1997 Fiscal Year, charges of $600,000 for the write-down of inventory and $329,000 for the write-down of capitalized software associated with the SpaceOrb 360 were incurred. The charges in the 1998 Fiscal Year resulted from the cessation of a retail marketing program. In the 1997 Fiscal Year, Spacetec had reviewed the projected revenue stream associated with the sales of the SpaceOrb 360 product and had determined that the recoverability of the costs of the inventory and capitalized software was uncertain. As of March 31, 1998, Spacetec has attached no value to inventory and capitalized software related to the SpaceOrb 360, and does not anticipate further write-downs related to this product. However, in the future, there can be no assurance that Spacetec will avoid write-downs related to other current products or products in development.

     As Spacetec shifts its sales mix from direct to OEM channels for industrial and consumer products, it is expected that the gross profit percentage currently experienced by Spacetec, will not be sustainable. Generally, Spacetec realizes a lower profit on its sales through OEMs and therefore expects that increases in the volume of its products through OEM channels will negatively impact its gross profit. Spacetec's expectations regarding the decline in gross profit percentage is a forward looking statement. There can be no assurance that such decreases in profit will not be greater than anticipated.

     Selling and Marketing Expenses. Selling and marketing expenses, which include principally personnel costs and sales commissions, and to a lesser extent, tradeshow expenses and expenses related to advertising and marketing, decreased 11.9% to $4,359,000 for the 1998 Fiscal Year from $4,945,000 for the 1997 Fiscal Year and represented 49.1% and 54.5% of revenues, respectively. During the 1998 Fiscal Year, significant marketing expenses associated with a direct presence in the retail channel were eliminated. In addition, Spacetec realized savings from cost containment programs implemented at the end of the 1997 Fiscal Year and eliminated broad based advertising and public relations activities in favor of focused marketing events. Going forward, Spacetec anticipates that selling and marketing expenses will be reduced as a percentage of revenues as it is anticipated that revenues will increase and expenses will remain stable. Spacetec has recently invested in additional salespeople and new sales offices, both domestically and internationally, which were not established long enough in the 1998 Fiscal Year to impact revenues significantly. Spacetec's expectations regarding the decline of selling and marketing expenses as a percentage of revenues and the increase in revenues are forward looking statements. There can be no assurance that expenses will not be greater than anticipated or that revenues will not be less than expected.

     Research and Development Expenses. Research and development expenses, which consist primarily of personnel and equipment costs required to conduct Spacetec's software and hardware development and engineering efforts, increased 19.4% to $3,483,000 for the 1998 Fiscal Year from $2,916,000 for the 1997 Fiscal Year and represented 39.2% and 32.1% of revenues, respectively. The increase in research and development expenditure in the 1998 Fiscal Year resulted from hiring additional engineering research personnel at higher skill levels and therefore at higher average salaries. This investment was necessary to expand Spacetec's software product development efforts, particularly in developing software for stand-alone revenue generation unrelated to current hardware offerings.

     In the 1997 Fiscal Year, $224,000 of research and development expenses were recorded as capitalized software related to the SpaceOrb 360. In comparison, Spacetec did not capitalize any research and development expenses in the 1998 Fiscal Year, as technological feasibility was not reached.

     Spacetec has focused its research and development efforts on the development of several new products, slated for release during the 1999 Fiscal Year. The Spaceball 4000 and the Enhanced SDK will require additional research and development funding during the upcoming year. Although Spacetec anticipates that research and development expenses in the 1999 Fiscal Year will stabilize at dollar levels similar to the 1998 Fiscal Year results, the continued development of both the Spaceball 4000 and the Enhanced SDK as well as development of additional products under consideration could cost more than expected, and there can be no assurance that these expenses will not be greater than anticipated.

     General and Administrative Expenses. General and administrative expenses, which include the costs of Spacetec's corporate finance, human resources and administrative functions, increased 17.3% to $2,025,000 for the 1998 Fiscal Year from $1,726,000 for the 1997 Fiscal Year, and represented 22.8% and 19.0% of sales, respectively. The increase is associated with increases in accounting, legal, and administration fees related to the establishment of three wholly-owned subsidiaries in each of Germany, France and the United Kingdom, and to the acquisition of Spatial Systems Limited ("SSL"). Additionally, Spacetec incurred severance costs of approximately $300,000 in connection with the termination of an executive officer, as well as a loss of $104,000 related to the write-off of intangible assets associated with its Panacea graphics acceleration software business. Management anticipates that general and administrative expenses will decrease in absolute dollars for the year ended March 31, 1999. However, there can be no assurance that these expenses will not be greater than anticipated.

     Provision for Income Taxes. As Spacetec has recognized losses in the 1998 Fiscal Year, it has not recorded a provision for income taxes. The benefit attributable to the carryback of losses to prior fiscal years was fully utilized during the fiscal year ended March 31, 1997. Spacetec has unbenefited federal net operating loss carryforwards of approximately $4,300,000.

Fiscal Year Ended March 31, 1997 and 1996

     Revenues. Revenues increased 11.6% to $9,075,000 in the 1997 Fiscal Year from $8,132,000 for the fiscal year ended March 31, 1996 ("1996 Fiscal Year"). The increase in revenues is attributable to Spacetec's launch of the SpaceOrb 360 into the consumer market. This was the first year that Spacetec sold a consumer product.

     Two customers represented 17.0% and 14.8% of Spacetec's revenues for the 1997 Fiscal Year as compared with two customers representing 24.3% and 9.8% of sales for the 1996 Fiscal Year.

     Gross Profit. Gross profit, decreased 21.4% to $4,639,000 for the 1997 Fiscal Year from $5,903,000 for the 1996 Fiscal Year and represented 51.1% and 72.6% of revenues, respectively. Gross profit declined mainly due to write-offs of capitalized software and a write down of inventory to net realizable value. Spacetec completed an evaluation of the projected revenue stream associated with inventory components related to the SpaceOrb 360 and capitalized software, which indicated that the recoverability of the costs of these assets was uncertain. Spacetec recognized a $329,000 charge for the write down of its capitalized software and a $600,000 charge for the write down of its inventory.

     Selling and Marketing Expenses. Selling and marketing expenses, increased 82.4% to $4,945,000 for the 1997 Fiscal Year from $2,711,000 for the 1996 Fiscal Year and represented 54.5% and 33.3% of revenues, respectively. The increase is primarily due to costs incurred in connection with the initial marketing program for the SpaceOrb 360, including extensive non-recurring television advertising and promotion expenses in excess of $1,000,000. Additional personnel and recruiting costs associated with an expansion of the sales and marketing infrastructure were also incurred during the year.

     Research and Development Expenses. Research and development expenses, increased 73.2% to $2,916,000 for the 1997 Fiscal Year from $1,684,000 for the 1996 Fiscal Year and represented 32.1% and 20.7% of revenues, respectively. The increase reflects significant investments in personnel and consultants necessary to expand software product development efforts, particularly in the consumer, multimedia and PC CAD markets, and engineering efforts designed to lower the cost of manufacturing of Spacetec's hardware components. Research and development expenses that were recorded as capitalized software costs decreased to $224,000 for the 1997 Fiscal Year in comparison with $425,000 for the 1996 Fiscal Year.

     General and Administrative Expenses. General and administrative expenses, which include the costs of Spacetec's corporate finance, human resources and administrative functions, increased 114.9% to $1,726,000 for the 1997 Fiscal Year from $803,000 for the 1996 Fiscal Year, and represented 19.0% and 9.9% of sales respectively. The increase is associated with increased personnel costs to expand the administrative infrastructure as well as increases in professional fees and filing fees due to additional reporting requirements consequent upon becoming a public company.

     Provision for Income Taxes. The current federal tax benefit represents taxes receivable arising primarily from the carryback of the fiscal 1997 loss to the three previous years and other refunds.

     Basic and diluted loss per common share are presented to conform with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." See
Note 2 to the Consolidated Financial Statements.

     Spacetec's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis as a result of a variety of factors, many of which are outside Spacetec's control. These factors include, without limitation: (i) the timing and size of orders which are received and can be shipped in any particular period; (ii) the commercial success of Spacetec's products; (iii) delays in the introduction of products or product enhancements by Spacetec and Spacetec's ability to introduce new products and technologies on a timely basis; (iv) the financial stability of Spacetec's major customers; (v) the timing of new product introductions or announcements by Spacetec or its competitors; (vi) the seasonality of the placement of customer orders; (vii) the timing and nature of selling and marketing expenses such as tradeshows and advertising campaigns; (viii) the timing of development expenditures and personnel changes; (ix) customer order deferrals in anticipation of product enhancements or new product offerings by Spacetec or its competitors; (x) customer cancellation of orders and the gain or loss of significant customers; (xi) the mix of products sold; and (xii) the mix of OEM and direct sales to end users. Spacetec has historically operated with little backlog because its products are generally shipped immediately upon receipt of an order by Spacetec. As a result, revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and on sales by Spacetec's customers to end users.

     Spacetec has historically recognized a large portion of its revenues from sales booked and shipped in the last month of a quarter such that the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a particular quarter. Because a number of Spacetec's individual orders are for significant amounts, the failure to ship a significant order in a particular quarter could materially adversely affect revenues and results of operations for such quarter. To the extent that significant sales occur earlier than expected, results of operations for subsequent quarters may be materially adversely affected. Due to these and other factors, Spacetec's quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. There can be no assurance that Spacetec will be able to increase its revenues in future periods or be able to sustain its level of revenues or its rate of growth on a quarterly or annual basis.

LIQUIDITY AND CAPITAL RESOURCES

     To date, Spacetec has funded its operations and capital expenditures primarily through cash generated from operations and the proceeds from the initial public offering of its common stock in December 1995. As of March 31, 1998, Spacetec had cash and cash equivalents and available-for-sale securities of $9,026,000 and working capital of $10,480,000 versus $10,229,000 and
$13,622,000, respectively at March 31, 1997. Spacetec has no outstanding line of credit or other indebtedness for borrowed money.

     Spacetec used $265,000 to fund operating activities in the current year as compared with $4,408,000 used in operations in the prior year. The use of funds in the 1998 Fiscal Year is primarily attributable to the net loss of $3,270,000, which was offset by a reduction in inventories, income taxes receivable and accounts receivable and increases in accounts payable and accrued expenses. The change in accounts receivable from using cash of $173,000 in the 1997 Fiscal Year, to providing cash of $216,000 in the 1998 Fiscal Year is the result of enhanced collection efforts over the course of the year. The change in inventory to providing cash of $1,031,000 in the 1998 Fiscal Year from using cash of $1,309,000 in the 1997 Fiscal Year resulted from the overall reduction of on-hand quantities of inventory coupled with write-downs of SpaceOrb 360 inventory in the 1998 Fiscal Year. Inventory levels were high in the 1997 Fiscal Year as Spacetec had made significant investments in inventory related to the SpaceOrb 360 in order to have the necessary anticipated quantities on hand for sale during the peak retail Christmas season. In the 1998 Fiscal Year, Spacetec made an effort to reduce its overall inventories, especially those related to the SpaceOrb 360. However, as Spacetec was unable to sell the on-hand quantities of this product, and as systems configurations had changed, management determined that the inventory value was impaired. Therefore, a write-down of $340,000 related to the SpaceOrb 360 was taken in the 1998 Fiscal Year. Also during the 1998 Fiscal Year, Spacetec received income tax refunds of $438,000 resulting from the carryback of the 1997 Fiscal Year net operating loss to the three previous years. The change in accounts payable and accrued expenses from providing cash of $231,000 in the 1998 Fiscal Year from using cash of $208,000 in the 1997 Fiscal Year is primarily due to the timing of payments to vendors. The overall improvement in cash from operating activities from a use of $4,408,000 in the 1997 Fiscal Year to a use of $265,000 in the 1998 Fiscal Year was due to considerable efforts by management to improve the overall balance sheet.

     Net cash provided to Spacetec through investing activities totaled $1,056,000 during the 1998 Fiscal Year. The increase is attributable to net proceeds in the amount of $1,482,000, generated from net sales of Spacetec's available-for-sale securities. The increase was offset by $339,000 for purchases of furniture and equipment, (primarily computer equipment), and $87,000 for purchases of intangible assets. Spacetec anticipates that capital expenditures for the 1999 Fiscal Year will mirror capital expenditures for the 1998 Fiscal Year, but it has no commitments or specific plans for any significant purchases.

     Financing activities used $457,000 of net cash in the current year. Spacetec spent $534,000 to repurchase 150,000 shares of its common stock. The cost was offset by $77,000 which was received upon the exercise of employee stock options.

     Spacetec believes existing cash and investment securities together with future anticipated funds from operations, will satisfy its projected working capital and other cash requirements through the end of its fiscal year ending March 31, 1999. Substantial, additional funds will be required to continue software and hardware development, as well as to develop the sales and marketing infrastructure, distribution channels and market awareness of Spacetec's products. Spacetec believes the level of financial resources available to it is an important competitive factor in its industry and may seek additional capital prior to the end of that period.

     Spacetec's capital requirements will depend on many factors, including the rate at which Spacetec can develop its products, the market acceptance of such products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace. Changes in technology or growth in revenues beyond currently established capabilities will also require further investment. To the extent that Spacetec's current financial resources are insufficient to fund Spacetec's operating requirements, it may be necessary for Spacetec to seek additional funding through public or private financing. There can be no assurance that additional financing will be available on acceptable terms if at all. If additional funds are raised by issuing equity securities, further dilution to the existing shareholders will result. If adequate funds are not available, Spacetec's business would be materially adversely affected, and, as a result, Spacetec may be required to curtail its operations significantly. There can be no assurance that Spacetec's cash flow from operations will be adequate to fund its long-term working capital requirements, or that it will be able if necessary, to obtain equity financing on favorable terms, if at all.

                         SPACETEC CERTAIN TRANSACTIONS

     Effective October 20, 1998, Spacetec entered into a consulting agreement with a management consulting firm affiliated with Sun Capital, to assist in reviewing and reorganizing the Spacetec operations. The agreement provides for payment of $30,000 per month and may be terminated upon ten days notice by either party. In addition, the agreement contains non-disclosure clause provisions, assignment of inventions, a twelve-month non-compete with certain competitors and a twelve-month non-solicitation of employees.

     On June 30, 1998, Spacetec entered into a consulting agreement with George Rea pursuant to which Mr. Rea agreed to serve as Acting Chief Executive Officer of Spacetec until September 30, 1998 or until the completion of the merger. Mr. Rea will be paid $1,500 per day.

     Dennis T. Gain, a director of Spacetec and former President and Chief Executive Officer of Spacetec, entered into a Separation Agreement with Spacetec on March 18, 1998. The Separation Agreement provides that Spacetec shall pay to or on behalf of Mr. Gain: (i) severance payments in an aggregate of $12,000 per month for the next twenty months, (ii) health insurance premium for his then-existing health coverage for the next twenty-four months, and (iii) a $1,000 automobile allowance for the next twenty
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

months. In addition, all incentive stock options previously granted to Mr. Gain, other than 12,000 options of an option grant on April 29, 1994, converted into non-qualified stock options and Mr. Gain exercised and sold the 12,000 Incentive Stock Options on May 22, 1998. Further, Spacetec sold an automobile purchased by it in March 1997 to Mr. Gain for $28,471, $11,929 below the fair market value of the automobile. The Spacetec Board agreed, subject to its fiduciary and other legal duties, to nominate Mr. Gain for election to the Spacetec Board at the 1998 annual meeting. In connection therewith, Mr. Gain agreed to return all proprietary information of Spacetec, release all claims and causes of action relating to his employment with Spacetec, and to execute a Non-competition, Non-disclosure and Non-solicitation Agreement with Spacetec.

     On June 5, 1998, Spacetec contributed its Open Motion technology and certain assets related thereto having a net book value of approximately $50,000 to 3D Open Motion, LLC, a Delaware limited liability corporation (the "LLC"), established by Mr. Gain, a director of Spacetec, former President and Chief Executive Officer of Spacetec and majority owner of the LLC, in exchange for an initial 20% non-voting interest in the LLC. In connection with the transaction, Spacetec received an option, exercisable January 1, 1999 through May 31, 1999, upon payment of $250,000 to the LLC, to obtain a 50% discount from the most favorable terms offered to any other customer on all commercial products developed by the LLC. Simultaneously with Spacetec's contribution, Mr. Gain contributed 291,667 shares of Spacetec's common stock to the LLC. Spacetec repurchased the 291,667 shares on June 17, 1998 from the LLC pursuant to its stock buyback plan at $2.40 per share, a 20% discount from the closing price of Spacetec common stock on the Nasdaq National Market on June 3, 1998, the date on which Spacetec and the LLC agreed to the terms of the joint venture.

     Mr. Boelig and Spacetec entered into an Employment Agreement dated April 1, 1998 whereby Mr. Boelig agreed to serve as President and Chief Operating Officer of Spacetec for a two year period ending March 31, 2000, at an annual salary of $160,000 for the first year and a bonus plan pursuant to which Mr. Boelig would be eligible for a bonus up to $100,000 per year upon the attainment of certain goals. In addition, the Spacetec Board granted Mr. Boelig a non-qualified stock option to purchase 50,000 shares of Spacetec common stock at an exercise price of $3.25, the fair market value of Spacetec common stock on April 1, 1998, such option to vest twenty percent (20%) per year over six years. In the event Mr. Boelig is terminated for reasons other than Just Cause (as defined in the Employment Agreement), Mr. Boelig shall receive salary and benefits for twelve months and all options which may become vested within the twelve-month period following such termination (the "Exercise Period") shall become vested and all vested options held by Mr. Boelig pursuant to any option agreement may be exercised at any time within such Exercise Period. Mr. Boelig had previously executed a Non-competition, Non-disclosure and Inventions Agreement with Spacetec which continues in full force and effect.

     On July 30, 1998, Mr. Boelig resigned as a director of Spacetec. On August 18, 1998, Mr. Boelig and Spacetec entered into a Resignation Agreement and Release whereby Mr. Boelig resigned as President and Chief Operating Officer effective August 29, 1998. Under the terms of the Resignation Agreement, Mr. Boelig will receive salary and benefits for twelve months following his termination and all options which would have vested by August 29, 1999 vested.

     On July 18, 1997, Spacetec completed a tender offer for the outstanding shares of SSL, a then-shareholder of Spacetec. At the time of the tender offer,
(i) Mr. Jagelman, Chairman of the Board of SSL, was a director and shareholder of Spacetec. Pursuant to the tender offer, Spacetec exchanged (i) two shares of Spacetec common stock for fifteen shares of SSL and (ii) one share of Spacetec common stock for every option to purchase twelve shares of SSL. Concurrent with the tender offer, all shares of Spacetec common stock owned by SSL at the time of the tender offer were canceled. As a result of this transaction, the number of outstanding shares of Spacetec did not change.
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

     Spacetec has agreed to indemnify and reimburse Dennis Gain and J. Grant Jagelman and certain of their affiliates for any liabilities and expenses incurred by them in connection with litigation arising out of the Voting Agreements or any actions taken in connection therewith.

     On April 11, 1997, the Compensation Committee of the Board of Directors repriced certain outstanding stock options granted to then-current employees, including options held by Messrs. Gain, Rossen, Hilton, Wick and Ms. Ouellette under the 1993 Plan which had an exercise price ranging from $4.50 to $11.00 to an exercise price equal to $3.25. See "Option Repricing".

       SPACETEC MANAGEMENT AND EXECUTIVE COMPENSATION PRIOR TO THE MERGER

     The following table sets forth each executive officer of Spacetec prior to the completion of the merger and their ages and present positions with Spacetec:

NAME                                     AGE                          POSITION
----                                     ---                          --------
George R. Rea..........................  60    Acting Chief Executive Officer and Class I Director
John A. Hilton.........................  38    Vice President and Chief Technology Scientist
A. Lorne Grant*........................  53    Vice President, Engineering
Joyce A. Ouellette.....................  40    Vice President, OEM Sales, Business Development & ISV
                                               Relations

---------------
* No longer employed by Spacetec.

     George R. Rea has been the Acting Chief Executive Officer of Spacetec since July 1998 and a director since September 1997. Mr. Rea has been a consultant and investor since 1994. Prior to this, Mr. Rea was Executive Vice President of Conner Peripherals Inc. from 1992 until his retirement in 1994. In addition, Mr. Rea is a director of Imaging Technologies International LLC.

     John A. Hilton has served as Vice President since its incorporation in April 1991 and Chief Technology Scientist since 1997. Mr. Hilton holds a B.S. degree in Computer Science, and B.E. and M.E. degrees in mechanical engineering from the University of Sydney, Australia.

     A. Lorne Grant served as Vice President of Engineering from March 1997 until November 1998. From 1995 until 1997, Mr. Grant served as a consultant to area high-technology firms, including Spacetec IMC Corporation. Mr. Grant served as Chief Executive Officer of Nexus Integrated Services Corporation from 1990 through 1995.

     Joyce A. Ouellette has served as Vice President since 1992 and is currently the Vice President of Business Development, OEM Sales and ISV Relations since August 1997. Ms. Ouellette holds a B.S. degree in business from North Adams State College.

COMMITTEES OF THE BOARD

     The Audit Committee, of which Mr. Goulder, Mr. Loyd and Mr. Gain are currently members, is responsible for providing the Board of Directors with an independent review of the financial health of Spacetec and its financial controls and reporting. Its primary functions are to recommend independent auditors to the Board of Directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of Spacetec's financial controls and procedures. The Audit Committee met once in Fiscal Year 1998.

     The Compensation Committee, of which Messrs. Jagelman, Sullivan and Rea are currently members, acts for the Board of Directors with respect to Spacetec's compensation practices and implementation thereof. The Compensation Committee sets and implements the compensation of Spacetec's officers and administers Spacetec's stock plans. The Compensation Committee held two meetings in Fiscal Year 1998.

     The Board of Directors does not have a standing nominating committee.

     The Board of Directors held eleven meetings during Fiscal Year 1998. No directors attended less than 75% of the aggregate meetings of the Board of Directors and all committees of the Board of Directors on which such director served during Fiscal Year 1998.

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

COMPENSATION OF DIRECTORS

     Directors receive no cash compensation for their services. All directors who are not employees of Spacetec (the "Eligible Directors"), however, are currently eligible to participate in the Director Plan. Under the Director Plan, each Eligible Director receives, on the date such person is first elected to the Board, an option to purchase 10,000 shares (the "Initial Option") of the Spacetec common stock, such shares vesting over two years. Subsequent to the grant of the Initial Option, each Eligible Director who is a director on each December 31st thereafter receives an option to purchase an additional 10,000 shares of Spacetec common stock, such shares vesting over two years. All options granted under the Director Plan have an exercise price equal to the fair market value of the Spacetec common stock on the date of grant. Each option granted under the Director Plan expires ten years from the date of grant.

     During Fiscal Year 1998, Messrs. Goulder, Jagelman, Loyd, Rea and Sullivan each received an option to purchase 10,000 shares of Spacetec common stock which was immediately exercisable with respect to 30% of such shares and will become exercisable with respect to 30% and 40% on December 31, 1998 and December 31, 1999 respectively. In addition, Mr. Rea, upon his election to the Board of Directors, also received an initial option of 10,000 shares of Spacetec common stock which was immediately exercisable with respect to 30% of such shares and will become exercisable with respect to 30% and 40% of such shares on September 11, 1998 and September 11, 1999, respectively.

     In addition to the options granted pursuant to the Director Plan on November 20, 1997 each of Messrs. Rea and Sullivan were granted options from the 1993 Stock Plan to purchase 9,000 and 10,000 shares of Spacetec common stock, respectively, in connection with their participation on a technology advisory committee of Spacetec. The options were immediately exercisable with respect to 30% of such shares and which will become exercisable with respect to 30% and 40% of such shares on November 20, 1998 and November 20, 1999 respectively.

     On December 14, 1998, the Spacetec Board suspended the grant of options to Eligible Directors, such that no director shall receive a grant of options on December 31, 1998. Absent action by the Board of Directors of New Labtec, the suspension shall terminate on December 30, 1999.

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

EXECUTIVE COMPENSATION

     The following table provides summary information concerning the cash compensation and certain other compensation paid, awarded, or accrued by Spacetec to (i) Spacetec's Former Chief Executive Officer (through August 29,
1998), (ii) Spacetec's former Chief Executive Officer (through February 1998),
(iii) each of Spacetec's four most highly compensated executive officers who were serving as of March 31, 1998, and (iv) a former executive officer who would have been among Spacetec's four most highly compensated executive officers, but for the fact that he was not serving in that capacity as of March 31, 1998.

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                         ANNUAL COMPENSATION                -----------------------------
                             -------------------------------------------      AWARDS
                                                               OTHER        SECURITIES        ALL OTHER
                                                               ANNUAL       UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     SALARY      BONUS     COMPENSATION    OPTIONS #             $
---------------------------  ----    --------    -------    ------------    ----------       ------------
C. RAYMOND BOELIG*......     1998    $122,995(1)      --          --         100,000                --
President, Chief Operating   1997                     --          --              --                --
Officer and Director         1996          --         --          --              --                --
                                           --
DENNIS T. GAIN..........     1998    $148,205         --          --          58,000(2)(3)     $37,575(3)(4)
Former President, CEO, and   1997    $180,000         --          --              --           $ 3,507(4)
Chairman of the Board        1996    $135,000         --          --          40,000           $ 3,237(4)
NEIL M. ROSSEN*.........     1998    $110,000         --          --          75,000(2)             --
Former Vice President and    1997    $ 37,800         --          --          50,000                --
Chief Financial Officer      1996          --         --          --              --                --
JOHN A. HILTON..........     1998    $110,000         --          --          15,500(2)             --
Vice President and Chief     1997    $110,000         --          --           7,500                --
Technology Scientist         1996    $ 93,333         --          --          42,000                --
JOYCE A. OUELLETTE......     1998    $152,845(5)      --          --          29,500(2)             --
Vice President, OEM Sales    1997     135,625(5)      --          --                                --
Business Development & ISV   1996    $                --          --              --                --
Relations                             153,000(5)                              62,000
                                     $
A. LORNE GRANT*.........     1998    $124,925(7) $16,000       2,000(6)      100,000           $
Vice President, Engineering  1997      29,600         --          --              --                --
                             1996    $                --          --              --                --
JAMES J. WICK*..........     1998    $ 93,711         --          --          15,500(2)        $17,401(8)
Former Vice President, and   1997    $110,000         --          --           7,500                --
Chief Technology Officer     1996    $ 92,000         --          --          32,000                --

---------------
 *  No longer employed by Spacetec.

(1) Includes $37,070 of sales commissions paid to Mr. Boelig. Mr. Boelig and Spacetec entered into an Employment Agreement dated April 1, 1998. See "Spacetec Certain Transactions."

(2) Includes Options granted pursuant to the repricing of options described under the caption "Option Repricing" and disclosed in the table "Ten Year Option Repricing" set forth below.

(3) Includes certain payments and Option Re-grant made pursuant to a Separation Agreement between Mr. Gain and Spacetec. See "Spacetec Certain Transactions."

(4) These amounts represent the value of life insurance policies on the life of Mr. Gain maintained by Spacetec until February 1998, under a split dollar insurance agreement between Spacetec and New York Life Insurance Company, where Spacetec paid $5,992, $5,963, and $22,669, in Fiscal Years 1996,1997 and 1998, respectively, of total premiums of $6,787, $6,787, and 30,653 respectively.

(5) Includes sales commissions of $54,545, $45,625 and $64,000 paid to Ms. Ouellette in each of fiscal year 1998, 1997 and 1996, respectively.

(6) Consists of re-location expenses paid to Mr. Grant in connection with his becoming an officer of Spacetec.

(7) Consists of sales commissions of $4,925 received by Mr. Grant.

(8) Consists of a payment made pursuant to a severance agreement between Mr. Wick and Spacetec.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS(1)
                                 ---------------------------------------------------     POTENTIAL REALIZABLE
                                               % OF TOTAL                               VALUE AT ASSUMED ANNUAL
                                  NUMBER OF     OPTIONS                                  PRICE APPRECIATION OF
                                 SECURITIES    GRANTED TO                              STOCK PRICE APPRECIATION
                                 UNDERLYING    EMPLOYEES    EXERCISE OR                   FOR OPTION TERM(2)
                                   OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   -------------------------
NAME                               GRANTED     YEAR 1998     ($/SHARE)       DATE         5%($)        10%($)
----                             -----------   ----------   -----------   ----------   -----------   -----------
C. Raymond Boelig..............    100,000       10.32%        $4.38       7/14/07      $275,456      $698,059
Dennis T. Gain.................     10,000        1.32%        $3.58       9/29/00       $13,327       $37,047
                                    30,000        3.10%        $3.12       4/27/00       $14,802       $26,332
                                     8,000        0.83%        $1.10       4/29/99       $18,735       $20,282
                                    10,000        1.32%        $3.58       9/29/00        $1,091        $5,828
Neil M. Rossen.................     50,000        5.16%        $3.25       12/4/07      $110,715      $285,891
                                    25,000        2.58%        $3.25       4/11/07       $51,098      $129,492
John A. Hilton.................      8,000        0.83%        $3.25       9/29/05       $13,302       $32,278
                                     7,500        0.77%        $3.25       7/26/06       $13,978       $34,713
Joyce A. Ouellette.............     28,500        3.04%        $3.25       9/29/05       $49,051      $119,026
A. Lorne Grant.................    100,000       10.32%        $3.25       4/11/07      $204,391      $517,966
James J. Wick..................      8,000        0.83%        $3.25       9/29/05       $13,302       $32,278
                                     7,500        0.77%        $3.25       7/26/06       $13,978       $34,713

---------------
(1) Stock options were granted under Spacetec's 1993 Plan at an exercise price equal to the fair market value of Spacetec's common stock on the date of grant. The options have a term of ten years from the date of grant (with the exception of Mr. Gain which have a term of 5 years from date of grant) and become exercisable as to 20% of the shares covered on the anniversary of the date of grant for each of the next six years.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on Spacetec's common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Spacetec's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common stock holdings are dependent on the timing of such exercise and the future performance of Spacetec's common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to options to purchase Spacetec's common stock granted under Spacetec's 1993 Stock Plan, including (i) the number of shares of Spacetec common stock purchased upon exercise of options in the fiscal year ended March 31, 1998; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at March 31, 1998; and (iv) the value of such unexercised options at March 31, 1998.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                     VALUE OF
                            SHARES                              NUMBER OF SECURITIES UNDERLYING    UNEXERCISED
                           ACQUIRED                                  UNEXERCISED OPTIONS AT        IN-THE-MONEY
                              ON                                       MARCH 31, 1998 (#)           OPTIONS AT
                           EXERCISE     VALUE                   --------------------------------    MARCH 31,
NAME                          (#)      REALIZED   EXERCISABLE   UNEXERCISABLE       EXERCISABLE    1998 ($)(1)
----                       ---------   --------   -----------   --------------      ------------   ------------
C. Raymond Boelig........      0          0          0             100,000              0              0
Dennis T. Gain(2)........      0          0         36,000          34,000             49,360         25,040
Neil M. Rossen...........      0          0         10,000          81,000              0              0
John A. Hilton...........      0          0         27,900          37,600             27,176         22,764
Joyce A. Ouellette.......      0          0         41,900          36,100             30,005         19,320
A. Lorne Grant...........      0          0         20,000          80,000              0              0
James J. Wick(3).........      0          0         23,900          0                  25,536          0

---------------
(1) Value is based on the difference between the option exercise price and the fair market value at March 31, 1998, the fiscal year-end ($3.25 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.

(2) All incentive stock options previously granted to Mr. Gain except for 12,000 options of an option grant on April 29, 1994 converted into non-qualified stock options upon termination of employment. Mr. Gain exercised and sold the 12,000 Incentive Stock Options on May 22, 1998.

(3) Mr. Wick's employment with Spacetec terminated on February 5, 1998. Unvested options terminated as of May 5, 1998 and may no longer be exercised. Mr. Wick exercised and sold 19,200 options in April 1998.

                           TEN YEAR OPTION REPRICING

     The following table sets forth information concerning the repricing of stock options held by certain executive officers of Spacetec since December 6, 1995, the date of Spacetec's initial public offering, including (i) the date of the repricing; (ii) the number of shares subject to the repricing; (iii) the market price at the time of the repricing; (iv) the exercise price prior to the repricing; (v) the new exercise price; and (vi) the original option term remaining at the date of the repricing.

                                                                                              LENGTH OF
                                       NUMBER OF                                               ORIGINAL
                                      SECURITIES    MARKET PRICE     EXERCISE                    TERM
                                      UNDERLYING    OF STOCK AT      PRICE AT                 REMAINING
                                        OPTIONS       TIME OF        TIME OF        NEW       AT DATE OF
                           DATE OF    REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
NAME                      REPRICING   AMENDED(#)    AMENDMENT($)   AMENDMENT($)    PRICE      AMENDMENT
----                      ---------   -----------   ------------   ------------   --------   ------------
C. RAYMOND BOELIG.......        --          --            --             --           --              --
  Former President and
  Chief Operating
  Officer
DENNIS T. GAIN..........   4/11/97      10,000         $3.25          $7.70         3.58       8.5 years
  Former President,
  Chief Executive
  Officer and Chairman
  of the Board
JOHN A. HILTON..........   4/11/97       8,000         $3.25          $7.00         3.25       8.5 years
  Vice President and       4/11/97       7,500         $3.25          $8.75         3.25      9.33 years
  Chief Technology
  Scientist
JOYCE A. OUELLETTE......   4/11/97      29,500         $3.25          $7.00         3.25       8.5 years
  Vice President, OEM
  Sales, Business
  Development & ISV
  Relations
JAMES J. WICK...........   4/11/97       8,000         $3.25          $7.00         3.25       8.5 years
  Former Vice President    4/11/97       7,500         $3.25          $8.75         3.25      9.33 years
  and Chief Technology
  Officer

                           SPACETEC STOCK INFORMATION

SPACETEC PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of Spacetec's common stock as of October 31, 1998 by (i) persons known by Spacetec to be beneficial owners of more than 5% of its common stock, (ii) the executive officers named in the Summary Table, (iii) the directors and nominees for election as directors of Spacetec, and (iv) all current executive officers and directors of Spacetec as a group and the percentage of shares represented thereby.

                                                   PRIOR TO THE MERGER               AFTER THE MERGER
                                               ----------------------------    ----------------------------
                                                  SHARES        PERCENTAGE        SHARES        PERCENTAGE
                                               BENEFICIALLY    BENEFICIALLY    BENEFICIALLY    BENEFICIALLY
BENEFICIAL OWNER                                  OWNED           OWNED           OWNED           OWNED
----------------                               ------------    ------------    ------------    ------------
5% STOCKHOLDERS
Labtec Inc.(2)...............................   1,370,331         19.80%                --           --
  1499 SE Tech Center Drive
  Suite 350
  Vancouver, WA 98683
Dennis T. Gain(3)............................   1,319,274         19.11%         1,319,274         6.35%
  30 Boren Lane
  Boxford, MA 01921
J. Grant Jagelman(4).........................     591,972          8.55%           591,972         2.85%
  Level 8 139 Macquarie St.
  Sydney, NSW 2000 Australia
Gain Family Trust(5).........................   1,047,590         15.30%         1,047,590         5.06%
Sun Multimedia Partners, L.P.(6) ............          --            --         10,727,478         51.8%
  5355 Town Center Rd.
  Suite 802
  Boca Raton, FL 33486

OTHER DIRECTORS AND NOMINEES FOR DIRECTOR
Morton E. Goulder(7).........................     170,809          2.48%           170,809            *
Jerry H. Loyd(8).............................      58,809             *             58,809            *
George R. Rea(9).............................      30,000             *             59,000            *
Patrick J. Sullivan(10)......................      28,000             *             50,000            *
Caroline Merison.............................          --            --            554,307         2.68%
Joseph Pretlow...............................          --            --                 --           --
Robert G. Wick...............................          --            --                 --           --
Geoffrey Rehnert.............................          --            --                 --           --
Marc Wolpow..................................          --            --                 --           --
Rodger R. Krouse(11).........................   1,370,331          19.8%        10,727,478         51.8%
Marc J. Leder(11)............................   1,370,331          19.8%        10,727,478         51.8%
Bradley A. Krouse............................          --            --                 --           --

                                                   PRIOR TO THE MERGER               AFTER THE MERGER
                                               ----------------------------    ----------------------------
                                                  SHARES        PERCENTAGE        SHARES        PERCENTAGE
                                               BENEFICIALLY    BENEFICIALLY    BENEFICIALLY    BENEFICIALLY
BENEFICIAL OWNER                                  OWNED           OWNED           OWNED           OWNED
----------------                               ------------    ------------    ------------    ------------
OTHER NAMED EXECUTIVE OFFICERS
John A. Hilton(12)...........................     200,411          2.90%           210,411         1.01%
Joyce A. Ouellette(13).......................      98,000          1.42%           118,000            *
A. Lorne Grant(14)...........................     115,000          1.65%           115,000            *
All directors, nominees for director and
  executive officers as a group(15), (16)....   3,970,422         53.81%        13,630,442        64.27%

---------------
 * Less than one percent.

 (1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Includes shares of Spacetec common stock issuable pursuant to outstanding options which may be exercised within 60 days after October 31, 1998. The option information included in the above table includes options that became exercisable upon the mailing of this proxy and notice of special meeting but does not include any options that will become exercisable at the completion of the merger. The inclusion herein of any shares of Spacetec common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

 (2) Includes 1,370,331 shares held of record by those principal stockholders who are parties to the Voting Agreement pursuant to which Labtec shares voting power.

 (3) Includes (i) 1,047,590 shares held by the Gain Family Trust, a trust for the benefit of certain members of the family of Dennis T. Gain and of which Mr. Gain is the sole trustee, (ii) 36,000 shares of Spacetec common stock subject to options held by Mr. Gain exercisable as of October 31, 1998 or within 60 days thereafter (iii) 74,000 shares held by Mr. Gain's wife and children, (iv) 37,600 shares held by the Gain New Zealand Trust of which Mr. Gain is a Trustee and (v) 22,000 shares which accelerate upon mailing of this notice.

 (4) Includes (i) 446,420 shares held by Rhetford Pty. Ltd., an Australian corporation of which Mr. Jagelman is Chief Executive Officer and of which his family members own 100% of the stock, (ii) 27,396 shares held by the Group Superannuation Fund, an Australian retirement trust of which Mr. Jagelman holds a 100% interest, (iii) 40,623 shares of Spacetec common stock held by Mr. Jagelman's wife and children and mother in-law, (iv) 73,000 shares of Spacetec common stock subject to options held by Mr. Jagelman exercisable as of October 31, 1998 or within 60 days thereafter and (v) 4,000 shares which accelerate upon mailing of this notice.

 (5) The Gain Family Trust is a trust for the benefit of certain family members of Dennis T. Gain, director of Spacetec and the former President and Chief Executive Officer. Mr. Gain is the sole trustee of the Gain Family Trust and has sole voting control and investment power over the shares held by the trust.

 (6) The beneficial ownership of such stockholder may be increased to a maximum of 13,864,954 shares issued to holders of Labtec common stock.

 (7) Includes 36,000 shares of Spacetec common stock subject to options held by Mr. Goulder exercisable as of October 31, 1998 or within 60 days thereafter and 4,000 shares which accelerate upon mailing of this notice. Mr. Goulder will no longer be a director following the merger.

 (8) Includes 36,000 shares of Spacetec common stock subject to options held by Mr. Loyd exercisable as of October 31, 1998 or within 60 days thereafter and 4,000 shares which accelerate upon mailing of this notice. Mr. Loyd will no longer be a director following the merger.

 (9) Includes 26,400 shares of Spacetec common stock subject to options held by Mr. Rea exercisable as of October 31, 1998 or within 60 days thereafter and 3,600 shares which accelerate upon mailing of this notice but does not include options to purchase 29,000 shares of Spacetec common stock that will become exercisable at the completion of the merger due to acceleration provisions discussed in footnote (1) above.

(10) Includes 24,000 shares of Spacetec common stock subject to options held by Mr. Sullivan exercisable as of October 31, 1998 or within 60 days thereafter and 4,000 shares which accelerate upon mailing of this notice but does not include options to purchase 22,000 shares of Spacetec common stock that will become exercisable at the completion of the merger due to acceleration provisions discussed in footnote (1) above.

(11) Messrs. Leder and Krouse each own 50% of Sun Multimedia Advisors, Inc., the general partner of Sun Multimedia Partners, L.P. Following the merger, Sun Multimedia Partners, L.P. will be the majority stockholder of New Labtec. Pursuant to a Stockholders Agreement dated October 7, 1997 by and among Labtec and all the stockholders of Labtec, Sun Multimedia Partners, L.P. holds voting power with respect to all acquisition proposals. This Stockholders Agreement terminates upon the completion of the merger.

(12) Includes 41,000 shares of Spacetec common stock subject to options held by Mr. Hilton exercisable as of October 31, 1998 or within 60 days thereafter and 24,500 shares which accelerate upon mailing of this notice, but does not include options to purchase 10,000 shares of Spacetec common stock that will become exercisable at the completion of the merger due to the acceleration provisions discussed in footnote (1) above. Includes 54,800 shares held by Mr. Hilton's wife.

(13) Includes 55,000 shares of Spacetec common stock subject to options held by Ms. Ouellette exercisable as of October 31, 1998 or within 60 days thereafter and 23,000 shares which accelerate upon mailing of this notice, but does not include options to purchase 20,000 shares of Spacetec common stock that will become exercisable at the completion of the merger due to acceleration provisions discussed in footnote (1) above.

(14) Includes 115,000 shares of Spacetec common stock subject to options held by Mr. Grant exercisable as of October 31, 1998 or which became exercisable upon his termination on November 5, 1998. Any options not exercised on or prior to February 3, 1999 shall terminate and no longer be exercisable.

(15) With respect to prior to the merger, includes 17 persons shares and options described in footnotes (2-13) but does not include options to purchase 81,000 shares of Spacetec common stock that will become exercisable at the completion of the merger due to acceleration provisions discussed in footnote (1) above.

(16) With respect to after the merger, includes 14 persons and the shares and options described in footnotes (2-6 and 9-13) and shares beneficially owned by Rodger R. Krouse and Marc J. Leder, through Sun Multimedia Advisors, Inc., the general partner of Sun Multimedia Partners, L.P.

SPACETEC STOCK PRICE AND DIVIDEND INFORMATION

     Spacetec common stock has been traded on Nasdaq under the symbol "SIMC" since Spacetec's initial public offering in December 1995. The following table sets forth the range of high and low closing prices for Spacetec common stock as reported on Nasdaq for the periods indicated.

                                                              HIGH      LOW
                                                              -----    -----
YEAR ENDED MARCH 31, 1997
First Quarter...............................................  $20 1/4  $14 1/4
Second Quarter..............................................  $14 5/8  $   8
Third Quarter...............................................  $12 1/8  $   4
Fourth Quarter..............................................  $6 3/8   $3 1/4
YEAR ENDED MARCH 31, 1998
First Quarter...............................................  $4 9/16  $   2
Second Quarter..............................................  $4 5/8   $2 9/16
Third Quarter...............................................  $3 7/8   $2 7/8
Fourth Quarter..............................................  $3 9/16  $3 1/16
YEAR ENDED MARCH 31, 1999
First Quarter...............................................  $3 5/8   $2 9/16
Second Quarter..............................................  $3 1/8   $1 9/16
Third Quarter...............................................  $3 3/16  $1 5/16
Fourth Quarter (through January 15, 1999)...................  $2 1/4   $1 11/16

     As of October 20, 1998, the last full day of trading prior to the announcement of the proposed merger, the closing price for Spacetec common stock was $1.395. As of January 15, 1999, the closing price for Spacetec common stock was $2.1875. Spacetec has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future. At the record date, there were approximately 376 Spacetec stockholders of record.

     Upon completion of the merger, it is likely that New Labtec will not meet either the initial listing requirements or the maintenance requirements of the Nasdaq National Market or the Nasdaq SmallCap Market. In that event, unless Nasdaq agrees to waive these requirements for a period of time, it is likely that the New Labtec common stock will not be listed on the Nasdaq National Market or the Nasdaq SmallCap Market following the merger. In the event that New Labtec is not traded on either the National Market or the SmallCap Market, management will take the steps necessary so that the New Labtec common stock may trade on a regional exchange or on the OTC Bulletin Board.

                                     LABTEC

                                LABTEC BUSINESS

     Labtec Inc. is a leading developer and marketer of high-technology, multimedia input/output peripheral products for the personal computer industry. Labtec offers an array of proprietary products, including computer speakers, subwoofers, PC voice access microphones, headphones and accessories. Labtec's strategy is to offer an assortment of technology products through multiple channels of distribution. Labtec currently sells to numerous retailers (e.g., CompUSA, Circuit City, Best Buy, Wal-Mart, Office Depot, Vobis and Dixons), master distributors (e.g., Ingram Micro, Merisel, Tech Data), and original equipment manufacturers ("OEMs") (e.g., Hewlett Packard, Compaq, and Dell). Labtec serves these multiple channels of distribution on a worldwide basis.

     Labtec maintains a leading market position in each of its two product categories, PC speakers and PC voice access. According to an Electronic Industry Association ("EIA") report, Labtec has approximately 47% of the US retail market in units for personal computer speakers. Labtec first introduced the PC speaker in the early 1990s and continues to provide a broad product offering, a recognized industry brand name, and consistent technological innovations such as a proprietary Dynamic Bass Equalization circuit, the industry's first Laminar Bass Flow Port, and the Unique Clear Desk(TM) mounting system. Labtec attempts to provide the best performing product based on sound quality, industrial design, and product features at each retail price point, currently ranging from $9.99 to $199.99. Labtec management believes that the growth in audio content from streaming audio over the Internet to DVD is driving penetration of PC speakers. This growth is being further supported by the proliferation of low priced PCs that typically include inexpensive speakers, which Labtec management believes often results in upgrade PC speaker purchases.

     According to PC Data, Labtec also has about 64% of the US market for PC Voice Access microphones, headphones and accessories, a category management believes it commercialized in 1996. Labtec management believes the advent of robust speech recognition and voice command technology will make speech an accepted interface for the PC, driving the demand for high performance voice input peripherals. Labtec's Noise Canceling and Amplification Technology ("NCAT1"(TM) and "NCAT2"(TM)) provides both an input/output solution to these applications.

     Labtec competes in the worldwide market for multimedia PC peripheral products. According to Data Quest the PC market has increased by 17% per year over the last several years, with the number of new shipments growing from 67 million units in 1995 to approximately 91 million units in 1997. According to Data Quest PC vendors will ship 36 million units in the U.S., up 15%, and 105 million units worldwide, up 15% in 1998.

     Labtec believes the following industry trends will create growth opportunities for each of Labtec's product categories over the next few years:
(i) increased shipments of new multimedia computer systems at retail prices below $1,000 with inexpensive and low sound quality speakers which Labtec management believes can lead to demand for speaker upgrades, (ii) the growth in audio content from streaming audio over the Internet to DVD; and (iii) growth in the PC voice access market as a result of voice recognition and voice command software and growing use of the PC for Internet communication and tele-conferencing.

     Labtec plans to supplement its existing product line with both an aggressive new product development program and strategic alliances or acquisitions of other high-technology, input/output PC peripheral products, although it has no present commitments or agreements with respect to any such transactions.

Labtec intends to focus on proprietary products that have not yet achieved the broad distribution Labtec can provide through its worldwide customer relationships.

PRODUCTS AND MARKETS

     Labtec's products are broadly grouped into two categories: PC speakers and PC voice access.

     PC SPEAKERS. In fiscal 1998, approximately $38.3 million or 61% of Labtec's gross revenue was generated from the PC speaker category. Labtec offers a line of twelve retail speaker models ranging in street price from $9.99 to $199.99. Product positioning covers both entry-level and upgrade speaker segments, encompassing most addressable industry volume.

     PC speakers are differentiated from audio speakers in several ways. As computer soundcard amplification is not sufficient to power a loudspeaker, the audio device must incorporate an internal amplifier. In addition, due to potential magnetic interference with the monitor, PC speakers must also contain shielding. Size and monitor mounting considerations are also an issue when dealing with limited desk space.

     Labtec believes the following industry trends should support the continued growth of the PC speaker segment:

     - Shipments of new computer systems with multimedia capabilities installed, often with very inexpensive speakers, particularly those systems geared to retail at or below $1,000.

     - Increasing capability and demand for Internet on-line audio.

     - Introduction of new software titles with ever-improving audio capabilities.

     Labtec's line of PC speakers is oriented toward three different user groups: Edutainment for the users of basic multimedia software such as educational or basic music software, Audio Enthusiasts desiring crisp audio sound for music, and Gamers desiring a strong bass component in their system. These different groups are described below:

     Edutainment. Labtec's Edutainment line of PC speakers includes five different models ranging in price from $9.99 to $39.99. All of these two-piece models are designed to be used with a wide variety of multimedia software.

     Audio Enthusiasts. The Audio Enthusiast line consists of two separate models priced at the $49.99 and $79.99 price points. These speakers are designed to give crisp, clear sound for the discriminating listener. To further enhance performance, both models come with an output jack to add a stand-alone subwoofer.

     Gamers. Labtec's Game Series consists of five three-piece models priced from $49.99 to $199.99 that are designed to add a strong bass component and a feeling of immersion in the sound. In addition, Labtec introduced the industry's first universally compatible subwoofer at $49.99 that can be added to any brand of speakers and significantly upgrade their performance.

     Peripherals. Labtec also has a line of peripheral products designed to enhance the performance of stand-alone PC speaker systems. For example, Labtec offers the Imager, a product that can add three-dimensional sound to any pair of PC speakers, and Quicksound, a key pad that gives a user one-touch command over the entire PC sound system.

     PC VOICE ACCESS. Labtec offers a complete line of PC voice access products to meet all consumer needs. These models are sold under the PC VoiceAccess by Labtec brand name. This line is designed to

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

complement several emerging applications, including basic PC telephony (voice mail, call forwarding, etc.), Internet communications (long distance), voice command software (activation and response), and gaming (multi-player interaction).

     The PC VoiceAccess product line is composed of four product classes and come in the retail price range of $9.99 to $49.99:

     - Headset/boom microphones that allow comfortable hands-free use of basic telephony and Internet communications applications.

     - Headsets for use with PC systems for private listening.

     - PC microphones that allow for effective voice input for voice command and voice recognition software.

     - A special reference-level headset/boom microphone designed to deliver high performance sound for the serious gaming enthusiast. This model features aviation-style ear pads for total comfort and a sturdy design for active use.

     An important element of this emerging industry is the need for the computer to clearly recognize voice input, in addition to delivering quality sound. Omnidirectional Electret microphones commonly used in many multimedia systems pick up ambient noise which can interfere with voice recognition software and clear communications, while conventional Dynamic microphones are unable to provide sufficient output level required by many of today's soundcards. To overcome these issues, Labtec developed and utilizes Noise Canceling and Amplification Technology ("N-CAT"(TM)). N-CAT(TM) improves performance in two ways: focusing on direct voice input, it dramatically reduces ambient background noise, and a high output internal amplification stage insures output compatibility with virtually all Soundblaster(TM) standard soundcards.

     Over the last 18 months, according to PC Data, the demand for products that facilitate voice interaction with PCs has increased. Labtec management expects this category to continue to expand with the recent advances made in the integration of telephone products with computers. Common uses include voice command and control applications, video conferencing, basic telephone/PC integration, educational software, voicemail systems, interactive head-to-head gaming and Internet applications. In fact, many current PC systems now include telephony functionality as part of their multimedia package. Computer oriented telephony can be differentiated from ordinary headsets for stereos or telephones by the need to reduce ambient noise pickup for speech recognition software and to meet the output level required by most of today's soundboards.

SALES AND DISTRIBUTION

     Labtec's sales and distribution strategy is to offer a broad line of high-technology, multimedia input/output peripheral products through multiple channels of distribution. Labtec currently sells through numerous retailers, master distributors and OEM accounts. In addition, Labtec sells through each of these three channels both domestically and worldwide.

     RETAILERS. Labtec maintains an extensive North American retail distribution network, selling high-technology PC input/output peripheral products to computer superstores, consumer electronic chains, mass merchandisers, software retailers, office superstores, and wholesale clubs.

     MASTER DISTRIBUTORS. Labtec serves many small to mid-sized accounts through master distributors, including Ingram Micro, Tech Data and Merisel.

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

     OEM ACCOUNTS. Retail and master distributor sales are complemented by Labtec's support of the OEM marketplace. Customers include: primary computer manufacturers, component manufacturers, Internet product suppliers, and "bundlers," or firms who package Labtec PC speakers or PC Voice Access products with other hardware components or complete multimedia systems.

     Although Labtec profitably serves such OEM customers as Hewlett Packard and Compaq, it also focuses its efforts on serving the mid/small OEM market due to its growth potential. Labtec has grown its base of OEM customers from less than 15 in 1995 to over 50 today.

     INTERNATIONAL SALES. Labtec's international distribution includes more than 40 distributors serving 24 countries. Key customers include Dixon's (U.K.), Byte (U.K.), Vobis (Germany), Virgin Megastores (U.K.), Fnac (France), Media Markt (Germany) and Staples (U.K.). The establishment of sales offices in London and Germany has enhanced Labtec's performance in Europe. International gross sales were $10.9 million in fiscal 1998, or approximately 17% of Labtec's total gross sales for the year.

     To further penetrate the international market, Labtec has developed a strategic plan consisting of the following four key elements:

- Create brand awareness through a multi-country advertising and public relations campaign. Attending relevant trade shows such as CeBIT and Funkaustellung and participate in distributor sponsored programs.

- Improvement of retail and master distributor support through multi-lingual collateral materials, selective use of interactive displays, merchandising programs, promotions, and focused sales and product training.

- Development of competitive products utilizing in-house regulatory and safety expertise and competitive knowledge and analysis.

- Utilization of local marketing support specialists as needed.

PRODUCT DEVELOPMENT AND TECHNOLOGY

     Product development at Labtec begins with understanding customers' needs and requirements. This process is typically accomplished through a combination of primary market research, solicitation of suggestions from retail, master distributor and OEM partners, and internal brainstorming sessions to anticipate future needs. In addition, technology developments and the competitive environment are key inputs to this effort.

     Labtec begins the product development process by choosing a given price point and then targeting certain features and performance specifications. Throughout the development process, Labtec involves internal engineers, outside consultants and its contract manufacturers to minimize the time to market and maximize the probability of a successful product. The product development process can last up to 12 months for a brand new product whereas a derivative can take as little as three months.

     The industrial, mechanical, electrical and acoustical design is managed by Labtec's in-house engineering team in Vancouver, WA. The team utilizes Labtec's Hong Kong subsidiary to search for new components that meet desired specifications. Labtec believes that this interaction between design engineers and component manufacturers enables Labtec to develop innovative, high performance, low cost products. Final specification of all components and designs is the responsibility of the U.S. based engineering team.

     In addition to its internal development efforts, Labtec has also initiated several strategic partnerships to include new technologies in its products. An example is a program with Desper Audio Corp. to help

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

differentiate Labtec's high-end speakers. Labtec has licensed Desper's Spatializer 3D sound technology, which has been incorporated in a number of its newer speakers.

MANUFACTURING

     Labtec contracts its production requirements with four primary and several secondary manufacturers in Hong Kong, Taiwan and China. From Labtec's Hong Kong office, Labtec personnel supervise daily product development activities, initiate placement of orders, expedite shipments, arrange and track transportation and oversee the quality assurance function. This twenty person team plays an important role in assuring a steady and timely supply of product to the US, European and Canadian distribution centers.

EMPLOYEES

     Labtec currently employs approximately 83 individuals, including 30 who staff Labtec's U.K., Germany and Hong Kong subsidiaries.

PROPERTIES

     Labtec's corporate offices are located in 14,335 square feet of office space in Vancouver, Washington. This facility is leased to Labtec through April 2006. In addition, Labtec currently leases a 46,271 square foot warehouse located in Vancouver, Washington, which terminates in April 1999. Labtec has signed a lease for a new 60,000 square foot warehouse facility in Vancouver, Washington which commences in May 1999 and terminates in April 2006. Finally, Labtec also leases office space in the UK, Germany and Hong Kong. Labtec management believes its current facilities are adequate to meet its requirements for the near term.

LEGAL PROCEEDINGS

     Labtec is not a party to any material legal proceedings.

                 LABTEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  Six Months Ended September 30, 1998 and 1997

SALES AND GROSS PROFIT

     Sales for the six month period ended September 30, 1998 were $28,188,763 compared to $27,622,150 for the same period the prior year, which was an increase of 2%. The sales increase was primarily due to strong North American retail and International markets, but was partially offset by a weak North American OEM market. While the PC speaker segment of Labtec's business was flat, the PC voice access segment continued strong.

     Labtec's two largest customers represented 16.6% and 7.1% of sales for the six months ended September 30, 1998 compared with 15.3% and 5.1% of sales for the same period the prior year.

     Gross profit, increased 1% to $9,799,489 for the six months ended September 30, 1998 from $9,700,893 for the six months ended September 30, 1997 and represented 35% of sales for both periods.

OPERATING EXPENSES

     Selling and marketing expenses, increased 6% to $5,407,676 for the six months ended September 30, 1998 from $5,112,287 for the same period the prior year and represented 19% of sales for both periods. The increase was primarily due to costs incurred related to the introduction of new PC voice access products and product promotions in the U.S. and Europe.

     General and Administrative Expenses, which include Labtec's corporate finance, research and development, human resources and administrative functions, increased 54% to $3,750,986 for the six months ended September 30, 1998 from $2,433,202 for the same period the prior year, and represented 13% and 9% of sales, respectively. The increased costs are primarily related to the growth in Labtec's research and development activities, the leasing of new corporate headquarters in Vancouver, Washington in August 1997, communications expenses related to implementing a frame relay system between the Vancouver office and offices in the UK and Hong Kong, compensation expense of $802,660 on common stock sold to management and Labtec incurring severance costs of approximately $400,000 in connection with the termination of an executive officer.

IMPACT OF YEAR 2000

     The Year 2000 issue is the result of date-sensitive devices, systems and computer programs that were deployed using two digits rather than four to define the applicable year. Any such technologies may recognize a year containing "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

     Labtec has completed its assessment of its information systems which support business applications and is in the process of modifying or replacing those portions of the software that are required. The assessment of products sold to customers has also been completed. No date-sensitive devices or applications are included in Labtec's products, and no risk relating to Year 2000 are considered to exist regarding the functionality of Labtec's products.

     The assessment of research and development, administration and facility management systems is underway and is expected to be substantially complete by December 1998. Labtec is also assessing the readiness of its key suppliers and business partners to be Year 2000 compliant. Information requests will be distributed to all key vendors before December 31, 1998, and replies will be evaluated. If the risk is deemed material, Labtec is prepared to perform on-site visits to those businesses to verify the adequacy of the information received. All of these efforts should be substantially complete during the first half of calendar 1999, which is prior to any anticipated significant impact on operations.

     Based upon the accomplishments to date, no contingency plans are expected to be needed and therefore none have been developed. Because of substantial progress to date and plans that contemplate being substantially complete in the early part of calendar 1999, Labtec believes adequate time will be available to insure alternatives can be developed, assessed and implemented prior to a Year 2000 issue having a material negative impact on its operations. However, if such modifications and conversions are not made or not completed timely, the Year 2000 issue could have a material impact on Labtec's operations.

     Both internal and external resources are being used to reprogram or replace non-compliant technologies, and to appropriately test Year 2000 modifications. Such modifications are being funded through operating cash flows. The project to address Year 2000 has been underway since December 1997. The pretax costs incurred to date for this effort were approximately $30,000 and $10,000 in the six months ended September 30, 1998 and fiscal year 1998, respectively. Labtec anticipates expenses of approximately $20,000 will be incurred in fiscal years 1999 and 2000 to substantially complete the effort.

     The cost of the project and the date on which Labtec believes it will substantially complete Year 2000 modifications are based on its management's best estimates. Such estimates were derived using software surveys and programs to evaluate calendar date exposures and numerous assumptions of future events, including the continued availability of certain resources and other factors. Because none of these estimates can be guaranteed, actual results could differ materially from those anticipated. Specific factors that might cause such differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

  FISCAL YEAR ENDED MARCH 31, 1998 AND 1997

SALES AND GROSS PROFIT

     Sales for Fiscal Year 1998 were $57,820,303 compared to $59,779,334 for Fiscal Year 1997, a decrease of 3%. The sales decrease was primarily due to the loss of one large OEM customer which was partially offset by the continued growth in North American and International retail business. While the PC speaker product line of Labtec's business decreased, the PC voice access product line increased substantially.

     Labtec's two largest customers represented 14.0% and 5.6% of sales in Fiscal Year 1998 as compared with 14.1% and 11.5% of sales for Fiscal Year 1997.

     Gross profit, decreased 2% to $19,657,023 for Fiscal Year 1998 from $20,098,576 for Fiscal Year 1997 and represented 34% of sales for both periods.

OPERATING EXPENSES

     Selling and marketing expenses, increased 15% to $9,903,762 for Fiscal Year 1998 from $8,582,171 in Fiscal Year 1997 and represented 17% and 14% of sales, respectively. The increase is primarily due to costs incurred related to the introduction of new PC voice access products, efforts to replace the lost sales of its large OEM customer and expenses incurred to maintain market share in the PC speaker market which has become more competitive.

     General and administrative expenses, which include Labtec's corporate finance, research and development, human resources and administrative functions, increased 28% to $5,176,876 for Fiscal Year 1998 from $4,040,278 for Fiscal Year 1997, and represented 9% and 7% of sales, respectively. The increased costs are primarily related to greater investment in research and development, the leasing of new corporate headquarters in Vancouver, Washington in August 1997, communications expenses related to implementing a frame relay system between the Vancouver office and offices in the UK and Hong Kong and legal expenses.

  Fiscal Year Ended March 31, 1997 and 1996

SALES AND GROSS PROFIT

     Sales for Fiscal Year 1997 were $59,779,334 compared to $43,664,333 for Fiscal Year 1996, an increase of 37%. Sales increased due to the continued growth in all channels of the business, OEM, Retail and International. Also all product lines saw an increase over the prior year, especially the PC voice access products.

     Labtec's two largest customers represented 14.1% and 11.5% of sales in Fiscal Year 1997 as compared with 9.5% and 7.3% of sales for Fiscal Year 1996.

     Gross profit, increased 46% to $20,098,576 for Fiscal Year 1997 from $13,785,900 for the Fiscal Year 1996 and represented 34% and 32% of sales, respectively. This increase is attributable to the introduction of PC voice access products in Fiscal Year 1997 which generally generate a higher gross profit margin than PC speakers.

OPERATING EXPENSES

     Selling and marketing expenses, increased 21% to $8,582,171 for Fiscal Year 1997 from $7,099,657 in Fiscal Year 1996 and represented 14% and 16% of sales, respectively. The increase is primarily due to the growth in sales, costs incurred related to the introduction of new products and additional staffing in Fiscal Year 1997.

     General and administrative expenses, which includes Labtec's corporate finance, research and development, human resources and administrative functions, increased 4% to $4,040,278 for Fiscal Year 1997 from $3,876,942 for Fiscal Year 1996, and represented 7% and 9% of sales, respectively. The increase was primarily caused by bonuses paid to management based on profitability.

LIQUIDITY AND CAPITAL RESOURCES

     Since March 1996 Labtec has financed its operations and capital expenditures primarily through a revolving credit facility. Labtec's cash balances were $2,560,866, $998,417, $71,871 and $343,124 at September 30, 1998,
March 31, 1998, March 31, 1997, and March 31, 1996, respectively. Labtec's working capital was $19,102,900, $19,544,428, $3,407,404 and $3,054,334 at
September 30, 1998, March 31, 1998, March 31, 1997, and March 31, 1996,
respectively. Labtec had no outstanding borrowings on its Revolving Credit facility at September 30, 1998.

     Labtec used $2,574,004 and $752,180 to fund operating activities in Fiscal 1997 and Fiscal 1996, respectively. The use of funds in Fiscal Year 1997 was primarily attributed to the increase in inventories of $7,080,728, which was offset by net income, depreciation and amortization and change in deferred taxes. The change in accounts receivable from using cash of $2,535,015 in Fiscal Year 1996, to providing cash of $456,467 in Fiscal Year 1997 is due to the increased collection efforts during the year and extending shorter terms to new customers. The change in inventory to using cash of $7,080,728 in Fiscal Year 1997 from using cash of $1,482,542 in Fiscal Year 1996 is due to building inventories to support the larger increase in sales and the introduction of new products.

     Labtec's operating activities provided $4,665,173 and $1,189,892 in the six months ended September 30, 1998 and Fiscal Year 1998, respectively. The funds provided in Fiscal Year 1998 were primarily attributed to the decrease in inventories of $3,432,747, depreciation and amortization, which was offset by the loss and increase in accounts receivable. The change in accounts receivable from providing cash of $456,467 in Fiscal Year 1997, to using cash of $3,143,437 in Fiscal Year 1998 is due to the slowness of payments in the International markets and employee turnover in the accounts receivable department. The change in inventory from using cash of $7,080,728 in Fiscal Year 1997 to providing cash of $3,432,747 in Fiscal Year 1998 is due to the concerted effort by management to reduce quantities of excess inventories.

     The funds provided in the current period are primarily attributed to the decrease in inventories of $2,761,347, increase in accounts payable of $3,067,839, increase in accrued payroll and other expenses, depreciation and amortization, which was offset by the net loss of $2,168,662 and increase in accounts receivable of $1,899,926. The increase in accounts receivable is due to the slowness of International collections and timing of payments by customers. The change in inventory is due to the concerted effort by management to reduce quantities of excess inventories. The increase in accounts payable is due to the timing of payments to vendors for seasonal inventory purchases.

     Net cash used by Labtec for investing activities totaled $498,643, $1,536,872, $743,116 and $1,714,795 in the six months ended September 30, 1998 and Fiscal Years 1998, 1997 and 1996, respectively. The reductions in Fiscal Year 1997 were primarily due to the reduction in investment for tooling and molds for new products and the reduction in the retail display program.

     Financing activities used $2,594,081 of net cash in the six months ended September 30, 1998. This was primarily attributed to the reduction of short-term debt with cash generated from operations. Financing activities provided $1,263,526 and $3,045,867 of net cash in Fiscal Years 1998 and 1997.

     Labtec believes existing cash and the Revolving Credit facility together with future funds from operations will satisfy its need for working capital, debt service and other cash requirements.

                          LABTEC CERTAIN TRANSACTIONS

     On October 7, 1997, Labtec entered into a ten year management agreement with Sun Multimedia Advisors, Inc. which is the general partner of Sun Multimedia Partners, L.P., the majority stockholder of Labtec. Marc J. Leder and Rodger R. Krouse each own 50% of the outstanding capital stock of Sun Multimedia Advisors, Inc. Pursuant to the terms of the management agreement, Sun Multimedia Advisors, Inc. receives a management fee of $500,000 per annum and will receive a transaction fee with respect to its participation in the structuring and negotiation of the merger based upon the aggregate value of Spacetec's outstanding common stock immediately prior to the merger. If the price per share of Spacetec common stock immediately prior to the merger is $2.1875 (the closing price on January 15, 1999), the aggregate value of Spacetec's outstanding common stock at that time would be equal to approximately $15.0 million and, as a result, the fee to Sun Multimedia Advisors, Inc. would be equal to approximately $350,000. If the aggregate value of Spacetec's outstanding common stock immediately prior to the merger exceeds its value on January 15, 1999, the fee will increase by 1% of such excess.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF LABTEC

     The following table sets forth for each director and the executive officers of Labtec, their ages and present positions with Labtec:

NAME                                    AGE                   POSITION
----                                    ---                   --------
Marc J. Leder.........................  37     Director
Rodger R. Krouse......................  37     Director
Geoffrey Rehnert......................  41     Director
Joseph Pretlow........................  31     Director
Robert G. Wick........................  36     President
Mark Zadeh............................  40     Senior Vice President, OEM and
                                               International Sales
Gregory Jones.........................  40     Senior Vice President, North American
                                               Retail Sales

     See Proposal 3 -- Election of Directors for a biography of Messrs. Rehnert, Leder, Krouse, Wick and Pretlow.

     Mark Zadeh joined Labtec as Senior Vice President in March, 1995. From 1991 to 1995, Mr. Zadeh served as Director of International Sales at Future Domain, a producer of SCSI host adapters for PCs. From 1988 to 1991, Mr. Zadeh was Major International Accounts Manager at Archive Corporation, a tape drive manufacturer, and before that, served as International Marketing Manager, Europe with CalComp, Inc.

     Gregory Jones joined Labtec as Senior Vice President in February 1998. Prior to joining Labtec, Mr. Jones spent three years at Hewlett Packard, where he was the Marketing Manager responsible for Hewlett Packard's entree into the consumer PC area, with the Pavilion line. Prior to joining Hewlett Packard, Mr. Jones was employed for two years by Sigma Designs as a Senior Vice President for Marketing. Prior to that time, Mr. Jones held a variety of increasingly responsible sales and marketing positions with Acer Corporation, Compaq Computer and Adaptec, Inc.

COMPENSATION OF DIRECTORS

     Labtec Directors receive no compensation in connection with their services to Labtec.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF LABTEC

     The following table sets forth certain information regarding beneficial ownership of Labtec's common stock as of October 31, 1998 by: (i) each person who, to the knowledge of Labtec, owned beneficially more than 5% of the shares of Labtec common stock outstanding at such date; (ii) each executive officer identified in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Directors and Officers;" (iii) the directors and nominees for election as directors of Labtec; and (iv) all directors, nominees for director, and executive officers as a group. Unless otherwise indicated, the address of each person listed below is c/o Labtec, 1499 SE Tech Center Drive, Suite 350, Vancouver, WA 98683.

                                                                                    PERCENT BENEFICIALLY
                                                             SHARES BENEFICIALLY       OWNED PRIOR TO
BENEFICIAL OWNER                                                  OWNED (1)            THE MERGER (2)
----------------                                             -------------------    --------------------
5% STOCKHOLDERS
Sun Multimedia Partners, L.P.(3)...........................      19,352,940                 77.4%
  5355 Town Center
  Suite 802
  Boca Raton, FL 33486
Northern Investment Limited Partnership II.................       1,715,340                  6.9%
  c/o The Northern Group
  Suite 3140
  900 Fourth Avenue
  Seattle, WA 98164
EXECUTIVE OFFICERS
Gary Savadove(4)...........................................         662,763                  2.6%
Mark Zadeh(5)..............................................         187,868                  0.7%
Jim Hillman(6).............................................         374,583                  1.5%
Gregory Jones(7)...........................................          74,248                  0.3%
DIRECTORS OR NOMINEES FOR DIRECTOR
Marc J. Leder(8)...........................................      19,352,940                 77.4%
Rodger R. Krouse(8)........................................      19,352,940                 77.4%
Caroline Merison(9)........................................       1,000,000                  4.0%
All directors and executive officers (7 persons) as a group      21,652,402                 86.6%
  (10).....................................................

------------------------
(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Includes shares of Labtec common stock issuable pursuant to outstanding options which may be exercised within 60 days after October 31, 1998. The inclusion herein of any Labtec common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2) Includes 25,011,310 shares outstanding at September 30, 1998, plus the options held individually by each of the executive officers that became exercisable on October 7, 1998 for purposes of calculating the individual ownership percentages of each of the executive officers.

(3) Pursuant to a Stockholders Agreement dated as of October 7, 1997 by and among Labtec and all the stockholders of Labtec, Sun Multimedia Partners, L.P. shares voting rights with respect to all acquisition proposals, including the merger, with respect to 100.0% of the outstanding shares of Labtec common stock. This Stockholders Agreement terminates upon the completion of the merger.

(4) Includes 161,667 shares of Labtec common stock subject to options which became exercisable on October 7, 1998 upon completion of the first year of vesting of stock options granted upon the recapitalization of Labtec. Does not include shares subject to options that were not exercisable as of October 31, 1998. As of January 5, 1999, Mr. Savadove's employment with Labtec terminated.

(5) Includes 87,500 shares of Labtec common stock subject to options which became exercisable on October 7, 1998 upon completion of the first year of vesting of stock options granted upon the recapitalization of Labtec. Does not include shares subject to options that were not exercisable as of October 31, 1998.

(6) Includes 116,667 shares of Labtec common stock subject to options which became exercisable on October 7, 1998 upon completion of the first year of vesting of stock options granted upon the recapitalization of Labtec. Does not include shares subject to options that were not exercisable as of October 31, 1998. As of January 5, 1999, Mr. Hillman's employment with Labtec terminated.

(7) Does not include shares subject to options that were not exercisable as of October 31, 1998.

(8) Mr. Leder and Mr. Krouse are directors and officers of Sun Multimedia Advisors, Inc., the General Partner of Sun Multimedia Partners, L.P. Messrs. Leder and Krouse each own 50% of Sun Multimedia Advisors, Inc., the general partner of Sun Multimedia Partners, L.P. Following the merger, Sun Multimedia Partners, L.P. will be the majority stockholder of New Labtec. Pursuant to a Stockholders Agreement dated October 7, 1997 by and among Labtec and all the stockholders of Labtec, Sun Multimedia Partners, L.P. holds voting power with respect to all acquisition proposals. Mr. Leder and Mr. Krouse share control of the Labtec shares and disclaim beneficial ownership of the shares held by Sun Multimedia Partners, L.P. except to the extent of their pecuniary interests.

(9) Consists of shares held by Equinox Investment Partners, L.L.C. ("Equinox") through its KB Mezzanine Fund II, L.P. Ms. Merison is a director and founding member of Equinox and thereby shares control of Equinox and disclaims beneficial ownership of the shares held by KB Mezzanine Fund II, L.P., except to the extent of her pecuniary interest.

(10) Includes shares and options described in footnotes 2 through 8 but does not include shares subject to options that were not exercisable as of October 31, 1998.

MARKET PRICE OF LABTEC COMMON STOCK

     Labtec's common stock is not publicly traded.

     Labtec has not paid any cash dividends since its inception.

                       COMPENSATION AND OTHER INFORMATION
                  CONCERNING DIRECTORS AND OFFICERS OF LABTEC

EXECUTIVE COMPENSATION SUMMARY

     The following table sets forth summary information concerning the cash compensation and certain other compensation paid, awarded, or accrued by Labtec for the years ended March 31, 1997 and 1998 for (i) Labtec's former Chief Executive Officers, (ii) each of Labtec's four most highly compensated executive officers and former Chief Financial Officer for the fiscal year ended March 31, 1998 (collectively, the "Named Executive Officers"):

                                                                                   LONG-TERM COMPENSATION(2)
                                                                            ---------------------------------------
                               ANNUAL COMPENSATION(1)                            SECURITIES
NAME AND                     --------------------------    OTHER ANNUAL          UNDERLYING            ALL OTHER
PRINCIPAL POSITION           YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS (# OF SHARES)   COMPENSATION(1)
------------------           ----   --------   --------   ---------------   ---------------------   ---------------
Richard E. James (3).......  1998   $258,173   $     --       $9,153               440,000                  --
  Former Chief Executive     1997    270,874    320,000           --                    --                  --
    Officer                  1996    254,612     45,000           --                 5,136                  --
Gary Savadove (3)..........  1998    185,394         --        5,534               260,000                  --
  Former Chief Executive     1997    202,120    117,000           --                    --                  --
    Officer and President    1996    183,715     25,462           --                 2,254                  --
Mark Zadeh.................  1998    140,146         --        1,780               525,000                  --
  Senior Vice President,     1997    153,181     77,000           --                 1,217                  --
    OEM and International    1996    141,481     20,000           --                    --                  --
    Sales
Jim Hillman (4)............  1998    119,000         --        1,386               700,000                  --
  Former Senior Vice         1997    121,090     42,000           --                   877                  --
    President, Finance and   1996     88,842     10,000           --                    --                  --
    Chief Financial Officer
Gregory Jones..............  1998      7,500         --           --               525,000                  --
  Senior Vice President,     1997         --         --           --                    --                  --
    North American Retail    1996         --         --           --                    --                  --
    Sales

---------------
(1) The annual amount of perquisites and other personal benefits provided to such named executive officer is less than 10% of the total annual salary and bonus of such officer. Other annual compensation includes amounts reimbursed during the fiscal year for payment of taxes related to the October, 1997 recapitalization of Labtec.

(2) Options granted to the named executive officers during fiscal year 1998 were issued under the 1997 Employee Stock Option Plan at exercise prices ranging from $0.2816 to $0.8448. See "Option Grants in Last Fiscal Year." Options granted in fiscal years 1997 and 1996 were issued under the 1994 Employee Stock Option Plan at an exercise price of $100 per share. See "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values."

(3) On April 1, 1998, Richard E. James terminated employment with Labtec and Gary Savadove was named Chief Executive Officer and President. On January 5, 1999, Mr. Savadove's employment with Labtec terminated and Robert G. Wick was named President. Severance compensation in the amount of twelve (12) months annual salary will be paid to Mr. Savadove.

(4) On January 5, 1999, Jim Hillman's employment with Labtec terminated. Severance compensation in the amount of nine (9) months annual salary will be paid to Mr. Hillman.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                            -----------------------------------------------------
                                          % OF TOTAL                                 POTENTIAL REALIZABLE VALUE
                              NUMBER       OPTIONS                                         ASSUMED ANNUAL
                                OF         GRANTED                                    PRICE APPRECIATION STOCK      ALTERNATIVE
                            SECURITIES        TO                                           OF STOCK PRICE              GRANT
                            UNDERLYING    EMPLOYEES     EXERCISE OR                      FOR OPTION TERM(2)            DATE
                             OPTIONS      IN FISCAL     BASE PRICE     EXPIRATION    ---------------------------       VALUE
NAME                         GRANTED      YEAR 1998      ($/SHARE)        DATE          5%($)          10%($)          0%($)
----                        ----------    ----------    -----------    ----------    -----------    ------------    -----------
Richard E. James..........   146,667        3.8%          $0.2816       10/7/07        $25,975        $ 65,824          $--
                             146,667        3.8%          $0.8448       10/7/07        $    --        $     --          $ 0
                             146,667        3.8%          $0.2816        6/1/08        $25,975        $ 65,824          $--
Gary Savadove.............    86,667        2.2%          $0.2816       10/7/07        $15,348        $ 38,896          $--
                              86,667        2.2%          $0.8448       10/7/07        $    --        $     --          $ 0
                              86,667        2.2%          $0.2816        6/1/08        $15,348        $ 38,896          $--
Mark Zadeh................   175,000        4.5%          $0.2816       10/7/07        $30,990        $ 78,540          $--
                             175,000        4.5%          $0.8448       10/7/07        $    --        $     --          $ 0
                             175,000        4.5%          $0.2816        6/1/08        $30,990        $ 78,540          $--
Jim Hillman...............   233,333        6.0%          $0.2816       10/7/07        $41,322        $104,719          $--
                             233,333        6.0%          $0.8448       10/7/07        $    --        $     --          $ 0
                             233,333        6.0%          $0.2816        6/1/08        $41,322        $104,719          $--
Gregory Jones.............   175,000        4.5%          $0.2816       2/11/08        $30,990        $ 78,540          $--
                             175,000        4.5%          $0.8448       2/11/08        $    --        $     --          $ 0
                             175,000        4.5%          $0.2816        6/1/08        $30,990        $ 78,540          $--

---------------
(1) Options were granted under Labtec's 1997 Employee Stock Option Plan in conjunction with the recapitalization of Labtec that occurred on October 7, 1997. The options with exercise prices of $0.2816 were granted at the fair market value of Labtec's common stock on the date of grant, which was determined by reference to the price per share of $0.2816 paid by the new investor group on October 7, 1997. Other options were granted with exercise prices higher than fair market value. The options have a term of ten years from the date vesting begins, and become exercisable 25% per year on the anniversary of the date on which vesting begins for each of the next four years.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to their expiration assuming the specified rates of appreciation (5% and 10%) on Labtec's common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Labtec's estimated future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of Labtec's common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

    On April 1, 1998, Richard E. James terminated employment with Labtec, and all options held by Mr. James were terminated. Also on April 1, 1998, an additional 710,000 options were granted to Gary Savadove (473,333 options were at an exercise price of $0.2816 and 236,667 options were at an exercise price of $0.8448). On January 5, 1999, Gary Savadove's and Jim Hillman's employment with Labtec terminated and all unvested options held by Mr. Savadove and Mr. Hillman terminated.

    Based on the $1.87 average trading price of Spacetec common stock on October 21, 1998 and for the two days prior to and subsequent to October 21, 1998 (the date the Merger agreement was signed and terms of the merger were announced), and based on the exchange ratio of 0.55430739, the fair value of Labtec's common stock on October 21, 1998 was $1.0365 per share. The potential realizable values of the options held at March 31, 1998, utilizing this average trading price, amount to $147,464, $297,763, $397,017 and $297,763 respectively, for Gary Savadove, Mark Zadeh, Jim Hillman and Gregory Jones.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                   YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to options to purchase Labtec's common stock granted under Labtec's 1994 and 1997 Employee Stock Option Plans, including (i) the number of shares of Labtec common stock issued upon exercise of options in the fiscal year ended March 31, 1998; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at March 31, 1998; and (iv) the value of such unexercised options at March 31, 1998.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING               VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                SHARES                           MARCH 31, 1998(2)           MARCH 31, 1998($)(3)
                               ACQUIRED         VALUE       ---------------------------   ---------------------------
NAME                        ON EXERCISE(1)   REALIZED(1)    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----                        --------------   -----------    -------------   -----------   -------------   -----------
Richard E. James(4).......      5,136          $34,601         440,000        0              0                --
Gary Savadove(4)..........      2,254          $15,181         260,000        0              0                --
Mark Zadeh................      1,127          $ 7,590         525,000        0              0                --
Jim Hillman(4)............        877          $ 5,909         700,000        0              0                --
Gregory Jones.............          0          $     0         525,000        0              0                --

---------------
(1) Options exercised during the fiscal year ended March 31, 1998 were issued under the 1994 Employee Stock Option Plan and were accelerated upon consummation of the recapitalization of Labtec on October 7, 1997. The options were originally granted with an exercise price of $100 per share and the value realized is calculated as the number of shares received multiplied by the difference between the redemption price per share and $100.

(2) All unexercised options at March 31, 1998 vest 25% per year on the anniversary of the date vesting begins. Because all of the above options were granted on October 7, 1997 (except for Gregory Jones options, which were granted on February 11, 1998), no options were exercisable on March 31, 1998.

(3) On March 31, 1998, Labtec's board of directors estimated Labtec's common stock to have a fair value of no greater than $0.2816 per share, based upon no increase in fair value from the new investor group's purchase price per share of $0.2816 on October 7, 1997 and the repurchase price of $0.1965 for Richard E. James' previously-owned 1,217,240 shares negotiated as part of the buyback of such shares in connection with his termination on April 1, 1998.

(4) On April 1, 1998, Richard E. James terminated employment with Labtec, and all options held by Mr. James were terminated. On January 5, 1999, Gary Savadove's and Jim Hillman's employment with Labtec terminated and all unvested options held by Mr. Savadove and Mr. Hillman were terminated.

                          DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF SPACETEC CAPITAL STOCK

     Assuming the stockholders of Spacetec approve the filing of the Amendment to the Articles to increase the number of authorized shares of Spacetec common stock, the authorized capital stock of Spacetec will consist of 25,000,000 shares of common stock, $0.1 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

Spacetec common stock

     As of the record date, there were approximately 6,846,993 shares of Spacetec common stock outstanding held of record by approximately 376 stockholders. Spacetec common stock is listed on Nasdaq under the symbol "SIMC." Holders of Spacetec common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders do not have a right to take action by written consent. The holders of Spacetec common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Spacetec, the holders of Spacetec common stock are entitled to share ratably in all assets remaining after payment of liabilities. The Spacetec common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Spacetec common stock. All outstanding shares of Spacetec common stock are fully paid and non-assessable, and the shares of Spacetec common stock to be outstanding upon completion of the merger will be fully paid and non-assessable.

Spacetec preferred stock

     Spacetec has 1,000,000 shares of preferred stock authorized, of which, no shares are outstanding. The Board of Directors has the authority to issue these shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Spacetec common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Spacetec.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Spacetec common stock is American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005 and its telephone number is (718) 921-8200.

DESCRIPTION OF NOTE

     Subject to and upon completion of the merger with Labtec, Spacetec will issue a six-year, unsecured promissory note in the principal amount of $1,065,000 in the form attached hereto as Annex C. The Note will be subordinated to all institutional indebtedness of Spacetec. "Institutional Indebtedness" is defined to include money borrowed from banks or other institutional lenders. In addition, the Note will accrue interest at the rate of ten percent (10%) per year to be paid quarterly in cash, or under certain circumstances, through the issuance of additional promissory notes. The principal amount of the Note will be paid in full at the end of the six-year term. All or any part of principal amount of the Note will be prepayable at any time, without penalty, at any time, at the sole option of Spacetec. The Note will be payable to a collection agent for the benefit of each holder of Labtec common stock at the time of the merger. The collection agent will be responsible for distributing to each such holder his or her pro-rata share of the principal and interest payment made under the Note. The Note will not be listed on any public market and interests in the Note will be transferable only in limited circumstances.

     The Note provides that all outstanding principal and accrued interest will, at the option of the collection agent, accelerate and become due and payable without notice or demand, upon the happening of any of the following specified events:

     - any default (whether in whole or in part) occurs in the payment of any amount payable under the Note which continues for a period of ten (10) days.

     - the making by New Labtec of a general assignment for the benefit of creditors;

     - the filing of any petition or the commencement of any proceeding New Labtec for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions;

     - the filing of any petition or the commencement of any proceeding against New Labtec for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions, which proceeding is not dismissed within sixty (60) days;

     - a receiver, liquidator, assignee, trustee or custodian is appointed to administer the affairs of New Labtec;

     - except for the contribution of assets to Spacetec Corporation as contemplated by the Merger Agreement, New Labtec dissolves, liquidates, winds-up, or sells or otherwise disposes of all or substantially all of its business or assets;

     - a Change in Control (as defined below) of New Labtec;

     - New Labtec sells or otherwise disposes of any of its assets not in the ordinary course of business, pursuant to which sale New Labtec receives net cash proceeds of at least $10,000,000, but only if the holders of New Labtec's institutional indebtedness consent to the acceleration; or

     - New Labtec issues and sells any securities of New Labtec, pursuant to which sale New Labtec receives net cash proceeds of at least $10,000,000, but only if the holders of New Labtec's institutional indebtedness consent to the acceleration.

     For purposes of the Note, a "Change in Control" will be deemed to have occurred if: (i) any "person" or "group" (as such terms are used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act")), except for Sun Capital Partners, Inc., Bain Capital, Inc. and their respective affiliates (the "Sun/Bain Group"), becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Act), after the date hereof, directly or indirectly, of securities of New Labtec representing more than 25% of the combined voting power of New Labtec's then outstanding securities; (ii) the members of New Labtec's Board of Directors who are nominated by the Sun/Bain Group constitute fewer than a majority of all members of New Labtec's Board of Directors; or (iii) the stockholders of New Labtec approve a merger or consolidation of New Labtec with any other company, other than a merger or consolidation which would result in the combined voting power of New Labtec's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 75% or more of the combined voting power of the voting securities of New Labtec or such surviving entity outstanding immediately after such merger or consolidation.

DESCRIPTION OF RIGHT TO RECEIVE CONTINGENT SHARES

     Each holder of Labtec common stock at the time of the merger will receive the right to receive a pro-rata portion of any additional shares of New Labtec common stock issued in connection with a potential valuation or sale of the industrial business. These shares may be issued in accordance with the procedure set forth below.

     At the time of the execution of the Merger Agreement, the directors of Spacetec believed that if sold to a third-party, the value of the Spacetec industrial business approximated $6,000,000. This valuation assumes the existence of a ten-year license agreement which provided for the payment of an 8% royalty based on net sales. Under the Merger Agreement, Spacetec and Labtec agreed to value the industrial business no later than December 31, 1999. Based on this valuation, if required, the number of shares of Spacetec common stock issued upon the completion of the merger in exchange for each share of Labtec stock then outstanding will be adjusted through the issuance of additional shares of New Labtec common stock. Depending on the valuation of the industrial business, the percentage ownership of outstanding New Labtec common stock of holders of Labtec common stock at the time of the merger will be increased by 2.7555% for every $1.0 million that the value of the Spacetec industrial business, plus the consolidated net income or minus the consolidated net loss of Spacetec, excluding Labtec and its subsidiaries, for the period October 1, 1998 through the date of consummation of the sale of the industrial business or the final determination of the value of the industrial business, is less than $6,000,000. Under no circumstances will the percentage ownership of holders of Labtec stock at the time of the merger be greater than 79% of the total outstanding Spacetec common stock.

     In the event that the eight directors nominated by Labtec to become directors of New Labtec determine not to proceed with a valuation on or prior to February 28, 1999, no additional shares of Spacetec common stock will be issued. However, if the directors nominated by Labtec decide to proceed to value the industrial business, the four directors nominated by Spacetec to become directors of New Labtec will hire an investment bank to value the industrial business. The investment bank will have 30 days to value the industrial business. If the directors nominated by Labtec accept the valuation determined by the investment bank, the value will be the basis of the equity adjustment set forth above. If the directors nominated by Labtec do not accept the valuation determined by the investment bank, the directors nominated by Labtec and the directors nominated by Spacetec will negotiate in good faith to determine the value of the industrial business. In the event that the parties are able to agree as to the appropriate value of the industrial business within 10 days, then such value will be the basis of the equity adjustment, if any. In the event that the directors are unable to agree on the value within ten days of the valuation by the investment bank, the directors nominated by Labtec will decide whether to sell the industrial business. If the directors nominated by Labtec decide not to sell the industrial business at this time, no additional shares of Spacetec common stock will be issued.

     If the directors nominated by Labtec decide to sell the industrial business, the investment bank that performed the valuation shall be engaged to sell the industrial business. If the industrial business is sold, the value of the industrial business as determined by the sale shall be the basis of the equity adjustment as set forth above. If the investment bank is unable to sell the industrial business by December 31, 1999, the directors nominated by Labtec will engage a second investment bank to value the industrial business and the valuation determined by this investment bank will be the basis of the equity adjustment, if any.

     Any valuation of the industrial business, other than as determined under the Merger Agreement through a sale, shall consist of the expected net sale proceeds to be received in connection with an arms'-length sale of the industrial business, after deduction of all anticipated reasonable transaction expenses. The value of any actual sale of the industrial business will consist of the net sale proceeds received in connection with such sale, after deduction of all transaction expenses incurred. In addition, the value shall be adjusted by an amount equal to the consolidated net income or net loss of New Labtec from October 1, 1998 through the date of consummation of the sale of the industrial business or the final valuation determination after taxes at an estimated 38% combined rate, but excluding any interest expense.

     Any valuation shall also assume the existence of, a 10-year license agreement that provides for the payment to New Labtec of an 8% royalty, based upon net sales generated by the industrial business, whether or not such a license is included as part of the sale of the industrial business and regardless of whether the terms of any actual license differ from these terms. As a result, in the event that the sale of the industrial business either does not include any license or includes a license upon terms, taken as a whole, having less value to New Labtec than the assumed terms, the valuation shall be reduced by the amount by which the value of the actual license, if any, is less than the value of the assumed terms. In the event that the sale of the industrial business includes a license upon terms, taken as a whole, having greater value to New Labtec than the assumed terms, the valuation shall be increased by the amount by which the value of the actual license is greater than the value of the assumed terms. Similarly, any valuation of the industrial business shall represent the amount that a third-party purchaser would be willing to pay for the industrial business, assuming that such purchaser had also entered into a license with New Labtec upon the assumed terms.

DESCRIPTION OF LABTEC CAPITAL STOCK

     The authorized capital stock of Labtec consists of 35,000,000 shares of Labtec Common stock, $0.01 par value per share, and 34,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").

Labtec common stock

     As of October 31, 1998, there were 25,011,310 shares of Labtec common stock outstanding held of record by 41 stockholders. Labtec common stock is not listed on any public market. Holders of Labtec common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such lawful dividends as may be declared by Labtec's Board of Directors. In the event of the liquidation, dissolution or winding up of Labtec, the holders of shares of Labtec common stock will be entitled to share ratably in Labtec's assets. All outstanding shares of Labtec common stock are fully paid and nonassessable.

Labtec preferred stock

     The Labtec Board has the authority, without any further vote or action by the stockholders, to provide for the issuance of these shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, preferences, limitations and relative, participating, optional or other special rights and qualifications or restrictions on the shares of each series, and to determine the voting powers, if any, of such shares. The issuance of preferred stock could adversely affect, among other things, the rights of existing stockholders or could delay or prevent a change in control of Labtec without further action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Labtec common stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of Labtec and could make the removal of the present management of Labtec more difficult. Labtec has no current plans to issue any preferred stock.

     Labtec acts as transfer agent and Registrar for Labtec common stock.

                          COMPARISON OF CAPITAL STOCK

     After completion of the merger between Spacetec and Labtec, the holders of Labtec common stock who receive Spacetec common stock will become stockholders of New Labtec. The rights of holders of New Labtec stock will be governed by Massachusetts law, the Amended and Restated Articles of Organization of New Labtec (the "New Labtec Charter") and the By-laws (the "New Labtec By-laws"). The rights of holders of Labtec stock are presently governed by Delaware law and by the Labtec Amended and Restated Articles of Incorporation, (the "Labtec Charter"), and By-laws (the "Labtec By-laws"). The following discussion summarizes the material differences between the rights of holders of Labtec common stock and holders of New Labtec common stock. This summary does not purport to be complete and is qualified in its entirety by reference to the Labtec Charter and By-laws, the New Labtec Charter and By-laws and the relevant provisions of Delaware and Massachusetts law.

Special Meeting of Stockholders

     Massachusetts law provides that special meetings of stockholders of a corporation with a class of voting stock registered under the Exchange Act (a "public company"), may be called by a corporation's president or directors, and, unless otherwise provided in the articles of organization or by-laws, must be called by its clerk or any other officer upon written application of the owners of at least 40% of the corporation's stock entitled to vote at such meeting. New Labtec will be a public company, and the New Labtec By-laws provide that, upon written application of one or more stockholders who hold at least 90% in interest of the capital stock entitled to vote at a meeting, a special meeting shall be called by the clerk. Delaware law provides that special meetings of stockholders may be called by the directors or by any other person as may be authorized by the corporation's certificate of incorporation or by-laws. The Labtec By-laws provide that special meetings may be called by the president and shall be called by the president or secretary upon written request of (i) a majority of the board of directors or (ii) stockholders owning not less than ten percent of the entire capital stock issued and outstanding and entitled to vote.

Inspection Rights

     Under Massachusetts law, a corporation's stockholders have the right for a proper purpose to inspect the corporation's articles of organization, by-laws, records of all meetings of incorporators and stockholders, and stock and transfer records, including the stockholder list. The New Labtec By-laws do not alter these statutory rights. In addition, stockholders of a Massachusetts business corporation have a qualified common law right under certain circumstances to inspect other books and records of the corporation. Inspection rights under Delaware law are more extensive than under Massachusetts law. Under Delaware law, stockholders, upon the demonstration of a proper purpose, have the right to inspect and make copies or extracts of a corporation's stock ledger, stockholder list, and other books and records. The Labtec By-laws provide that a stockholder list prepared for a stockholder meeting shall be open to the examination of any stockholder or stockholder's agent for a period of at least ten days prior to and at the meeting.

Action by Consent of Stockholders

     Under Massachusetts law, any action to be taken by stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing, and such consents must be filed with the records of meetings of stockholders. The New Labtec By-laws do not alter these statutory rights. Under Delaware law, unless the certificate of incorporation provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. The Labtec Charter provides that any action which could be taken at a meeting of the shareholders is permitted to be taken by its stockholders by written consent, provided all the shareholders entitled to vote on the action sign a written consent that is then delivered to Labtec.

Cumulative Voting

     Massachusetts has no cumulative voting provision. The New Labtec Charter does not provide for cumulative voting. Under Delaware law, a corporation may provide in its certificate of incorporation for cumulative voting by stockholders in elections of directors (i.e., each stockholder casts as many votes for directors as he has shares of stock multiplied by the number of directors to be elected). The Labtec Charter provides for cumulative voting for the election of directors.

Dividends and Repurchases of Stock

     Under Massachusetts law, the payment of dividends and the repurchase of the corporation's stock are generally permissible if such actions are not taken when the corporation is insolvent, do not render the corporation insolvent or bankrupt, and do not violate the corporation's articles of organization. Under Delaware law, a corporation generally is permitted to declare and pay dividends out of surplus or out of net profits for the current and/or preceding fiscal year, provided that such dividends will not reduce capital below the amount of capital represented by all classes of stock having a preference upon the distribution of assets. Also under Delaware law, a corporation may generally redeem or repurchase shares of its stock if such redemption or repurchase will not impair the capital of the corporation.

Classification of the Board of Directors

     Massachusetts law permits classification of a corporation's board of directors, but in the case of a public company, Massachusetts law requires classification into three classes and imposes certain requirements unless the corporation makes an election not to be governed by the statutory provisions. Spacetec has not made such an election and, therefor, the New Labtec board of directors is classified into three classes. Delaware law permits (but does not require) classification of a corporation's board of directors into one, two or three classes. The Labtec Charter does not provide for classes of directors.

Removal of Directors

     Under Massachusetts law, stockholders may remove directors with or without cause by a majority of shares entitled to vote. However, the New Labtec By-laws, in conformity with statutory provisions, provide that if the directors are classified with respect to the time for which they severally hold office pursuant to Section 50A(a) of the Massachusetts Business Corporation Law, the stockholders may, by the affirmative vote of a majority of the shares outstanding and entitled to vote, remove any director, directors or the entire board of directors only for cause. Under Massachusetts law, directors may remove other directors for cause by a majority vote.

     Under Delaware law, although stockholders may generally remove directors with or without cause by a majority vote, stockholders may remove members of classified boards only for cause unless the certificate of incorporation provides otherwise. Under Delaware law, directors are not permitted to remove other directors. The Labtec By-laws provide that the shareholders may, at a meeting called expressly for that purpose, remove a director with or without cause by a majority of the cumulative votes entitled to be cast through the cumulative voting procedure described above.

Vacancies on the Board of Directors

     Under both Massachusetts and Delaware law, unless otherwise provided in the charter or by-laws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by the remaining directors.

Exculpation of Directors

     Massachusetts law and Delaware law have substantially similar provisions relating to exculpation of directors. Each state's law permits, and the New Labtec Charter provides, that no director shall be personally liable to Spacetec and New Labtec, respectively, or their respective stockholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited by law. The circumstances under which exculpation is prohibited are substantially similar in Massachusetts and Delaware.

     New Labtec may not eliminate the liability of directors to the extent that such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for authorizing illegal distributions and/or loans to insiders.

Indemnification of Directors, Officers and Others

     Both Massachusetts and Delaware law generally permit indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. New Labtec's By-laws provide for indemnification to its directors and officers to the maximum extent legally permissible. Delaware law, unlike Massachusetts law, does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation (although it does permit indemnification in such situations if approved by the Delaware Court of Chancery and for expenses of such actions). The Labtec Charter authorizes Labtec to provide indemnification to its agents to the maximum extent legally permissible. Labtec's By-laws provide indemnification to its officers, directors, or employees serving at the request of an agent of the corporation to the maximum extent permissible provided such act was not adjudged to be intentional or a knowing violation of the law. In addition, Labtec's By-laws provide that the Board of Directors has the power to indemnify and advance expenses to any employee or agent or class of employees or class of agents in the same manner as directors may be indemnified or as consistent with applicable law.

Interested Director Transactions

     Delaware law provides that no transaction between a corporation and one or more of its directors or officers or any entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for that reason. In addition, no such transaction shall be void or voidable solely because the director or officer is present at, participates in, or votes at the meeting of the board of directors or committee which authorizes the transaction. In order that such a transaction not be found void or voidable, it must, after disclosure of material facts, be approved by a vote of a majority of the disinterested directors, or a committee of disinterested directors, or the stockholders, or the transaction must be fair as to the corporation. Massachusetts law has no comparable provisions. The New Labtec Charter and By-laws and the Labtec Charter and By-laws do not address this issue.

Sales, Lease or Exchange of Assets and Mergers

     Massachusetts law provides that a vote of two-thirds of the shares of each class of stock outstanding and entitled to vote thereon is required to authorize the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, except that the articles of organization may provide that the vote of a greater or lesser proportion, but not less than a majority of the outstanding shares of each class, is required. Under Massachusetts law, the articles of organization or by-laws may provide that all outstanding classes of stock shall vote as a single class, but, in the case of a merger or consolidation, the separate vote of all classes of stock, the rights of which would be adversely affected by the transaction, is also required. The New Labtec Charter reduces the stockholder vote required to approve such transactions from two-thirds to a majority of each class outstanding and entitled to vote thereon if such transaction has been approved by the board of directors.

     Delaware law requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the sale, lease, or exchange of all or substantially all of a corporation's property and assets or a merger or consolidation of the corporation into any other corporation, although the certificate of incorporation may require a higher stockholder vote. The New Labtec Charter does not require a higher vote.

Amendments to Charter

     Under Massachusetts law, amendments to a corporation's articles of organization relating to certain changes in capital or in the corporate name require the vote of at least a majority of each class of stock outstanding and entitled to vote thereon. Amendments relating to other matters require a vote of at least two-thirds of each class outstanding and entitled to vote thereon or, if the articles of organization so provide, a greater or lesser proportion but not less than a majority of the outstanding shares of each class. Under Massachusetts law, the articles of organization or by-laws may provide that all outstanding classes of stock shall vote as a single class, but the separate vote of any class of stock the rights of which would be adversely affected by the amendment is also required. The New Labtec Charter reduces the stockholder vote required to approve such amendments from two-thirds to a majority of each class of stock outstanding and entitled to vote thereon. Under Delaware law, amendments to the certificate of incorporation require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation requires a greater proportion. The Labtec Charter does not require a greater proportion to amend the Labtec Charter. Delaware law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock.

Amendments to By-laws

     Both Massachusetts and Delaware law provide that stockholders may amend the by-laws and, if provided in its charter, the board of directors also has this power. Under Massachusetts law, the power to make, amend or repeal by-laws also lies in the stockholders; provided that if authorized by the articles of organization, the by-laws may provide that the directors may also make, amend or repeal the by-laws, except with respect to any provision which by law, the articles of organization or the by-laws requires action by the stockholders. The New Labtec By-laws may be amended by an affirmative vote of at least a majority of stockholders entitled to vote, provided that notice of the proposed amendment was given in the notice for the meeting and may be amended by the directors, except with respect to any provision thereof which, by law, the articles of organization or the by-laws require action by the stockholders. The Labtec Charter provides that the directors may amend or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law or the By-laws requires action by the stockholders. Under Delaware law, the power to adopt, amend or repeal by-laws lies in stockholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors. The Labtec Charter and By-laws give the board of directors and shareholders the power to make, alter, amend or repeal by-laws except those expressly outside their power to amend, and except those that would conflict with an inconsistent agreement.

Appraisal Rights

     Dissenting stockholders have the right to obtain the fair value of their shares (so-called "appraisal rights") in more circumstances under Massachusetts law than under Delaware law. Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes (i) to sell, lease, or exchange all or substantially all of its property and assets, (ii) to adopt an amendment to its articles of incorporation which adversely affects the rights of the stockholders, or (iii) to merge or consolidate with another corporation. Under Delaware law, appraisal rights are available in connection with a statutory merger or consolidation in certain specified situations. Appraisal rights are not available when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which is either: (a) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than: (i) shares of stock of the surviving corporation; (ii) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by Nasdaq or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of such stock or (iv) any combination thereof. Appraisal rights are not available under Delaware law in the event of the sale, lease, or exchange of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate or incorporation.

"Anti-Takeover" Statutes

Business Combination Statute

     Massachusetts' "business combination" statute is substantially similar to Delaware's business combination statute. However, while the Massachusetts statute has a 5% threshold with certain persons excluded, the Delaware statute provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation (an "interested stockholder"), he may not engage in certain transactions with the corporation for a period of three years. Both the Massachusetts and Delaware statutes include certain exceptions to this prohibition; for example, if the board of directors approves the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, or if the interested stockholders acquires 90% (in the Massachusetts statute) or 85% (in the Delaware statute) of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Control Share Acquisition Statute

     Under the Massachusetts Control Share Acquisition statute for Massachusetts corporations, a person (hereinafter, the "acquirer") who makes a bona fide offer to acquire, or acquires, shares of stock of a corporation that when combined with shares already owned, would increase the acquirer's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority of shares held by all stockholders except the acquirer and the officers and inside directors of the corporation, in order to vote the shares acquired. The statute does not require the acquirer to consummate the purchase before the stockholder vote is taken. The Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by these provisions by including such an election in its articles of organization or by-laws. The New Labtec By-laws state that the Control Share Acquisition statute shall not apply to New Labtec. Delaware does not have a Control Share Acquisition statute.

Consideration of Societal Factors

     Massachusetts law expressly provides that in determining what a director reasonably believes to be in the best interests of the corporation, he may consider the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Thus, these interests could be considered even in connection with a decision to sell a company. The New Labtec Charter and New Labtec By-laws do not discuss the consideration of societal factors.

     Unlike Massachusetts, Delaware does not explicitly provide for the consideration of societal interests by a corporation's board of directors in making decisions. The Delaware Supreme Court has, however, held that, in discharging their responsibilities, directors may consider constituencies other than stockholders, such as creditors, customers, employees and perhaps even the community in general, as long as there are rationally related benefits accruing to stockholders as well. The Delaware Supreme Court has held, however, the concern for non-stockholder interests is inappropriate when a sale of the company is inevitable and an auction among active bidders is in progress. The New Labtec Charter and New Labtec By-laws do not directly discuss consideration of societal factors.

                                    EXPERTS

     The consolidated financial statements of Spacetec as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, included in this Proxy Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Labtec Inc. as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998 appearing in this Proxy Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     New Labtec's By-laws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Chairman of the Board of Directors, the

President or the Clerk of New Labtec not less than 50 days nor more than 75 days before the meeting, unless less than 65 days' notice or public disclosure of the date of the meeting is given, in which case the stockholder's notice must be received within 15 days following the day on which such notice or disclosure of the date of the annual meeting was marked or public disclosure was made. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the Fiscal Year 1999 annual meeting of stockholders and desires that it be considered for inclusion in New Labtec's proxy statement and form of proxy, it must be received by the Company at The Boott Mills, 100 Foot of John Street, Lowell, Massachusetts 01852-1126,
Attention: Robert G. Wick, no later than February 22, 1999.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Spacetec IMC Corporation and Subsidiaries
  Report of Independent Auditors............................     F-2
  Consolidated Balance Sheets...............................     F-3
  Consolidated Statements of Operations.....................     F-4
  Consolidated Statements of Stockholders' Equity
     (Deficit)..............................................     F-5
  Consolidated Statements of Cash Flows.....................     F-7
  Notes to Consolidated Financial Statements................     F-8
Labtec Inc.
  Report of Independent Accountants.........................    F-20
  Consolidated Balance Sheet................................    F-21
  Consolidated Statement of Operations......................    F-22
  Consolidated Statement of Changes in Shareholders' Equity
     (Deficit)..............................................    F-23
  Consolidated Statement of Cash Flows......................    F-24
  Notes to Consolidated Financial Statements................    F-26

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Spacetec IMC Corporation

     We have audited the accompanying consolidated balance sheets of Spacetec IMC Corporation as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. Our audits also included the financial statement schedule listed in the index Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spacetec IMC Corporation at March 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Boston, Massachusetts
May 7, 1998, except as to Note 15
as to which the date is June 5, 1998

                                                               Ernst & Young LLP

                            SPACETEC IMC CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  MARCH-31
                                                             ------------------    SEPTEMBER-30
                                                              1998       1997          1998
                                                             -------    -------    ------------
                                                                                   (UNAUDITED)
                                            ASSETS

Current assets:
  Cash and cash equivalents................................  $   490    $   170       $  666
  Securities available-for-sale............................    8,536     10,059        5,557
  Accounts receivable, less allowance for doubtful accounts
     of $126 and $75 at March 31, 1998 and 1997,
     respectively..........................................    2,069      2,285        2,037
  Inventories..............................................      687      1,718          536
  Prepaid expenses.........................................      176        275          183
  Receivable from employees and officer....................       32         19            4
  Income taxes receivable..................................       --        438           --
                                                             -------    -------       ------
          Total current assets.............................   11,990     14,964        8,983
Furniture and equipment, net...............................      765        964          638
Intangible assets, net.....................................      216        382          142
Software development costs, net............................       --        265           --
Other assets...............................................       28         27           29
                                                             -------    -------       ------
                                                               1,009      1,638          809
                                                             -------    -------       ------
          Total assets.....................................  $12,999    $16,602       $9,792
                                                             =======    =======       ======

                             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses....................  $ 1,498    $ 1,267       $1,276
  Deferred revenue.........................................       12         75           --
                                                             -------    -------       ------
          Total current liabilities........................    1,510      1,342        1,276

Shareholders' equity:
  Preferred stock, $.01 par value; 1,000,000 shares
     authorized............................................       --         --           --
  Common stock, voting, $.01 par value; 20,000,000
     authorized shares; 6,841,534, 7,142,742 and 7,366,508
     shares issued at September 30, 1998, March 31, 1998
     and 1997, respectively................................       71         74           68
  Additional paid-in capital...............................   16,780     17,969       16,007
  Deferred compensation....................................      (50)       (40)         (50)
  Unrealized gain on available-for-sale securities.........        5         46            3
  Accumulated deficit......................................   (5,303)    (2,033)      (7,556)
  Cumulative translation adjustment........................      (14)        --           44
  Treasury stock, at cost; 100,000 shares at March 31,
     1997..................................................       --       (756)          --
                                                             -------    -------       ------
          Total shareholders' equity.......................   11,489     15,260        8,516
                                                             -------    -------       ------
          Total liabilities and shareholders' equity.......  $12,999    $16,602       $9,792
                                                             =======    =======       ======

                            See accompanying notes.

                            SPACETEC IMC CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              SIX MONTHS ENDED
                                             YEAR ENDED MARCH 31         --------------------------
                                         ----------------------------     SEPT. 30,      SEPT. 30,
                                          1998       1997       1996        1998           1997
                                         -------    -------    ------    -----------    -----------
                                                                         (UNAUDITED)    (UNAUDITED)
Revenues...............................  $ 8,884    $ 9,075    $8,132      $ 3,323        $ 3,899
Cost of revenues.......................    2,855      4,436     2,229          953          1,149
                                         -------    -------    ------      -------        -------
  Gross profit.........................    6,029      4,639     5,903        2,370          2,750
Operating expenses:
  Selling and marketing................    4,359      4,945     2,711        2,038          2,073
  Research and development.............    3,483      2,916     1,684        1,407          1,735
  General and administrative...........    2,025      1,726       803        1,392            810
                                         -------    -------    ------      -------        -------
          Total operating expenses.....    9,867      9,587     5,198        4,837          4,618
                                         -------    -------    ------      -------        -------
  Income (loss) from operations........   (3,838)    (4,948)      705       (2,467)        (1,868)
  Interest income......................     (568)      (632)     (278)         215            281
                                         -------    -------    ------      -------        -------
Income (loss) before income taxes......   (3,270)    (4,316)      983       (2,252)        (1,587)
Income tax provision (benefit).........       --       (594)      355           --             --
                                         -------    -------    ------      -------        -------
Net income (loss)......................  $(3,270)   $(3,722)   $  628      $(2,252)       $(1,587)
                                         =======    =======    ======      =======        =======
Net income (loss) per share:
  Basic................................  $ (0.45)   $ (0.51)   $ 0.19      $ (0.33)       $ (0.22)
                                         =======    =======    ======      =======        =======
  Diluted..............................  $ (0.45)   $ (0.51)   $ 0.10      $ (0.33)       $ (0.22)
                                         =======    =======    ======      =======        =======
Weighted average shares outstanding:
  Basic................................    7,195      7,283     3,232        6,841          7,214
                                         =======    =======    ======      =======        =======
  Diluted..............................    7,195      7,283     6,412        6,841          7,214
                                         =======    =======    ======      =======        =======

                            See accompanying notes.

                            SPACETEC IMC CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                                        UNREALIZED
                                       SERIES A             SERIES B                                     GAIN ON       RETAINED
                                    PREFERRED STOCK      PREFERRED STOCK    ADDITIONAL                  AVAILABLE      EARNINGS
                                  -------------------   -----------------    PAID-IN       DEFERRED      FOR-SALE    (ACCUMULATED
                                    SHARES     AMOUNT    SHARES    AMOUNT    CAPITAL     COMPENSATION   SECURITIES     DEFICIT)
                                  ----------   ------   --------   ------   ----------   ------------   ----------   ------------
Balance at March 31, 1995.......   1,262,001     126     813,953      81       1,951           --            --          1,061
  Issuance of common stock upon
    public offering, net of
    underwriters' discount and
    issuance costs of $1,207 and
    $709, respectively..........          --      --          --      --      15,317           --            --             --
  Conversion of preferred stock
    and Class B common stock
    upon public offering........  (1,262,001)   (126)   (813,953)    (81)        272           --            --             --
  Net income....................          --      --          --      --          --           --            --            628
                                  ----------    ----    --------    ----     -------         ----          ----        -------
Balance at March 31, 1996.......          --      --          --      --      17,540           --            --          1,689
  Common stock issued upon
    exercise of options.........          --      --          --      --         384           --            --             --
  Payments to repurchase common
    stock.......................          --      --          --      --          --           --            --             --
  Additional offering costs.....          --      --          --      --          (5)          --            --             --
  Deferred compensation recorded
    upon issuance of stock
    options.....................          --      --          --      --          50          (50)           --             --
  Amortization of deferred
    compensation................          --      --          --      --          --           10            --             --
  Unrealized gain on
    available-for-sale
    securities..................          --      --          --      --          --           --            46             --
  Net loss......................          --      --          --      --          --           --            --         (3,722)
                                  ----------    ----    --------    ----     -------         ----          ----        -------
Balance at March 31, 1997.......          --      --          --      --      17,969          (40)           46         (2,033)
  Common stock issued upon
    exercise of options.........          --      --          --      --          51           --            --             --
  Common stock issued under
    Employee Stock Purchase
    Plan........................          --      --          --      --          26           --            --             --
  Common stock issued to former
    shareholders of Spatial
    System, Ltd. upon
    acquisition.................          --      --          --      --          --           --            --             --
  Cancellation of common stock
    received upon acquisition of
    Spatial System, Ltd.........          --      --          --      --          --           --            --             --
  Payments to repurchase common
    stock.......................          --      --          --      --          --           --            --             --
  Deferred compensation recorded
    upon issuance of stock
    options.....................          --      --          --      --          21          (21)           --             --
  Cancellation of treasury
    stock.......................          --      --          --      --      (1,287)          --            --             --
  Amortization of deferred
    compensation................          --      --          --      --          --           11            --             --
  Unrealized gain on
    available-for-sale
    securities..................          --      --          --      --          --           --           (41)            --
  Net loss......................          --      --          --      --          --           --            --         (3,270)
  Cumulative translation
    adjustment..................          --      --          --      --          --           --            --             --
                                  ----------    ----    --------    ----     -------         ----          ----        -------
Balance at March 31, 1998.......          --    $ --          --    $ --     $16,780         $(50)         $  5        $(5,303)
                                  ==========    ====    ========    ====     =======         ====          ====        =======

                            See accompanying notes.

                            SPACETEC IMC CORPORATION

                        (IN THOUSANDS EXCEPT SHARE DATA)

                            See accompanying notes.

                                                                  CLASS B
                                          COMMON STOCK          COMMON STOCK      CUMULATIVE     TREASURY STOCK         TOTAL
                                      --------------------   ------------------   TRANSLATION   -----------------   SHAREHOLDERS'
                                        SHARES     AMOUNT     SHARES    AMOUNT    ADJUSTMENT     SHARES    AMOUNT      EQUITY
                                      ----------   -------   --------   -------   -----------   --------   ------   -------------
Balance at March 31, 1995...........     574,000         6    395,000       114           --          --      --         3,339
  Issuance of common stock upon
    public offering, net of
    underwriters' discount and
    issuance costs of $1,207 and
    $709, respectively..............   1,725,000        17         --        --           --          --      --        15,334
  Conversion of preferred stock and
    Class B common stock upon public
    offering........................   4,961,908        49   (395,000)     (114)          --          --      --            --
  Net income........................          --        --         --        --           --          --      --           628
                                      ----------   -------   --------   -------    ---------    --------    ----      --------
Balance at March 31, 1996...........   7,240,908        72         --        --           --          --      --        19,301
  Common stock issued upon exercise
    of options......................     125,600         2         --        --           --          --      --           386
  Payments to repurchase common
    stock...........................          --        --         --        --           --    (100,000)   (756)         (756)
  Additional offering costs.........          --        --         --        --           --          --      --            (5)
  Deferred compensation recorded
    upon issuance of stock
    options.........................          --        --         --        --           --          --      --            --
  Amortization of deferred
    compensation....................          --        --         --        --           --          --      --            10
  Unrealized gain on
    available-for-sale securities...          --        --         --        --           --          --      --            46
  Net loss..........................          --        --         --        --           --          --      --        (3,722)
                                      ----------   -------   --------   -------    ---------    --------    ----      --------
Balance at March 31, 1997...........   7,366,508        74         --        --           --    (100,000)   (756)       15,260
  Common stock issued upon exercise
    of options......................      16,700        --         --        --           --          --      --            51
  Common stock issued under Employee
    Stock Purchase Plan.............       9,536        --         --        --           --          --      --            26
  Common stock issued to former
    shareholders of Spatial System,
    Ltd. upon acquisition...........   1,133,332        --         --        --           --          --      --            --
  Cancellation of common stock
    received upon acquisition of
    Spatial System, Ltd.............  (1,133,334)       --         --        --           --          --      --            --
  Payments to repurchase common
    stock...........................          --        --         --        --           --    (150,000)   (534)         (534)
  Deferred compensation recorded
    upon issuance of stock
    options.........................          --        --         --        --           --          --      --            --
  Cancellation of treasury stock....    (250,000)       (3)        --        --           --     250,000   1,290            --
  Amortization of deferred
    compensation....................          --        --         --        --           --          --      --            11
  Unrealized gain on
    available-for-sale securities...          --        --         --        --           --          --      --           (41)
  Net loss..........................          --        --         --        --           --          --      --        (3,270)
  Cumulative translation
    adjustment......................          --        --         --        --          (14)         --      --           (14)
                                      ----------   -------   --------   -------    ---------    --------    ----      --------
Balance at March 31, 1998...........  $7,142,742        71   $     --        --          (14)         --      --      $ 11,489
                                      ==========   =======   ========   =======    =========    ========    ====      ========

                            See accompanying notes.

                            SPACETEC IMC CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                               YEAR ENDED MARCH 31               SEPTEMBER 30
                                                           ----------------------------    -------------------------
                                                            1998      1997       1996         1998          1997
                                                           -------   -------   --------    -----------   -----------
                                                                                           (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)........................................  $(3,270)  $(3,722)  $    628      $(2,252)      $(1,587)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..........................      772     1,063        557          273           412
  Deferred income taxes..................................       --      (220)        50           84            --
  Loss on disposal of assets.............................      266       488         --           --            --
Changes in operating assets and liabilities:
  Accounts receivable, net...............................      216      (173)      (840)          32           472
  Inventories............................................    1,031    (1,309)      (215)         152           413
  Prepaid expenses and other assets......................       98        (5)      (221)          (8)           95
  Due from employees and officer.........................       16        53        (67)          30            15
  Income taxes receivable................................      438      (438)        --           --           121
  Accounts payable and accrued expenses..................      231      (208)       598         (223)         (432)
  Deferred revenue.......................................      (63)       63        (39)         (12)          (10)
                                                           -------   -------   --------      -------       -------
Net cash provided by (used in) operating activities......     (265)   (4,408)       451       (1,924)         (501)
INVESTING ACTIVITIES
Net sales (purchases) of securities available-for-sale...    1,482     5,607    (14,120)       2,977         1,225
Purchase of furniture and equipment......................     (339)     (676)      (633)        (158)         (263)
Purchase of intangible assets............................      (87)     (171)      (129)          --            (3)
Software development costs...............................       --      (224)      (425)          --            --
                                                           -------   -------   --------      -------       -------
Net cash provided by (used in) investing activities......    1,056     4,536    (15,307)       2,819           959
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of costs.....       --        --     15,334           --            --
Proceeds from exercise of stock options..................       77       386         --           73            10
Stock repurchase.........................................     (534)     (756)        --         (850)         (323)
Additional offering costs................................       --        (5)        --           --            --
Repayment of line of credit..............................       --        --        (65)          --            --
Repayment of capital lease obligation....................       --        --         (3)          --            --
                                                           -------   -------   --------      -------       -------
Net cash provided by (used in) financing activities......     (457)     (375)    15,266         (777)         (313)
                                                           -------   -------   --------      -------       -------
Currency translation effect on cash......................      (14)       --         --           58            --
Net increase in cash and cash equivalents................      320      (247)       410          176           145
Cash and cash equivalents at beginning of period.........      170       417          7          490           170
                                                           -------   -------   --------      -------       -------
Cash and cash equivalents at end of period...............  $   490   $   170   $    417      $   666       $   315
                                                           =======   =======   ========      =======       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Income taxes paid......................................  $    --   $   336   $    220      $             $     5
                                                           =======   =======   ========      =======       =======
  Interest paid..........................................  $    --   $    --   $     15      $    --       $    --
                                                           =======   =======   ========      =======       =======
NONCASH INVESTING AND FINANCING ACTIVITIES:
Adjustment of Panacea Inc. purchase price................       --        --         48           --            --
Unrealized gain on available-for-sale securities.........  $     5   $    46   $     --      $     3       $    12
                                                           =======   =======   ========      =======       =======

                            See accompanying notes.

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

  DESCRIPTION OF BUSINESS

     Spacetec IMC Corporation (the "Company") is a Massachusetts corporation, organized in April 1991. The Company manufactures and markets real time three dimensional ("3D") interactive motion control ("IMC") input hardware controllers and integration software for the industrial CAD/CAM/CAE and consumer markets in the domestic and international arenas.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions by management affect the Company's allowance for doubtful accounts, reserve for inventory obsolescence and certain accrued expenses. Actual results could differ from those estimates.

2.  SIGNIFICANT ACCOUNTING POLICIES

  CASH EQUIVALENTS AND SECURITIES AVAILABLE-FOR-SALE

     The Company considers all highly liquid financial instruments with a maturity at the date of acquisition of three months or less to be cash equivalents.

     At March 31, 1998 and 1997, securities available-for-sale consist principally of commercial paper and debt securities maturing within one year or less. Available-for-sale securities are carried at fair market value and unrealized gains and losses are reported as a separate component of shareholders' equity.

     Unrealized gains included in shareholders' equity totaled $5,000 and $46,000 at March 31, 1998 and 1997, respectively.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, securities available-for-sale and trade receivables. Cash equivalents and securities available-for-sale consist of temporary investments in money market funds with maturity dates of three months or less when purchased, commercial paper and debt securities with maturity dates of one year or less when purchased, respectively, and have limited credit exposure.

     Concentrations of credit risk with respect to trade receivables arise as a significant portion of the Company's customer base is comprised of high-technology manufacturers. The Company had two customers representing approximately 21% and 13% of 1998 sales, two customers representing approximately 17% and 15% of 1997 sales and two customers representing approximately 24% and 10% of 1996 sales. Although the Company's exposure to credit risk associated with nonpayment by high

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

  CONCENTRATIONS OF CREDIT RISK -- CONTINUED technology manufacturers is affected by conditions or occurrences within the high-technology industry, trade receivables from the high-technology manufacturers were current at March 31, 1998. The Company's write-offs related to the collection of trade accounts receivable amounted to $31,000, $76,000 and $27,000 in 1998, 1997 and 1996, respectively.

  INVENTORIES

     Inventory, which is comprised of component parts, subassemblies and finished goods, is stated at the lower of cost or market. Cost is determined using the first in, first out (FIFO) method.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets. The useful lives of furniture and equipment range from three to seven years. Leasehold improvements are stated at cost and amortized over the shorter of the remaining life of the building lease or the estimated useful life of the asset.

  INTANGIBLE ASSETS

     Intangible assets consist primarily of acquired technology, patents, licenses and a non-compete agreement and are amortized on a straight-line basis over three to five years.

     The realizability of intangible assets is evaluated periodically as events or circumstances indicate a possible inability to recover the carrying amounts.

  REVENUE RECOGNITION

     Sales are recorded as products are shipped. A provision for estimated sales returns is recorded in the period in which related sales are recognized.

     The Company provides customers with a warranty, principally for one to three years from the date of sale. Estimated warranty obligations are provided at the time of sale of the Company's products based on historical and anticipated warranty costs. Warranty costs during 1998, 1997 and 1996 were immaterial.

  RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. Software development costs incurred after the establishment of technological feasibility and until the product is available for general release are capitalized, provided recoverability is reasonably assured.

     Technological feasibility is defined as the establishment of a working prototype or a detail program design. Amortization of software development costs is the greater of the amount computed using (i) the ratio of current gross revenues to the total of current and anticipated future gross revenues of each product or (ii) the straight-line method over the expected useful life of the product, which generally does not exceed three years. Amortization of software development costs in 1998, 1997 and 1996 was approximately

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED

  RESEARCH AND DEVELOPMENT COSTS -- CONTINUED
$265,000, $654,000 and $136,000, respectively, and is included in cost of sales. In 1998 and 1997, management determined that the recoverability of certain costs associated with capitalized software was uncertain and recorded a charge of $130,000 and $329,000, respectively, for the write down of the software; these amounts are included in amortization expense for the year ended March 31, 1998 and 1997.

  INCOME TAXES

     The Company provides for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to effect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  NET INCOME/LOSS PER COMMON SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants and convertible securities. Earnings per share amounts for all periods presented have been restated to SFAS 128 requirements.

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                 YEARS ENDED MARCH 31
                                                         -------------------------------------
                                                            1998          1997         1996
                                                         ----------    ----------    ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)......................................   $(3,270)      $(3,722)      $  628
                                                          =======       =======       ======
Weighted average shares for basic earnings (loss) per
  share................................................     7,195         7,283        3,232
Effect of dilutive securities:
  Employee stock options...............................        --            --          348
  Convertible preferred stock..........................        --            --        2,832
                                                          -------       -------       ------
Weighted average shares for diluted earnings (loss) per
  share................................................     7,195         7,283        6,412
                                                          =======       =======       ======
Basic earnings (loss) per share........................   $ (0.45)      $ (0.51)      $ 0.19
                                                          =======       =======       ======
Diluted earnings (loss) per share......................   $ (0.45)      $ (0.51)      $ 0.10
                                                          =======       =======       ======

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
  FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. All balance sheet amounts have been translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts have been translated using average exchange rates. The gains and losses resulting from the changes in exchange rates from the dates of inception of Spacetec IMC GmbH, Spacetec IMC SARL, and Spacetec IMC Limited through March 31, 1998, have been reported separately as a component of stockholders' equity. The operations of Spatial Systems Limited have been translated and consolidated with the accounts of the Company from the date of acquisition. (See Note 13)

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements for periods beginning after December 15, 1997. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. Examples of items to be included in comprehensive income which are excluded form net income include cumulative translation adjustments resulting from consolidation of foreign subsidiaries' financial statements and unrealized gains and losses on available-for-sale securities. Reclassification of financial statements for earlier periods for comparative purposes is required. The Company will adopt SFAS 130 beginning in its fiscal year 1999 and does not expect such adoption to have a material effect on its consolidated financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements for periods beginning after December 15, 1997. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt SFAS 131 beginning in fiscal 1999 and does not expect such adoption to have a material effect on its consolidated financial statements.

  RECLASSIFICATIONS

     Certain amounts in fiscal year 1996 financial statements have been reclassified to conform with current classifications.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the results of operations or financial position of the Company.

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                  MARCH 31
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Office equipment............................................  $  564    $  517
Computer equipment..........................................     504       325
Tools and dies..............................................     474       510
Furniture and fixtures......................................      72        64
Leasehold improvements......................................      64        45
Vehicles....................................................      --        72
                                                              ------    ------
                                                               1,678     1,533
Accumulated depreciation....................................    (913)     (569)
                                                              ------    ------
                                                              $  765    $  964
                                                              ======    ======

     Depreciation expense for the years ended March 31, 1998, 1997, and 1996 was $477,000, $479,000, and $266,000, respectively.

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                 MARCH 31
                                                              --------------
                                                              1998     1997
                                                              -----    -----
                                                              (IN THOUSANDS)
Patents.....................................................  $ 256    $ 355
Software licenses...........................................    132       53
Acquired technology.........................................     54      151
Non-compete agreements......................................     --      325
Organization costs..........................................     --       33
                                                              -----    -----
                                                                442      917
Accumulated depreciation....................................   (226)    (535)
                                                              -----    -----
                                                              $ 216    $ 382
                                                              =====    =====

     The non-compete agreement of $325,000 arose from payments made to a certain former employee of Panacea. During the year, the Company ceased selling the 2D software product acquired from the purchase of Panacea. As a result, management determined that the carrying value of the non-compete agreement was impaired and recorded a loss equal to the unamortized balance of the non-compete in the amount of $104,000 for the year ended March 31, 1998.

     Amortization expense totaled $149,000, $248,000, and $155,000 for the years ended March 31, 1998, 1997, and 1996, respectively.

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  INVENTORIES

     Inventories consist of the following:

                                                                 MARCH 31
                                                              --------------
                                                              1998     1997
                                                              ----    ------
                                                              (IN THOUSANDS)
Materials...................................................  $425    $1,133
Work-in-process.............................................    77        31
Finished goods..............................................   185       554
                                                              ----    ------
                                                              $687    $1,718
                                                              ====    ======

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                 MARCH 31
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
                                                              (IN THOUSANDS)
Trade payables.............................................  $  938    $1,055
Commission and royalties...................................     132       130
Accrued compensation.......................................     364        27
Other......................................................      64        55
                                                             ------    ------
                                                             $1,498    $1,267
                                                             ======    ======

7.  COMMITMENTS

  OPERATING LEASES

     The Company leases office equipment and certain office space under various agreements which expire through the fiscal year 2001. The agreement pertaining to office space is subject to rent escalation clauses. Future minimum lease payments under these noncancelable operating lease agreements are as follows:

YEAR
----
1999..............................................  $283,000
2000..............................................   282,000
2001..............................................    71,000
                                                    --------
                                                    $636,000
                                                    ========

     Total rent expense for the years ended March 31, 1998, 1997 and 1996 amounted to approximately $284,000, $272,000, and $136,000, respectively.

  ROYALTY AGREEMENTS

     In May 1991, the Company entered into a royalty agreement (the "Agreement") with a shareholder of the Company. Pursuant to the Agreement, the Company is obliged to pay one-half of one percent

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  COMMITMENTS -- CONTINUED

  ROYALTY AGREEMENTS -- CONTINUED
(0.5%) of all net revenues received by the Company with respect to technology covered by certain existing patents which relate to the Company's hardware products. The Agreement will remain in effect until the last of such patents expire.

     Pursuant to the acquisition of Panacea, the Company was obligated to pay royalties on net revenues received from the sales of certain of the Company's products which contained purchased technology. Royalties were paid at fifteen dollars per five hundred seats sold on one product and at eight percent (8%) of net revenues for another product. As the Company no longer sells the products that were acquired with Panacea, these royalties are no longer applicable.

     The Company incurred royalty expenses of approximately $39,000, $74,000 and $67,000 under these agreements in fiscal years 1998, 1997 and 1996, respectively.

8.  SEGMENT INFORMATION AND FOREIGN SALES

     The Company operates in one industry segment: the manufacturing and marketing of real time 3D IMC hardware input controllers and integration software for the industrial and consumer electronics market. Commencing in fiscal year 1998, the Company generated revenue through foreign subsidiaries. Foreign sales are denominated in the local currency of the country in which the subsidiary is located. Amounts are translated into US dollars upon consolidation. Foreign sales totaled $631,000 for the year ended March 31, 1998.

9.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                       YEARS ENDED MARCH 31
                                                       ---------------------
                                                       1998    1997     1996
                                                       ----    -----    ----
                                                          (IN THOUSANDS)
Currently payable:
  Federal............................................   $--    $(318)   $265
  State..............................................    --      (56)     40
                                                        ---    -----    ----
                                                         --     (374)    305
Deferred:
  Federal............................................    --     (187)     42
  State..............................................    --      (33)      8
                                                        ---    -----    ----
                                                         --     (220)     50
                                                         --    -----    ----
                                                        $--    $(594)   $355
                                                        ===    =====    ====

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  INCOME TAXES -- CONTINUED
     A reconciliation of the federal statutory rate to the effective income tax rate follows:

                                                        YEARS ENDED MARCH 31
                                                       ----------------------
                                                       1998     1997     1996
                                                       -----    -----    ----
Tax at federal statutory rate........................  (34.0)%  (34.0)%  34.0%
State taxes, net of federal benefit..................   (6.3)    (6.0)    6.3
Research and development credits.....................     --     (4.1)   (4.7)
Other, net...........................................     --     (0.1)     .5
Increase in valuation allowance......................   40.3     30.4      --
                                                       -----    -----    ----
                                                          --%   (13.8)%  36.1%
                                                       =====    =====    ====

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                   MARCH 31
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforward...........................  $ 1,714    $   568
  R&D credit carryforward...................................      144        367
  Inventory obsolescence reserve............................      374        290
  Allowance for doubtful accounts...........................       77         59
  Accrued vacation..........................................       18         19
  Deferred revenue..........................................        5         30
  Uniform capitalization....................................        8          5
  Covenant not to compete...................................       (6)        48
  Other.....................................................       11         (3)
  Valuation allowance.......................................   (2,320)    (1,156)
                                                              -------    -------
                                                                   25        227
Deferred tax liabilities:
  Software development costs................................       --       (132)
  Patents...................................................      (25)       (50)
  Tax over book depreciation................................       --        (45)
                                                              -------    -------
          Total deferred tax liabilities....................      (25)      (227)
                                                              -------    -------
                                                              $    --    $    --
                                                              =======    =======

10.  CAPITAL STOCK

     In July 1996, the Board of Directors authorized the repurchase, from time to time, of up to 100,000 shares of the Company's Common Stock. Repurchases under this program were completed in December 1996 at a cost of $756,000.

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  CAPITAL STOCK -- CONTINUED
     On May 15,1997, the Board of Directors authorized the repurchase of up to 1,000,000 shares of the Company's Common Stock. As of March 31, 1998, the Company has repurchased 150,000 shares at a total cost of $534,000.

11.  STOCK OPTION PLANS

  1995 DIRECTOR STOCK OPTION PLAN

     On December 4, 1996, the Board of Directors of the Company adopted, the Amended and Restated 1995 Director Stock Option Plan (the "Director Plan") in which all directors who are not employees of the Company (the "Eligible Directors") participate. The Company has reserved 225,000 shares of Common Stock for issuance under the Director Plan. Upon initial election to the Board of Directors, each new Eligible Director is to be granted an option to purchase 10,000 shares of Common Stock. On each December 31st thereafter, any eligible director serving as such on that date will be granted options ("Annual Options") to purchase 10,000 shares. Options become exercisable with respect to 3,000 shares on the date of grant, 3,000 shares on the second anniversary of the date of grant and 4,000 shares on the third anniversary of the date of grant, if the optionholder is a member of the Board at the opening of business on that date. The options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition to the Annual Options, the Director Plan allowed for the grant of 20,000 options to each of two directors and 14,000 options to a third director ("Initial Options"). The Initial Options become exercisable with respect to 30% on the date of grant, 30% on the second anniversary of the date of grant, and 40% on the third anniversary of the date of grant.

  1993 STOCK OPTION PLAN

     The Company's Amended and Restated 1993 Stock Option Plan (the "1993 Plan") was readopted by the Board of Directors on September 29, 1995. The 1993 Plan authorized the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("ISOs") and non-qualified stock options. The 1993 Plan allows for the purchase of an aggregate of 1,600,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock to employees of the Company and, in the case of non-qualified stock options, to consultants of the Company or any Affiliate (as defined in the 1993 Plan) capable of contributing to the Company's performance. The Board of Directors has appointed the Compensation Committee to administer the Plan.

     The purchase price per share of stock deliverable upon the exercise of a stock option is determined by the Compensation Committee provided that the exercise price for ISOs shall not be less than the fair market value of the stock on the date of grant. Each option granted under the Plan is exercisable either in full or in installments as set forth in each recipient's option agreement. Incentive stock options generally vest over a five-year period. All options expire ten years after the date of grant.

  OPTION REPRICING

     On April 11, 1997, the Board of Directors approved a repricing of all options granted to current employees of the Company. Options meeting qualification were repriced at $3.25 per share which equaled

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  STOCK OPTION PLANS -- CONTINUED

  OPTION REPRICING -- CONTINUED
the fair market value of the Company's Common Stock on that date. A total of 393,200 options were repriced.

  EMPLOYEE STOCK PURCHASE PLAN

     In September 1995, the Company approved an Employee Stock Purchase Plan (the "ESPP") under which employees may purchase shares of Common Stock at a discount from fair market value. There are 100,000 shares of Common Stock reserved for issuance under the ESPP. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Rights to purchase Common Stock under the ESPP are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Plan and the dates when stock may purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The ESPP terminates on September 29, 2005. As of March 31, 1998, the Company has issued 9,536 shares at a price of $2.76 per share under the ESPP.

  FAS 123 DISCLOSURES

     Pursuant to the requirements of FAS 123, the following are the pro forma net loss and net loss per share for the years ended March 31, 1998 and 1997, as if the compensation expense for the options plans had been determined based on the fair value at the grant date for grants during fiscal years 1998 and 1997, consistent with the provisions of FAS 123:

                                                  1998                        1997
                                        ------------------------    ------------------------
                                        AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                        -----------    ---------    -----------    ---------
Net loss (in 000's).................    $   (3,270)     $(4,293)    $   (3,722)     $(4,335)
Net loss per share..................    $    (0.45)     $ (0.60)    $    (0.51)     $ (0.60)

     The fair value of options granted under the Company's stock option plans was estimated using the Black-Scholes multiple option model with the following assumptions:

                                                    1998             1997
                                                -------------    -------------
Expected term in years (from vest date).......       1.0              1.0
Volatility....................................      98.0%            70.0%
Interest rate.................................  5.51% - 5.69%    5.92% - 6.30%

     For the purposes of the calculation, the Company assumed no dividends.

     The effects on 1998 and 1997 pro forma net income or loss per share of expensing the estimated fair value of stock options are not necessarily representative of the effects on reporting the results of operations

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  STOCK OPTION PLANS -- CONTINUED

  FAS 123 DISCLOSURES -- CONTINUED
for future years as the periods presented include only two and three years of option grants under the Company's plans.

     The following table presents the combined activity of the 1993 Plan and the Director Plan for the years ended March 31, 1998, 1997 and 1996:

                               1998                     1997                   1996
                       ---------------------    --------------------    -------------------
                                    WEIGHTED                WEIGHTED               WEIGHTED
                                    AVERAGE                 AVERAGE                AVERAGE
                                    EXERCISE                EXERCISE               EXERCISE
                        SHARES       PRICE       SHARES      PRICE      SHARES      PRICE
                       ---------    --------    --------    --------    -------    --------
Outstanding beginning
  of period..........    886,370     $4.87       873,050     $4.05      183,000     $0.61
Granted..............    969,200      3.35       280,650      7.08      708,550      4.97
Canceled.............   (608,860)     5.88      (141,730)     5.83      (18,500)     6.10
Exercised............    (16,700)     3.02      (125,600)     3.07           --        --
                       ---------     -----      --------     -----      -------     -----
Outstanding at end of
  year...............  1,230,010     $3.19       886,370     $4.87      873,050     $4.05
                       =========     =====      ========     =====      =======     =====
Options exercisable
  at year end........    442,787     $2.92       227,904     $3.56      162,000     $2.58
                       =========     =====      ========     =====      =======     =====
Available for grant
  at end of year.....    452,690                 813,050                951,950
                       =========                ========                =======
Weighted average fair
  value per share of
  options granted
  during the year....                $1.60                   $3.44                  $2.61
                                     =====                   =====                  =====

     The following table presents weighted average price and life information for significant option groups outstanding at March 31, 1998:

                             OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                     ------------------------------------   ----------------------
                                    WEIGHTED
                                     AVERAGE     WEIGHTED                 WEIGHTED
                                    REMAINING    AVERAGE                  AVERAGE
  RANGE OF EXERCISE    NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
       PRICES        OUTSTANDING   LIFE (YRS)     PRICE     EXERCISABLE    PRICE
  -----------------  -----------   -----------   --------   -----------   --------
    $0.05 - $1.00       134,200       5.72        $0.53        99,800      $0.52
    $1.01 - $3.00       170,100       6.37        $2.64       100,500      $2.63
    $3.01 - $4.00       736,310       8.43        $3.25       183,420      $3.26
    $4.01 - $5.00       154,000       9.10        $4.51        32,400      $4.75
   $5.01 - $13.00        35,400       8.12        $8.98        24,667      $8.90
                      ---------                               -------
                      1,230,010                               440,787
                      =========                               =======

                            SPACETEC IMC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  SEVERANCE PAYMENTS

     In the fiscal quarter ended March 31, 1998, the Company incurred charges of approximately $370,000 as a result of changes in its senior management. This amount consisted principally of salary and benefit payments, outplacement expenses and compensation expense related to the remeasurement of stock options. Included in severance charges was a loss of $30,000 on the sale of a Company vehicle to a former employee. At March 31, 1998, the Company's severance liability was $313,000. This amount represents severance payments that will continue to be paid through October 1999.

13.  ACQUISITION

     On April 19, 1997, the Company initiated a tender offer to purchase all of the outstanding shares of Spatial Systems Ltd. ("SSL") from SSL's stockholders in exchange for 1,133,332 shares of Common Stock of the Company. The tender offer ended on July 18, 1997. In connection with the tender offer, the Company paid approximately $75,000 to SSL for the cancellation of a license agreement that was entered into in May 1991. Additionally, 1,133,334 shares of Common Stock of the Company owned by SSL prior to the offer, were canceled. The tender offer, together with the cancellation of the shares of the Company's Common Stock owned by SSL, did not affect the number of shares of Common Stock outstanding of the Company.

14.  RELATED PARTY TRANSACTIONS

     During the fiscal years 1997 and 1996, the Company sold its products to SSL, a former shareholder of the Company whose Chairman was also a Director of the Company. Sales to SSL for the years ended March 31, 1998, 1997 and 1996, amounted to approximately $0, $278,000, and $140,000, respectively. Accounts receivable at March 31, 1998, 1997 and 1996 from SSL were approximately $0, $149,000, and $79,000, respectively. The Company did not sell products to SSL during the year ended March 31, 1998. On July 18, 1997, the Company acquired SSL. (See Note 13)

15.  SUBSEQUENT EVENTS

     As the Company decided to focus its efforts on developing and growing its core 3D controller and related software business, management has determined that it does not wish to pursue certain other technology that the Company has developed. Consequently, on June 5, 1998 the Company transferred certain 3D software technology and computer equipment having a net book value of approximately $50,000 to 3D OpenMotion, LLC (the "LLC"). The LLC was established by the former CEO and current director of the Company, who is majority owner of the LLC. The Company received a 20% non-voting interest in the LLC. Additionally, the LLC agreed to provide the Company with an option to obtain favorable pricing for commercial products developed by the LLC at a 50% discount on the most favorable terms offered to any other customer. This option becomes exercisable on January 1, 1999 and expires on May 31, 1999 if not exercised. To exercise the option, the Company must pay $250,000 to the LLC.

     If the option is exercised, the Company's favorable pricing terms would extend through June 2003.

     In conjunction with this agreement, the former CEO contributed 291,667 shares of stock of Spacetec IMC Corporation to the LLC as his initial investment in the LLC. The Company has agreed to repurchase these shares from the LLC at a price of $2.40 per share, which represents a discount of approximately 20% from the fair market value of the shares on June 3, 1998, the date on which the parties agreed to the terms of the joint venture.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and
Board of Directors of
Labtec Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Labtec Inc. and its subsidiaries (the "Company") at March 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Labtec's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Portland, Oregon
August 3, 1998, except for Notes 8 and 10
which are as of January 5, 1999

                                  LABTEC INC.

                           CONSOLIDATED BALANCE SHEET

                                                                      MARCH 31,
                                                              -------------------------   SEPTEMBER 30,
                                                                 1997          1998           1998
                                                              -----------   -----------   -------------
                                                                                           (UNAUDITED)
                                                ASSETS
Current assets:
  Cash......................................................  $    71,871   $   988,417   $  2,560,866
  Accounts receivable, net..................................   10,404,883    13,548,320     15,448,246
  Interest and other receivables............................       24,375        19,790          9,093
  Inventories...............................................   16,097,168    12,664,421      9,903,074
  Current deferred income taxes.............................      264,839       337,477        944,091
                                                              -----------   -----------   ------------
         Total current assets...............................   26,863,136    27,558,425     28,865,370

Furniture and equipment, net................................    1,662,417     2,190,910      2,007,178
Noncurrent deferred income taxes............................    1,314,258     1,591,552      1,666,345
Noncompete agreement........................................      723,600       361,800        180,900
Debt issuance costs.........................................      376,626     2,614,880      2,435,115
Other noncurrent assets.....................................       53,386       117,116        115,952
Goodwill....................................................    3,535,046     1,767,522        883,760
                                                              -----------   -----------   ------------
                                                              $34,528,469   $36,202,205   $ 36,154,620
                                                              -----------   -----------   ------------
                            LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term borrowings.....................................  $15,672,671   $ 2,500,000   $         --
  Current portion of long-term debt.........................    2,191,038       625,000      1,000,000
  Accounts payable..........................................    3,916,686     3,644,113      6,711,952
  Income taxes payable......................................      243,808       270,925         28,445
  Accrued payroll and benefits..............................      744,451       125,645        418,905
  Accrued interest..........................................      126,494       202,260        157,152
  Other accrued expenses....................................      560,584       646,054      1,446,016
                                                              -----------   -----------   ------------
         Total current liabilities..........................   23,455,732     8,013,997      9,762,470
Long-term debt..............................................    2,955,213    31,985,988     31,503,586
                                                              -----------   -----------   ------------
                                                               26,410,945    39,999,985     41,266,056
                                                              -----------   -----------   ------------
Redeemable warrants.........................................    1,451,937            --             --
                                                              -----------   -----------   ------------
Commitments and contingencies (Notes 4 and 9)
Shareholders' equity (deficit):
  Common stock, par value $.01, 400,000 and 35,000,000
    shares authorized, 78,986, 25,164,720 and 26,228,550
    shares issued and outstanding at March 31, 1997, 1998
    and September 30, 1998..................................          790       251,647        262,285
  Preferred stock, par value $.01 and $0.00, 34,000 and
    34,000 shares authorized, 34,000 and 0 shares
    outstanding at March 31, 1997 and 1998..................    2,500,000            --             --
  Treasury stock (1,217,240 shares held at September 30,
    1998)...................................................           --            --       (195,101)
  Additional paid-in capital................................    7,923,810     5,942,139      7,052,279
  Stock subscription receivable.............................     (170,902)     (134,554)      (188,617)
  Deferred compensation.....................................           --            --        (16,608)
  Accumulated deficit.......................................   (3,588,111)   (9,857,012)   (12,025,674)
                                                              -----------   -----------   ------------
                                                                6,665,587    (3,797,780)    (5,111,436)
                                                              -----------   -----------   ------------
                                                              $34,528,469   $36,202,205   $ 36,154,620
                                                              -----------   -----------   ------------

           The accompanying notes are an integral part of this statement.

                                  LABTEC INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        SIX MONTH PERIOD ENDED
                                                      YEAR ENDED MARCH 31,                   SEPTEMBER 30,
                                             ---------------------------------------   -------------------------
                                                1996          1997          1998          1997          1998
                                             -----------   -----------   -----------   -----------   -----------
                                                                                       (UNAUDITED)   (UNAUDITED)
Net sales..................................  $43,664,333   $59,779,334   $57,820,303   $27,622,150   $28,188,763
Cost of sales..............................   29,878,433    39,680,758    38,163,280    17,921,257    18,389,274
                                             -----------   -----------   -----------   -----------   -----------
Gross profit...............................   13,785,900    20,098,576    19,657,023     9,700,893     9,799,489
                                             -----------   -----------   -----------   -----------   -----------

Operating expenses:
  Selling and marketing....................    7,099,657     8,582,171     9,903,762     5,112,287     5,407,676
  General and administrative...............    3,876,942     4,040,278     5,176,876     2,433,202     3,750,986
  Depreciation.............................      561,999       722,906       943,449       448,750       683,538
  Amortization of goodwill.................    1,767,524     1,767,524     1,767,524       883,762       883,762
  Amortization of noncompete agreement.....      804,000       482,400       361,800       180,900       180,900
                                             -----------   -----------   -----------   -----------   -----------
                                              14,110,122    15,595,279    18,153,411     9,058,901    10,906,862
                                             -----------   -----------   -----------   -----------   -----------

Income (loss) from operations..............     (324,222)    4,503,297     1,503,612       641,992    (1,107,373)

Interest expense, net......................    2,565,516     2,610,571     3,253,795     1,301,143     1,799,807
Other nonoperating expense (income)........           --       (31,124)        1,956         1,155       (15,631)
                                             -----------   -----------   -----------   -----------   -----------

(Loss) income before extraordinary loss and
  income taxes.............................   (2,889,738)    1,923,850    (1,752,139)     (660,306)   (2,891,549)

Provision (benefit) for income taxes.......     (312,069)    1,322,560        13,555         5,085      (722,887)
                                             -----------   -----------   -----------   -----------   -----------
(Loss) income before extraordinary loss....   (2,577,669)      601,290    (1,765,694)     (665,391)   (2,168,662)
Extraordinary loss on extinguishment of
  debt, less applicable income tax benefit
  of $263,156..............................           --            --      (510,834)           --            --
                                             -----------   -----------   -----------   -----------   -----------
Net (loss) income..........................  $(2,577,669)  $   601,290   $(2,276,528)  $  (665,391)  $(2,168,662)
                                             -----------   -----------   -----------   -----------   -----------

Net (loss) income per share before
  extraordinary loss:
  Basic....................................  $     (0.19)  $      0.04   $     (0.09)  $     (0.05)  $     (0.09)
                                             -----------   -----------   -----------   -----------   -----------
  Diluted..................................  $     (0.19)  $      0.03   $     (0.09)  $     (0.05)  $     (0.09)
                                             -----------   -----------   -----------   -----------   -----------

Net (loss) income per share
  Basic....................................  $     (0.19)  $      0.04   $     (0.12)  $     (0.05)  $     (0.09)
                                             -----------   -----------   -----------   -----------   -----------
  Diluted..................................  $     (0.19)  $      0.03   $     (0.12)  $     (0.05)  $     (0.09)
                                             -----------   -----------   -----------   -----------   -----------

         The accompanying notes are an integral part of this statement.

                                  LABTEC INC.

      CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                        COMMON STOCK                     ADDITIONAL       COMMON         PREFERRED STOCK
                                    ---------------------   TREASURY      PAID-IN         STOCK       ----------------------
                                      SHARES      AMOUNT      STOCK       CAPITAL      SUBSCRIPTION    SHARES      AMOUNT
                                    ----------   --------   ---------   ------------   ------------   --------   -----------
Balance at March 31, 1995.........      78,546   $    786   $      --   $  7,842,814    $(177,300)          --   $        --
Payments on common stock
 subscription.....................                                                          6,398
Issuance of Series A preferred
 stock............................                                                                      34,000     2,500,000
Issuance of Class A common
 stock............................         440          4                     43,996
Net loss..........................
                                    ----------   --------   ---------   ------------    ---------     --------   -----------
Balance at March 31, 1996.........      78,986        790          --      7,886,810     (170,902)      34,000     2,500,000
Compensation expense on stock
 options granted..................                                            37,000
Net income........................
                                    ----------   --------   ---------   ------------    ---------     --------   -----------
Balance at March 31, 1997.........      78,986        790          --      7,923,810     (170,902)      34,000     2,500,000
Payments on common stock
 subscription.....................                                                         36,348
Preferred stock dividend..........
Preferred stock converted to
 common stock.....................      34,000        340                  2,499,660                   (34,000)   (2,500,000)
Compensation expense on stock
 options granted..................                                            73,000
Exercise of warrants (including
 cancellation of "put" rights)....       5,319         53                  1,901,884
Exercise of stock options.........      18,728        187                  1,872,613
8.5853 to 1 stock split...........   1,039,436     10,394                    (10,394)
Repurchase and retirement of
 existing common stock............  (1,017,659)   (10,176)               (14,260,573)
Issuance of new common stock......   1,049,426     10,494                  5,900,094
Issuance of shares to subordinated
 debtholder.......................      50,000        500                    281,110
20 to 1 stock split...............  23,906,484    239,065                   (239,065)
Net loss..........................
                                    ----------   --------   ---------   ------------    ---------     --------   -----------
Balance at March 31, 1998.........  25,164,720    251,647          --      5,942,139     (134,554)          --            --
Repurchase of common stock for
 treasury (1,217,240 shares)......                           (195,101)                    134,554
Stock options granted.............                                            18,118
Issuance of common stock to
 management.......................   1,063,830     10,638                  1,092,022     (188,617)
Net loss..........................
                                    ----------   --------   ---------   ------------    ---------     --------   -----------
Balance at September 30, 1998
 (unaudited)......................  26,228,550   $262,285   $(195,101)  $  7,052,279    $(188,617)    $     --   $        --
                                       -------     ------     -------      ---------    ---------       ------      --------

                                    DEFERRED
                                    COMPEN-    ACCUMULATED
                                     SATION      DEFICIT         TOTAL
                                    --------   ------------   ------------
Balance at March 31, 1995.........  $     --   $ (1,611,732)  $  6,054,568
Payments on common stock
 subscription.....................                                   6,398
Issuance of Series A preferred
 stock............................                               2,500,000
Issuance of Class A common
 stock............................                                  44,000
Net loss..........................               (2,577,669)    (2,577,669)
                                    --------   ------------   ------------
Balance at March 31, 1996.........        --     (4,189,401)     6,027,297
Compensation expense on stock
 options granted..................                                  37,000
Net income........................                  601,290        601,290
                                    --------   ------------   ------------
Balance at March 31, 1997.........        --     (3,588,111)     6,665,587
Payments on common stock
 subscription.....................                                  36,348
Preferred stock dividend..........                 (435,314)      (435,314)
Preferred stock converted to
 common stock.....................                                      --
Compensation expense on stock
 options granted..................                                  73,000
Exercise of warrants (including
 cancellation of "put" rights)....                               1,901,937
Exercise of stock options.........                               1,872,800
8.5853 to 1 stock split...........                                      --
Repurchase and retirement of
 existing common stock............               (3,557,059)   (17,827,808)
Issuance of new common stock......                               5,910,588
Issuance of shares to subordinated
 debtholder.......................                                 281,610
20 to 1 stock split...............                                      --
Net loss..........................               (2,276,528)    (2,276,528)
                                    --------   ------------   ------------
Balance at March 31, 1998.........        --     (9,857,012)    (3,797,780)
Repurchase of common stock for
 treasury (1,217,240 shares)......                                 (60,547)
Stock options granted.............   (16,608)                        1,510
Issuance of common stock to
 management.......................                                 914,043
Net loss..........................               (2,168,662)    (2,168,662)
                                    --------   ------------   ------------
Balance at September 30, 1998
 (unaudited)......................  $(16,608)  $(12,025,674)  $ (5,111,436)
                                      ------      ---------      ---------

        This accompanying notes are an integral part of this statement.

                                  LABTEC INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       SIX MONTH PERIOD ENDED
                                                     YEAR ENDED MARCH 31,                   SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1996          1997          1998          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income.......................  $(2,577,669)  $   601,290   $(2,276,528)  $  (665,391)  $(2,168,662)
  Depreciation............................      561,999       722,906       943,449       448,750       683,538
  Amortization of goodwill................    1,767,524     1,767,524     1,767,524       883,762       883,762
  Amortization of noncompete agreement....      804,000       482,400       361,800       180,900       180,900
  Amortization of debt issuance costs and
    original issue discount...............      746,249       619,854       474,857       251,754       217,281
  Change in deferred income taxes.........     (624,295)     (304,640)     (349,932)                   (681,407)
  Loss on disposal of assets..............                                    1,200
  Compensation expense on common stock
    sold to management....................                                                              802,660
  Compensation expense on stock options
    granted...............................                     37,000        73,000                       1,510
  Write-off of debt issuance costs........                                  296,468
  Write-off of unamortized discount on
    refinanced subordinated debt..........                                  307,185
  Changes in current assets and
    liabilities:
    Accounts receivable...................   (2,535,015)      456,467    (3,143,437)   (2,730,400)   (1,899,926)
    Interest and other receivables........       (9,108)      (13,604)        4,585         9,925        10,697
    Inventories...........................   (1,482,542)   (7,080,728)    3,432,747     2,179,109     2,761,347
    Accounts payable......................    2,035,475      (232,847)     (272,573)    1,433,678     3,067,839
    Accrued interest......................                    126,494        75,766       (14,448)      (45,108)
    Accrued payroll and other expenses....      136,458       388,744      (533,336)      (11,822)    1,093,222
    Income taxes payable..................      424,744      (144,864)       27,117       (69,915)     (242,480)
                                            -----------   -----------   -----------   -----------   -----------
Net cash provided by (used for) operating
  activities..............................     (752,180)   (2,574,004)    1,189,892     1,895,902     4,665,173
                                            -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Capital expenditures....................   (1,692,371)     (743,116)   (1,473,142)     (433,233)     (499,807)
  Other assets............................      (22,424)                    (63,730)      (54,270)        1,164
                                            -----------   -----------   -----------   -----------   -----------
Net cash used in investing activities.....   (1,714,795)     (743,116)   (1,536,872)     (487,503)     (498,643)
                                            -----------   -----------   -----------   -----------   -----------

         The accompanying notes are an integral part of this statement.

                                  LABTEC INC.

                                                                                       SIX MONTH PERIOD ENDED
                                                     YEAR ENDED MARCH 31,                   SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1996          1997          1998          1997          1998
                                            -----------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
Cash flows from financing activities:
  Net increase (decrease) in new
    short-term credit facility............                                2,500,000                  (2,500,000)
  Net (decrease) increase in old
    short-term borrowing facility.........    1,966,900     5,672,671   (15,672,671)      433,845
  Proceeds from issuance of long-term
    debt..................................                               33,000,000
  Repayments of long-term debt............   (2,000,000)   (2,375,000)   (5,750,000)   (1,250,000)     (125,000)
  Debt issuance costs.....................       51,468      (251,804)   (2,820,417)                    (19,917)
  Proceeds from exercise of stock options
    and warrants..........................                                2,322,800
  Repurchase and cancellation of common
    stock.................................                              (17,827,808)                    (60,547)
  Proceeds from issuance of common
    stock.................................       44,000                   5,910,588                     111,383
  Proceeds from issuance of preferred
    stock.................................    2,500,000
  Preferred stock dividend................                                 (435,314)
  Payments on common stock subscription...        6,398                      36,348        36,348
                                            -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in) financing
  activities..............................    2,568,766     3,045,867     1,263,526      (779,807)   (2,594,081)
                                            -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash...........      101,791      (271,253)      916,546       628,592     1,572,449
Cash at beginning of period...............      241,333       343,124        71,871        71,871       988,417
                                            -----------   -----------   -----------   -----------   -----------
Cash at end of period.....................  $   343,124   $    71,871   $   988,417   $   700,463   $ 2,560,866
                                            -----------   -----------   -----------   -----------   -----------

         The accompanying notes are an integral part of this statement.

                                  LABTEC INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     LEI Holdings, Inc. was formed June 24, 1994 to acquire, own and operate Labtec Enterprises, Inc. ("Labtec") and its wholly owned subsidiary, Labtec Electronics (HK) Limited, located in Hong Kong. In 1996, LEI Holdings, Inc. incorporated a new subsidiary under Labtec Enterprises, Inc. in Windsor, Great Britain (Labtec Enterprises UK Limited) to facilitate sales on the European continent. On October 6, 1997 Labtec merged with LEI Holdings, Inc., with LEI Holdings being the survivor, in conjunction with a recapitalization transaction through which it refinanced its debt and obtained new equity capital and repurchased a significant portion of its previously outstanding equity interests (approximately 86.5%) (the "Recapitalization") (see Notes 4 and 7). Labtec was dissolved and LEI Holdings, Inc. changed its name to Labtec Enterprises, Inc. On October 7, 1997 Labtec Enterprises, Inc. consummated the Recapitalization and changed its name to Labtec Inc. (the "Company"). The accompanying consolidated financial statements reflect the financial position and results of operations of Labtec Inc. and its subsidiaries.

     The Company designs, manufactures and distributes multimedia computer peripheral products. Its world-wide customers include original computer equipment manufacturers, distributors and retailers. The Company's products are manufactured by various factory suppliers located in Asia and are imported to the Company's headquarters in Vancouver, Washington and to warehouses in Great Britain, the Netherlands and Canada for distribution.

     The principal accounting policies followed by Labtec Inc. and its subsidiaries in maintaining their financial records and preparing these consolidated financial statements are as follows:

PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company, as well as the accounts of its wholly owned subsidiaries, Labtec Electronics
(HK) Limited and Labtec Enterprises UK, Limited. The HK subsidiary provides research, product design and engineering, component sourcing and quality control over the products produced for the Company from various foreign factories. The UK subsidiary provides international marketing services for the Company's products. All significant intercompany transactions and balances have been eliminated.

REVENUE RECOGNITION

     Revenues are recognized upon shipment of the Company's products, net of an estimated allowance for sales returns. Gross revenues from one customer were $4.4 million, $9.1 million and $8.8 million for the years ended March 31, 1996, 1997 and 1998, respectively, while revenues from another customer were $7.4 million for the year ended March 31, 1997. Each of these revenue amounts accounted for more than 10% of consolidated sales for the respective period.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The recorded amounts of cash, accounts receivable, accounts payable, notes payable, and accrued liabilities as presented in the financial statements approximate fair value because of the short-term maturity of these instruments. The recorded amount of long-term debt approximates fair value because actual interest rates approximate current competitive rates.

                                  LABTEC INC.

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) ACCOUNTS RECEIVABLE

     Accounts receivable are net of allowances for doubtful accounts and for sales returns. The allowance for doubtful accounts was $120,000 and $89,736 at March 31, 1997 and 1998, respectively. The allowance for returns of merchandise was $599,162 and $578,067 at March 31, 1997 and 1998, respectively. At March 31, 1997 and 1998, 11%, and 10%, respectively, of receivables were from one customer.

INVENTORIES

     Inventories are stated at the lower of landed cost (first-in, first-out method) or market. Landed cost includes the cost of merchandise, freight, duty and handling fees.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Depreciation is provided on the straight-line method for financial reporting purposes and on an accelerated method for tax purposes over estimated useful lives ranging from three to seven years. Depreciation expense for the years ended March 31, 1996, 1997 and 1998 was $561,999, $722,907 and $943,449, respectively.

     Repair and maintenance costs are expensed as incurred.

DEBT ISSUANCE COSTS

     Debt issuance costs, including bank fees of $1,608,545 and other transaction fees relating to the debt of $1,211,872, included in debt issuance costs at March 31, 1998 represent all costs and fees incurred to obtain bank financing for the refinancing of debt in October 1997 (see Notes 4 and 7). These costs are being amortized over the term of the related debt. Remaining debt issuance costs of $296,468 related to earlier financing arrangements were written off in October 1997 and are included in the extraordinary loss on extinguishment of debt. Amortization for fiscal years 1996, 1997 and 1998 were $369,088, $198,864 and $285,695, respectively. Expenses related to amortization of debt issuance costs are recorded in interest expense.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Costs in excess of the fair value of the net tangible assets of Labtec acquired in fiscal 1995 consist primarily of goodwill associated with product trade names originally recorded at $8,837,618 and a $3,350,000 noncompete agreement with the former owner. Goodwill is being amortized using the straight-line method over 5 years, which represents the estimated lives of the underlying product trade names. The noncompete agreement is being amortized using the double-declining balance method over the agreement's life of 5 years to reflect management's belief that the noncompete provision has more value in the earliest years of the noncompete period. Periodically, the Company reviews the recoverability of its intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying value of the intangible assets. If the aggregate future cash flows are less than the carrying value, a write-down would be required, measured by the difference between the fair value and the carrying value of the intangible assets. The Company has not recorded any provision related to impairment of intangible assets. Amortization expense recognized related to goodwill was $1,767,524 for each of the years ended March 31, 1996, 1997 and 1998. Amortization expense recognized related to the noncompete agreement was $804,000, $482,400 and $361,800 for the years ended March 31, 1996, 1997 and 1998, respectively.

                                  LABTEC INC.

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) DISCOUNT ON SUBORDINATED DEBT

     In connection with the Recapitalization, the Company issued 50,000 shares of common stock (prior to the 20 to 1 stock split effected March 31, 1998) (see
Note 8) to a subordinated lender and recorded the $281,610 of fair value of the shares as a discount on the face amount of the debt. This non-cash transaction is excluded from the accompanying statement of cash flows. The discount is being amortized using the effective interest method over eight years, which is the life of the subordinated note. Amortization during fiscal 1998 aggregated $17,598.

STOCK SUBSCRIPTION RECEIVABLE

     In fiscal year 1995 the Company issued 1,773 shares of common stock to the Company's president in exchange for a note aggregating $177,300. This note receivable has been recorded as a reduction to shareholders equity. Subsequent to March 31, 1998, the note was forgiven. (See Note 10).

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

ADVERTISING EXPENSES

     The Company expenses advertising costs when incurred. Total advertising expenses for the years ended March 31, 1996, 1997 and 1998 were $817,364, $615,102 and $818,984, respectively.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("FAS 109"), Accounting for Income Taxes. FAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, FAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.

EARNINGS PER SHARE

     Earnings per share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, computed using the treasury stock method for stock options. In fiscal year 1998 the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share." The following table sets forth the reconciliation of the denominator

                                  LABTEC INC.

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) utilized in computation of basic and diluted (loss) earnings per share. All amounts below are calculated after considering the stock splits that occurred during fiscal year 1998.

                                                FISCAL YEAR ENDED              SIX MONTH PERIOD ENDED
                                                    MARCH 31,                       SEPTEMBER 30,
                                          1996         1997         1998         1997          1998
                                       ----------   ----------   ----------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Weighted average number of common
  shares outstanding.................  13,510,209   13,562,370   19,156,928   13,562,370    23,953,293
Assumed conversion of preferred
  stock..............................                5,838,004
Assumed exercise of stock options and
  warrants (net of shares assumed
  acquired under the treasury stock
  method)............................                  744,576
                                       ----------   ----------   ----------   ----------    ----------
Diluted shares outstanding...........  13,510,209   20,144,950   19,156,928   13,562,370    23,953,293
                                       ==========   ==========   ==========   ==========    ==========

DERIVATIVE FINANCIAL INSTRUMENTS

     In June 1998 the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The Statement is effective beginning with the Company's fiscal year ended March 31, 2001, and will require the Company to record all derivative instruments at fair value on its balance sheet. The Company has not elected to adopt the statement early, and does not expect the standard to have a material effect on the Company's financial position or results of operations upon adoption.

RELATED PARTIES

     The former controlling shareholders of the Company provided certain management services for which they charged a monthly fee of approximately $14,500 for April 1998 through September 1998 (prior to the
Recapitalization -- Note 7) and for the years ended March 31, 1996 and 1997. The new majority shareholders charge an annual management services fee of $500,000, of which $250,000 was charged during fiscal 1998 and remained payable at March 31, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The information presented as of September 30, 1998 and for the six month periods ended September 30, 1997 and 1998 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the Company's financial position as of September 30, 1998 and the results of their

                                  LABTEC INC.

1. SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) operations and of cash flows for the six month periods ended September 30, 1997 and 1998. The interim results are not necessarily indicative of results that may occur for the full fiscal year.

2.  INVENTORIES

     Inventories represent merchandise produced for the Company by foreign factories subcontracted by the Company. Of the total inventory, $4,010,674 and $716,715 was in transit at March 31, 1997 and 1998, respectively. The Company takes title upon shipment.

3.  FURNITURE AND EQUIPMENT

     Furniture and equipment consist of:

                                                             MARCH 31,      MARCH 31,
                                                               1997           1998
                                                            -----------    -----------
Leasehold improvements....................................  $   147,200    $   238,948
Tooling and molds.........................................    1,283,850      1,676,727
Furniture and equipment...................................      795,119      1,381,983
Retail displays...........................................      796,211      1,093,227
                                                            -----------    -----------
                                                              3,022,380      4,390,885
Less accumulated depreciation and amortization............   (1,359,963)    (2,199,975)
                                                            -----------    -----------
                                                            $ 1,662,417    $ 2,190,910
                                                            ===========    ===========

4.  BORROWINGS

     In connection with the Recapitalization in October of 1997, the Company repaid its $16.5 million revolving line of credit and subordinated notes with funds obtained from a $27 million term note, a $6 million subordinated note, and a $13 million revolving line of credit with other lenders. A termination fee of $170,337 related to the old credit line is included in the extraordinary loss on extinguishment of debt. At March 31, 1997 and 1998, $15.7 million and $2.5 million, respectively, was outstanding on the Company's lines of credit. At March 31, 1997, interest was at the EURODOLLAR rate plus 3.5%. At March 31, 1998, $2,000,000 and $500,000 of the outstanding amount was accruing interest at the EURODOLLAR rate plus 2.5% and at the prime rate plus 1.5%, respectively. The current line of credit is secured by substantially all of the Company's assets. Loan fees paid to the banks and transaction fees relating to the new term note, subordinated note, and line of credit were $2,820,417 and have been recorded in debt issuance costs (see Note 1). The current line of credit agreement expires in October of 2002.

                                  LABTEC INC.

4.  BORROWINGS -- (CONTINUED)
     Long-term debt consists of:

                                                             MARCH 31,      MARCH 31,
                                                               1997           1998
                                                            -----------    -----------
Bank note payable with varying quarterly payments,
  interest at the bank's Eurodollar rate plus 3% (8.625%
  at March 31, 1998), with the final payment due September
  30, 2004 secured by the Company's assets................  $        --    $26,875,000
Bank subordinated notes payable (net of $478,749 discount
  at March 31, 1997) with quarterly payments of $625,000,
  plus interest at 12% (20% effective interest rate after
  consideration of warrants), with the final payment due
  June 30, 1999...........................................    5,146,251
Bank subordinated note payable (net of $264,012 discount
  at March 31, 1998) 12%, with principal due October 1,
  2005....................................................                   5,735,988
                                                            -----------    -----------
                                                              5,146,251     32,610,988
Less amounts payable in one year..........................   (2,191,038)      (625,000)
                                                            -----------    -----------
Total long-term debt......................................  $ 2,955,213    $31,985,988
                                                            ===========    ===========

     In fiscal year 1995, under the terms and conditions of the subordinated note payable agreement, the Company issued warrants to purchase 5,319 shares of Class A common stock to the lender at an exercise price of $84.60 per share for a nominal consideration of $200. The aggregate exercise price of the warrants was $450,000. The estimated fair value of the warrants of $1,451,937 was recorded as redeemable warrants and as a discount to long-term debt. The warrant holder had certain "put" rights that would require the Company to repurchase the warrants at a price to be determined on the date the warrants are put to the Company. These warrants were exercised and converted into common stock in conjunction with the Recapitalization discussed in Note 7, and the $1,451,937 was reclassified as additional paid-in capital. The reclassification of the fair value of the warrants has been excluded from the accompanying consolidated statement of cash flows.

     Debt discount amortization expense for the years ended March 31, 1996, 1997 and 1998 was $377,161, $420,990 and $189,162, respectively. The discount on the new subordinated note payable is being amortized over the life of the note. These amounts were recorded as part of interest expense in the consolidated statement of operations. The unamortized balance of $307,185 on the old debt was written off during fiscal 1998 concurrent with the Recapitalization and is included in the extraordinary loss on extinguishment of debt.

     The bank line of credit agreement and long-term debt agreements are subject to certain restrictive covenants. The Company was in compliance with these covenants for all periods presented in the accompanying financial statements.

                                  LABTEC INC.

4.  BORROWINGS -- (CONTINUED)
     Interest payments for the years ended March 31, 1996, 1997 and 1998 were $1,850,750, $1,886,319 and $2,758,083, respectively. Principal repayments of the long-term debt are required as follows:

FISCAL YEAR
-----------
1999............................................  $   625,000
2000............................................    1,375,000
2001............................................    1,875,000
2002............................................    2,250,000
2003............................................    3,500,000
Thereafter......................................   22,985,988
                                                  -----------
                                                  $32,610,988
                                                  ===========

5.  EMPLOYEE BENEFITS

     The Company has a defined contribution profit sharing plan for its employees who meet certain requirements of age and length of service. Employees may voluntarily contribute up to a maximum of 20% of their annual compensation to the plan. The Company will also contribute up to an additional 3% of each employee's base salary to the Plan if the Company achieves at least 80% of the operating income target in that year's business plan. In fiscal year 1997, the Company matched 50% of the employee contributions up to a maximum of 5%. For the years ended March 31, 1996, 1997 and 1998, matching contributions for eligible employees amounted to $106,860, $91,583 and $56,212, respectively.

     Discretionary bonuses of $196,545, $700,700 and $175,485 were awarded to employees for the years ended March 31, 1996, 1997 and 1998, respectively.

6.  INCOME TAXES

     The income tax provision (benefit) consists of the following:

                                                           FISCAL YEAR ENDED
                                                  ------------------------------------
                                                  MARCH 31,    MARCH 31,     MARCH 31,
                                                    1996          1997         1998
                                                  ---------    ----------    ---------
Current tax expense.............................  $ 312,226    $1,627,200    $ 363,487
Deferred tax benefit............................   (624,295)     (304,640)    (349,932)
                                                  ---------    ----------    ---------
                                                  $(312,069)   $1,322,560    $  13,555
                                                  =========    ==========    =========

     Deferred tax assets are comprised of the following:

                                                              MARCH 31,     MARCH 31,
                                                                 1997          1998
                                                              ----------    ----------
Nondeductible accruals and allowances.......................  $  213,636    $  273,004
Capitalized inventory costs.................................      51,204        64,473
Fixed assets depreciation...................................     180,971       283,193
Intangibles.................................................   1,133,286     1,308,359
                                                              ----------    ----------
Deferred tax assets.........................................  $1,579,097    $1,929,029
                                                              ==========    ==========

                                  LABTEC INC.

6.  INCOME TAXES -- (CONTINUED)
     The income tax provision is reconciled to the tax computed at the statutory federal rate as follows:

                                                            FISCAL YEAR ENDED MARCH 31,
                                                            ----------------------------
                                                             1996       1997      1998
                                                            -------    ------    -------
Tax expense at federal statutory rate.....................  (34.00)%   34.00%    (34.00)%
Foreign taxes.............................................     .21       .04        .39
Permanent differences.....................................   20.80     31.24      35.38
Other.....................................................    2.19      3.47      (1.00)
                                                            ------     -----     ------
                                                            (10.80)%   68.75%       .77%
                                                            ======     =====     ======

     Permanent differences primarily include nondeductible goodwill and nondeductible meals and entertainment expense.

     Income taxes paid for the years ended March 31, 1996, 1997 and 1998 were $169,262, $1,791,287, and $75,960, respectively.

7.  SHAREHOLDERS' EQUITY (DEFICIT)

     On October 7, 1997 the Company undertook the Recapitalization whereby the
Company: a) refinanced its existing debt by obtaining a $13 million line of credit, a $27 million term note and a $6 million subordinated term note, and by issuing 1,099,426 shares of common stock (pre 20 to 1 stock split) for aggregate net proceeds of $6,192,198 representing approximately 87.4% of the stock ownership of the Company; and b) repurchased 1,017,659 shares of its previously existing outstanding stock for aggregate cash consideration of $17,827,808, including direct expenses of approximately $690,000. The repurchase of existing stock resulted in the old shareholder group maintaining an approximate 12.6% interest in the Company. (See Note 10).

     All holders of common stock are entitled to one vote per share and are entitled to dividends, provided that equivalent dividends are declared and paid on all outstanding shares of common stock. The Company has granted stock options and warrants to purchase shares of Class A common stock of the Company. (See
Note 8).

     At March 31, 1996 and 1997, 78,986 shares of Class A common stock were issued and outstanding.

     In fiscal year 1996, the Company authorized and issued 34,000 shares of preferred stock. At March 31, 1996 and 1997, 34,000 shares were issued and outstanding.

8.  STOCK OPTIONS

     The Company provided an employee incentive stock option plan (the "Plan") which commenced on January 27, 1995. Options under the Plan were granted at the discretion of the Board of Directors. The exercise price of these options generally was the fair market value of shares at the date of grant as determined by the Board of Directors. Such options were exercisable generally over ten years from the time the options were granted, and vested over a period of three years. Compensation cost recognized on the Company's stock option grants which provided an exercise price below the fair value on the date of the grant was $37,000 and $73,000 for the years ended March 31, 1997 and 1998, respectively.

                                  LABTEC INC.

8.  STOCK OPTIONS -- (CONTINUED)
     The Plan allowed the granting of options to purchase up to an aggregate of 15,645 shares (before considering stock splits) of the Company's Class A common stock. Options granted under the Plan were nonqualified stock options as defined by the Internal Revenue Code. All options were exercised and the Plan was terminated pursuant to the completion of the Recapitalization in October of 1997.

     In connection with the Recapitalization, the Company established a new employee incentive stock option plan which commenced on October 7, 1997 (the "New Plan"). The Company reserved 4,789,496 shares of common stock (post 20 to 1 stock split as described below) for issuance to certain employees under the plan. The exercise price of these options range from $0.2816 (estimated fair value based upon the price paid for new shares) to $0.8448 per share. Such options may be exercised generally over 10 years from the time the options are granted, and vest over a period of four years.

     The Company adopted Statement of Financial Accounting Standards No. 123 ("FAS 123"), Accounting for Stock-Based Compensation, in fiscal 1997. This statement allows companies to choose whether to account for stock-based compensation under the current method as prescribed by Accounting Principles Board Opinion No. 25 ("APB 25") or use a fair value method described in FAS 123. The Company continues to follow the provisions of APB 25. Management has determined that the pro forma effects of applying FAS 123 would have an immaterial effect on the results of operations for fiscal years 1998 and 1997 based on the following assumptions: dividend yield of zero, risk-free interest rate of 5.61% for fiscal 1998 and 6.57% for fiscal 1997, and an expected life of five years.

     During fiscal year 1998 the Company granted 2,587,667 options at an exercise price of $0.2816 per share, which approximated fair value on the date of grant. Of these options, 246,667 were subsequently cancelled. In addition, the Company granted 1,293,833 options at $0.8448 per share. Of these options, 123,333 were subsequently cancelled.

     The stock options granted in fiscal 1998 are presented after considering a
8.5853 to 1 stock split that occurred on October 6, 1997 and a 20 to 1 stock split that occurred on March 31, 1998. The following table summarizes the stock option transactions under the Plan and the New Plan described above.

                                                            SHARES UNDER    AVERAGE EXERCISE
                                                               OPTION            PRICE
                                                            ------------    ----------------
Balance, March 31, 1995...................................          --
  Options granted.........................................      17,982          $100.00
  Options cancelled.......................................      (1,754)          100.00
                                                             ---------
Balance, March 31, 1996...................................      16,228           100.00
  Options granted.........................................       2,500           100.00
                                                             ---------
Balance, March 31, 1997...................................      18,728           100.00
  Options exercised.......................................     (18,728)          100.00
                                                             ---------
Balance, October 7, 1997 (Recapitalization date)..........          --               --
  Options granted.........................................   3,881,500             0.47
  Options cancelled.......................................    (370,000)            0.47
                                                             ---------
Balance, March 31, 1998...................................   3,511,500             0.47
                                                            ==========

                                  LABTEC INC.

8.  STOCK OPTIONS -- (CONTINUED)
     Subsequent to March 31, 1998, 1,240,000 of the options granted in fiscal 1998 were cancelled and an additional 771,500 were granted to certain members of management at exercise prices ranging from $0.2816 (the estimated fair value of the Company's stock) to $0.8448 per share. Of the 771,500 options granted after March 31, 1998, 236,667 were subsequently cancelled.

     Of the 3,511,500 options outstanding at March 31, 1998, 2,341,000 were issued at $0.2816 per share and 1,170,000 were issued at $0.8448 per share. All of these options have lives of 10 years. None of these options were exercisable at March 31, 1998.

9.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     The Company is contractually obligated under various operating lease agreements for warehouse and office space until April of 2006. The total rent expense related to warehouse and office space under leases amounted to $356,822, $352,464 and $620,657 for the fiscal years ended March 31, 1996, 1997 and 1998, respectively.

     Future minimum lease payments under these leases are as follows:

FISCAL YEAR
-----------
1999.............................................  $  605,500
2000.............................................     628,336
2001.............................................     579,084
2002.............................................     579,084
2003.............................................     611,902
Thereafter.......................................   1,935,844
                                                   ----------
          Total minimum lease payments...........  $4,939,750
                                                   ==========

     Payments for fiscal year 1999 are net of sublease revenue of $18,000 on the Company's old facilities. The sublease expires in September of 1998.

CONTINGENCIES

     Pursuant to the Recapitalization agreement, the shareholder group that received redemption proceeds are contingently entitled to receive from the Company up to $1,500,000 upon a "Change in Control" (as defined in the Stockholders Agreement), or up to $3,000,000 in the event of an "Initial Public Offering" (as defined in the Stockholders Agreement).

10.  SUBSEQUENT EVENTS

     On April 1, 1998 the Company's president terminated employment. As part of the severance agreement, the Company repurchased 1,217,240 shares of common stock (post 20 to 1 stock split) for cash consideration of $104,688 and forgiveness of the remaining balance of the stock subscription receivable of $134,554. As discussed in Note 8, stock options issued to the Company's president were also cancelled subsequent to March 31, 1998. In addition, the Company agreed to pay $358,690 in cash severance payments during fiscal year 1999, which were provided for in the six-month period ended September 30, 1998.

                                  LABTEC INC.

10.  SUBSEQUENT EVENTS -- (CONTINUED)
     On September 30, 1998 the Company sold 1,063,830 shares of common stock to certain members of management for $0.282 per share. $111,383 was received in cash and the remaining $188,617 in proceeds was recorded as a stock subscription receivable. The difference between the fair market value of the Company's common stock ($1.0365 per share determined by reference to the proposed merger with Spacetec IMC Corporation discussed below) and the proceeds received was recorded as compensation expense aggregating $802,660 during the six-month period ended September 30, 1998.

     On October 21, 1998, the Company announced the signing of a merger agreement with Spacetec IMC Corporation ("Spacetec"), a publicly-traded company, with annual sales of approximately $8.9 million. Spacetec is involved with the development, manufacture and distribution of three-dimensional ("3D") input controller devices for the PC and workstation marketplace used in both industrial applications and in consumer electronic games. The merger calls for issuance of 0.55430739 of Spacetec common shares for each Labtec common share outstanding, and is subject to Spacetec shareholder approval. As a result of the merger, Labtec shareholders will ultimately own approximately 67% of Spacetec and therefore, the transaction will be accounted for as a purchase of Spacetec by Labtec in a "reverse acquisition." Based on the average trading price of Spacetec's stock of $1.87 per share and the exchange ratio, Labtec shareholders will receive value per share of approximately $1.0365. Assuming Spacetec shareholder approval, the transaction is expected to close in the first quarter of 1999.

     On January 5, 1999, the Company's president and the Company's chief financial officer terminated employment. As part of the severance agreements, the Company agreed to pay a total of $497,500 in cash severance payments during fiscal 1999. As discussed in Note 8, all stock options granted to the president and to the chief financial officer that had not vested as of January 5, 1999 were cancelled.

                                                                         ANNEX A

                            ------------------------

                              AMENDED AND RESTATED
                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER

                            ------------------------

                                     AMONG
                           SPACETEC IMC CORPORATION,
                          SIMC ACQUISITION CORPORATION
                                      AND

                                  LABTEC INC.

                            ------------------------

                         DATED AS OF OCTOBER 21, 1998,
                AS AMENDED AND RESTATED AS OF NOVEMBER 13, 1998

                            ------------------------

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I TERMS AND EFFECT OF MERGER.......................................   A-1
Section 1.1    The Merger; Name of Surviving Corporation...................   A-1
Section 1.2    Certificate of Incorporation of Surviving Corporation.......   A-1
Section 1.3    By-laws of Surviving Corporation............................   A-1
Section 1.4    Directors and Officers of Surviving Corporation and
               Parent......................................................   A-2
Section 1.5    Effect of Merger on Capital Stock of Constituent
               Corporations................................................   A-2
Section 1.6    Effect of the Merger........................................   A-5
Section 1.7    Certain Merger Consideration................................   A-5
Section 1.8    Initial Expense Reimbursement...............................   A-7
Section 1.9    Withholding Rights..........................................   A-7
ARTICLE II CLOSING; FILING OF ARTICLES OF MERGER...........................   A-7
Section 2.1    Closing; Filing of Articles of Merger; Effective Time.......   A-7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF LABTEC.......................   A-8
Section 3.1    Organization, Good Standing, Corporate Power and Authority
               and Foreign Qualification of Labtec.........................   A-8
Section 3.2    Capitalization of Labtec....................................   A-8
Section 3.3    Issuance of Capital Stock of Labtec; Calls Upon Shares......   A-8
Section 3.4    Effective Agreement of Labtec...............................   A-9
Section 3.5    Subsidiaries and Affiliates.................................   A-9
Section 3.6    Corporate Charters and By-Laws..............................  A-10
Section 3.7    Financial Statements........................................  A-10
Section 3.8    Undisclosed Liabilities.....................................  A-10
Section 3.9    Absence of Changes..........................................  A-10
Section 3.10   Accuracy of Information.....................................  A-10
Section 3.11   Brokers and Finders.........................................  A-11
Section 3.12   Adoption of this Agreement by the Shareholders of Labtec....  A-11
Section 3.13   Intellectual Property.......................................  A-11
Section 3.14   Employee Benefit Plans......................................  A-11
Section 3.15   Labor Matters...............................................  A-12
Section 3.16   Litigation..................................................  A-12
Section 3.17   Taxes.......................................................  A-12
Section 3.18   Ownership of Parent Common Stock............................  A-13
Section 3.19   Certain Arrangements........................................  A-13
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..............  A-13
Section 4.1    Organization, Good Standing, Corporate Power and Authority
               and Foreign Qualification of Parent and Newco...............  A-13
Section 4.2    Capitalization of Parent....................................  A-14
Section 4.3    Issuance of Capital Stock of the Spacetec Corporations......  A-14
Section 4.4    Effective Agreement of Parent and Newco.....................  A-14
Section 4.5    Subsidiaries and Affiliates.................................  A-15
Section 4.6    Corporate Charters and By-laws..............................  A-15
Section 4.7    Financial Statements........................................  A-15

                                                                             PAGE
                                                                             ----
Section 4.8    Undisclosed Liabilities.....................................  A-16
Section 4.9    Absence of Changes..........................................  A-16
Section 4.10   Accuracy of Information.....................................  A-16
Section 4.11   Brokers and Finders.........................................  A-16
Section 4.12   Reports and Financial Statements............................  A-16
Section 4.13   Adoption of this Agreement by the Shareholders of Newco.....  A-17
Section 4.14   Certain Arrangements Certain Arrangements...................  A-17
Section 4.15   Fairness Opinion............................................  A-17
Section 4.16   Intellectual Property.......................................  A-17
Section 4.17   Employee Benefit Plans......................................  A-18
Section 4.18   Labor Matters...............................................  A-18
Section 4.19   Litigation..................................................  A-18
Section 4.20   Taxes.......................................................  A-18
ARTICLE V COVENANTS OF LABTEC..............................................  A-19
Section 5.1    Action Not Permitted........................................  A-19
Section 5.2    Conduct of Business in Ordinary Course......................  A-19
Section 5.3    No Change in Corporate Charters or By-laws..................  A-19
Section 5.4    No Change in Capital Stock..................................  A-19
Section 5.5    No Dividend or Redemption...................................  A-19
Section 5.6    No Liquidation, Merger or Acquisition.......................  A-19
Section 5.7    No Change in Accounting Methods; Tax Items..................  A-19
Section 5.8    No Sales or Other Dispositions..............................  A-20
Section 5.9    Prohibition on Certain Commitments..........................  A-20
Section 5.10   No Defaults.................................................  A-20
Section 5.11   Preservation of Business....................................  A-20
Section 5.12   Maintenance of Properties...................................  A-20
Section 5.13   Access to Labtec and the Subsidiaries.......................  A-20
Section 5.14   Actions Affecting Representations, Warranties and
               Covenants...................................................  A-21
Section 5.15   Obtaining of Consents; Satisfaction of Other Conditions.....  A-21
Section 5.16   Books and Records; Notification of Changes..................  A-21
Section 5.17   Tax Free Reorganization.....................................  A-21
ARTICLE VI COVENANTS OF PARENT AND NEWCO...................................  A-21
Section 6.1    Action Not Permitted........................................  A-21
Section 6.2    Conduct of Business in Ordinary Course......................  A-21
Section 6.3    No Change in Corporate Charters or By-laws..................  A-21
Section 6.4    No Change in Capital Stock..................................  A-22
Section 6.5    No Dividend or Redemption...................................  A-22
Section 6.6    No Liquidation, Merger or Acquisition.......................  A-22
Section 6.7    No Change in Accounting Methods; Tax Items..................  A-22
Section 6.8    No Sales or Other Dispositions..............................  A-22
Section 6.9    Prohibition on Certain Commitments..........................  A-22
Section 6.10   No Defaults.................................................  A-22
Section 6.11   Preservation of Business....................................  A-23

                                                                             PAGE
                                                                             ----
Section 6.12   Maintenance of Properties...................................  A-23
Section 6.13   Access to Spacetec and the Spacetec Subsidiaries............  A-23
Section 6.14   Actions Affecting Representations, Warranties and
               Covenants...................................................  A-23
Section 6.15   Obtaining of Consents; Satisfaction of Other Conditions.....  A-23
Section 6.16   Books and Records; Notification of Changes..................  A-23
Section 6.17   Compliance with the Securities and Exchange Act.............  A-24
Section 6.18   Tax Free Reorganization.....................................  A-24
Section 6.19   Bank Consent and Other Voting Agreements....................  A-24
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND NEWCO....  A-24
Section 7.1    Proceedings and Documentation...............................  A-24
Section 7.2    Accuracy of Representations and Warranties; Compliance with
               Covenants and Conditions....................................  A-24
Section 7.3    Legal Opinion of Counsel to Labtec..........................  A-25
Section 7.4    Fulfillment of Legal Requirements...........................  A-25
Section 7.5    Obtaining of Consents.......................................  A-25
Section 7.6    Absence of Pending Proceedings..............................  A-25
Section 7.7    Tax Certificates............................................  A-25
Section 7.8    No Material Adverse Change..................................  A-25
Section 7.9    Effectiveness of Registration Statement.....................  A-25
Section 7.10   Shareholder Approval........................................  A-25
Section 7.11   Due Diligence...............................................  A-26
Section 7.12   Charter Amendments..........................................  A-26
Section 7.13   Parent Restructuring........................................  A-26
ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LABTEC.............  A-26
Section 8.1    Proceedings and Documentation...............................  A-26
Section 8.2    Accuracy of Representations and Warranties; Compliance with
               Covenants and Conditions....................................  A-26
Section 8.3    Completion of Required Corporate Action.....................  A-26
Section 8.4    Legal Opinion of Counsel to Spacetec and Newco..............  A-27
Section 8.5    Fulfillment of Legal Requirements...........................  A-27
Section 8.6    Obtaining of Consents.......................................  A-27
Section 8.7    Absence of Pending Proceedings..............................  A-27
Section 8.8    Promissory Note.............................................  A-27
Section 8.9    No Material Adverse Change..................................  A-27
Section 8.10   Effectiveness of Registration Statement.....................  A-27
Section 8.11   Listing.....................................................  A-27
Section 8.12   Due Diligence...............................................  A-27
Section 8.13   Charter Amendments..........................................  A-27
Section 8.14   Parent Restructuring........................................  A-27
ARTICLE IX ADDITIONAL COVENANTS............................................  A-28
Section 9.1    Acquisition Proposals.......................................  A-28
Section 9.2    Proxy Statement/Prospectus; Registration Statement..........  A-29
Section 9.3    Shareholder Approvals.......................................  A-30

                                                                             PAGE
                                                                             ----
Section 9.4    Agreement of Parent Shareholders............................  A-30
Section 9.5    Listing.....................................................  A-30
ARTICLE X TERMINATION OF AGREEMENT.........................................  A-31
Section 10.1   Termination.................................................  A-31
Section 10.2   Liability of the Parties....................................  A-32
Section 10.3   Effect of Termination.......................................  A-33
ARTICLE XI SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................  A-33
Section 11.1   Survival of Representatives and Warranties..................  A-33
ARTICLE XII MISCELLANEOUS..................................................  A-34
Section 12.1   Notices.....................................................  A-34
Section 12.2   Assignability and Parties in Interest.......................  A-34
Section 12.3   Governing Law...............................................  A-35
Section 12.4   Counterparts................................................  A-35
Section 12.5   Best Efforts................................................  A-35
Section 12.6   Publicity...................................................  A-35
Section 12.7   Complete Agreement..........................................  A-35
Section 12.8   Modifications, Amendments and Waivers.......................  A-35
Section 12.9   Headings....................................................  A-35
Section 12.10  Interpretation..............................................  A-35
Section 12.11  Knowledge...................................................  A-35

                                    EXHIBITS

Exhibit A -- Example of Valuation Adjustment and Determination of Contingent
             Shares Amount

Exhibit B -- Form of Certificate of Merger

                                  DEFINITIONS

     The following terms when used herein have the respective meanings ascribed thereto in the following Sections:

TERM                                                          SECTION
----                                                          --------
Acquisition Proposals.......................................  9.1
Affiliates..................................................  9.1
Agreement...................................................  Preamble
Applicable Fraction.........................................  1.5(b)
Assumed License Terms.......................................  1.7(b)
Balance Sheet Date..........................................  3.7
Bank........................................................  8.12
Bank Consent................................................  8.12
Business....................................................  1.7(b)
Certificate of Merger.......................................  2.1
Charter Amendments..........................................  9.3(b)
Closing.....................................................  2.1
Code........................................................  Preamble
Collection Agent............................................  1.7(a)
Confidentiality Agreement...................................  5.13
Contingent Shares...........................................  1.7(b)
Contingent Valuation Adjustment.............................  1.7(b)
Disclosure Statement........................................  3.1
DGCL........................................................  1.1
Effective Time..............................................  2.1
Equity Adjustment...........................................  1.7(b)
ERISA.......................................................  3.14
ERISA Affiliate.............................................  3.14
Exchange Agent..............................................  1.5(f)
Expenses....................................................  10.2(a)
GAAP........................................................  3.7
Incentive Stock Options.....................................  1.5(h)
Initial Expense Reimbursement...............................  1.8
IRS.........................................................  3.14
Knowledge...................................................  12.11
Labtec......................................................  Preamble
Labtec Corporation..........................................  3.5
Labtec Directors............................................  1.7(b)
Labtec Disclosure...........................................  3.8
Labtec Employee Plans.......................................  3.14
Labtec Financial Statements.................................  3.7
Labtec Investment Bank......................................  1.7(b)
Labtec IP Rights............................................  3.13
Labtec Option Plan..........................................  1.5(h)

TERM                                                          SECTION
----                                                          --------
Labtec Stock................................................  1.5(b)
Labtec Stock Option.........................................  1.5(h)
Labtec Subsidiary...........................................  3.5
Limitation Amount...........................................  1.7(b)
Material Adverse Change.....................................  3.9
Material Adverse Effect.....................................  3.1
Merger......................................................  Preamble
Merger Consideration........................................  1.5(b)
Newco.......................................................  Preamble
New Spacetec Option.........................................  1.5(i)
Note Payments 1.7(a) Other Parent Shareholders..............  6.19
Outside Date................................................  1.7(b)
Outstanding Options.........................................  1.5(i)
Parent......................................................  Preamble
Parent Additional Termination Fee...........................  10.2(b)
Parent Initial Termination Fee..............................  10.2(b)
Parent Proposals............................................  9.2(a)
Parent Restructuring........................................  7.13
% Factor Per Dollar.........................................  1.7(b)
Person......................................................  5.6
Principal Parent Shareholders...............................  9.4
Prior Day Market Price......................................  1.5(i)
Promissory Note.............................................  1.7(a)
Proxy Statement.............................................  9.2(a)
Registration Statement......................................  9.2(a)
Reverse Stock Split.........................................  9.3(b)
Rhetford....................................................  8.12
Sale........................................................  1.7(b)
SEC.........................................................  9.3(a)
SEC Reports.................................................  4.12
Securities Act..............................................  3.3
Shareholder Meeting.........................................  9.3(b)
Spacetec Corporation........................................  4.5
Spacetec Directors..........................................  1.7(b)
Spacetec Disclosure.........................................  4.8
Spacetec Employee Plans.....................................  4.16
Spacetec Investment Bank....................................  1.7(b)
Spacetec IP Rights..........................................  4.16
Spacetec Financial Statements...............................  4.7
Spacetec Plans..............................................  9.3(b)
Spacetec Stock..............................................  1.5(a)
Spacetec Subsidiary.........................................  4.5
Superior Proposal...........................................  9.1(b)

TERM                                                          SECTION
----                                                          --------
Surviving Corporation.......................................  1.1
Tax.........................................................  3.17
Terminating Labtec Breach...................................  10.1(d)
Terminating Parent Breach...................................  10.1(e)
Valuation...................................................  1.7(b)
Valuation Date..............................................  1.7(b)
Valuation Guarantee.........................................  1.7(b)
Voting Agreement............................................  9.4
WARN Act....................................................  3.15

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

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of October 21, 1998, as amended and restated by the parties as of November 13, 1998 (this "Agreement"), among LABTEC INC., a Delaware corporation ("Labtec"), and SIMC ACQUISITION CORPORATION, a Delaware corporation ("Newco"), as the "constituent corporations" to the merger contemplated by this Agreement (the "Merger"), and SPACETEC IMC CORPORATION, a Massachusetts corporation ("Parent"), as a party hereto but not as a constituent corporation.

                              W I T N E S S E T H:

     WHEREAS, the laws of State of Delaware permit the merger of Newco with and into Labtec; and

     WHEREAS, the respective Boards of Directors of Labtec, Newco (all of the outstanding capital stock of which is owned by Parent) and Parent deem it desirable and in the best interests of their respective corporations and shareholders for Newco to merge with and into Labtec, and have approved this Agreement for that purpose; and

     WHEREAS, this Agreement and the Merger have been approved by the shareholders of Labtec and by Parent, as the sole shareholder of Newco, and will be submitted to the shareholders of Parent for approval; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties contained in this Agreement, and in order to prescribe the terms and conditions of the Merger and the procedures to effectuate the Merger, the parties hereto agree as follows:

                                   ARTICLE I

                           TERMS AND EFFECT OF MERGER

     Section 1.1 The Merger; Name of Surviving Corporation. Labtec and Newco are the constituent corporations as contemplated by the Delaware General Corporation Law (the "DGCL"). At the Effective Time and pursuant to the DGCL,
(a) Newco shall be merged with and into Labtec and the separate existence of Newco, except to the extent continued by law, shall cease, and (b) Labtec shall be the "surviving corporation" and shall continue its corporate existence under the DGCL under the name "Labtec Corporation" (the "Surviving Corporation").

     Section 1.2 Certificate of Incorporation of Surviving Corporation. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Labtec in effect at the Effective Time, except that Paragraph 1 of the certificate of incorporation of Labtec shall, at the Effective Time, be amended to read as follows: "The name of the corporation (the "Corporation") is "Labtec Corporation"." Except for such amendment, the certificate of incorporation of Labtec in effect at the Effective Time shall remain unchanged and unaffected by the Merger until further amended as provided by law.

     Section 1.3 By-laws of Surviving Corporation. The by-laws of the Surviving Corporation shall be the by-laws of Labtec in effect at the Effective Time, which shall remain unchanged and unaffected by the Merger until amended as provided by law.

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

     Section 1.4  Directors and Officers of Surviving Corporation and Parent.

     (a) Directors and Officers of Surviving Corporation. From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those individuals designated by Labtec prior to the date that the definitive Proxy Statement is mailed to Parent's shareholders, each of whom shall serve as directors of the Surviving Corporation until the first annual meeting of shareholders of the Surviving Corporation and until their respective successors shall be duly elected and qualify or until their tenure shall be otherwise terminated in accordance with the by-laws of the Surviving Corporation. From and after the Effective Time, the persons designated by Labtec prior to the date that the definitive Proxy Statements is mailed to Parent's shareholders shall serve, at the pleasure of the Board of Directors of the Surviving Corporation, in the respective offices of the Surviving Corporation designated by the Board of Directors of Labtec at that time.

     (b) Directors and Officers of Parent. From and after the Effective Time, the Board of Directors of Parent shall consist of twelve (12) directors, (a) four (4) of whom shall be designated by the Board of Directors of Parent, one
(1) of whom shall be so designated to each of Classes I and III, and two (2) of whom shall be so designated to Class II, pursuant to Parent's Articles of Organization, prior to the date that the definitive Proxy Statement is mailed to Parent's shareholders and (b) eight (8) of whom shall be designated by the Board of Directors of Labtec, three (3) of whom shall be so designated to each of Classes I and III, and two (2) of whom shall be so designated to Class II, pursuant to Parent's Articles of Organization, prior to the date that the definitive Proxy Statement is mailed to Parent's shareholders, and each of whom shall serve as directors of the Surviving Corporation until the first annual meeting of shareholders of Parent and until their respective successors shall be duly elected and qualify or until their tenure shall be otherwise terminated in accordance with the by-laws of Parent. From and after the Effective Time, the persons designated by the Board of Directors of Labtec prior to the date that the definitive Proxy Statement is mailed to Parent's shareholders shall serve, at the pleasure of the Board of Directors of Parent, in the respective offices of Parent designated by the Board of Directors of Labtec at that time. The Class I directors shall serve a one-year term or until their successors are duly elected and qualified, the Class II directors shall serve a two-year term or until their successors are duly elected and qualified, and the Class III directors shall serve a three-year term or until their successors are duly elected and qualified.

     Section 1.5  Effect of Merger on Capital Stock of Constituent Corporations.

     (a) All shares of common stock, par value $.01 per share, of Parent ("Spacetec Stock"), which are issued and outstanding immediately prior to the Effective Time shall be unchanged and unaffected by the Merger and shall represent approximately 33.06% of the outstanding Spacetec Stock, as measured immediately following the Effective Time.

     (b) Each share of common stock, par value $.01 per share, of Labtec ("Labtec Stock"), which is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(d) hereof) shall, by virtue of the Merger, be converted into and represent solely the right to receive (i) .55430739 shares of Spacetec Stock, which in the aggregate shall represent approximately 66.94% of the outstanding Spacetec Stock (before giving effect to the Reverse Stock Split), as measured immediately following the Effective Time, (ii) the Applicable Fraction of the Note Payments (as defined in, and determined in accordance with, Section 1.7 hereof), and
(iii) the Applicable Fraction of the Contingent Shares (as defined in, and determined in accordance with, Section 1.7 hereof; the consideration described in clauses (i), (ii) and (iii) of this Section 1.5(b) are hereinafter collectively referred to as the "Merger Consideration"). Each holder of record of Labtec Stock shall, subject to the provisions hereof, have the right to receive the Merger Consideration for each of his or her shares of

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

Labtec Stock. For purposes of this Agreement, "Applicable Fraction" means a fraction, (A) the numerator of which is 1 and (B) the denominator of which is the number of shares of Labtec Stock outstanding immediately prior to the Effective Time.

     (c) At the Effective Time, all Labtec Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Labtec Stock shall thereafter, subject to the provisions hereof, represent solely the right to receive the Merger Consideration. Certificates representing Labtec Stock shall be exchanged for certificates representing whole shares of Spacetec Stock issued in consideration therefor upon the surrender of such certificate in accordance with the provisions hereof.

     (d) Each share of Labtec Stock held in its treasury immediately prior to the Effective Time shall be canceled and cease to exist, and no Spacetec Stock shall be issued in exchange therefor.

     (e) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of common stock of the Surviving Corporation.

     (f) Prior to the Effective Time, Parent shall appoint American Stock Transfer & Trust Company to act as exchange agent hereunder (the "Exchange Agent"). No later than the Effective Time, Parent shall make available, and each holder of Labtec Stock shall be entitled to receive (whether from the Exchange Agent or the Collection Agent, as the case may be), upon surrender to the Exchange Agent of one or more certificates representing Labtec Stock for cancellation, (i) certificates representing the number of shares of Spacetec Stock into which such shares of Labtec Stock are converted in the Merger, (ii) the Applicable Fraction of the Note Payments, when paid, and (iii) the Applicable Fraction of the Contingent Shares, if any, when issued. The shares of Spacetec Stock into which the shares of Labtec Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. After the Effective Time, there shall be no further registration, on the records of Labtec, of transfers of shares of Labtec Stock.

     (g) If any delivery of shares of Spacetec Stock on account of any shares of Labtec Stock is to be made in a name other than that in which the certificate surrendered by the shareholder entitled thereto is registered on the stock transfer books of Labtec at the Effective Time, it shall be a condition to such delivery that the certificate so surrendered shall be properly endorsed in blank, or otherwise in proper form for transfer, and that the holder thereof pay to the Exchange Agent any transfer or other tax required by reason of the delivery to a person other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. No party hereto shall be liable to any holder of shares of Labtec Stock for any amount paid to a public official pursuant to any abandoned property, escheat or similar law.

     Notwithstanding any purported sale, transfer or other disposition by any Labtec shareholder of any shares of Labtec Stock after the Effective Time, any delivery of shares of Spacetec Stock to be made to such shareholder pursuant to this Agreement shall be made with respect to such shares of Labtec Stock as if such sale, transfer or other disposition had not occurred and none of the parties hereto nor the Exchange Agent shall recognize such sale, transfer or other disposition.

     (h) At the Effective Time of the Merger, each outstanding option to purchase Labtec Stock (a "Labtec Stock Option") issued pursuant to the Labtec's 1997 Employee Stock Option Plan (the "Labtec Option Plan"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Labtec Stock Option (including, without limitation, any vesting schedules), the same number of shares of Parent Stock as the holder of such

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

Labtec Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (i) the aggregate exercise price for the shares of Labtec Stock otherwise purchasable pursuant to such Labtec Stock Option divided by (ii) the number of full shares of Parent Stock deemed purchasable pursuant to such Labtec Stock Option; provided, however, that in (y) the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code, and (z) the number of shares of Spacetec Stock that may be purchased upon exercise of any such Labtec Stock Option shall not include any fractional share and, upon exercise of each Labtec Stock Option a cash payment shall be made for any fractional share based upon the average closing price of a share of Spacetec Stock during the ten (10) trading days immediately preceding the date of exercise. From and after the Effective Time, Parent shall assume the Labtec Option Plan and comply with the terms thereof with respect to each outstanding Labtec Stock Option.

     (i) No certificates or script representing fractional shares of Spacetec Stock shall be issued upon surrender for exchange of certificates representing shares of Labtec Stock pursuant to this Section 1.5. In lieu of such fractional securities, each holder of Labtec Stock who would otherwise have been entitled to a fraction of a share of Spacetec Stock upon surrender of certificates representing Labtec Stock shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the average closing price for Spacetec Stock on the Nasdaq Stock Market's National Market for the five (5) trading days immediately prior to the Effective Time.

     (j) Notwithstanding anything to the contrary contained in this Section 1.5, neither Spacetec nor Labtec shall be liable to any holder of Labtec Stock or Spacetec Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (k) In the event any certificates representing shares of Labtec Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Spacetec Stock as may be required pursuant to this Section 1.5; provided, however, that Spacetec may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Spacetec or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     (l) After the Effective Time of the Merger, the agreements evidencing the grants of then outstanding Labtec Stock Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 1.5(l) after giving effect to the Merger and the provisions set forth above). If necessary, Parent shall comply with the terms of the Labtec Option Plan and ensure, to the extent required by, and subject to the provisions of, the Labtec Option Plan, that Labtec Stock Options that qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

     Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Stock for delivery upon exercise of Labtec Stock Options. As soon as practicable after the Effective Time of the Merger, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration

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

statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Parent shall administer the Labtec Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Labtec Option Plan complied with such rule prior to the Merger.

     (m) At the Effective Time, each outstanding option to purchase Spacetec Stock, whether vested or unvested, then outstanding shall be unchanged and unaffected by the Merger, except as provided in the Spacetec stock option plan pursuant to which such option was granted.

     Section 1.6 Effect of the Merger. At the Effective Time, the constituent corporations shall become a single corporation and Labtec shall continue to exist as the Surviving Corporation and shall thereupon and thereafter, pursuant to the DGCL, have all the rights, privileges, immunities, powers and franchises, and be subject to all the duties, liabilities, obligations and penalties, of each of the constituent corporations, and all property, real, personal and mixed, and all debts due on whatever account and all other chooses in action, and all and every other interest of, or belonging to or due to each of the constituent corporations shall be vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall be subject to all the liabilities, obligations and penalties of the respective constituent corporations, not pursuant to contract but by operation of law, all in the manner and to the full extent provided by the DGCL. Whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest any property or right in the Surviving Corporation, the directors and officers of the respective constituent corporations shall execute, acknowledge and deliver such instruments and do such acts, for which purpose the separate existence of the constituent corporations and the authority of their respective directors and officers shall continue, notwithstanding the Merger.

     Section 1.7  Certain Merger Consideration.

     (a) Promissory Note and Note Payments. At the Closing, Parent shall issue and deliver to a person designated by Labtec prior to the Effective Time, as collection agent (the "Collection Agent"), Parent's promissory note in the principal amount of $1,065,000 (the "Promissory Note"). The Promissory Note shall (i) be payable to the Collection Agent, as collection agent, for the benefit of each holder of shares of Labtec Stock that are outstanding immediately prior to the Effective Time, (ii) be unsecured, (iii) be subordinated to all institutional indebtedness of Parent, (iv) bear interest at a rate of 10% per annum, (v) mature on the sixth anniversary of the date of the Closing, (vi) provide for the payment of the principal amount thereof in a lump-sum on the maturity date, (vii) provide for the payment of interest on a quarterly basis, (viii) be prepayable at any time, at Parent's option, in whole or in part, without premium or penalty, and (ix) provide that the Collection Agent shall be responsible for distributing to each holder of shares of Labtec Stock that are outstanding immediately prior to the Effective Time, such holder's Applicable Fraction of any payments received from Parent pursuant to the Promissory Note (the "Note Payments").

     (b) Valuation and Contingent Shares. Following the Effective Time, the Board of Directors of Parent shall consider the value of Parent's industrial business (the "Business"). Notwithstanding the procedures set forth below, the Board of Directors of Parent shall have the right to, at any time, establish a value of the Business (the "Valuation"), for purposes of the matters set forth below or determine not to sell the Business. In the event that, on or prior to February 28, 1999, the eight (8) members of Parent's Board of Directors originally designated by Labtec (the "Labtec Directors") determine not to proceed with such a Valuation or sale of the Business, no adjustment shall be made to the equity of Parent originally issued at the Effective Time to the holders of Labtec Stock as provided below in this Section 1.7(b) (the

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"Equity Adjustment"). In the event that, on or prior to February 28, 1999, the
Labtec Directors determine to proceed with a Valuation and are unable to agree with the Spacetec Directors as to the amount of the Valuation by that date, the four (4) members of Parent's Board of Directors originally designated by Parent (the "Spacetec Directors") shall, within ten (10) business days, select and retain on behalf of Parent an investment banking firm (the "Spacetec Investment Bank") to conduct a Valuation.

     The Spacetec Investment Bank shall then conduct and complete such Valuation within 30 days of their retention. In the event that the Labtec Directors accept the Valuation determined by the Spacetec Investment Bank, such Valuation shall be the basis of the Equity Adjustment, if any. In the event that the Labtec Directors do not accept such Valuation, the Labtec Directors and the Spacetec Directors shall negotiate in good faith as to the appropriate amount of such Valuation. In the event that the parties are able to agree as to the appropriate amount of such Valuation within ten (10) business days, then such agreed Valuation shall be the basis of the Equity Adjustment, if any. In the event that the parties are unable to agree as to such Valuation within such ten (10) business days, the Labtec Directors shall, within such ten (10) business days, determine whether Parent shall proceed to sell the Business. In the event that the Labtec Directors elect, within such 10-day period, not to sell the Business, then no Equity Adjustment shall be made.

     In the event that the Labtec Directors elect to sell the Business (a "Sale"), the Spacetec Investment Bank shall be engaged, by no later than June 30, 1999, to conduct the Sale. In the event that Parent consummates a Sale on or before December 31, 1999 (the "Outside Date"), such Sale shall be the basis of the Equity Adjustment, if any.

     In the event that the Business is not sold by the Outside Date, the Labtec Directors shall, within ten (10) business days following the Outside Date, select and retain on behalf of Parent an investment banking firm ("Labtec Investment Bank") to conduct a Valuation. The Labtec Investment Bank shall determine such Valuation within 30 days of their retention, which Valuation shall be the basis of the Equity Adjustment, if any.

     The retention of the Spacetec Investment Bank and the Labtec Investment Bank shall be by Parent on behalf of all of its stockholders and all Valuations conducted by such investment banks shall be performed on a basis that is fair and unbiased to all of the stockholders of Parent.

     Any Valuation of the Business, other than as determined hereunder through the actual sale of the Business, shall consist of the expected net sale proceeds to be received in connection with an arms'-length sale of the Business, after deduction of all anticipated reasonable transaction expenses. The value of any actual sale of the Business shall consist of the net sale proceeds received in connection with such sale, after deduction of all transaction expenses incurred. In addition, any consolidated net income or net loss of Parent, excluding the Labtec Corporations (determined in accordance with GAAP), after taxes at an estimated 38% combined rate, but excluding any interest expense, from October 1, 1998 through the date of consummation of the sale of the Business or the final Valuation determination (the "Valuation Date"), shall be added to or subtracted from the value (as more fully described below). The Valuation or value of any actual sale shall also be based upon, and shall assume the existence of, a 10-year license agreement that provides for the payment to Parent of an 8% royalty based upon net sales generated by the Business (the "Assumed License Terms"). Accordingly, in the event that a Sale either does not include any license or includes a license upon terms, taken as a whole, having less value to Parent than the Assumed License Terms, the value of the actual sale shall be reduced by the amount by which the value of the actual license, if any, is less than the value of the Assumed License Terms. In the event that a Sale includes a license upon terms, taken as a whole, having greater value to Parent than the Assumed License Terms, the value of the actual sale shall be increased by the amount by which the value of the actual license is

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

greater than the value of the Assumed License Terms. Similarly, any Valuation shall represent the amount that a third party purchaser would be willing to pay for the Business, assuming that such purchaser had also entered into a license with Parent upon the Assumed License Terms.

     If the Valuation or the value of the actual sale, plus the consolidated net income or minus the consolidated net loss of Parent, excluding the Labtec Corporations (determined in accordance with GAAP), for the period October 1, 1998 through the Valuation Date, is less than $6,000,000 (the "Valuation Guarantee"), then Parent shall issue additional shares (the "Contingent Shares") to each holder of shares of Labtec Stock that are outstanding immediately prior to the Effective Time (in addition to the shares of Spacetec Stock to be issued at the Effective Time) sufficient to compensate such holders for such shortfall (the "Contingent Valuation Adjustment"). For every dollar that the Contingent Valuation Adjustment is less than $6,000,000, a "% Factor Per Dollar" of
 .000002755% (16.53% / $6,000,000) shall be applied to determine the incremental percentage of ownership of Spacetec Stock that such holders shall be entitled to receive; provided, however, that the maximum number of contingent shares that may be issued shall be an amount (the "Limitation Amount") which, when added to the number of shares of Spacetec Stock held by all holders of shares of Labtec Stock immediately prior to the Effective Time, would equal 79% of the total outstanding shares of Spacetec Stock immediately following the Effective Time (excluding any shares of Spacetec Stock or Labtec Stock issued between October 21, 1998 and the Effective Time pursuant to the exercise of stock options). Exhibit A hereto sets forth an example of the determination of the number of Contingent Shares to be issued in the event of a $500,000 Contingent Valuation Adjustment. For purposes of this Agreement, all references to the "Contingent Shares" shall refer to shares of the Delaware corporation referred to in Section
7.12 hereof.

     Section 1.8 Initial Expense Reimbursement. In order to reimburse Labtec for certain expenses incurred by Labtec prior to October 21, 1998 in connection with the Merger and the transactions contemplated hereunder, Parent has contemporaneously herewith paid to Labtec, in cash, the sum of $250,000 (the "Initial Expense Reimbursement").

     Section 1.9 Withholding Rights. Parent, Labtec and Newco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Labtec shareholder such amounts as Parent, Labtec or Newco determine they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Parent, Labtec and Newco are hereby authorized to sell or otherwise dispose of, at fair market value, such portion of such consideration as is necessary to provide sufficient funds to Parent, Labtec or Newco, as the case may be, in order to enable it to comply with such deduction or withholding requirements.

                                   ARTICLE II

                     CLOSING; FILING OF ARTICLES OF MERGER

     Section 2.1 Closing; Filing of Articles of Merger; Effective Time. If the conditions to closing set forth in Articles VII and VIII shall have been satisfied or properly waived, a closing (the "Closing") shall take place promptly thereafter at the offices of Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, New York 10036, at a time and on a date mutually convenient to the parties to this Agreement, which shall in no event be later than the fifth business day following the satisfaction or waiver of the last of such conditions to closing. At the Closing, the parties shall exchange the certificates, opinions

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and other documents set forth in Articles VII and VIII hereof, and the respective Presidents or Vice Presidents and Secretaries or Assistant Secretaries of the constituent corporations to the Merger shall execute and verify a Certificate of Merger in the form attached hereto as Exhibit B (the "Certificate of Merger"), and the appropriate officers of such constituent corporations shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, and the Merger shall become effective upon acceptance of such filing by the Secretary of State. The date and time when the Merger shall so become effective is referred to herein as the "Effective Time."

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF LABTEC

     Labtec hereby represents and warrants to Parent as follows:

     Section 3.1 Organization, Good Standing, Corporate Power and Authority and Foreign Qualification of Labtec. Labtec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement. Labtec has full power and authority, and holds all licenses, franchises, permits and authorizations, necessary for the lawful conduct of its business and to own, lease and operate the assets, properties and business owned or leased and operated by it. Labtec is duly qualified to transact business, and is in good standing as a foreign corporation authorized to transact business, in the jurisdictions set forth in Section 3.1 of the Disclosure Statement hereto among Parent, Newco and Labtec (the "Disclosure Statement"); such jurisdictions constitute the only jurisdictions in which the failure of Labtec to be so qualified and in good standing would have a material adverse effect on the business, assets, financial condition or results of operations (a "Material Adverse Effect") of the Labtec Corporations, taken as a whole. Neither the ownership nor the use of the properties of the Labtec Corporations, nor the conduct of any of their respective businesses, violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any of their respective charters or by-laws as currently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement or understanding, to which any Labtec Corporation is a party or by which any Labtec Corporation or any of their respective properties, assets or businesses may be bound.

     Section 3.2 Capitalization of Labtec. Set forth in Section 3.2 of the Disclosure Statement is the authorized, issued and outstanding and, if applicable, treasury capital stock of Labtec.

     Section 3.3 Issuance of Capital Stock of Labtec; Calls Upon Shares. All of the shares of Labtec Stock issued and outstanding as of October 21, 1998 are now, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable, and none will have been issued or sold in violation of any applicable securities laws. The record ownership of all of the issued and outstanding Labtec Stock as at October 21, 1998 is as set forth in Section 3.3 of the Disclosure Statement. Except as specifically set forth in Section 3.3 of the Disclosure Statement, there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating Labtec, contingently or otherwise, to issue, redeem or re-acquire shares of its capital stock or to register shares of its capital stock under the Securities Act of 1933, as amended (the "Securities Act"), or any other applicable securities law, and none of the holders of the capital stock of any of the Labtec Corporations have any pre-emptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of Labtec pursuant to which the holders have the right to vote (or convertible into, or redeemable for, securities having the right to vote) on any matters on which stockholders of Labtec may vote. Except as set forth in Section 3.3 of the Disclosure Statement, to Labtec's knowledge, there are no voting trusts or agreements, stockholders' agreements,

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pledge agreements, buy-sell agreements, rights of first refusal or proxies relating to any securities of Labtec (whether or not Labtec is a party thereto).

     Section 3.4 Effective Agreement of Labtec. The execution and delivery by Labtec of this Agreement and the consummation by Labtec of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Labtec, and this Agreement, and any other agreements or instruments executed and delivered by Labtec pursuant to this Agreement, when executed and delivered by Labtec, will constitute legal, valid and binding obligations of Labtec enforceable against it in accordance with their respective terms. Except as specifically set forth in Section 3.4 of the Disclosure Statement, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, including the Merger, and compliance by the Labtec Corporations with any of the provisions hereof, will
(a) violate any provision of the corporate charter or by-laws of any Labtec Corporation, (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any lien, encumbrance or charge upon any of the assets or property of any Labtec Corporation pursuant to, any contract, agreement, lease or commitment to which any Labtec Corporation is a party, or by which any Labtec Corporation or any of their respective assets or properties may be bound, or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to any Labtec Corporation or any of their respective assets, properties or businesses, except, with respect to clauses (b) and (c) of this sentence, in each case for violations, conflicts, breaches, terminations, defaults, liens, encumbrances or charges that, individually or in the aggregate, would not have a Material Adverse Effect on the Labtec Corporations, taken as a whole.

     Section 3.5 Subsidiaries and Affiliates. Except as specifically set forth in Section 3.5 of the Disclosure Statement, Labtec does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any corporation, partnership, firm, association or business organization, entity or enterprise and does not control (directly or indirectly) the management or policies of any corporation, partnership, firm, association or business organization, entity or enterprise.
Section 3.5 of the Disclosure Statement sets forth the name of each of the subsidiaries of Labtec (individually referred to herein as a "Labtec Subsidiary" and all of which are collectively referred to herein as the "Labtec Subsidiaries"), its jurisdiction of incorporation, the jurisdiction or jurisdictions in which it is qualified to transact business as a foreign corporation, the number of authorized, issued and outstanding shares of each class of its securities, the number of its securities of each class owned by Labtec and the number owned by any other person (identifying such other person). Each Labtec Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full power and authority, and holds all licenses, franchises, permits and authorizations, necessary for the lawful conduct of its business and to own, lease and operate the assets, properties and business owned or leased and operated by it and is duly qualified to transact business and is in good standing as a foreign corporation authorized to transact business in the jurisdictions set forth in Section 3.5 of the Disclosure Statement, which are the only jurisdictions in which the failure of such subsidiary to be so qualified and in good standing would have a Material Adverse Effect on the Labtec Corporations, taken as a whole. All of the issued shares of capital stock of each Labtec Subsidiary are now, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and are owned, of record and beneficially, by Labtec (except as indicated in Section 3.5 of the Disclosure Statement) free and clear of all liens, claims, charges and encumbrances, and there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating Labtec or any Labtec Subsidiary, contingently or otherwise, to issue, redeem or re-acquire any shares of capital stock of any Labtec Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of any Labtec Subsidiary pursuant to which the holders have the right to vote (or convertible

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into, or redeemable for, securities having the right to vote) on any matters on which stockholders of any Labtec Subsidiary may vote. Except as set forth in
Section 3.5 of the Disclosure Statement, to Labtec's knowledge, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal or proxies relating to any securities of any Labtec Subsidiary (whether or not the Labtec Subsidiary is a party thereto). Labtec and the Labtec Subsidiaries are sometimes referred to herein collectively as the "Labtec Corporations" or individually as a "Labtec Corporation".

     Section 3.6 Corporate Charters and By-Laws. Labtec has delivered to Parent and Newco true and complete copies of the respective corporate charters of each of the Labtec Corporations, as in effect on October 21, 1998, certified in each case as of a recent date by the appropriate governmental official of its jurisdiction of incorporation, and a true and complete copy of the respective by-laws of each of the Labtec Corporations, as in effect on October 21, 1998, certified by their respective Secretaries or Assistant Secretaries.

     Section 3.7 Financial Statements. Labtec has delivered to Parent and Newco (a) audited consolidated balance sheets of Labtec and the Labtec Subsidiaries as at March 31, 1997 and March 31, 1998, and the related audited consolidated statements of operations, changes in shareholders equity (deficit) and cash flows for the periods ended on each of such dates, including the respective notes thereto, all of which are accompanied by the related opinions of PricewaterhouseCoopers LLP, independent certified public accountants, and (b) unaudited consolidated balance sheets of Labtec and the Labtec Subsidiaries as at June 30, 1998 (the "Balance Sheet Date") and the related unaudited consolidated statements of operations, changes in shareholders equity (deficit) and cash flows for the quarterly period ended on the Balance Sheet Date, including the respective notes thereto (the financial statements described in clauses (a) and (b) above are hereinafter collectively called the "Labtec Financial Statements"). Such financial statements, together with the notes thereto, reflect the respective books and records of Labtec and the Labtec Subsidiaries, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered by such statements and fairly present, in the case of the balance sheets, the consolidated financial condition of Labtec and the Labtec Subsidiaries as of the respective dates indicated, and in the case of the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows of Labtec and the Labtec Subsidiaries for the respective periods indicated.

     Section 3.8 Undisclosed Liabilities. Except as set forth on the Labtec Financial Statements, in Section 3.8 of the Disclosure Statement or in the sections of the Registration Statement, which specifically relate to the businesses of the Labtec Corporations (collectively, the "Labtec Disclosure"), none of the Labtec Corporations had, at such date, any indebtedness, obligations or liabilities of any nature, whether accrued, absolute, contingent or other, whether due or to become due, which, individually or in the aggregate, are material and not shown or adequately provided for thereon, including, without limitation, liabilities or obligations on account of taxes, other governmental charges, duties, penalties, interest or fines.

     Section 3.9  Absence of Changes.  Except as specifically set forth in
Section 3.9 of the Disclosure Statement, the Labtec Corporations have, since the Balance Sheet Date conducted their respective businesses only in the ordinary course and, except as set forth in the Labtec Disclosure, there has not been any material adverse change in the business, assets, financial condition or results of operations (a "Material Adverse Change") of the Labtec Corporations, taken as a whole.

     Section 3.10 Accuracy of Information. The information included in the Labtec Disclosure or any other information to be provided by Labtec to Parent and Newco for use in any press release or filing to be made with any governmental body in connection with the Merger will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the

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statements therein not false or misleading. The information concerning the
Labtec Corporations set forth in this Agreement, the Disclosure Statement, the copies of documents prepared by Labtec and referred to herein and delivered by Labtec to Parent and Newco pursuant hereto, in each case, are true and complete, and such documents and any other documents furnished by Labtec to Parent and Newco, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not false or misleading.

     Section 3.11 Brokers and Finders. No Labtec Corporation nor any of their respective officers, directors or employees has employed any broker, agent or finder other than The Valuefinder Group, Inc., or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated hereby, except for such fees and commissions paid or payable to The Valuefinder Group, Inc.

     Section 3.12 Adoption of this Agreement by the Shareholders of Labtec. This Agreement has been adopted by the shareholders of Labtec pursuant to written consent, as permitted by, and in accordance with, the DGCL.

     Section 3.13  Intellectual Property.

     (a) The Labtec Corporations own, or have the right to use, sell or license all intellectual property utilized in their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "Labtec IP Rights"), except for such failures to own or have the right to use, sell or license that, individually or in the aggregate, would not have a Material Adverse Effect on the Labtec Corporations, taken as a whole.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any agreement governing any Labtec IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Labtec IP Rights or impair the right of the Labtec Corporations or the Surviving Corporation to use, sell or license any Labtec IP Rights or portions thereof, except for the occurrence of any such breaches, forfeitures, terminations or impairments that, individually or in the aggregate, would not have a Material Adverse Effect on the Labtec Corporations, taken as a whole.

     (c) (i) Except as set forth in Section 3.13 of the Disclosure Statement, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed, sold or under development by the Labtec Corporations violates any license or agreement between the Labtec Corporations and any third party or, to the knowledge of Labtec, infringes or misappropriates any intellectual property right of any other party; and (ii) there is no pending or, to the knowledge of Labtec, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Labtec IP Rights, nor has any Labtec Corporation received any written notice asserting that any Labtec IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except with respect to clauses (i) and (ii), for any violations, infringements, claims or litigation that, individually or in the aggregate, would not have a Material Adverse Effect on the Labtec Corporations, taken as a whole.

     (d) Labtec has taken reasonable and practicable steps consistent with industry norms designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Labtec IP rights.

     Section 3.14  Employee Benefit Plans.

     (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee

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

Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by Labtec or any trade or business (an "ERISA Affiliate") which is under common control with Labtec within the meaning of Section 414 of the Code (the "Labtec Employee Plans"), Labtec has made available to Spacetec a true and complete copy of, to the extent applicable, (i) such Labtec Employee Plan,
(ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Labtec Employee Plan, (iv) the most recent summary plan description for each Labtec Employee Plan for which such description is required, (v) the most recent actuarial report relating to any Labtec Employee Plan subject to Title IV of ERISA, and (vi) the most recent United States Internal Revenue Service (the "IRS") determination letter issued with respect to any Labtec Employee Plan.

     (b) Each Labtec Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Code stating that such Labtec Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Labtec Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Labtec nor any ERISA Affiliate of Labtec has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with the termination of any plan covered or previously covered by Title IV of ERISA. No Labtec Employee Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

     (c) With respect to the employees and former employees of Labtec, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code. No tax under Section 4980B or Section 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     Section 3.15 Labor Matters. Except as set forth in Section 3.15 of the Disclosure Statement, to Labtec's knowledge, there are no activities or proceedings of any labor union to organize any employees of any of the Labtec Corporations and there are no strikes, or material slowdowns, work stoppage or lockouts, or threats thereof by or with respect to any employees of the Labtec Corporations. Except as set forth in Section 3.15 of the Disclosure Statement, the Labtec Corporations are and have been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similar state or local law), except for such cases of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Labtec Corporations, taken as a whole.

     Section 3.16 Litigation. Except as set forth in Section 3.16 of the Disclosure Statement, there are no actions, suits, proceedings, claims, arbitrations or investigations pending, or as to which the Labtec Corporations have received any notice of assertion nor, to Labtec's knowledge, are there any threatened actions, suits, proceedings, claims, arbitrations or investigations against the Labtec Corporations that, individually or in the aggregate, would have a Material Adverse Effect on the Labtec Corporations, taken as a whole, or which in any manner challenge or seek to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     Section 3.17 Taxes. Except as set forth in Section 3.17 of the Disclosure Statement, the Labtec Corporations have filed all tax returns required to be filed by any of them and have paid (or Labtec has paid on its behalf), or have set up a reserve adequate in all respects for the payment of, all taxes required to be paid (whether or not shown as due on such returns), and the most recent financial statements delivered to Spacetec reflect a reserve adequate in all respects for all taxes payable by the Labtec Corporations accrued through the date of such financial statements. Except as set forth in

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

Section 3.17 of the Disclosure Statement, no deficiencies for any taxes have been proposed, asserted or assessed against the Labtec Corporations. No Labtec Corporation has ever been a member of a group of corporations filing a consolidated, combined or unitary tax return (except a group of which Labtec was the common parent). For the purpose of this Agreement, the term "tax" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     Section 3.18 Ownership of Parent Common Stock. Neither the Labtec Corporations nor, to Labtec's knowledge, any of their respective affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially own, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent, which in the aggregate represent 5% or more of the outstanding shares of such capital stock.

     Section 3.19 Certain Arrangements. Except as set forth in Section 3.19 of the Disclosure Statement, the execution and delivery by Labtec of this Agreement and the consummation by Labtec of the transactions contemplated hereby, including the Merger, (a) will not require any of the Labtec Corporations to make a payment to, or obtained any consent or waiver from, any current or former officer, director, employee, consultant or agent of any of the Labtec Corporations, and (b) will not result in any change in the nature of any rights of any current or former officer, director, employee, consultant or agent of any of the Labtec Corporations under any agreement to which any of the Labtec Corporations is a party, including any acceleration or change in the award, grant, vesting or determination of stock options, stock purchase, stock appreciation rights, phantom stock, restricted stock or other stock-based rights (other than exercise price and number of shares adjusted in accordance with Section 1.5 hereof), severance pay, continuation pay, termination pay or other contingent obligations of any nature whatsoever of any of the Labtec Corporations, or a change in the term of any such agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

     Parent and Newco hereby, jointly and severally, represent and warrant to Labtec as follows:

     Section 4.1 Organization, Good Standing, Corporate Power and Authority and Foreign Qualification of Parent and Newco.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement. Parent has full power and authority, and holds all licenses, franchises, permits and authorizations, necessary for the lawful conduct of its business and to own, lease and operate the assets, properties and business owned or leased and operated by it. Parent is duly qualified to transact business and is in good standing as a foreign corporation authorized to transact business in the jurisdictions set forth in
Section 4.1 of the Disclosure Statement; such jurisdictions constitute the only jurisdictions in which the failure of Parent to be so qualified and in good standing would have a Material Adverse Effect on the Spacetec Corporations, taken as a whole. Neither the ownership nor the use of the properties of Parent nor the conduct of its businesses violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its charter or by-laws as currently in

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

effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement or understanding, to which Parent is a party or by which Parent or any of its property, assets or businesses may be bound.

     (b) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement. Neither the ownership nor the use of the properties of Newco and each other Spacetec Subsidiary nor the conduct of any of their respective businesses violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any of their respective charters or by-laws as currently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement or understanding, to which Newco or any other Spacetec Subsidiary is a party or by which Newco, any other Spacetec Subsidiary or any of their respective properties, assets or businesses may be bound.

     Section 4.2 Capitalization of Parent. Set forth in Section 4.2 of the Disclosure Statement is the authorized, issued and outstanding and, if applicable, treasury capital stock of Parent.

     Section 4.3 Issuance of Capital Stock of the Spacetec Corporations. All of the shares of Parent issued and outstanding as of October 21, 1998 are now, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and none will have been issued or sold in violation of any applicable securities laws. Except as specifically set forth in Section 4.3 of the Disclosure Statement, there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating any Spacetec Corporation, contingently or otherwise, to issue, redeem or re-acquire shares of its capital stock or to register shares of its capital stock under the Securities Act or any other applicable securities law, and none of the holders of the capital stock of any of the Spacetec Corporations have any pre-emptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Spacetec Corporations pursuant to which the holders have the right to vote (or convertible into, or redeemable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth in Section 3.3 of the Disclosure Statement, to Parent's knowledge, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal or proxies relating to any securities of the Spacetec Corporations (whether or not any Spacetec Corporation is a party thereto).

     Section 4.4 Effective Agreement of Parent and Newco. The execution and delivery by Parent and Newco of this Agreement and the consummation by Parent and Newco of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Parent and Newco (subject to approval of the Parent Proposals at the Shareholder Meeting), and this Agreement, and any other agreements or instruments executed and delivered by Parent or Newco pursuant to this Agreement, when executed and delivered by Parent or Newco, respectively, will constitute legal, valid and binding obligations of Parent or Newco, respectively, enforceable against such person in accordance with their respective terms. Except as specifically set forth in
Section 4.4 of the Disclosure Statement, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, including the Merger, nor compliance by any Spacetec Corporation with any of the provisions hereof, will (a) violate any provision of the corporate charter or by-laws of any Spacetec Corporation, as amended to date, (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any lien, encumbrance or charge upon any of the assets or properties of any Spacetec Corporation pursuant to any contract, agreement, lease or commitment to which any Spacetec Corporation is a party, or by which or any Spacetec Corporation or any of their respective assets or properties may be bound, or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to any Spacetec Corporation or

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

any of their respective assets, properties or businesses, except, with respect to clauses (b) and (c) of this sentence, in each case for violations, conflicts, breaches, terminations, defaults, liens, encumbrances or charges that, individually or in the aggregate, would not have a Material Adverse Effect on the Spacetec Corporations, taken as a whole.

     Section 4.5 Subsidiaries and Affiliates. Except as specifically set forth in Section 4.5 of the Disclosure Statement, Parent does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any corporation, partnership, firm, association or business organization, entity or enterprise and does not control (directly or indirectly) the management or policies of any corporation, partnership, firm, association or business organization, entity or enterprise.
Section 4.5 of the Disclosure Statement sets forth the name of each of the subsidiaries of Parent (individually referred to herein as a "Spacetec Subsidiary" and all of which are collectively referred to herein as the "Spacetec Subsidiaries"), its jurisdiction of incorporation, the jurisdiction or jurisdictions in which it is qualified to transact business as a foreign corporation, the number of authorized, issued and outstanding shares of each class of its securities, the number of its securities of each class owned by Parent and the number owned by any other person (identifying such other person). Each Spacetec Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full power and authority, and holds all licenses, franchises, permits and authorizations, necessary for the lawful conduct of its business and to own, lease and operate the assets, properties and businesses owned or leased and operated by it and is duly qualified to transact business and is in good standing as a foreign corporation authorized to transact business in the jurisdictions set forth in Section 4.5 of the Disclosure Statement, which are the only jurisdictions in which the failure of such subsidiary to be so qualified and in good standing would have a Material Adverse Effect on the Spacetec Corporations, taken as a whole. All of the issued shares of capital stock of each Spacetec Subsidiary are now, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and are owned, of record and beneficially, by Parent (except as indicated in Section 4.5 of the Disclosure Statement) free and clear of all liens, claims, charges and encumbrances, and there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating Parent or any Spacetec Subsidiary, contingently or otherwise, to issue, redeem or re-acquire any shares of capital stock of any Spacetec Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of any Spacetec Subsidiary pursuant to which the holders have the right to vote (or convertible into, or redeemable for, securities having the right to vote) on any matters on which stockholders of any Spacetec Subsidiary may vote. Except as set forth in
Section 4.5 of the Disclosure Statement, to Spacetec's knowledge, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal or proxies relating to any securities of any Spacetec Subsidiary (whether or not the Spacetec Subsidiary is a party thereto). Parent and the Spacetec Subsidiaries are sometimes referred to herein collectively as the "Spacetec Corporations" or individually as a "Spacetec Corporation".

     Section 4.6 Corporate Charters and By-laws. Parent has delivered to Labtec true and complete copies of the respective corporate charters of each of the Spacetec Corporations, as in effect on October 21, 1998, certified in each case as of a recent date by the appropriate governmental official of its jurisdiction of incorporation, and a true and complete copy of the respective by-laws of each Spacetec Corporation, as in effect on October 21, 1998, certified by their respective Secretaries or Assistant Secretaries.

     Section 4.7 Financial Statements. Parent has delivered to Labtec (a) audited consolidated balance sheets of Parent and the Spacetec Subsidiaries as at March 31, 1998, March 31, 1997 and March 31, 1996 and the related audited consolidated statements of operations, shareholders equity and cash flows for the twelve-month periods ended on March 31, 1998, March 31, 1997 and March 31, 1996, including the respective notes thereto, all of which are accompanied by the related opinions of Ernst & Young, LLP, independent certified public accountants, and (b) unaudited consolidated balance sheets of Parent and the Spacetec Subsidiaries as at June 30, 1998 and the related unaudited consolidated statements of operations, shareholders equity and cash flows for the quarterly periods ended on June 30, 1998 and June 30, 1997, including the respective notes thereto (the financial statements described in clauses (a) and (b) above are hereinafter collectively called the "Spacetec Financial Statements"). Such financial statements, together with the notes thereto, reflect the respective books and records of Parent and the Spacetec Subsidiaries, have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered by such statements and fairly present, in the case of the balance sheets, the consolidated financial condition of Parent and the Spacetec Subsidiaries as of the respective dates indicated, and in the case of the consolidated statements of operations, shareholders equity and cash flows of Parent and the Spacetec Subsidiaries for the respective periods indicated.

     Section 4.8 Undisclosed Liabilities. Except as set forth in any of the disclosures made by Parent pursuant to the Exchange Act or in the sections of the Registration Statement which specifically relate to the business of the Spacetec Corporations, in the Spacetec Financial Statements or in Section 4.8 of the Disclosure Statement (collectively, the "Spacetec Disclosure"), no Spacetec Corporation had, at such date, any indebtedness, obligations or liabilities of any nature, whether accrued, absolute, contingent or other, whether due or to become due, which, individually or in the aggregate, are material and not shown or adequately provided for thereon, including, without limitation, liabilities or obligations on account of taxes, other governmental charges, duties, penalties, interest or fines.

     Section 4.9  Absence of Changes.  Except as specifically set forth in
Section 4.9 of the Disclosure Statement, the Spacetec Corporations have, since the Balance Sheet Date, conducted their respective businesses only in the ordinary course and, except as set forth in the Spacetec Disclosure, there has not been any Material Adverse Change in the Spacetec Corporations, taken as a whole.

     Section 4.10 Accuracy of Information. The information included in the Spacetec Disclosure has not, and any other information to be provided by Parent or Newco to Labtec for use in any press release or filing to be made with any governmental body in connection with the Merger will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. The information concerning the Spacetec Corporations set forth in this Agreement and the Disclosure Statement and the copies of documents prepared by Parent or Newco and referred to herein are true and complete, and such documents, and any other documents furnished by Parent or Newco to Labtec, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not false or misleading.

     Section 4.11 Brokers and Finders. None of the Spacetec Corporations, nor any of their respective officers, directors or employees has employed any broker, agent or finder other than Advest, Inc., or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated hereby, except for such fees paid or payable to Advest, Inc. solely for the rendering of the opinion described in Section 4.15 hereof.

     Section 4.12 Reports and Financial Statements. Parent has filed all reports required to be filed by each of them with the SEC pursuant to the Exchange Act since April 1, 1993 (collectively, the "SEC Reports"), and has previously furnished or made available to Labtec true and complete copies of all such SEC Reports. None of such SEC Reports, as of their respective dates (as amended through October 21, 1998), contained any untrue statement of a material fact or omitted to state a material fact required to be

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

stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.13 Adoption of this Agreement by the Shareholders of Newco. This Agreement has been adopted by the shareholders of Newco pursuant to written consent, as permitted by, and in accordance with, the DGCL.

     Section 4.14 Certain Arrangements. Except as set forth in Section 4.14 of the Disclosure Statement, the execution and delivery by Spacetec of this Agreement and the consummation by Spacetec of the transactions contemplated hereby, including the Merger, (a) will not require any of the Spacetec Corporations to make a payment to, or obtained any consent or waiver from, any current or former officer, director, employee, consultant or agent of any of the Spacetec Corporations and (b) will not result in any change in the nature of any rights of any current or former officer, director, employee, consultant or agent of any of the Spacetec Corporations under any agreement to which any of the Spacetec Corporations is a party, including any acceleration or change in the award, grant, vesting or determination of stock options, stock purchase, stock appreciation rights, phantom stock, restricted stock or other stock-based rights, severance pay, continuation pay, termination pay or other contingent obligations of any nature whatsoever of any of the Spacetec Corporations, or a change in the term of any such agreement.

     Section 4.15 Fairness Opinion. Parent has received the opinion of Advest, Inc., of even date herewith, stating that the Merger and the other transactions contemplated by this Agreement are fair to the shareholders of Parent from a financial point of view, a copy of which opinion has been delivered to Labtec.

     Section 4.16  Intellectual Property.

     (a) The Spacetec Corporations own, or have the right to use, sell or license all intellectual property utilized in their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "Spacetec IP Rights"), except such failures to own or have the right to use, sell or license that, individually or in the aggregate, would not have a Material Adverse Effect on the Spacetec Corporations, taken as a whole.

     (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any agreement governing any Spacetec IP Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Spacetec IP Rights or impair the right of the Spacetec Corporations to use, sell or license any Spacetec IP Rights or portions thereof, except for the occurrence of any such breaches, forfeitures, terminations or impairments that, individually or in the aggregate, would not have a Material Adverse Effect on the Spacetec Corporations, taken as a whole.

     (c) (i) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed, sold or under development by the Spacetec Corporations violates any license or agreement between the Spacetec Corporations and any third party or, to the knowledge of Spacetec infringes or misappropriates any intellectual property right of any other party; and (ii) there is no pending or, to the knowledge of Spacetec, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Spacetec IP Rights, nor has any Spacetec Corporation received any written notice asserting that any Spacetec IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for any violations, infringements, claims or litigations that, individually or in the aggregate, would not have a Material Adverse Effect on the Spacetec Corporations, taken as a whole.

     (d) Spacetec has taken reasonable and practicable steps consistent with industry norms designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Spacetec IP Rights.

     Section 4.17  Employee Benefit Plans.

     (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by a Spacetec ERISA Affiliate which is under common control with Spacetec within the meaning of Section 414 of the Code (the "Spacetec Employee Plans"), Spacetec has made available to Labtec a true and complete copy of, to the extent applicable,
(i) such Spacetec Employee Plan, (ii) the most recent annual report (Form 5500),
(iii), each trust agreement related to such Spacetec Employee Plan, (iv) the most recent summary plan description for each Spacetec Employee Plan for which such description is required, (v) the most recent actuarial report relating to any Spacetec Employee Plan subject to Title IV of ERISA, and (vi) the most recent IRS determination letter issued with respect to any Spacetec Employee Plan.

     (b) Each Spacetec Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Code stating that such Spacetec Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Spacetec Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Spacetec nor any ERISA Affiliate of Spacetec has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with the termination of any plan covered or previously covered by Title IV of ERISA. No Spacetec Employee Plan is a "multiemployer plan" as defined in Section 3(37) of ERISA.

     (c) With respect to the employees and former employees of Spacetec, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code. No tax under Section 4980B or Section 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     Section 4.18 Labor Matters. To Spacetec's knowledge, there are no activities or proceedings of any labor union to organize any employees of any of the Spacetec Corporations and there are no strikes or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of any of the Spacetec Corporations. The Spacetec Corporations are and have been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, the WARN Act or any similar state or local law), except for such cases of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Spacetec Corporations, taken as a whole.

     Section 4.19 Litigation. Except as set forth in Section 4.19 of the Disclosure Statement, there are no actions, suits, proceedings, claims, arbitrations or investigations pending, or as to which the Spacetec Corporations have received any notice of assertion nor, to Spacetec's knowledge, are there any threatened actions, suits, proceedings, claims, arbitrations or investigations against the Spacetec Corporations that, individually or in the aggregate, would have a Material Adverse Effect on the Spacetec Corporations, taken as a whole, or which in any manner challenge or seek to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     Section 4.20 Taxes. The Spacetec Corporations have filed all tax returns required to be filed by any of them and has paid (or Spacetec has paid on its behalf), or have set up a reserve adequate in all respects for the payment of, all taxes required to be paid (whether or not shown as due on such returns), and the most recent financial statements delivered to Labtec reflect a reserve adequate in all respects for all taxes payable by the Spacetec Corporations accrued through the date of such financial statements. Except as set forth in Section 4.20 of the Disclosure Statement, no deficiencies for any taxes have been proposed, asserted or assessed against the Spacetec Corporations. No Spacetec Corporation has ever been a member of a group of corporations filing a consolidated, combined or unitary tax return (except a group of which Spacetec was the common parent).

                                   ARTICLE V

                              COVENANTS OF LABTEC

     Labtec covenants and agrees with Parent and Newco that, except as otherwise consented to in writing by Parent or provided specifically in this Agreement, from October 21, 1998 until the Effective Time:

     Section 5.1 Action Not Permitted. No Labtec Corporation will do or cause to be done anything which is represented and warranted in Article III hereof (as modified by the Disclosure Statement) not to be true.

     Section 5.2 Conduct of Business in Ordinary Course. Each Labtec Corporation will conduct its business only in the ordinary course and substantially in the same manner as it has heretofore operated such business, and will not change the character of its business or enter into any contract to take any such action.

     Section 5.3 No Change in Corporate Charters or By-laws. No change will be made in the corporate charter, by-laws or other constituent documents of any Labtec Corporation.

     Section 5.4 No Change in Capital Stock. Except with respect to shares of Labtec Stock issued pursuant to the exercise of outstanding Labtec Stock Options, no change will be made in the authorized, issued or outstanding capital stock of any Labtec Corporation and no subscriptions, options, rights, warrants, calls, commitments or agreements relating to the authorized, issued or outstanding capital stock of any Labtec Corporation will be entered into, issued, granted or created.

     Section 5.5 No Dividend or Redemption. No dividend or other distribution or payment will be declared, set aside, paid or made on or in respect of shares of the capital stock of any Labtec Corporation, nor will any Labtec Corporation directly or indirectly redeem, retire, purchase or otherwise acquire any of such capital stock.

     Section 5.6 No Liquidation, Merger or Acquisition. No Labtec Corporation will dissolve, liquidate, adopt a plan of liquidation or merge, amalgamate or consolidate with any other corporation or acquire all or substantially all of the business or assets of any other person, corporation, partnership, limited liability company, firm, association or business organization, entity or enterprise (each, a "Person"), or acquire ownership or control of any capital stock, bonds or other securities of, or any proprietary interest in, any Person, or acquire control (directly or indirectly) of the management or policies thereof, or initiate or engage in any negotiations relating to any of the aforesaid transactions or solicit any offers in connection therewith.

     Section 5.7 No Change in Accounting Methods; Tax Items. Except as required or permitted by GAAP, no change will be made in the accounting methods and practices followed by any Labtec Corporation or in the depreciation, amortization or inventory valuation policies, rates or methods heretofore used or adopted by any Labtec Corporation. Except as otherwise required by law or in the ordinary course of business, no Labtec Corporation shall make any change in any tax accounting methods or practices, make any tax election or settle or compromise any Federal, state, local or foreign tax liability.

     Section 5.8 No Sales or Other Dispositions. Other than in the ordinary course of business consistent with past practice, no Labtec Corporation will sell, lease, abandon, assign, transfer, license or otherwise dispose of (a) any real property, patent, trademark, service mark, trade name, brand name or copyright (or pending application for any patent, trademark, service mark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset or (b) any machinery, equipment or other operating property, or initiate or engage in any negotiations relating to any of the aforesaid transactions or solicit any offers in connection therewith.

     Section 5.9  Prohibition on Certain Commitments.  Except as set forth in
Section 5.9 of the Disclosure Statement, no Labtec Corporation will incur or become subject to, or agree to incur or become subject to, any liability or obligations, absolute or contingent, except current liabilities incurred in the ordinary course of business and obligations under contracts entered into in the ordinary course of business (none of which, individually or in the aggregate, will be material to the Labtec Corporations, taken as a whole).

     Section 5.10 No Defaults. No Labtec Corporation will default under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time or both, would constitute a default under, any contract, agreement, lease, license, commitment, instrument or obligation to which such Labtec Corporation or its properties or businesses are bound, which default or breach (i) either individually or in the aggregate with all such other defaults and breaches, has resulted in, or is reasonably likely to result in, any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, earnings, business or prospects of the Labtec Corporations, taken as a whole, and (ii) shall not have been cured within 30 days after such Labtec Corporation has given Parent and Newco notice of such breach or default, and the event giving rise thereto, pursuant to
Section 5.16 hereof.

     Section 5.11 Preservation of Business. Labtec will use its best efforts to preserve the business organization of each Labtec Corporation intact, to continue their operations at their present levels, to keep available the services of the present employees and agents of each Labtec Corporation, to preserve the goodwill of customers, suppliers and others having business relations with each Labtec Corporation, to promptly pay all taxes when due, to maintain all insurance policies in full force and effect, to make all filings with the appropriate governmental agencies and to comply with all applicable laws, each consistent with past practice and good business standards.

     Section 5.12 Maintenance of Properties. Each Labtec Corporation will keep and maintain its buildings, offices, warehouses and other structures and its machinery, tools, dies, fixtures, vehicles, spare parts and other properties (whether owned or leased and whether under its control or the control of others) in good operating condition and in states of repair consistent with their respective ages and present usage and will take all necessary action to preserve any intangible assets which are material to its business as conducted presently or hereafter prior to the Effective Time.

     Section 5.13 Access to Labtec and the Subsidiaries. Between October 21, 1998 and the Effective Time, each Labtec Corporation will give to authorized representatives of Parent and Newco (including, but not limited to, their respective officers, attorneys and accountants) full access, during normal business hours, to such personnel, properties, customers, customer records, contracts, commitments, books and records and other documents of such Labtec Corporation, and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to its business (certified if requested), as Parent and Newco shall from time to time reasonably require. Labtec shall hold, and shall cause its authorized representatives to hold, in confidence all such information in accordance with the terms of the confidentiality agreement previously entered into among the parties hereto or their affiliates (the "Confidentiality Agreement").

     Section 5.14 Actions Affecting Representations, Warranties and Covenants. No Labtec Corporation will do any act or thing, or suffer any act or thing to be done or to exist, which would result in (a) an inaccuracy in any representation or breach of any warranty of Labtec under this Agreement if such representation or warranty were deemed to be restated and made again at the time of doing or suffering such act or thing or at the Effective Time, or (b) any failure by Labtec duly to perform or observe any term, provision, covenant, agreement or condition set forth or provided for in this Agreement.

     Section 5.15  Obtaining of Consents; Satisfaction of Other Conditions.
Each Labtec Corporation will use its best efforts to obtain all consents, approvals and agreements of other Persons or governmental authorities which are necessary to the consummation of the transactions contemplated by this Agreement and will use its best efforts to cause the satisfaction of the conditions precedent set forth in Article VII hereof.

     Section 5.16 Books and Records; Notification of Changes. Each Labtec Corporation will maintain its books and records in accordance with GAAP applied on a consistent basis by each Labtec Corporation and in the usual, regular and ordinary manner and will promptly advise Parent and Newco in writing of any change which occurs prior to the Effective Time in any of the information contained in the representations and warranties made in Article III hereof and of the event which effects such a change.

     Section 5.17 Tax Free Reorganization. Labtec will use, and cause each of the Labtec Subsidiaries to use, its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, including, without limitation, complying with the recording and reporting requirements under Section 1.368-3 of the United States Treasury Regulations; and Labtec will not take, and will cause each of the Labtec Subsidiaries not to take, any action that could cause the Merger not to qualify as a tax-free reorganization under those Sections and take the position for all purposes that the Merger qualifies as a tax-free reorganization under those Sections.

                                   ARTICLE VI

                         COVENANTS OF PARENT AND NEWCO

     Parent and Newco, jointly and severally, covenant and agree with Labtec that, except as otherwise consented to in writing by Labtec or provided specifically in this Agreement, from October 21, 1998 until the Effective Time:

     Section 6.1 Action Not Permitted. No Spacetec Corporation will do or cause to be done anything which is represented and warranted in Article IV hereof (as modified by the Disclosure Statement) not to be true.

     Section 6.2 Conduct of Business in Ordinary Course. Except as contemplated by Section 9.1 hereof, each Spacetec Corporation will conduct its business only in the ordinary course and substantially in the same manner as it has heretofore operated such business, and will not change the character of its business or enter into any contract to take any such action.

     Section 6.3 No Change in Corporate Charters or By-laws. Except as expressly set forth herein, no change will be made in the corporate charter, by-laws or other constituent documents of any Spacetec Corporation.

     Section 6.4 No Change in Capital Stock. Except as contemplated by the Charter Amendments and with respect to shares of Spacetec Stock issued pursuant to the exercise of outstanding stock options, no change will be made in the authorized, issued or outstanding capital stock of any Spacetec Corporation and no subscriptions, options, rights, warrants, calls, commitments or agreements relating to the authorized, issued or outstanding capital stock of any Spacetec Corporation will be entered into, issued, granted or created.

     Section 6.5 No Dividend or Redemption. No dividend or other distribution or payment will be declared, set aside, paid or made on or in respect of shares of the capital stock of any Spacetec Corporation, nor will any Spacetec Corporation directly or indirectly redeem, retire, purchase or otherwise acquire any of such capital stock.

     Section 6.6 No Liquidation, Merger or Acquisition. Except as contemplated by Section 9.1 hereof and except in order to effect the Delaware Reincorporation, no Spacetec Corporation will dissolve, liquidate, adopt a plan of liquidation or merge, amalgamate or consolidate with any other corporation or acquire all or substantially all of the business or assets of, or acquire ownership or control of any capital stock, bonds or other securities of, or any proprietary interest in, any Person, or acquire control (directly or indirectly) of the management or policies thereof, or initiate or engage in any negotiations relating to any of the aforesaid transactions or solicit any offers in connection therewith.

     Section 6.7 No Change in Accounting Methods; Tax Items. Except as required or permitted by GAAP, no change will be made in the accounting methods and practices followed by any Spacetec Corporation or in the depreciation, amortization or inventory valuation policies, rates or methods heretofore used or adopted by any Spacetec Corporation. Except as otherwise required by law or in the ordinary course of business, no Spacetec Corporation shall make any change in any tax accounting methods or practices, make any tax election or settle or compromise any Federal, state, local or foreign tax liability.

     Section 6.8 No Sales or Other Dispositions. Other than in the ordinary course of business consistent with past practice, as contemplated by Section 9.1 hereof, or in order to effect the Parent Restructuring, no Spacetec Corporation will sell, lease, abandon, assign, transfer, license or otherwise dispose of (a) any real property, patent, trademark, service mark, trade name, brand name or copyright (or pending application for any patent, trademark, service mark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset or (b) any machinery, equipment or other operating property, or initiate or engage in any negotiations relating to any of the aforesaid transactions or solicit any offers in connection therewith.

     Section 6.9  Prohibition on Certain Commitments.  Except as set forth in
Section 6.9 of the Disclosure Statement, no Spacetec Corporation will incur or become subject to, or agree to incur or become subject to, any liability or obligations, absolute or contingent, except current liabilities incurred in the ordinary course of business and obligations under contracts entered into in the ordinary course of business (none of which, individually or in the aggregate, will be material to the Spacetec Corporations, taken as a whole).

     Section 6.10 No Defaults. No Spacetec Corporation will default under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time or both, would constitute a default under, any contract, agreement, lease, license, commitment, instrument or obligation to which it or its properties or businesses are bound, which default or breach (i) either individually or in the aggregate with all such other defaults and breaches, has resulted in, or is reasonably likely to result in, any material adverse change in the condition (financial or otherwise), properties, assets, liabilities, earnings, business or prospects of the Spacetec Corporations, taken as a whole, and (ii) shall not have been cured within 30 days after such Spacetec Corporation has given Labtec notice of such breach or default, and the event giving rise thereto, pursuant to
Section 6.16 hereof.

     Section 6.11 Preservation of Business. Each of Parent and Newco will use its best efforts to preserve the business organization of each Spacetec Corporation intact, to continue their operations at their present levels, to keep available the services of the present employees and agents of each Spacetec Corporation, to preserve the goodwill of customers, suppliers and others having business relations with each Spacetec Corporation, to promptly pay all taxes when due, to maintain all insurance policies in full force and effect, to make all filings with the appropriate governmental agencies and to comply with all applicable laws, each consistent with past practice and good business standards.

     Section 6.12 Maintenance of Properties. Each Spacetec Corporation will keep and maintain its buildings, offices, warehouses and other structures and its machinery, tools, dies, fixtures, vehicles, spare parts and other properties (whether owned or leased and whether under its control or the control of others) in good operating condition and in states of repair consistent with their respective ages and present usage and will take all necessary action to preserve any intangible assets which are material to its business as conducted presently or hereafter prior to the Effective Time.

     Section 6.13 Access to Spacetec and the Spacetec Subsidiaries. Between October 21, 1998 and the Effective Time, each Spacetec Corporation will give to authorized representatives of Labtec (including, but not limited to, its officers, attorneys and accountants) full access, during normal business hours, to such personnel, properties, customers, customer records, contracts, commitments, books and records and other documents of such Spacetec Corporation, and will cause its officers to furnish any and all financial, technical and operating data and other information pertaining to its business (certified if requested), as Labtec shall from time to time reasonably require. Parent and Newco shall hold, and shall cause their respective authorized representatives to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement.

     Section 6.14 Actions Affecting Representations, Warranties and Covenants. No Spacetec Corporation will do any act or thing, or suffer any act or thing to be done or to exist, which would result in (a) an inaccuracy in any representation or breach of any warranty of Parent or Newco under this Agreement if such representation or warranty were deemed to be restated and made again at the time of doing or suffering such act or thing or at the Effective Time, or
(b) any failure by Parent or Newco duly to perform or observe any term, provision, covenant, agreement or condition set forth or provided for in this Agreement.

     Section 6.15  Obtaining of Consents; Satisfaction of Other Conditions.
Each Spacetec Corporation will use its best efforts to obtain all consents, approvals and agreements of other Persons or governmental authorities which are necessary to the consummation of the transactions contemplated by this Agreement and will use its best efforts to cause the satisfaction of the conditions precedent set forth in Article VIII hereof.

     Section 6.16 Books and Records; Notification of Changes. Each Spacetec Corporation will maintain its books and records in accordance with GAAP applied on a consistent basis by each Spacetec Corporation and in the usual, regular and ordinary manner and will promptly advise Labtec in writing of any change which occurs prior to the Effective Time in any of the information contained in the representations and warranties made in Article IV hereof and of any other event which effects such a change.

     Section 6.17 Compliance with the Securities and Exchange Act. Parent shall timely file with the SEC, and promptly provide Labtec with copies of, all forms and reports required to be filed by Parent pursuant to the Exchange Act.

     Section 6.18 Tax Free Reorganization. Parent will use, and cause each of the Spacetec Subsidiaries to use, its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, including, without limitation, complying with the recording and reporting requirements under Section 1.368-3 of the United States Treasury Regulations; and Parent will not take, and will cause each of the Spacetec Subsidiaries not to take, any action that could cause the Merger not to qualify as a tax-free reorganization under those Sections and take the position for all purposes that the Merger qualifies as a tax-free reorganization under those Sections.

     Section 6.19 Bank Consent and Other Voting Agreements. Parent shall use its best efforts to, as promptly as reasonably practicable, (i) obtain and deliver to Labtec the written consent, in form and substance reasonably satisfactory to Labtec, of Australia and New Zealand Banking Group Limited (the "Bank"), pursuant to the Pledge Agreement dated September 30, 1997, between Rhetford Pty Limited (ACN 001 402 339), a company organized under the laws of New South Wales, Australia ("Rhetford"), and the Bank, in order for Rhetford to perform its obligations under its Voting Agreement with respect to the shares of Spacetec Stock pledged by Rhetford to the Bank under such Pledge Agreement, and
(ii) have Morton E. Goulder and John A. Hilton (collectively, the "Other Parent Shareholders") each execute and deliver to Labtec a voting agreement substantially in the form of the Voting Agreements.

                                  ARTICLE VII

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND NEWCO

     All obligations of Parent and Newco to effect the Merger are subject, at the option of Parent and Newco, to the fulfillment of each of the following conditions:

     Section 7.1 Proceedings and Documentation. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to counsel to Parent and Newco, and Parent and Newco shall have been furnished with (a) copies of resolutions adopted by the Board of Directors and shareholders of Labtec, authorizing the execution and delivery by Labtec of this Agreement and the consummation by Labtec of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary or other appropriate officer of Labtec, (b) a certificate of the Secretary or Assistant Secretary of Labtec with respect to the incumbency of all officers of Labtec executing instruments and other documents in connection with the transactions contemplated by this Agreement, and (c) such other instruments and documents as such counsel shall have reasonably requested.

     Section 7.2 Accuracy of Representations and Warranties; Compliance with Covenants and Conditions. The representations and warranties of Labtec contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as though made on and as of the Effective Time (except for those representations and warranties that address matters only as of a particular date or only with respect to a particular period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to "material," "materiality," "Material Adverse Effect," "Material Adverse Change" or other similar qualifiers), individually or in the aggregate, would not have a Material Adverse Effect on the Labtec

Corporations, taken as a whole. Labtec shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Effective Time. Labtec shall have delivered to Parent and Newco a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Labtec.

     Section 7.3 Legal Opinion of Counsel to Labtec. Labtec shall have delivered to Parent and Newco the opinion of Parker Chapin Flattau & Klimpl, LLP, counsel for Labtec, dated the date of the Closing, in form and substance reasonably satisfactory to Parent and Newco.

     Section 7.4 Fulfillment of Legal Requirements. All statutory and other legal requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled.

     Section 7.5 Obtaining of Consents. All consents, approvals and agreements of other parties or governmental authorities which are necessary to the effective consummation of the transactions contemplated by this Agreement or to avoid a default under an instrument or document to which any party hereto is a party or by which it may be bound shall have been obtained, except where the failure to obtain such consents, approvals or agreements, individually or in the aggregate, would not have a Material Adverse Effect on the Labtec Corporations, taken as a whole, or the Spacetec Corporations, taken as a whole.

     Section 7.6 Absence of Pending Proceedings. No litigation, action, investigation, inquiry or request for information by any administrative agency or governmental body and no legal or administrative proceeding shall have been instituted which (a) questions the validity or legality of this Agreement or the transactions contemplated by this Agreement or seeks to restrict, limit, prohibit or enjoin (or to obtain substantial damages as a result of) such transactions, or (b) could reasonably be expected to have a Material Adverse Effect on the Labtec Corporations, taken as a whole, and shall not have been disclosed to Parent and Newco in the Labtec Disclosure or in the Disclosure Statement.

     Section 7.7 Tax Certificates. Labtec shall have delivered to Parent a clearance certificate or similar document or documents which may be required by any tax authority to relieve Parent of any obligation to withhold taxes in connection with the transactions contemplated by this Agreement to the extent permitted by law. Labtec shall have delivered to Parent a properly executed statement or statements satisfying the requirements of Treasury Regulation Sections 1.897-2 and 1.1445 in form and substance reasonably satisfactory to Parent.

     Section 7.8 No Material Adverse Change. Since October 21, 1998, there shall have been no Material Adverse Change in the Labtec Corporations, taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute such a Material Adverse Change: (a) conditions affecting the personal computing industry as a whole or the U.S. economy as a whole; or (b) any effect arising primarily out of or resulting primarily from actions taken by the parties as contemplated hereunder in connection with, or which is primarily attributable to, the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.

     Section 7.9 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceeding shall have been initiated or threatened in writing by the SEC for the purpose of seeking or obtaining such a stop order.

     Section 7.10 Shareholder Approval. The shareholders of Parent shall have duly and validly approved and adopted the Parent Proposals.

     Section 7.11 Due Diligence. Parent and Newco shall have completed and be satisfied, in their sole discretion, with the results of their due diligence investigation with respect to the business and operations of the Labtec Corporations.

     Section 7.12 Charter Amendments. Parent shall have effected each of the Charter Amendments.

     Section 7.13 Parent Restructuring. Immediately following the Effective Time, Parent shall have consummated a restructuring, pursuant to which it shall have transferred all of its non-cash assets and liabilities to a newly-formed, wholly-owned subsidiary, incorporated in the State of Delaware solely for this purpose and which holds no other assets or liabilities at that time (the "Parent Restructuring").

                                  ARTICLE VIII

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LABTEC

     All obligations of Labtec to effect the Merger are subject, at the option of Labtec, to the fulfillment of each of the following conditions:

     Section 8.1 Proceedings and Documentation. All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be satisfactory in form and substance to counsel to Labtec, and Labtec shall have been furnished with (a) copies of resolutions adopted by the Board of Directors and shareholders of Parent and Newco, authorizing the execution and delivery by Parent and Newco of this Agreement and the consummation by Parent and Newco of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Parent or Newco, as the case may be, (b) certificates of the Secretary or Assistant Secretary of each of Parent and Newco with respect to the incumbency of all officers of Parent and Newco, respectively, executing instruments and other documents in connection with the transactions contemplated by this Agreement, and (c) such other instruments and documents as such counsel shall have reasonably requested.

     Section 8.2 Accuracy of Representations and Warranties; Compliance with Covenants and Conditions. The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as though made on and as of the Effective Time (except for those representations and warranties that address matters only as of a particular date or only with respect to a particular period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to "material," "materiality," "Material Adverse Effect," "Material Adverse Change" or other similar qualifiers), individually or in the aggregate, would not have a Material Adverse Effect on the Spacetec Corporations, taken as a whole. Parent and Newco shall each have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Effective Time. Parent and Newco shall each have delivered to Labtec a certificate to such effect signed by its Chief Executive Officer and Chief Financial Officer.

     Section 8.3 Completion of Required Corporate Action. All action required to be taken by, or on the part of, Parent and Newco to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken. The shareholders of Parent shall have duly and validly approved and adopted the Parent Proposals.

     Section 8.4 Legal Opinion of Counsel to Spacetec and Newco. Parent and Newco shall have delivered to Labtec the opinion of Testa, Hurwitz & Thibeault, LLP, counsel to Parent and Newco, dated the date of the Closing, in form and substance reasonably satisfactory to Labtec.

     Section 8.5 Fulfillment of Legal Requirements. All statutory and other legal requirements for the valid consummation of the transactions contemplated by this Agreement shall have been fulfilled.

     Section 8.6 Obtaining of Consents. All consents, approvals and agreements of other parties or governmental authorities which are necessary to the effective consummation of the transactions contemplated by this Agreement or to avoid a default under an instrument or document to which any party hereto is a party or by which it may be bound shall have been obtained, except where the failure to obtain such consents, approvals or agreements, individually or in the aggregate, would not have a Material Adverse Effect on the Labtec Corporations, taken as a whole, or the Spacetec Corporations, taken as a whole.

     Section 8.7 Absence of Pending Proceedings. No litigation, action, investigation, inquiry or request for information by any administrative agency or governmental body and no legal or administrative proceeding shall have been instituted which (a) questions the validity or legality of this Agreement or the transactions contemplated by this Agreement or seeks to restrict, limit, prohibit or enjoin (or to obtain substantial damages as a result of) such transactions, or (b) could reasonably be expected to have a Material Adverse Effect on the Spacetec Corporations, taken as a whole, and shall not have been disclosed to Labtec in the Spacetec Disclosure or in the Disclosure Statement.

     Section 8.8 Promissory Note. Parent shall have executed and delivered the Promissory Note to the Collection Agent.

     Section 8.9 No Material Adverse Change. Since October 21, 1998, there shall have been no Material Adverse Change in the Spacetec Corporations, taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute such a Material Adverse Change: (a) a change in the market price or trading volume of Spacetec Stock; (b) conditions affecting the industrial, corporate or consumer desktop computer, or computer workstation industries as a whole or the U.S. economy as a whole; or (c) any effect arising primarily out of or resulting primarily from actions taken by the parties as contemplated hereunder in connection with, or which is primarily attributable to, the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.

     Section 8.10 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceeding shall have been initiated or threatened in writing by the SEC for the purpose of seeking or obtaining such a stop order.

     Section 8.11 Listing. The shares of Spacetec Stock comprising the Merger Consideration shall have been approved for listing (subject to notice of issuance) on the Nasdaq Stock Market's National Market.

     Section 8.12 Due Diligence. Labtec shall have completed and be satisfied, in its sole discretion, with the results of its due diligence investigation with respect to the business and operations of the Spacetec Corporations.

     Section 8.13 Charter Amendments. Parent shall have effected each of the Charter Amendments.

     Section 8.14 Parent Restructuring. Parent shall have consummated the Parent Restructuring immediately following the Effective Time.

                                   ARTICLE IX

                              ADDITIONAL COVENANTS

     Section 9.1  Acquisition Proposals.

     (a) Parent and its subsidiaries will not, and will use their best efforts to cause their respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purposes of this Section 9.1 only, being referred to as "affiliates") not to, initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any non-public information or data to, or have any discussions with any person other than Labtec or its affiliates relating to, any acquisition, tender offer (including a self-tender offer), exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities representing 10% or more of the total voting power of Parent or any of its subsidiaries, dissolution, business combination, purchase of all or any significant portion of the assets (other than sales of assets and inventory in the ordinary course of business) or any division of, or any equity interest in, Parent or any subsidiary, or similar transaction other than the Merger (such proposals, announcements or transactions being referred to as "Acquisition Proposals"); provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of Parent from
(i) furnishing information to, or engaging in discussions or negotiations with, any person in response to an unsolicited bona fide written Acquisition Proposal; or (ii) recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of Parent, if and only to the extent that (w) the Board of Directors of Parent concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would constitute a Superior Proposal, and (x) the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that the failure to take such action would result in a breach by the Board of Directors of Parent of its fiduciary duties to Parent's shareholders under applicable law, and (y) prior to furnishing such information to, or entering into discussions or negotiations with, such person Parent provides prompt written notice to Labtec to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person (which notice shall identify the nature and material terms of the proposal), and (z) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of Parent receives from such person an executed confidentiality agreement with provisions no less favorable to Parent than the Confidentiality Agreement. Parent agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal existing as of October 21, 1998. Parent agrees to keep Labtec fully and timely informed of the status of any discussions, negotiations, furnishing of information, or other activities relating to an Acquisition Proposal.

     (b) For purposes of this Agreement, a "Superior Proposal" means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Parent determines in its good faith judgment (after consultation with the independent financial advisor of Parent) to be superior to Parent's shareholders from a financial point of view, and to be more favorable generally to Parent's shareholders (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal, and the conditions to and prospects for completion of such proposal) than the Merger.

     (c) Nothing contained in this Section 9.1 shall prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Parent's shareholders which, in the good faith judgment of the Board of Directors of Parent after consultation with outside counsel, is required under applicable law; provided that Parent does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless Parent and its Board of Directors have complied with all the provisions of this Section 9.1.

     Section 9.2  Proxy Statement/Prospectus; Registration Statement.

     (a) Parent shall promptly prepare and file a Registration Statement under the Securities Act for the purpose of registering the offering and issuance of shares of Spacetec Stock comprising the Merger Consideration, including, without limitation, the maximum number of Contingent Shares issuable pursuant to Section
1.7 hereof (the "Registration Statement"). Parent shall promptly prepare and file a Proxy Statement (the "Proxy Statement") for the purpose of obtaining the approval of the Parent's stockholders of the proposals described in Section 9.3(b) hereof (the "Parent Proposals"). The Proxy Statement shall be included in the Registration Statement as the prospectus. Parent and Newco, on the one hand, and Labtec, on the other hand shall:

          (i) provide promptly to the other such information concerning its business, financial condition and affairs as may be required or appropriate for inclusion in the Registration Statement or the Proxy Statement;

          (ii) cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement; and

          (iii) promptly advise the other if at any time prior to the Effective Time it should obtain knowledge of any fact that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by Parent without the approval of Labtec, which approval shall not be unreasonably withheld or delayed.

     (b) Parent shall make all filings and take all actions that may be necessary, proper or advisable under federal and state securities laws, rules and regulations in connection with the offering and issuance of the Merger Consideration.

     (c) In addition, Parent shall:

          (i) use its best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as soon after filing as may be practicable; and

          (ii) advise Labtec, promptly after it receives notice thereof, of: (A) any requests by the SEC for additional information or amendment of the Proxy Statement or the Registration Statement or comments thereon or responses thereto; (B) the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed; and (C) the issuance of any stop order or the suspension of qualification of the shares of Spacetec Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

     (d) The information supplied by Labtec for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (iii) the time of the Shareholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     (e) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is filed, amended, supplemented or declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Parent, (iii) the time of the Shareholder Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (f) The Proxy Statement shall include the recommendation of the Board of Directors of Parent that the shareholders of Parent approve the Parent Proposals and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Parent. Such Board of Directors may withdraw or modify its recommendation if and only to the extent set forth in the proviso to Section 9.1(a) hereof. No modification or withdrawal of such recommendation shall relieve Parent of its obligation to submit this Agreement and the transactions contemplated hereby to its stockholders in accordance with applicable law.

     Section 9.3 Shareholder Approvals. Parent, acting through its Board of Directors, shall, in accordance with applicable law and its charter and by-laws:

     (a) cause the definitive Proxy Statement to be mailed to its shareholders as promptly as practicable after its approval by the Securities and Exchange Commission (the "SEC"); and

     (b) within five (5) business days after approval of the Proxy Statement by the SEC, call a special meeting of its shareholders (the "Shareholder Meeting") to be held not later than 45 days after the calling of such meeting, for the purpose of the approval of (i) the amendment of the Articles of Organization of Parent (A) prior to the Effective Time, to change the name of Parent to "Labtec Inc.", (B) prior to the Effective Time, to increase, from 20,000,000 to 25,000,000, the number of shares of Spacetec Stock authorized for issuance, and
(C) immediately following the Effective Time and the issuance of the shares of Spacetec Stock to Labtec's shareholders to effect a one-for-three reverse stock split (the "Reverse Stock Split") of all shares of Spacetec Stock then outstanding (collectively, the "Charter Amendments"), (ii) the issuance of the shares of Spacetec Stock comprising the Merger Consideration to Labtec's shareholders upon the terms and conditions set forth in this Agreement and (iii) the election to Parent's Board of Directors of the four (4) nominees designated by Spacetec and the eight (8) nominees designated by Labtec, in each case to their respective Classes as so designated in accordance with Section 1.4 hereof.

     Section 9.4 Agreement of Parent Shareholders. Parent shall use its best efforts to cause (a) each of Dennis Gain, Gain NZ Trust, Gain Family Trust, Matthew Gain, Grant Jagelman, Rhetford, Dianna Jagelman and Group Superannuation Fund (collectively, the "Principal Parent Shareholders") to comply with the covenants and agreements contained in the Voting Agreement and Irrevocable Proxy of even date herewith between such Principal Parent Stockholder and Labtec, and
(b) each of the Other Parent Shareholders to comply with the covenants and agreements contained in the Voting Agreement and Irrevocable Proxy to which they may in the future become a party (each, a "Voting Agreement").

     Section 9.5 Listing. Parent shall use its reasonable best efforts to list on the Nasdaq Stock Market's National Market, upon official notice of issuance, the Spacetec Stock to be issued as Merger Consideration pursuant to the Merger and the shares of Parent Stock to be reserved for issuance upon exercise of Labtec Stock Options.

                                   ARTICLE X

                            TERMINATION OF AGREEMENT

     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows and in no other manner:

     (a) by mutual consent of Parent, Newco and Labtec;

     (b) by Parent and Newco or Labtec, upon the issuance by a court of competent jurisdiction or other governmental body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or any other action shall have become final and non-appealable;

     (c) by Parent and Newco or by Labtec, if the Closing shall not have occurred on or before March 31, 1999, or such later date as may have been agreed upon by the parties hereto; provided, however, that no termination may be made under this provision if the failure to close shall be caused by the action or inaction of the terminating party;

     (d) by Parent and Newco, upon a breach of any covenant or agreement on the part of Labtec set forth in this Agreement, or if any representation or warranty of Labtec shall have become untrue, in either case such that the condition set forth in Section 7.2 hereof would not be satisfied (a "Terminating Labtec Breach"); provided that, if such Terminating Labtec Breach is curable by Labtec through the exercise of reasonable efforts and for so long as Labtec continues to exercise such reasonable efforts, Parent and Newco may not terminate this Agreement under this Section 10.1(d);

     (e) by Labtec, upon a breach of any covenant or agreement on the part of Parent or Newco set forth in this Agreement, or if any representation or warranty of Parent or Newco shall have become untrue, in either case such that the condition set forth in Section 8.2 hereof would not be satisfied (a "Terminating Parent Breach"); provided that, if such Terminating Parent Breach is curable by Parent and Newco through the exercise of their reasonable efforts and for so long as Parent and Newco continue to exercise such reasonable efforts, Labtec may not terminate this Agreement under this Section 10.1(e);

     (f) by Labtec, if any of the Principal Parent Shareholders or the Other Parent Shareholders shall have breached, in any material respect, any representation or warranty made, or defaulted, in any material respect, in any covenant or agreement contained, in the Voting Agreement to which it is a party;

     (g) by Labtec, if (i) the Board of Directors of Parent withdraws or modifies its recommendation of this Agreement or the Merger in a manner adverse to Labtec or shall have publicly announced its intention to do any of the foregoing or the Board of Directors of Parent shall have recommended to the shareholders of Parent any Acquisition Proposal or resolved to do so, or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Spacetec Stock is commenced or a registration statement with respect thereto shall have been filed and the Board of Directors of Parent, within ten (10) business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders;

     (h) by Parent and Newco, if the Board of Directors of Parent shall have determined to recommend an Acquisition Proposal to its shareholders after determining, pursuant to Section 9.1, that such Acquisition Proposal constitutes a Superior Proposal, and Parent and Newco give Labtec at least three (3) business days prior notice of their intention to effect such termination pursuant to this Section 10.1(h), and Parent makes the payments required pursuant to Section 10.2(b) hereof;

     (i) by Parent and Newco or Labtec, if the required approval of the shareholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote taken at a meeting of shareholders convened therefor or at any adjournment thereof; provided that the right of Parent and Newco to terminate this Agreement pursuant to this Section 10.1(i) shall not be available to Parent and Newco in the event that either Parent or Newco has not complied with its obligations under Section
9.1 hereof;

     (j) by Labtec, if the Board of Directors of Parent shall have engaged in discussions or negotiations with any person in connection with an Acquisition Proposal as permitted under the proviso contained in Section 9.1(a) hereof and such discussions or negotiations shall not have been definitively terminated within sixty (60) days following the date of Parent's initial receipt of such Acquisition Proposal;

     (k) by Labtec, on or before November 4, 1998, in the event that Labtec shall not have been satisfied, in its sole discretion, with the results of its due diligence investigation with respect to the business and operations of the Spacetec Corporations; or

     (l) by Parent and Newco, on or before November 4, 1998, in the event that Parent and Newco shall not have been satisfied, in their sole discretion, with the results of their due diligence investigation with respect to the business and operations of the Labtec Corporations.

     Section 10.2  Liability of the Parties.

     (a) In the event that this Agreement is terminated (i) pursuant to Section 10.1(d) or 10.1(e) hereof, Parent and Newco or Labtec, whichever shall have made such a misstatement or so defaulted, or (ii) pursuant to Section 10.1(f) hereof, Parent and Newco, shall be liable to reimburse the terminating party for all legal, accounting, printing and other out-of-pocket fees and expenses incurred by the terminating party or parties (including, in the case of Parent and Newco, the amount of the Initial Expense Reimbursement) in connection with this Agreement and the transactions contemplated hereby ("Expenses").

     (b) In the event that this Agreement is terminated (i) by Labtec pursuant to Section 10.1(g) or 10.1(j) hereof, (ii) by Parent and Newco pursuant to
Section 10.1(h) hereof, or (iii) by either Parent and Newco or Labtec pursuant to Section 10.1(i) hereof, Parent shall pay to Labtec a termination fee (the "Parent Initial Termination Fee"), in cash, in the amount of $300,000, plus the Expenses of Labtec, within one (1) business day after such termination. In the event that (y) this Agreement is terminated in a manner which results in the payment of the Parent Initial Termination Fee and (z) an Acquisition Proposal involving Parent is thereafter consummated, or Parent enters into a definitive agreement with respect to an Acquisition Proposal, within twelve (12) months after the later of the termination of this Agreement or the payment of the Parent Initial Termination Fee, Parent shall pay to Labtec an additional fee (the "Parent Additional Termination Fee"), in cash, at or prior to the consummation of such Acquisition Proposal, or within one (1) business day following the effective date of such definitive agreement, whichever is earlier, in an amount equal to 5% of the amount by which (I) the total value of all consideration to be received by Parent, any Spacetec Subsidiary and Parent's shareholders pursuant to the Acquisition Proposal exceeds (II) the total value of all outstanding shares of Spacetec Stock (including the value of any other classes of capital stock of Spacetec then outstanding) based on its closing price per share on October 20, 1998 of $1.375. The value of such Parent securities or the value of such securities or other consideration to be received by Parent, any Spacetec Subsidiary and Parent's shareholders pursuant to the Acquisition Proposal shall be determined as of the date of the receipt thereof. If Parent and Labtec cannot, within fifteen (15) days of receipt of such securities or other consideration, agree as to its value, Parent and Labtec will submit their respective valuations of such securities to a mutually agreed upon third-party appraiser who will either select one of the submitted valuations or establish a valuation within the range of the submitted valuations, which selection or establishment of a valuation shall be binding on the parties hereto. All costs of the third-party appraiser shall be shared equally by Parent and Labtec.

     (c) In the event that this Agreement is terminated for any reason, any amounts that are payable by Parent and Newco to Labtec pursuant to this Section
10.2 shall be reduced by the amount of Initial Expense Reimbursement.

     (d) In no event shall Parent be required to pay any termination fee to Labtec if, immediately prior to the applicable termination of this Agreement, Labtec was in material breach of any of its obligations under this Agreement.

     (e) If one party fails to promptly pay to the other any fee or expense due hereunder, the defaulting party shall pay the costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

     (f) Any payment required to be made pursuant to Section 10.2 of this Agreement shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     (g) The remedies provided by this Section 10.2 are non-exclusive, and each party hereto shall not be prohibited from seeking such other equitable or legal remedies to which it may be entitled.

     Section 10.3 Effect of Termination. Notwithstanding anything to the contrary contained herein, the last sentence of Sections 5.13 and 6.13, Sections
10.2 and 10.3 and the applicable Sections of Article XII hereof shall survive any termination hereof.

                                   ARTICLE XI

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Section 11.1 Survival of Representatives and Warranties. The representations and warranties of each of the parties hereto contained in this Agreement, or in any document delivered pursuant to the provisions of, or in connection with, this Agreement shall survive the making of this Agreement and any examination made by or on behalf of the parties hereto but shall terminate upon the Closing and Merger hereunder.

                                  ARTICLE XII

                                 MISCELLANEOUS

     Section 12.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, addressed as follows:

     If to Parent or Newco:

     Spacetec IMC Corporation
     The Boott Mill
     100 Foot of John Street
     Lowell, Massachusetts 01852-1126
     Attention: President

     with a copy to:

     Testa, Hurwitz & Thibeault, LLP
     High Street Tower
     125 High Street
     Boston, Massachusetts 02110
     Attention: John M. Hession, Esq.

     If to Labtec:

     Labtec Inc.
     1499 Southeast Tech Center Drive
     Vancouver, Washington 98683
     Attention: President

     with copies to:

     Sun Capital Partners, Inc.
     777 South Flagler Drive
     West Tower, Eighth Floor
     West Palm Beach, Florida 33401
     Attention: Marc J. Leder and Rodger R. Krouse

     and

     Parker Chapin Flattau & Klimpl, LLP
     1211 Avenue of the Americas
     New York, New York 10036
     Attention: Mark S. Hirsch, Esq.

     Section 12.2 Assignability and Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other party, and any purported assignment in contravention of this clause shall be void. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     Section 12.3 Governing Law. This Agreement and all amendments thereof shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein.

     Section 12.4 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original.

     Section 12.5 Best Efforts. The parties hereto agree to use their respective best efforts and to cooperate with each other to bring about the transactions contemplated by this Agreement as soon as practicable, unless theretofore terminated as herein provided.

     Section 12.6 Publicity. The parties hereto agree that the timing and content of press releases and other public announcements with respect to the Merger shall be subject to mutual agreement.

     Section 12.7 Complete Agreement. This Agreement, the Disclosure Statement, the Exhibits hereto, the Confidentiality Agreement and the documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and, except as provided herein, supersede all previous negotiations, commitments and writings.

     Section 12.8 Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement:

     (a) extend the time for the performance of any of the obligations or other acts of the parties hereto;

     (b) waive any inaccuracies in the representations and warranties contained in this Agreement (including the Exhibits hereto), the Disclosure Statement or in any document delivered pursuant hereto or in connection with the transactions contemplated hereby; and

     (c) waive compliance with any of the covenants or agreements contained in this Agreement.

     Section 12.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 12.10 Interpretation. The parties acknowledge and agree that each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision; the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of it; and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

     Section 12.11 Knowledge. As used in this Agreement, the term "knowledge," "to the knowledge of," or similar phrases with respect to Parent, Newco or Labtec means the actual knowledge of such party's directors and executive officers.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Newco and Labtec have caused this Agreement to be duly executed as of the date first above written.

                                          LABTEC INC.

                                          By: /s/ MARC LEDER
                                            ------------------------------------
                                              Name:
                                              Title:

                                          SPACETEC IMC CORPORATION

                                          By: /s/ GEORGE REA
                                            ------------------------------------
                                              Name:
                                              Title:

                                          SIMC ACQUISITION CORPORATION

                                          By: /s/ GEORGE REA
                                            ------------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT A

 Example of Valuation Adjustment and Determination of Contingent Shares Amount

            $6,000,000 Business for 16.53% = "Agreed Valuation Base"

     Contingent Valuation Adjustment mechanism based on $6,000,000 Valuation Guarantee with respect to the Business (plus the consolidated net income or minus the consolidated net loss of Parent, excluding the Labtec Corporations (determined in accordance with GAAP), after taxes at an estimated 38% combined rate, but excluding any interest expense, from October 1, 1998 through the Valuation Date)

     - In the event that the Valuation or the value of the Sale is $6,000,000 or greater, then no Contingent Shares shall be issued by Parent.

     - In the event that the Valuation Guarantee is less than $6,000,000, then, for every dollar that the Valuation Guarantee is less than $6,000,000, each holder of shares of Labtec Stock that are outstanding immediately prior to the Effective Time shall be issued additional shares of Spacetec Stock based on the Agreed Valuation Base of $6,000,000 for 16.53% of the outstanding shares of Spacetec Stock. Note: Total shares outstanding for the Agreed Valuation Base should be 20,710,947(1)(which is 13,863,954 shares due to Labtec shareholders and 6,846,993 shares currently held by Spacetec shareholders).

     - Therefore, since the Agreed Valuation Base is $6,000,000 for the equivalent interest of 16.53% of pro forma October 1, 1998 shares of Spacetec Stock issued and outstanding, or .000002755% per $1 of value (16.53% / $6,000,000), the holders of shares of Labtec Stock that are outstanding immediately prior to the Effective Time shall be issued Contingent Shares for every dollar of the amount of the Contingent Valuation Adjustment in order to increase their percentage of total outstanding shares of Spacetec Stock pro forma as of October 1, 1998 by .000002755/$1 ("% Factor per Dollar"), subject to the Limitation Amount. This is illustrated by the following example, based upon a $500,000 Contingent Valuation Adjustment:

---------------

(1) All numerical references in this Exhibit A to actual numbers of shares of Spacetec Stock are before giving effect to the Reverse Stock Split.

STEP #1:    "Dollar shortfall"     X      "% Factor per Dollar"      =   % of Additional Outstanding
                                                                            Shares Due Labtec S/H
                                                                              ("Incremental %")
          ----------------------       ---------------------------       ---------------------------
                 $500,000          X           .000002755            =             1.3775%

STEP #2:      Incremental %        +   Old % shares held by Labtec   =   New % of total shares to be
                                                                               held by Labtec
          ----------------------       ---------------------------       ---------------------------
                 1.3775%           +           66.9402225%           =           68.3177225%
                                        (13,863,954 / 20,710,947)

STEP #3:           100%            -         "New Labtec %"          =        "New Spacetec %"
          ----------------------       ---------------------------       ---------------------------
                   100%            -           68.3177225%           =           31.6822775%

STEP #4:     "Incremental %"       =          "Gross Up %"           +                1
          ---------------------
             "New Spacetec %"
          ----------------------       ---------------------------       ---------------------------
                 1.3775%           =        .04347856621 + 1         =          1.04347856621
              -------------
               31.6822775%

STEP #5:     "Old Base Shares      X          "Gross Up %"           =     "New Gross Outstanding
               Outstanding"                                                        Shares"
          ----------------------       ---------------------------       ---------------------------
                20,710,947         X          1.04347856621          =           21,611,429

STEP #6:  "New Gross Outstanding   -        "Old Base Shares         =     "Contingent Shares due
                 Shares"                      Outstanding"                         Labtec"
          ----------------------       ---------------------------       ---------------------------
                21,611,429         -           20,710,947            =             900,482

PROOF:      "Contingent Shares due Labtec" + "Old Labtec Shares"     =         "New Labtec %"
          --------------------------------------------------------
                       "New Gross Shares Outstanding"
          --------------------------------------------------------       ---------------------------
           900,482 + 13,863,954    =           14,764,436            =           68.317722%
          ----------------------               -----------
                21,611,429                     21,611,429

                New Gross Shares        Labtec               68.31772%
FINAL SHARE       Outstanding          Spacetec             31.682278%
ALLOCATION:    ------------------    ------------           -----------
                       21,611,429    X 68.317722%      =    14,764,436    (LABTEC)
                                     X 31.682278%      =     6,846,993    (SPACETEC)
                                                            ----------
                                                            21,611,429
                                                            ==========

                                                                       EXHIBIT B

                             CERTIFICATE OF MERGER
                                       OF
                          SIMC ACQUISITION CORPORATION
                                      INTO
                                  LABTEC INC.
               (UNDER SECTION 251 OF THE GENERAL CORPORATION LAW)

It is hereby certified that:

     1. The name and state of incorporation of each of the constituent corporations participating in the merger herein certified are as follows:

          (i) SIMC Acquisition Corporation, which is incorporated under the laws of the State of Delaware ("SIMC"); and

          (ii) Labtec Inc., which is incorporated under the laws of the State of Delaware ("Labtec").

     2. An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

     3. The name of the surviving corporation in the merger herein certified is Labtec Inc., which will continue its existence as said surviving corporation upon the effective time of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

     4. The Certificate of Incorporation of Labtec, as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended pursuant to the provisions of the General Corporation Law of the State of Delaware, except that, at the effective time of the merger, said surviving corporation's name shall be changed to "Labtec Corporation".

     5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

     Labtec Inc.
     1499 SE Tech Center Drive
     Suite 350
     Vancouver, WA 98683

     6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

Dated:
                                          SIMC ACQUISITION CORPORATION

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

Dated:
                                          LABTEC INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                                                         ANNEX B

                             OPINION OF ADVEST, INC

The Board of Directors
Spacetec IMC Corporation
100 Foot of John Street
Lowell, MA 01854

Members of the Board:

     SIMC Acquisition Corporation ("Newco"), a newly-formed subsidiary of Spacetec Corporation ("Spacetec") and Spacetec are expected to enter into a definitive agreement (the "Agreement") with Labtec, Inc. ("Labtec") to effect a merger (the "Merger") pursuant to which Labtec will become a wholly-owned subsidiary of Spacetec. Pursuant to such Merger, the capital stock of Labtec cancelled simultaneously upon receipt of Spacetec shares (as detailed below), and the stock of Newco converted into shares of Labtec (the "Surviving Company" or the "Combined Company"). Pursuant to the draft of the Agreement dated October 18, 1998, Spacetec will issue sufficient shares to the shareholders of Labtec such that following the Merger all Spacetec shares outstanding immediately prior to the Merger will represent approximately 33.97% of the outstanding common shares of the Combined Company or 33.15% of the shares of the Combined Company after giving affect to the exercise or conversion of all options and warrants that are both "in the money" and vested at the time of the Merger.

     Pursuant to the Agreement, the shareholders of Labtec will have the right to receive additional shares of the Combined Company (the "Contingent Shares") should the value of Spacetec's line of business involved in the sale of products used in the Industrial Business (as defined in the Agreement, including computer-aided-design, computer-aided-manufacturing and computer-aided-engineering ) be determined to be less than $6 million. Specifically, Section 1.7 of the Agreement outlines a process (the "Valuation Process") by which the Industrial Business will be appraised and, if necessary, sold to determine its value. To the extent that the Valuation Process determines the value of the Industrial Business to be below $6 million, additional shares will be issued to the Labtec shareholders under a formula set out in the Agreement so that the ownership percentage of the shareholders of Spacetec prior to the Merger ("Existing Shareholders") could fall to a minimum of 21% of the outstanding shares of the Combined Company (the "Minimum Percentage"). For purposes of this opinion, Existing Shareholders is defined to include any shareholders that may purchase shares in the aftermarket following the Merger and whose ownership percentage would be diluted as a result of the Contingent Shares as well as any holder, at the time of the Merger, of vested, "in-the-money" options to purchase Spacetec shares.

     You have asked us whether, in our opinion, the financial terms of the Merger, taken as a whole, are fair from a financial point of view, to the shareholders of Spacetec.

     In connection with this opinion, Advest has, among other matters, reviewed and analyzed publicly available information as of the date of this letter including, but not limited to: (i) annual and quarterly reports on SEC Form 10-K and 10-Q of Spacetec for the three years ended March 31, 1998 and interim period ended June 30, 1998; as well as audited financial statements of Labtec for the same time periods (ii) business and financial information regarding companies similar to the Combined Company, including the pricing of these comparable companies' publicly traded securities; (iii) the pricing and financial terms of business combinations recently effected involving companies similar to the Combined Company; and (iv) such other publicly available information, financial studies, analyses, investigations and market data as deemed relevant. In addition, Advest also reviewed, analyzed and discussed other information furnished by Spacetec and Labtec and their advisors, including: (i) the draft Agreement and Plan of Merger dated

October 20, 1998; (ii) certain internal and pro-forma financial statements, projections and other unaudited financial and operating data concerning Spacetec and Labtec; and (iii) presentation and marketing materials from Spacetec and Labtec.

     We express no opinion as to what the value of the stock of Combined Company will be when the Merger is completed, nor do we express an opinion as to the prices this security will trade subsequent to the Merger. Our opinion is directed solely at the fairness from a financial point of view of the consideration to be received in the Merger by current shareholders of Spacetec common stock, and does not constitute a recommendation to any Spacetec shareholder as to how such shareholder should vote at any Spacetec shareholders' meeting. Advest was not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for Spacetec or the effect of any other business combination in which Spacetec might engage. Advest was not retained to, and did not, solicit third parties who might be interested in entering into a business combination with Spacetec.

     Spacetec has agreed to pay Advest a fee for delivery of this opinion letter as well as other advisory services rendered in connection with the Merger. Advest has provided certain investment banking services to Spacetec in the past and has received fees for rendering these services. This opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated by us as of the date of this letter.

     Our opinion expressed herein is provided for the information of the Board of Directors of Spacetec in its evaluation of the Merger. We understand and consent that our opinion will be filed with the Securities and Exchange Commission and may be included with proxy materials mailed to shareholders of Spacetec. Any other use or publication of all or part of this opinion must be granted by written consent of Advest.

     Our opinion is subject to the following contingent and limiting conditions:
(i) information, estimates, and opinions supporting this opinion were obtained from sources which we have not verified; (ii) Spacetec and Labtec and their respective representatives have warranted to Advest that the information supplied to Advest was complete, accurate and not misleading to the best of their knowledge and that this opinion will be used only in compliance with all applicable laws and regulations; (iv) this opinion applies to this situation only, and may not be used out of the context presented herein; (v) we have not prepared or obtained any independent valuation or appraisal of any of the assets of the Spacetec or Labtec, nor have we conducted a complete physical inspection of properties and facilities of Spacetec or Labtec; (vi) our opinion is necessarily based upon conditions as they existed and could be evaluated as of the date of this letter.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, should the Existing Shareholders receive at least the Minimum Percentage, such consideration would be fair, from a financial point of view to the Existing Shareholders.

                                         Very truly yours,

                                         Advest, Inc.

                                                                         ANNEX C

                            SPACETEC IMC CORPORATION

PAYMENT OF THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF SUBORDINATION SET
                                 FORTH HEREIN.

                     UNSECURED SUBORDINATED PROMISSORY NOTE

$1,065,000                                                                , 1999

     FOR VALUE RECEIVED, SPACETEC IMC CORPORATION, a Massachusetts corporation
(the "Company"), hereby promises to pay to the order of                (or the
then current endorsee and holder of this Note, the "Collection Agent" or
"Subordinated Lender") on                            , 2005, unless sooner
payable as provided herein, and thereafter on demand, the principal amount of ONE MILLION SIXTY-FIVE THOUSAND DOLLARS ($1,065,000), plus interest on the unpaid principal balance thereof outstanding from time to time, from and including the date hereof until such principal balance is repaid in full, at a rate equal to ten percent (10%) per annum. Interest hereunder shall be payable
by the Company in arrears on           1st,           1st,           1st and
          1st of each year, commencing           1, 1999, at maturity (whether
by acceleration or otherwise) and upon the making of any prepayment, as hereinafter provided. This Note may be prepaid in whole or in part, at any time or from time to time, without premium or penalty. Any prepayment of this Note shall be accompanied by payment in full of all accrued but unpaid interest on the amount prepaid to the date of prepayment. Interest shall be calculated on the basis of actual number of days elapsed over a year of 360 days. Notwithstanding any other provision of this Note, the Subordinated Lender does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company. All payments received by the Collection Agent hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal. The payment of principal and interest will be made by check in immediately available United States funds sent to the Collection Agent at the address in paragraph 6 or any other address provided by the Collection Agent for such purpose. Notwithstanding the foregoing, to the extent at any time then required pursuant to the terms of any Institutional Indebtedness (as defined below), the payment of interest by the Company shall be made through the issuance to the Collection Agent of an additional promissory note containing substantially the same terms and conditions of this Note in a principal amount equal to the amount of interest then required to be so paid.

     1. Subordination of Principal and Interest. The Subordinated Lender agrees that the payment of principal, interest and all other charges with respect to the Note is expressly subordinated, in the manner hereinafter set forth, in right of payment to the prior payment and satisfaction in full of the Institutional Indebtedness at any time outstanding.

     (a) Payment of Institutional Indebtedness. In the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution or marshaling of its assets or any composition with creditors of the Company, whether or not involving insolvency or bankruptcy, then and in any such event all Institutional Indebtedness shall be paid in full in cash or cash equivalents before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of this Note; and any such payment or distribution, except securities which are unsecured and subordinated and junior in right of payment to the same extent as this Note to the payment of all Institutional Indebtedness then outstanding, which would, but for the provisions hereof, be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Institutional Indebtedness (or their duly authorized representatives), in the proportions in which they hold the same, until all Institutional Indebtedness shall have been paid in full, and every holder of this Note by becoming a holder thereof shall have designated and appointed the holder or holders of Institutional Indebtedness (and their duly authorized representatives) as his or its agents and attorney-in-fact to demand, sue for, collect and receive such Institutional Indebtedness holder's ratable share of all such payments and distributions and to file any necessary proof of claim therefor and to take all such other action (including the right to vote such Institutional Indebtedness holder's ratable share of this Note), in the name of the holder of this Note or otherwise, as such Institutional Indebtedness holders (or their authorized representatives) may determine to be necessary or appropriate for the enforcement of this Section 1. The Collection Agent, and each successor holder of this Note by its or his acceptance thereof, agrees to execute, at the request of the Company, a separate agreement with any holder of Institutional Indebtedness on the terms set forth in this Section 1, and to take all such other action as such holder or such holder's representative may request in order to enable such holder to enforce all claims upon or in respect of such holder's ratable share of this Note.

     (b) No Payment on Note Under Certain Conditions. In the event that any default occurs in the payment of the principal of or interest on any Institutional Indebtedness (whether as a result of acceleration thereof by the holders of such Institutional Indebtedness or otherwise) and during the continuance of such default until such default has been cured or waived in writing by such holder of Institutional Indebtedness, no payment of principal or interest on this Note shall be made by the Company or accepted by any holder of this Note who has received notice from the Company or from a holder of Institutional Indebtedness of such event. In the event that any other default occurs under any Institutional Indebtedness (whether as a result of acceleration thereof by the holders of such Institutional Indebtedness or otherwise) for a period (a "Blockage Period") of 180 days thereafter (or for such shorter period until such default has been cured or waived in writing by such holders of Institutional Indebtedness), no payment of principal or interest on this Note shall be made by the Company or accepted by any holder of this Note who has received notice from the Company or from a holder of Institutional Indebtedness of such default; provided, however, that a Blockage Period may only be imposed on the Company once during any twelve-month period.

     (c) Payments Held in Trust. In case any payment or distribution shall be paid or delivered to the Collection Agent before all Institutional Indebtedness shall have been paid in full, despite or in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Institutional Indebtedness (or their duly authorized representatives), until all Institutional Indebtedness shall have been paid in full.

     (d) Subrogation. Subject to the payment in full of all Institutional Indebtedness and until this Note shall be paid in full, the Collection Agent shall be subrogated to the rights of the holders of Institutional Indebtedness (to the extent of payments or distributions previously made to such holders of Institutional Indebtedness pursuant to the provisions of subsections (a) and (c) of this Section 1) to receive payments or distributions of assets of the Company applicable to the Institutional Indebtedness. No such payments or distributions applicable to the Institutional Indebtedness shall, as between the Company and its creditors, other than the holders of Institutional Indebtedness and the Collection Agent, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Institutional Indebtedness to which the holder of this Note would be entitled except for the provisions of this Section 1 shall, as between the Company and its creditors, other than the holders of Institutional Indebtedness and the Collection Agent, be deemed to be a payment by the Company to or on account of the Institutional Indebtedness.

     (e) Scope of Section. The provisions of this Section 1 are intended solely for the purpose of defining the relative rights of the Collection Agent, on the one hand, and the holders of the Institutional Indebtedness, on the other hand. Nothing contained in this Section 1 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Institutional Indebtedness, and the Collection Agent, the obligation of the Company, which is unconditional and absolute, to pay to the Collection Agent the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Institutional Indebtedness, or to benefit any other creditors of the Company other than the holders of the Institutional Indebtedness, nor shall anything herein or therein prevent the Collection Agent from accepting any payment with respect to this Note or exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 1 of the holders of Institutional Indebtedness in respect of cash, property or securities of the Company received by the holder of this Note.

     (f) Survival of Rights. The right of any present or future holder of Institutional Indebtedness to enforce subordination of this Note pursuant to the provisions of this Section 1 shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Company or any such holder of Institutional Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Institutional Indebtedness or by noncompliance by the Company with the terms of such subordination regardless of any knowledge thereof the holder may have or otherwise be charged with.

     (g) Amendment or Waiver. The provisions of this Section 1 may not be amended or waived in any manner which is detrimental to any Institutional Indebtedness without the consent of the holders of a majority of the then existing Institutional Indebtedness.

     (h) Institutional Indebtedness Defined. The term "Institutional Indebtedness" shall mean all indebtedness of the Company for money borrowed (including interest thereon after commencement of any bankruptcy, insolvency or similar proceeding relating to the Company, whether or not such interest would accrue in such proceeding) from banks or other institutional lenders, including any extension or renewals thereof, whether outstanding on the date hereof or thereafter created or incurred, which is not by its terms expressly subordinate and junior to or on a parity with this Note.

     2. Events of Default. The outstanding principal and accrued interest on this Note shall, at the option of the Collection Agent, become due and payable without notice or demand, upon the happening of any one of the following specified events:

     (a) any default (whether in whole or in part) shall occur in the payment of any amount payable under this Note which shall continue for a period of ten (10) days;

     (b) the making by the Company of a general assignment for the benefit of creditors;

     (c) the filing of any petition or the commencement of any proceeding by the Company for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions;

     (d) the filing of any petition or the commencement of any proceeding against the Company for any relief under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extensions, which proceeding is not dismissed within sixty (60) days;

     (e) a receiver, liquidator, assignee, trustee or custodian is appointed to administer the affairs of the Company;

     (f) except for the Company's transfer of its assets to a wholly-owned subsidiary as contemplated in the Agreement, the Company dissolves, liquidates, winds-up, or sells or otherwise disposes of all or substantially all of its business or assets;

     (g) a Change in Control of the Company;

     (h) the Company sells or otherwise disposes of any of its assets not in the ordinary course of business, pursuant to which sale the Company receives net cash proceeds of at least $10,000,000; or

     (i) the Company issues and sells any securities of the Company, pursuant to which sale the Company receives net cash proceeds of at least $10,000,000.

Notwithstanding the foregoing, the Collection Agent shall not have the option to have the outstanding principal and accrued interest on this Note become due and payable upon the happening of any of the events specified in clauses (h) or (i) above unless the holders of the Institutional Indebtedness shall have consented thereto in writing. For purposes hereof, a "Change in Control" shall be deemed to have occurred if: (i) any "person" or "group" (as such terms are used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act")), except for Sun Capital Partners, Inc., Bain Capital, Inc. and their respective affiliates (the "Sun/Bain Group"), becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Act), after the date hereof, directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding securities; (ii) the members of the Company's Board of Directors who are nominated by the Sun/Bain Group shall constitute fewer than a majority of all members of the Company's Board of Directors; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power of the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 75% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

     3.  Collection Agent; Distribution.

     This Note is issued pursuant to and is entitled to the benefits of a certain Agreement and Plan of Merger dated as of October 21, 1998, and as amended and restated as of November 13, 1998, among Labtec Inc., a Delaware corporation ("Labtec"), the Company and SIMC Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (as the same may be amended from time to time, referred to herein as the "Agreement"). The Collection Agent hereby acknowledges that it is holding the Note on behalf of and for the benefit of the holders of shares of common stock of Labtec at the time of the Merger (as defined in the Agreement) (each, a "Labtec Stockholder"). The Collection Agent hereby further acknowledges that it shall be solely responsible for distributing any payments received from the Company in respect of this Note to the Labtec Stockholders on a pro rata basis and hereby agrees to make such distributions.

     4. Expenses of Collection. The Company shall pay or reimburse, upon demand, any and all reasonable costs and expenses incurred by the Collection Agent, whether directly or indirectly, in connection with the enforcement and collection of this Note, including (without limitation) the reasonable disbursements, expenses and fees of counsel to the Collection Agent.

     5. Waiver. No waiver of any obligation of the Company under this Note shall be effective unless it is in a writing signed by the Collection Agent. A waiver by the Collection Agent of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

     6. Notice. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given on the date of delivery, if personally delivered or sent by electronic facsimile transmission to the party to whom notice is to be given, or on the next business day, if sent by overnight courier service, or on the third business day after mailing, if mailed to the party to whom notice is to be given, or on the next business, if sent by overnight courier service, by first-class mail, postage prepaid, and addressed as follows:

    if to the Company, at

    The Boott Mills
    100 Foot of John Street
    Lowell, Massachusetts 01852-1126

    if to the Collection Agent, at

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this paragraph.

     7. Waiver by Company. The Company hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof, and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof.

     8. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

     9. Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     10. Successors and Assignment. This Note shall not be negotiable, transferable or assignable by the Company, whether by operation of law or otherwise, except with the written consent of the Collection Agent. The Collection Agent may negotiate, transfer or assign this Note, or any or all of its rights, interests, duties or obligations hereunder, in its sole and absolute discretion. Subject to the foregoing, whenever reference is made to any party, such reference shall be deemed to include the successors, assigns and legal representatives of such party.

                                          SPACETEC IMC CORPORATION

                                          BY:
                                            ------------------------------------
                                              PRESIDENT

ATTEST:

------------------------------------------------------

ACKNOWLEDGED AND AGREED:

[COLLECTION AGENT]

By:
    --------------------------------

Title:
     -------------------------------

                                                                         ANNEX D

                     VOTING AGREEMENT AND IRREVOCABLE PROXY

     VOTING AGREEMENT AND IRREVOCABLE PROXY, dated as of October 21, 1998, between LABTEC, INC., a Delaware corporation ("Labtec"), and [NAME OF SHAREHOLDER] (the "Shareholder"), [an individual] and a shareholder of Spacetec IMC Corporation, a Massachusetts corporation (the "Company"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings respectively assigned to them in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

     WHEREAS, the Shareholder beneficially owns certain shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company (all such shares, together with all other shares of capital stock of the Company with respect to which the Shareholder has beneficial ownership as of the date of this Agreement or acquires beneficial ownership (including, without limitation, through the exercise of stock options) on or before the termination of the Merger Agreement are collectively referred to as the "Restricted Company Shares");

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SIMC Acquisition Corporation, a Delaware corporation ("Spacetec Subsidiary"), and Labtec are entering into an Agreement and Plan of Merger, dated the date hereof (as amended or modified from time to time, the "Merger Agreement"), providing for, among other things, the merger of Spacetec Subsidiary with and into Labtec (the "Merger");

     WHEREAS, Labtec may be required to incur substantial expenses in connection with the performance of the Merger Agreement; and

     WHEREAS, Labtec as a condition to its willingness to enter into the Merger Agreement, has required the Shareholder (i) to grant Labtec an irrevocable proxy with respect to the Restricted Company Shares on the terms and conditions hereinafter set forth, and (ii) to provide Labtec with certain financial protection in the event the Merger Agreement is terminated under certain circumstances more fully described herein.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Voting. Until the termination of this Agreement, subject to the receipt of proper notice and the absence of a preliminary or permanent injunction or other final order by any United States federal court or state court barring such action, the Shareholder shall do the following:

        (a) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in connection with any written consent of shareholders of the Company, so that all Restricted Company Shares then entitled to vote may be counted for the purposes of determining the presence of a quorum at such meeting; and

        (b) At each such meeting held before the Effective Time and with respect to such written consent, vote (or cause to be voted) the Restricted Company Shares (i) to approve the Merger Agreement and the Merger, and any action in furtherance thereof, (ii) except as otherwise approved in writing in advance by Labtec (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any action or agreement that would result in any breach of any representation, warranty, covenant or agreement of the Company, Spacetec Subsidiary or the Shareholder contained in the Merger Agreement or this Agreement, that would or could reasonably be expected to materially reduce the benefits to Labtec of the Merger, (iii) except as otherwise approved in writing in advance by Labtec (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any Acquisition Proposal (other than the Merger), and (iv) except as otherwise approved in writing in advance by Labtec (which approval may be granted, withheld, conditioned or delayed in its sole discretion) or as contemplated by the Merger Agreement, against any amendment to the charter or by-laws of the Company.

     2. Irrevocable Proxy. The Shareholder hereby revokes any and all previous proxies granted with respect to the Restricted Company Shares. By entering into this Agreement, the Shareholder hereby grants a proxy (the "Proxy") appointing Labtec (or any designee of Labtec) as the Shareholders's lawful agent, attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder's name, (i) to attend any and all meetings of shareholders of the Company, (ii) to vote in accordance with the provisions of Section 1 hereof the Restricted Company Shares that the Shareholder is then entitled to vote, (iii) to grant or withhold in accordance with the provisions of Section 1 hereof all written consents with respect to the Restricted Company Shares that the Shareholder is then entitled to vote, and (iv) to represent and otherwise act for the Shareholder in the same manner and with the same effect as if the Shareholder were personally present, with respect to all matters subject to
Section 1 hereof. The Proxy shall be deemed to be a proxy coupled with an interest, is irrevocable and is granted in consideration of Labtec's entering into this Agreement and the Merger Agreement; provided, however, that the Proxy shall be revoked upon termination of this Agreement in accordance with its terms. The Shareholder hereby authorizes such agent, attorney-in-fact and proxy to file the Proxy with the Clerk of the Company.

     3. Legending of Certificates; Nominee Shares. The Shareholder agrees to use its reasonable best efforts to submit to Labtec promptly following the execution of this Agreement (or promptly following receipt of any additional certificates representing any additional Restricted Company Shares) all certificates representing the Restricted Company Shares so that Labtec may note thereon a legend referring to the Proxy granted to it by this Agreement. If any of the Restricted Company Shares beneficially owned by the Shareholder are held of record by a brokerage firm in the "street name" or in the name of any other nominee (a "Nominee," and as to the Restricted Company Shares, "Nominee Shares"), the Shareholder agrees that, upon written notice by Labtec requesting it, the Shareholder will within five (5) days of the giving of such notice execute and deliver to Labtec a limited power of attorney in such form as shall be reasonably satisfactory to Labtec enabling Labtec to require the Nominee to grant to Labtec an irrevocable proxy to the same effect as Section 1 hereof with respect to the Nominee Shares held by such Nominee and to submit to Labtec the certificates representing such Nominee Shares for notation of the foregoing legend thereon.

     4.  Payment in Acquisition Proposal.

        (a) If the Merger Agreement is terminated and, in connection with an Acquisition Proposal as to which the Company is obligated to pay Labtec the Parent Additional Termination Fee, the Shareholder, either (i) within 90 days following the termination of the Merger Agreement or (ii) thereafter to any Third Party with which the Company had any discussions concerning a possible Acquisition Proposal prior to the termination of the Merger Agreement, (A) sells or otherwise in any way disposes of, in whole or in part, the Restricted Company Shares to a Third Party (as defined in Section 6(b) hereof) in exchange for cash and/or securities having a value per share (the "Third Party Purchase Price") in excess of $8.00 (as adjusted for any stock dividend, stock split, combination, recapitalization or similar transaction with respect to the capital stock of the Company), and/or (B) otherwise as a result of the consummation of the Acquisition Proposal receives cash and/or securities or other consideration from the Company having a value per share in excess of $8.00, the Shareholder shall, contemporaneously with the completion of such sale or other transaction, pay or deliver to Labtec an amount equal to (x) fifty percent (50%) of the amount by which the Third Party Purchase Price and/or other consideration per share received by the Shareholder exceeded $8.00 multiplied by (y) the number of Restricted Company Shares so sold or disposed of and/or with respect to which such other consideration was received. Any such amount shall be paid, to the extent that the Shareholder received cash, in cash, and to the extent that the Shareholder received securities or other consideration, in such securities or other consideration (the value of which shall be determined as provided in Section 4(c) below), in each case in the same proportion as such cash and other consideration was received by the Shareholder.

        (b) If the Merger Agreement is terminated and, in connection with an Acquisition Proposal as to which the Company is obligated to pay Labtec the Parent Additional Termination Fee, the Shareholder, either (i) within 90 days following the termination of the Merger Agreement or (ii) thereafter to any Third Party with which the Company had any discussions concerning a possible Acquisition Proposal prior to the termination of the Merger Agreement, (A) sells or otherwise in any way disposes of, in whole or in part, the Restricted Company Shares to a Third Party for a Third Party Purchase Price less than or equal to $8.00 (as adjusted for any stock dividend, stock split, combination, recapitalization or similar transaction with respect to the capital stock of the Company), and/or (B) otherwise as a result of the consummation of the Acquisition Proposal receives cash and/or securities or other consideration from the Company having a value per share less than or equal to $8.00, the Shareholder shall, contemporaneously with the completion of such sale or other transaction, pay or deliver to Labtec an amount equal to (x) the amount by which the Third Party Purchase Price and/or other consideration per share received by the Shareholder exceeded the closing price per share of Spacetec Stock on the last trading day immediately prior to the date hereof (provided that such amount shall not exceed $2.00) multiplied by (y) the number of Restricted Company Shares so sold or disposed of and/or with respect to which such other consideration was received; provided, however, that no such amount shall be paid by the Shareholder to Labtec in connection with any transaction in which the Company was merged with another corporation and the Shareholder was required to sell or otherwise dispose of Restricted Company Shares. Any such amount shall be paid, to the extent that the Shareholder received cash, in cash, and to the extent that the Shareholder received securities or other consideration, in such securities or other consideration (the value of which shall be determined as provided in Section 4(c) below), in each case in the same proportion as such cash and other consideration was received by the Shareholder.

        (c) The value of such securities or other consideration shall be determined as of the date of the receipt thereof. If the Shareholder and Labtec cannot, within fifteen (15) days of receipt of such securities or other consideration, agree as to its value, the Shareholder and Labtec will submit their respective valuations of such securities to a mutually agreed upon third-party appraiser who will either select one of the submitted valuations or establish a valuation within the range of the submitted valuations, which selection or establishment of a valuation shall be binding on the parties hereto. All costs of the third-party appraiser shall be paid by Labtec.

        (d) Any payment made by the Shareholder to Labtec pursuant to Section 4(a) or 4(b) hereof shall be treated by the Shareholder as a "selling expense" for all tax purposes which shall either (i) reduce the Shareholder's "amount realized" in the transaction or (ii) be added to the adjusted tax basis of disposed Restricted Company Shares and shall, therefore, reduce the gain, if any, realized by the Shareholder in connection with such disposition. Similarly, Labtec agrees to treat such payments as a "selling expense" for all tax purposes, provided that such treatment does not adversely affect Labtec.

        (e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Shareholder be liable for any payments to Labtec pursuant to this Agreement if such sale of Restricted

Company Shares occurs after 90 days following the termination of the Merger Agreement, except in connection with an Acquisition Proposal (i) with a Third Party with whom the Company had any discussions concerning a possible Acquisition Proposal prior to termination of the Merger Agreement and (ii) in connection with which the Company was obligated to pay Labtec the Parent Additional Termination Fee.

     5. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Labtec that:

         (a) The Shareholder is the sole, true, lawful, record and beneficial owner of the Restricted Company Shares; the Restricted Company Shares are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof; and the Shareholder has good and valid title to the Restricted Company Shares, free and clear of any agreements, liens, adverse claims or encumbrances whatsoever with respect to the ownership of or the right to vote the Restricted Company Shares.

         (b) The Shareholder has the full right, power and authority to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by the Shareholder.

         (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time, (i) violate any judgment, injunction or order of any court, arbitrator or governmental agency applicable to the Shareholder, or (ii) conflict with, result in the breach of any provision of, constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Shareholder under, or require the consent of any third party under, any agreement, instrument, judgment, order or decree to which the Shareholder is a party or by which the Shareholder may be bound.

         (d) This Agreement is the valid and binding Agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

         (e) Exhibit A attached hereto sets forth a list and description of all Restricted Company Shares and all options to purchase or rights to subscribe for or otherwise acquire any securities of the Company beneficially owned or owned of record by the Shareholder and, except as set forth on Exhibit A, the Shareholder has no other interest in or voting rights with respect to any securities of the Company.

         (f) No investment banker, broker or finder is entitled to a commission or fee from the Shareholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Shareholder.

     6. Additional Covenants of the Shareholder. The Shareholder hereby covenants and agrees that:

         (a) The Shareholder will not enter into any transaction, take any action, or by inaction permit any event to occur, that would result in any of the representations or warranties of the Shareholder herein contained not being true and correct at and as of the time immediately after the occurrence of such transaction, action or event.

         (b) Until the termination of this Agreement, the Shareholder shall not, whether directly, indirectly, or through any employee, agent or otherwise
(i) solicit or initiate any inquiry or submission of a proposal or an offer from any person, corporation, unincorporated organization, partnership, association, joint venture, trust or any other entity (a "Third Party") relating to any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way or assist or facilitate any Acquisition Proposal by any Third Party. The Shareholder shall promptly advise Labtec of any communication (including the identity of the person making such communication and the terms thereof) the Shareholder may receive relating to any of the foregoing.

        (c) Until the termination of this Agreement, the Shareholder will at all times use his best efforts to prevent the Company from taking any action in violation of the Merger Agreement, including, but not limited to, any such action that would (i) amend or otherwise change the Company's charter or by-laws, (ii) issue or sell or authorize for issuance or sale any stock appreciation rights, stock options (other than pursuant to stock option plans in effect on the date hereof) warrants or additional shares of any class of capital stock, including the Company Common Stock, or any securities convertible into or exchangeable for shares of any class of capital stock, (iii) declare, set aside, make, pay or accelerate the time for declaration or payment, of, any dividend or other distribution with respect to its capital stock, or (iv) redeem, purchase, or otherwise acquire, directly or indirectly, any of its capital stock.

        (d) Until the termination of this Agreement, the Shareholder shall not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Restricted Company Shares, or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any of the Restricted Company Shares during the term of this Agreement; provided, however, that the Shareholder shall be permitted to sell any of the Restricted Company Shares at any time following the termination of Merger Agreement so long as such sale is made in an open market transaction and there are no Acquisition Proposals then outstanding. The Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding, and the Shareholder agrees to promptly notify Labtec and provide all details requested by Labtec if the Shareholder shall be approached or solicited, directly or indirectly, by any Third Party with respect to any of the foregoing.

        (e) The Shareholder shall execute and deliver any additional documents reasonably necessary or desirable, in the reasonable opinions of both Labtec's counsel and the Shareholder's counsel, to evidence the Proxy granted in Section 2 hereof with respect to the Restricted Company Shares or otherwise implement and effect the provisions of this Agreement.

        (f) In the event that the Shareholder serves as a member of the Board of Directors of the Company, nothing in this Agreement shall limit or restrict the Shareholder in acting in his capacity as a director and exercising his fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to the Shareholder solely in his capacity as a shareholder of the Company and shall not apply to the Shareholder's actions, judgements or decisions as a director.

     7. Represents and Warranties of Labtec. Labtec hereby represents and warrants to the Shareholder that:

        (a) Labtec has all requisite power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Labtec. This Agreement has been duly executed and delivered by Labtec.

        (b) Neither the execution, delivery or performance of this Agreement by Labtec nor the consummation of the transactions contemplated herein will violate the organizational documents of Labtec or will conflict with or result in the breach of any material term, condition or provision of any instrument, indenture, contract, lease or other document or understanding, oral or written, to which Labtec is a party or is otherwise bound or affected in such manner as to materially and adversely affect the business of Labtec.

     8. Termination. This Agreement shall terminate upon consummation of the Merger Agreement and may be terminated by any party hereto on or after the day of the termination of the Merger Agreement in accordance with its terms; provided, however, that Sections 4 and 8 through 14 hereof shall survive termination of this Agreement if this Agreement is terminated at any time prior to the Closing.

     9. Binding Effect; Assignment. This Agreement shall insure to the benefit of, and be binding upon, the parties and their respect successors and permitted assigns. The Shareholder shall not assign its rights or obligations hereunder without Labtec's consent which will not be unreasonably withheld. Labtec may assign its rights and obligations hereunder to an affiliate.

     10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, addressed as follows:

    If to Labtec:

    1499 Southeast Tech Center Drive
    Vancouver, Washington 98683
    Attention: President

    with copies to:

    Sun Capital Partners, Inc.
    777 South Flagler Drive
    West Tower, Eighth Floor
    West Palm Beach, Florida 33401
    Attention: Marc J. Leder and Rodger R. Krouse

    and

    Parker Chapin Flattau & Klimpl, LLP
    1211 Avenue of the Americas
    New York, New York 10036
    Attention: Mark S. Hirsch, Esq.

    If to the Shareholder:

     -----------------------------------------

     -----------------------------------------

     -----------------------------------------

     -----------------------------------------

    with a copy to:

    Testa, Hurwitz & Thibeault, LLP
    High Street Tower
    125 High Street
    Boston, Massachusetts 02110
    Attention: John M. Hession, Esq.

Any party may change the foregoing address from time to time by giving the other party notice thereof.

     11.  Injunctive Relief; Remedies Cumulative.

          (a). Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any such covenants or agreements.

          (b). No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

     12. Applicable Law. This Agreement and all amendments thereof shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein.

     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

     14. Effect of Partial Invalidity. Whenever possible each provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provisions or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                                          LABTEC, INC.

                                          By:
                                            ------------------------------------
                                             Name:
                                             Title:

                                          --------------------------------------
                                                  [NAME OF SHAREHOLDER]

                                                                       EXHIBIT A

               RESTRICTED COMPANY SHARES AND CERTAIN OTHER RIGHTS

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                                                         ANNEX E

                          TEXT OF PROPOSED AMENDMENTS

     It is proposed that Articles I and III and the first paragraph of Article IV of the Spacetec Restated Articles of Organization be deleted in their entirety and replaced with the following:

          "Article I The name of the corporation is: Labtec Inc."

          "Article III The total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

 WITHOUT PAR VALUE STOCKS         WITH PAR VALUE STOCKS
---------------------------   -----------------------------
  TYPE     NUMBER OF SHARES      TYPE      NUMBER OF SHARES     PAR VALUE
---------  ----------------   ----------   ----------------   --------------
Common:                          Common:      25,000,000      $.01 per share
Preferred:                    Preferred:       1,000,000      $.01 per share

     Upon the filing of these Articles of Amendment with the Secretary of State of the Commonwealth of Massachusetts, each three (3) shares of Common Stock of the Corporation, $.01 par value per share (the "Old Common Stock"), issued and outstanding or held in the treasury of the Corporation immediately after the filing of the Certificate of Merger on behalf of SIMC Acquisition Corporation, a wholly-owned subsidiary of the Corporation, with respect to its merger with and into Labtec Inc., shall be consolidated and combined into one (1) share of Common Stock.

     Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraph. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the Common Stock for each three (3) shares of the Old Common Stock previously represented by such certificate. No fractional shares of Common Stock shall be issued upon such reverse stock split; any holder who would otherwise be entitled to receive a fractional share will instead receive cash equal to such fraction of the average closing price of a share of the Old Common Stock for the five most recent days that Old Common Stock has traded ending on the trading day immediately prior to the date on which these Articles of Amendment were filed with the Secretary of State of the Commonwealth of Massachusetts.

     "Article IV The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is twenty-six million (26,000,000) shares, consisting of twenty-five million (25,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock")."

                            SPACETEC IMC CORPORATION

          Proxy for Special Meeting of Stockholders, January 22, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Dennis Gain and George Rea, and each of them with full power of substitution to vote all shares of stock of Spacetec IMC Corporation (the "Corporation") which the undersigned is entitled to vote at the special meeting of stockholders of the Corporation to be held on February 17, 1999 at 9:00 a.m., local time, at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, Massachusetts, 02110, and at any adjournment thereof, upon matters set forth in the Notice of Special Meeting of stockholders and Proxy Statement dated January 22, 1999, a copy of which has been received by the undersigned.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF (i) APPROVING THE ISSUANCE OF SHARES OF THE CORPORATION'S COMMON STOCK (THE "COMMON STOCK") PURSUANT TO THE MERGER; (ii) APPROVING AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF ORGANIZATION OF THE CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMMON STOCK FROM 20,000,000 TO 25,000,000 SHARES AND TO CHANGE THE CORPORATE NAME OF THE CORPORATION TO "LABTEC INC." ("NEW LABTEC"), SUBJECT TO AND UPON CONSUMMATION OF THE MERGER; AND (iii) ELECTING FOUR DIRECTORS TO EACH OF CLASS I, II AND III TO SERVE A ONE, TWO AND THREE-YEAR TERM, RESPECTIVELY; AND (iv) APPROVING AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF ORGANIZATION OF THE CORPORATION TO PROVIDE FOR A REVERSE STOCK SPLIT WHEREBY ONE SHARE OF NEW LABTEC COMMON STOCK WILL BE ISSUED IN EXCHANGE FOR EACH THREE SHARES OF OUTSTANDING COMMON STOCK OF THE CORPORATION, SUBJECT TO AND IMMEDIATELY FOLLOWING THE COMPLETION OF THE MERGER. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                            ************************

     PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE

The Board of Directors recommends a vote for the following proposals;

1. To approve the issuance of shares of the Corporation Common Stock to the stockholders of Labtec Inc. pursuant to the merger.

                    FOR [ ]     AGAINST [ ]       ABSTAIN [ ]

2. To approve an amendment to the Corporation's Amended and Restated Articles of Organization to increase the number of authorized shares of the Common Stock from 20,000,000 to 25,000,000 shares and to change the corporate name of the Corporation to "Labtec Inc.", subject to and upon consummation of the merger:

                    FOR [ ]     AGAINST [ ]        ABSTAIN [ ]

3. To elect four (4) directors to each of Class I, II and III to serve a one, two and three-year term except as marked to the contrary below:

     NOMINEES FOR CLASS I: J. Grant Jagelman, Caroline Merison, Joseph Pretlow and Gary Savadove

                 FOR             WITHHELD
                 ALL             FROM ALL          FOR ALL NOMINEES
                 NOMINEES [ ]    NOMINEES [ ]      EXCEPT AS NOTED ___________
                 ABOVE

     NOMINEES FOR CLASS II: Dennis Gain, Geoffrey Rehnert, Patrick J. Sullivan and Marc Wolpow

                 FOR             WITHHELD
                 ALL             FROM ALL          FOR ALL NOMINEES
                 NOMINEES [ ]    NOMINEES [ ]      EXCEPT AS NOTED ___________
                 ABOVE

     NOMINEES FOR CLASS III: Rodger R. Krouse, Marc J. Leder, George R. Rea and Bradley A. Krouse

                 FOR             WITHHELD
                 ALL             FROM ALL          FOR ALL NOMINEES
                 NOMINEES [ ]    NOMINEES [ ]      EXCEPT AS NOTED ___________
                 ABOVE

4. To approve an amendment to the Corporation's Amended and Restated Articles of Organization to provide for a reverse stock split whereby one share of New Labtec common stock will be issued in exchange for each three shares of outstanding common stock of the Corporation, subject to and immediately following the completion of the merger:



                    FOR [ ]    AGAINST [ ]         ABSTAIN [ ]




5. To authorize Spacetec to adjourn the special meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of the special meeting.




                    FOR [ ]    AGAINST [ ]         ABSTAIN [ ]





6. To transact such other business as may properly come before the meeting and any adjournment thereof.


                                   MARK HERE
                                  FOR ADDRESS
                                   CHANGE AND
                                  NOTE AT LEFT

Please sign your name exactly as it appears on your stock certificates(s), write in the date and return this proxy as soon as possible in the enclosed envelope. If the stock is registered in more than one name, each joint owner should sign. If signing as attorney, executor, trustee, administrator or guardian, please give full title as such. Only authorized officers should sign for corporations.


Signature____________________________    Date____________________________

Signature____________________________    Date____________________________